UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Amendment No. 1
to
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Camden Learning Corporation
(Name of Registrant as Specified in Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: Class A Common Stock and Common Stock of Camden Learning Corporation
2)	Aggregate number of securities to which transaction applies: 100,000 shares of Class A Common Stock convertible into not less than 15,730,000 shares of Common Stock valued at the then-current market price of $7.85 per share, 2,800,000 warrants to purchase 2,800,000 shares of Common Stock and 575,000 shares of restricted Common Stock valued at the then-current market price of $7.85 per share with a 30% discount for marketability
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
4)	Proposed maximum aggregate value of transaction: $143.8 million (including 100,000 shares of Class A Common Stock convertible into not less than 15,730,000 shares of Common Stock valued at the then-current market price of $7.85 per share, 2,800,000 warrants to purchase 2,800,000 shares of Common Stock and 575,000 shares of restricted Common Stock valued at the then-current market price of $7.85 per share, with a 30% discount for marketability)
5)	Total fee paid: $30,568
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

CAMDEN LEARNING CORPORATION
500 East Pratt Street, Suite 1200
Baltimore, MD 21202

To the Stockholders and Warrantholders of Camden Learning Corporation:

You are cordially invited to attend the Special Meetings of Camden Learning Corporation (the “Company”, “Camden”, “we”, “us” or “our”) warrantholders and stockholders at 10:00 a.m. and 10:30 a.m., Eastern time, respectively, on November , 2009, at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York, 10017.

At the Special Meeting of Company warrantholders, Company warrantholders will be asked to consider and vote upon a proposal to amend the terms of the warrant agreement governing the Company’s publicly traded warrants (the “Warrants”) exercisable for shares of Company common stock in order to require the redemption by the Company of all of the outstanding Warrants (the “Warrant Redemption”) upon the consummation of the transaction described herein, at a price of $0.50 per warrant (the “Warrant Redemption Proposal”).

At the Special Meeting of Company stockholders, Company stockholders will be asked to consider and vote on proposals: (i) to approve the merger of Dlorah Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), with Dlorah surviving as a wholly-owned subsidiary of the Company, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (the “Transaction”), pursuant to the terms of an Agreement and Plan of Reorganization, dated August 7, 2009, as amended and restated in its entirety as of August 11, 2009, by and among the Company, Merger Sub and Dlorah (the “Merger Agreement”), and the transactions contemplated thereby (the “Merger Proposal”); (ii) to approve an amendment to the Company’s amended and restated certificate of incorporation to change the name of the Company to “NAU Holdings, Inc.” (the “Name Change Proposal”); (iii) to approve an amendment to the Company’s amended and restated certificate of incorporation to increase the authorized capital of the Company from 21,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, with a portion of such additional shares used as part of the consideration issued to the stockholders of Dlorah in connection with the Transaction (the “Increase in Authorized Proposal”); (iv) to approve an amendment to the Company’s amended and restated certificate of incorporation to create a new class of common stock of the Company to be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Stock Proposal”); (v) to approve an amendment to the Company’s amended and restated certificate of incorporation to provide, among other things, for the elimination of certain special purpose acquisition company provisions therein, for the perpetual existence of the Company and for one class of directors (the “Elimination Proposal”); and (vi) to adopt the 2009 Stock Option and Compensation Plan (the “Incentive Plan”) pursuant to which the Company will reserve 1,300,000 shares of Common Stock for issuance pursuant to the Incentive Plan (the “Incentive Plan Proposal”).

If these proposals are approved by Camden’s warrantholders and stockholders, respectively:

1.	we will redeem all of the Warrants;
2.	we will acquire all of the issued and outstanding equity interests of Dlorah, and the former stockholders of Dlorah will own no less than 70% of the Company;
3.	we will change our corporate name to “NAU Holdings, Inc.”;
4.	the majority of our board of directors and officers after the Transaction will be the officers and directors of Dlorah and their designees;
5.	we will continue as a reporting company under the Securities Exchange Act of 1934, as amended; and
6.	our corporate existence will be perpetual.

Each of these proposals is more fully described in the accompanying proxy statement.

Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date. It is also a condition to the closing of the Transaction.

The approval of the Merger Proposal requires (1) the affirmative vote of the majority of the shares of Common Stock voted at the Special Meeting of Stockholders, assuming a quorum is established, and (2) that less than 30% of the shares of Common Stock issued in the Company initial public offering (“IPO Shares”) are voted against the Merger Proposal and requested to be redeemed by the holders thereof. The approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal and the Elimination Proposal will each require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock that are present in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders. If holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand that their IPO Shares be converted into a pro rata portion of the trust account in which a substantial portion of the net proceeds of the Company’s initial public offering are held, the Company will not, pursuant to the terms of its amended and restated certificate of incorporation, be permitted to consummate the Transaction. See the section entitled “Special Meeting of Camden Stockholders and Special Meeting of Camden Warrantholders — Redemption Rights” for additional information.

The consideration to be paid for the acquisition of Dlorah consists of: (i) 100,000 shares of Class A Common Stock (the “Class A Stock”), which shares shall be convertible into 15,730,000 shares of Common Stock, as such conversion number may be adjusted as described herein and in the Merger Agreement, (ii) 2,800,000 newly issued common stock purchase warrants (the “Dlorah Warrants”), which may be exercised on a “cashless basis” at an exercise price of $5.50 per share and (iii) 575,000 shares of restricted Common Stock, which restricted shares would not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied (the “Restricted Common Stock”).

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 per quarter (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s board of directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the merger consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the merger consideration would represent

70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the merger consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. The Class A Stock is convertible into Common Stock at any time at the option of the holders and will automatically convert on December 1, 2011.

Enclosed please find notices of the Special Meetings and proxy statement containing detailed information concerning the Warrant Redemption, the Merger Agreement and the transactions contemplated thereby, the amendments to the amended and restated certificate of incorporation, and the Incentive Plan. Whether or not you plan to attend the Special Meetings, we urge you to read this material carefully.

After careful consideration, the board of directors of the Company unanimously recommends that warrantholders vote or give instruction to vote “FOR” the approval of the Warrant Redemption Proposal to be presented at the Special Meeting of Warrantholders.

After careful consideration, the board of directors of the Company unanimously recommends that stockholders vote or give instruction to vote “FOR” the approval of the Merger Proposal and the other proposals to be presented at the Special Meeting of Stockholders.

Your vote is important. Whether you plan to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. A signed proxy card that is returned without an indication of how to vote on a particular matter will be voted “FOR” each such proposal presented at the Special Meeting of Warrantholders and the Special Meeting of Stockholders.

We look forward to seeing you at the Special Meetings.

Sincerely,
/s/ David L. Warnock
David L. Warnock Chairman, President and Chief Executive Officer

, 2009

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved the Transaction, passed upon the merits or fairness of the Transaction or passed upon the adequacy or accuracy of the disclosure in the attached proxy statement. Any representation to the contrary is a criminal offense.

CAMDEN LEARNING CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF CAMDEN LEARNING CORPORATION

TO BE HELD ON NOVEMBER , 2009

To the Stockholders of Camden Learning Corporation:

NOTICE IS HEREBY GIVEN that the Special Meeting of stockholders (the “Special Meeting of Stockholders”) of Camden Learning Corporation (the “Company”, “Camden”, “we”, “us” or “our”), a Delaware corporation, will be held at 10:30 a.m. New York time, on November , 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. You are cordially invited to attend the Special Meeting of Stockholders, at which meeting stockholders will be asked to consider and vote upon the following proposals, which are more fully described in the accompanying proxy statement:

(1) The Merger Proposal — to consider and vote upon a proposal to approve the merger of Dlorah Subsidiary, Inc., a newly formed, wholly-owned subsidiary of the Company (“Merger Sub”), with and into Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), with Dlorah surviving as a wholly-owned subsidiary of the Company, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (the “Transaction”), pursuant to the terms of an Agreement and Plan of Reorganization, dated August 7, 2009, as amended by that certain Amended and Restated Agreement and Plan of Reorganization, dated August 11, 2009, by and among the Company, Merger Sub and Dlorah (the “Merger Agreement”), and the transactions contemplated thereby (“Proposal 1” or the “Merger Proposal”);

(2) The Name Change Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to change the Company’s corporate name to “NAU Holdings, Inc.” (“Proposal 2” or the “Name Change Proposal”);

(3) The Increase in Authorized Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to increase the authorized capital stock of Camden from 21,000,000 shares consisting of 20,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, with a portion of such shares being issued to the stockholders of Dlorah in connection with the Transaction (“Proposal 3” or the “Increase in Authorized Proposal”);

(4) The Class A Stock Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to create a new class of common stock of the Company to be designated as Class A Common Stock, par value $0.0001 per share (“Proposal 4” or the “Class A Stock Proposal”);

(5) The Elimination Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to eliminate certain special purpose acquisition company and other provisions therein, to provide for the perpetual existence of the Company and to provide for one class of directors (“Proposal 5” or the “Elimination Proposal”);

(6) The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the 2009 Stock Option and Compensation Plan (the “Incentive Plan”) pursuant to which the Company will reserve 1,300,000 shares of Common Stock for issuance pursuant to the Incentive Plan (“Proposal 6” or the “Incentive Plan Proposal”); and

(7) to conduct such other business as may properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.

These proposals are described in the attached proxy statement which the Company urges you to read in its entirety before voting.

The Board of Directors of the Company has fixed the close of business on , 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting of Stockholders and at any adjournment thereof. As of the Record Date, there were 8,188,800 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting of Stockholders. A list of the stockholders entitled to vote as of the Record Date will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting of Stockholders at the Company’s offices at 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202 and at the time and place of the meeting during the duration of the Special Meeting of Stockholders.

Each Company stockholder as of the Record Date that holds shares of Common Stock issued in the Company’s initial public offering (the “IPO”) has the right to vote against the Merger Proposal and at the same time demand that the Company redeem such stockholder’s shares into cash equal to a pro rata portion of the funds held in the Company’s trust account into which a substantial portion of the net proceeds of the IPO were deposited. These shares will be redeemed into cash only if the Transaction is consummated. If the holders of 30% or more of the shares of Common Stock issued in the IPO vote against the Transaction and demand redemption of their shares, the Company will not consummate the Transaction.

Each of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary vote to approve such proposal, then the Company will not complete any of the transactions identified in any of the proposals. If the Merger Proposal is approved but one or more of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal or the Incentive Plan Proposal are not approved, we may still consummate the Transaction if Dlorah waives these conditions.

The Company will not transact any other business at the Special Meeting of Stockholders, except for business properly brought before the Special Meeting of Stockholders, or any adjournment or postponement thereof, by the Company’s Board of Directors.

Under the Company’s amended and restated certificate of incorporation, approval of the Merger Proposal requires: (i) the affirmative vote of a majority of the shares of the Common Stock voted at the Special Meeting of Stockholders, assuming a quorum is established; and (ii) that less than 30% of the shares of the Common Stock issued in the IPO vote against the Merger Proposal and elect a cash redemption of their shares. The affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date is required to approve the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, and the Elimination Proposal. The affirmative vote of a majority of the shares of the Company’s Common Stock that are present in person or by proxy and entitled to vote at the Special Meeting of Stockholders is required to approve the Incentive Plan Proposal.

The Company’s initial stockholders who purchased their shares of Common Stock prior to the IPO and in the open market presently own an aggregate of 2,278,187 shares of Common Stock, or approximately 27.82% of the outstanding shares of the Company and have agreed to vote all shares acquired prior to the IPO in accordance with the majority of the shares of Common Stock purchased in the IPO with respect to the Merger Proposal. However, any shares the initial stockholders purchased or may purchase in the open market shall be voted in favor of all of the proposals set forth herein.

If the Merger Proposal is not approved and the Company is unable to complete a business combination by November 29, 2009 or extend its corporate existence, the Company will have to commence the winding up, dissolution and liquidation of the Company, including the liquidation of the trust account and distribution of the trust proceeds, in accordance with the terms of the Company’s amended and restated certificate of incorporation, the agreement with respect to the trust and Delaware law. The funds held in the Company’s trust account may not be distributed except upon the Company’s dissolution and, unless and until such approval is obtained from its stockholders, the funds held in the Company’s trust account will not be released.

Consequently, holders of a majority of the Company’s outstanding stock must approve its dissolution in order to receive the funds held in its trust account and the funds will not be available for any other corporate purpose. Notwithstanding the foregoing, the Company may determine at such time to seek stockholder approval to continue the corporate existence of the Company in lieu of dissolving the Company, in which case it will still liquidate the trust account and distribute the trust proceeds to the holders of the Company’s publicly traded Common Stock.

If you return your proxy card without an indication of how you wish to vote, your shares will be voted IN FAVOR of each of the proposals and you will not be eligible to have your shares redeemed into a pro rata portion of Camden’s trust account.

In order to properly exercise your redemption rights, you must (i) vote against the Merger Proposal and demand that Camden redeem your shares for cash from the trust account no later than the close of the vote on the Merger Proposal, and (ii) tender your shares to Camden’s stock transfer agent at least five days prior to the Special Meeting of Stockholders. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) system. If the Transaction is not completed, these tendered shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “Special Meeting of Camden Stockholders — Redemption Rights” for more specific instructions.

We may amend or supplement the enclosed proxy statement from time to time by filing amendments or supplements as required.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 43 OF THE ACCOMPANYING PROXY STATEMENT BEFORE VOTING IN CONNECTION WITH THE TRANSACTION WITH DLORAH SINCE, UPON THE CLOSING OF THE TRANSACTION WITH DLORAH, THE OPERATIONS AND ASSETS OF THE COMPANY WILL LARGELY BE THOSE OF DLORAH.

The attached proxy statement incorporates important business and financial information about the Company and Dlorah that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to: Donald W. Hughes, Secretary, at 500 East Pratt Street, Suite 1200, Baltimore, MD 21202, or by calling him at (410) 878-6800. To obtain timely delivery of requested materials, stockholders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting of Stockholders.

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following: (i) you may send another proxy card with a later date; (ii) you may notify Donald W. Hughes, Camden’s Secretary, in writing, before the Special Meeting of Stockholders that you have revoked your proxy; or (iii) you may attend the Special Meeting of Stockholders, revoke your proxy, and vote in person, as indicated above.

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of Camden in connection with the proposals. Any stockholder of Camden holding shares of Common Stock issued in Camden’s IPO who votes against the Merger Proposal may, at the same time, demand that Camden redeem his shares into a pro rata portion of the trust account. If the holders of 30%, or 1,987,890, or more of the IPO Shares vote against the Merger Proposal and demand redemption of their shares for a pro rata portion of the trust account, Camden will not be able to consummate the Transaction. The only rights for those stockholders voting against the Transaction who wish to receive cash for their shares is to properly exercise their redemption rights.

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, the Company’s officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We will publicly file all such written soliciting materials, including scripts and outlines used to solicit proxies by telephone, with the SEC. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have also retained the proxy soliciting firm of Morrow & Co., LLC to solicit proxies on our behalf. If you have any questions or need assistance in voting your shares, please contact Morrow & Co., LLC toll free at (800) 662-5200.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting of Stockholders. If you are a stockholder of record of the Common Stock, you may also cast your vote in person at the Special Meeting of Stockholders. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

The Board of Directors of the Company unanimously recommends that you vote or give instruction to vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Name Change Proposal; (iii) “FOR” the Increase in Authorized Proposal; (iv) “FOR” the Class A Stock Proposal; (v) “FOR” the Elimination Proposal; and (vi) “FOR” the Incentive Plan Proposal, all as described in Proposals 1, 2, 3, 4, 5 and 6 in the accompanying proxy statement.

This proxy statement is dated , 2009 and is first being mailed to stockholders on or about , 2009.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Donald W. Hughes
Donald W. Hughes Chief Financial Officer and Secretary
, 2009

CAMDEN LEARNING CORPORATION

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
OF CAMDEN LEARNING CORPORATION

TO BE HELD ON NOVEMBER , 2009

To the Warrantholders of Camden Learning Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of warrantholders (the “Special Meeting of Warrantholders”) of Camden Learning Corporation (the “Company”, “Camden”, “we”, “us” or “our”), a Delaware corporation, will be held at 10:00 a.m. New York time, on November , 2009, at the offices of Ellenoff Grossman & Schole LLP, the Company’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. You are cordially invited to attend the Special Meeting of Warrantholders, at which meeting warrantholders will be asked to consider and vote upon the following proposal, which is more fully described in the accompanying proxy statement:

The Warrant Redemption Proposal — to consider and vote upon a proposal to amend the warrant agreement between the Company and Continental Stock Transfer & Trust Company, as the warrant agent, dated November 29, 2007 (the “Warrant Agreement”), which governs the terms of the Company’s publicly traded warrants (the “Warrants”), in connection with the Company’s consummation of the transactions contemplated by the Agreement and Plan of Reorganization dated as of August 7, 2009, as amended by that certain Amended and Restated Agreement and Plan of Reorganization, dated August 11, 2009 (the “Merger Agreement”), by and among the Company, Dlorah Subsidiary, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), pursuant to which Dlorah will merge with and into Merger Sub, with Dlorah surviving as a wholly-owned subsidiary of the Company, as a result of which the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (the “Transaction”). The amendment to the Warrant Agreement would require the Company to redeem all of the outstanding Warrants (the “Warrant Redemption”) upon the consummation of the Transaction, at a price of $0.50 per warrant (the “Warrant Redemption Proposal”). Approval of the Warrant Redemption Proposal is a condition to the closing of the Transaction.

After careful consideration, the Company’s board of directors has unanimously determined that the Warrant Redemption is fair to and in the best interests of the Company and its warrantholders and unanimously recommends that Company warrantholders vote FOR the Warrant Redemption Proposal.

The Board of Directors of the Company has fixed the close of business on , as the record date (the “Record Date”) for the determination of warrantholders entitled to notice of and to vote at the Special Meeting of Warrantholders and at any adjournment thereof. As of the Record Date, there were 6,626,300 Warrants issued and outstanding and entitled to vote at the Special Meeting of Warrantholders. A list of the warrantholders entitled to vote as of the Record Date at the Special Meeting of Warrantholders will be open to the examination of any warrantholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting of Warrantholders at the Company’s offices at 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202 and at the time and place of the meeting during the duration of the Special Meeting of Warrantholders.

All Company warrantholders are cordially invited to attend the Special Meeting of Warrantholders in person. To ensure your representation at the Special Meeting of Warrantholders, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of the Warrants, you may also cast your vote in person at the Special Meeting of Warrantholders. If your Warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Warrants or, if you wish to attend the Special Meeting of Warrantholders and vote in person, obtain a proxy from your broker or bank. If you do not submit your proxy or vote in person at the Special Meeting of Warrantholders or, if you hold your Warrants through a broker or bank, and you do not instruct your broker how to vote your Warrants or obtain a proxy from your broker or bank to vote in person at the Special Meeting of Warrantholders, it will have the same effect as a vote against the Warrant Redemption Proposal.

The Company will not transact any other business at the Special Meeting of Warrantholders, except for business properly brought before the Special Meeting of Warrantholders, or any adjournment or postponement thereof, by the Company’s Board of Directors.

Your vote is important regardless of the number of Warrants you own. Whether you plan to attend the Special Meeting of Warrantholders or not, please read the enclosed proxy statement carefully, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your warrants are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the Warrants you beneficially own are properly counted.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Donald W. Hughes
Donald W. Hughes Chief Financial Officer and Secretary
, 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR WARRANTS WILL BE VOTED IN FAVOR OF THE WARRANT REDEMPTION PROPOSAL. IF THE TRANSACTION IS NOT COMPLETED AND CAMDEN DOES NOT COMPLETE AN INITIAL BUSINESS COMBINATION PRIOR TO NOVEMBER 29, 2009, YOUR WARRANTS WILL EXPIRE WORTHLESS.

PROXY STATEMENT FOR SPECIAL MEETINGS
OF STOCKHOLDERS AND WARRANTHOLDERS
OF CAMDEN LEARNING CORPORATION

We are pleased to announce that the Board of Directors of Camden Learning Corporation (the “Company”, “Camden”, “we”, “us”, or “our”) and Dlorah, Inc., a South Dakota corporation which owns and operates National American University and other divisions as set forth herein (Dlorah, Inc., together with its affiliates and divisions, is referred to herein collectively as “Dlorah”), have agreed to the merger of Dlorah Subsidiary, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into Dlorah, with Dlorah surviving as a wholly-owned subsidiary of the Company (the “Transaction”). Pursuant to the terms of the Transaction, the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, warrants and restricted shares of the Company’s common stock.

Summary of the Material Terms

•	We are a special purpose acquisition company organized under the laws of Delaware on April 10, 2007. We were formed to effect an acquisition, merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the education industry. For more information about us, see the section entitled “Business of Camden” beginning on page 141.
•	Dlorah is a privately-held South Dakota corporation that owns and operates National American University, a private, for-profit university with multiple campuses in the United States, which offers undergraduate and graduate programs. Dlorah also develops, leases and sells luxury condominiums, apartments and townhomes in Rapid City, South Dakota. Robert Buckingham, the current President, CEO and Chairman of the Board of Directors of Dlorah, is the beneficial owner of 100% of Dlorah's outstanding common stock. For more information about Dlorah, see the sections entitled “Selected Unaudited Pro Forma Financial Information,” “Business of Dlorah,” and “Dlorah’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 36, 155, and 180, respectively. Also see Dlorah’s financial statements beginning on page F-17.
•	On August 7, 2009, Camden, Merger Sub and Dlorah entered into an Agreement and Plan of Reorganization, as amended by the Amended and Restated Agreement and Plan of Reorganization dated August 11, 2009 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Dlorah, with Dlorah surviving as a wholly-owned subsidiary of Camden. For more information about the Transaction, see the section entitled “The Merger Proposal” beginning on page 80.
•	As consideration for the Transaction, the security holders of Dlorah will receive: (i) 100,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Stock”), which have such rights, obligations, priorities and preferences as set forth herein, (ii) 2,800,000 newly issued common stock purchase warrants (the “Dlorah Warrants”), which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and (iii) 575,000 shares of restricted Common Stock, par value $0.0001 per share (the “Restricted Common Stock”), which would not be tradable until the Company’s common stock, par value $0.0001 per share (the “Common Stock”), trades at or above $8.00 per share for 60 consecutive trading days. The consideration for the Transaction has an approximate aggregate value of $143.8 million. For more information about the Transaction consideration, see the section entitled “The Merger Agreement” beginning on page 115.
•	At the Special Meeting of Stockholders, stockholders of Camden will be asked, among other things, to approve the Transaction and other key matters, including the renaming of Camden to “NAU Holdings, Inc.” and certain charter amendments. For more information about the Special Meeting of Stockholders, see the section entitled “Special Meeting of Stockholders” beginning on page 72.
•	In connection with the Transaction, at the Special Meeting of Warrantholders, the Company is seeking to amend the terms of the Warrant Agreement governing the Company’s publicly traded warrants (the “Warrants”) exercisable for shares of Company common stock, par value $0.0001 per share (the “Common Stock”), in order to require the redemption by the Company of all of the outstanding Warrants (the “Warrant Redemption”), immediately following the consummation of the

Transaction, at a price of $0.50 per warrant (the “Warrant Redemption Proposal”). As a result of the approval of the Warrant Redemption Proposal, upon the consummation of the Transaction, the Warrants will only represent the right to receive $0.50 per Warrant (the “Redemption Consideration”). If the Warrant Redemption Proposal is approved, the maximum potential cost to redeem the Warrants would be approximately $3,313,000. For more information about the Warrant Redemption, see the section entitled “The Warrant Redemption Proposal” beginning on page 78.

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 per quarter (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s board of directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the merger consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the merger consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the merger consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a share of Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. This adjustment, if necessary, will result in the Class A Stock being convertible, in the aggregate, for an additional (i) 1,425,385 shares of Common Stock (having an aggregate value of $9,265,002) if the average of the closing sales price of the Common Stock for the 10 trading day period ending immediately before the closing of the Transaction is $6.50, (ii) 3,088,333 shares of Common Stock (having an aggregate value of $18,499,998) if the average of the closing sales price of the Common Stock for the 10 trading day period ending immediately before the closing of the Transaction is $6.00, and (iii) 5,053,636 shares of Common Stock (having an aggregate value of $27,794,998) if the average of the closing sales price of the Common Stock for the 10 trading day period ending immediately before the closing of the Transaction is $5.50.

The Company and Dlorah plan to consummate the Transaction as promptly as practicable after the Special Meeting of Stockholders; provided that:

•	the Company’s warrantholders have approved the Warrant Redemption Proposal at the Special Meeting of Warrantholders;
•	the Company’s stockholders have approved and adopted the Merger Proposal;
•	the Company’s stockholders have approved and adopted amendments to the Company’s amended and restated certificate of incorporation to: (i) change the name of the Company to “NAU Holdings, Inc.” (the “Name Change Proposal”); (ii) authorize an increase in the authorized number of shares of Common Stock, a portion of which will be issued to the stockholders of Dlorah in connection with the Transaction (the “Increase in Authorized Proposal”); (iii) create and authorize 100,000 shares of Class A Stock (the “Class A Stock Proposal”); (iv) change the Company’s corporate existence to make it perpetual, to eliminate certain special purpose acquisition company-related provisions and to provide for one class of directors (the “Elimination Proposal”); and (v) adopt the 2009 Stock Option and Compensation Plan (the “Incentive Plan” and such proposal, the “Incentive Plan Proposal”);

•	holders of 30% or more of the shares of Common Stock included in the units sold in the Company’s initial public offering (the “IPO”), referred to herein as the “IPO Shares”, do not vote against the Merger Proposal and demand redemption of their shares into cash; and
•	the other conditions specified in the Merger Agreement, as the same may be amended, have been satisfied or waived.

See the description of the Merger Agreement in the section entitled “The Merger Agreement” beginning on page 115. The Merger Agreement is included as “Annex I” to this proxy statement. We encourage you to read the Merger Agreement in its entirety. The amendments to the Company’s amended and restated certificate of incorporation described above will be effected by the adoption of a Second Amended and Restated Certificate of Incorporation of the Company, which is included as “Annex II” to this proxy statement. The amendment to the Warrant Agreement is included as “Annex III” to this proxy statement. A copy of the proposed Incentive Plan is included as “Annex IV” to this proxy statement.

Under the terms of the Company’s existing amended and restated certificate of incorporation, the Company may proceed with the Transaction if holders of a majority in interest of the Common Stock vote in favor of, and the holders of an aggregate of 30% or more in interest of the IPO Shares do not vote against, the Transaction and elect to have the Company redeem their IPO Shares for cash held in the Company’s trust account into which a substantial portion of the net proceeds of the IPO were deposited. Additionally, in order for the funds held in the trust account to be released to the Company for general corporate purposes, the Company must complete a business combination having a fair market value equal to at least 80% of the trust account balance (excluding deferred underwriting discounts and commissions) at the time of such business combination. As our management believes that the total enterprise value of Dlorah is approximately $162,000,000, and since our Board of Directors received a fairness opinion as to the equity value of the Transaction, the Company believes the 80% threshold required will be met and the funds held in trust will be released to the Company for general corporate purposes upon the closing of the Transaction.

Our units (the “Units”), Common Stock and Warrants are quoted on the OTC Bulletin Board under the symbols “CAELU,” “CAEL” and “CAELW,” respectively. On September 23, 2009, our Units, Common Stock and Warrants had a closing price of $8.00, $7.89 and $0.25, respectively. Pursuant to the terms of the Merger Agreement, the Common Stock may be listed either on the NASDAQ Global Market or the NASDAQ Capital Market under the symbol “NAUH,” on or promptly after the date of the consummation of the Transaction. Following the consummation of the Transaction, the Units will be separated into their components, one share of Common Stock and one Warrant (representing only the right to receive the Redemption Consideration) and will cease trading. We do not anticipate there will be a public market for the Class A Stock.

We believe that, generally, for U.S. federal income tax purposes, the Transaction will have no direct tax effect on stockholders of Camden. However, if you vote against the Merger Proposal and elect a cash redemption of your Common Stock for a pro-rata portion of the trust account and as a result receive cash in exchange for your Camden shares, there may be certain tax consequences, such as realizing a loss or gain on your investment in Camden’s shares. A Camden warrantholder will recognize gain or loss for federal income tax purposes in connection with the Warrant Redemption. Assuming the warrant is held as a capital asset, the warrantholder will recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the Redemption Consideration ($0.50 per warrant). WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

This proxy statement provides you with detailed information about the proposed Transaction, the proposed amendments to the amended and restated certificate of incorporation, the proposed Incentive Plan, and the Special Meetings of the Warrantholders and Stockholders. We encourage you to carefully read this entire document and the documents incorporated by reference, including the Merger Agreement, the form of the Second Amended and Restated Certificate of Incorporation, the form of Amendment No. 1 to the Warrant Agreement and the proposed Incentive Plan, each of which are attached hereto as Annexes I, II, III and IV, respectively. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 43.

To obtain timely delivery of requested materials, warrantholders and stockholders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting of the Warrantholders or Stockholders, respectively. The latest date to request the information to be received timely is .

We are soliciting the enclosed proxy card (or cards) on behalf of the Board of Directors of Camden, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We will publicly file all such written soliciting materials, including scripts and outlines used to solicit proxies by telephone, with the SEC. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have also retained the proxy soliciting firm of Morrow & Co., LLC to solicit proxies on our behalf and expect the costs of such retention not to exceed approximately $37,500.

Neither the Securities and Exchange Commission nor any state securities commission has determined if the attached proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

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Page
DESCRIPTION OF SECURITIES	207
General	207
Common Stock	207
Preferred Stock	207
Class A Stock Stock	207
Warrants	208
Units	208
Transfer Agent and Warrant Agent	208
PRICE RANGE OF SECURITIES AND DIVIDENDS	209
APPRAISAL RIGHTS	210
STOCKHOLDER PROPOSALS	210
WHERE YOU CAN FIND ADDITIONAL INFORMATION	210
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEXES
Annex I Amended and Restated Agreement and Plan of Reorganization dated August 11, 2009
Annex II Second Amended and Restated Certificate of Incorporation of Camden
Annex III Form of Amendment No. 1 to the Warrant Agreement
Annex IV 2009 Stock Option and Compensation Plan
Annex V Opinion of Signal Hill Capital Group
Annex VI Form of Warrantholder Proxy Card
Annex VII Form of Stockholder Proxy Card

TRADEMARKS, TRADENAMES, SERVICE MARKS AND SERVICE NAMES

This proxy statement contains trademarks, tradenames, service marks and service names of Dlorah, Inc., National American University and other companies.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement?	A. Camden and Dlorah have agreed to a business combination pursuant to the terms of the Merger Agreement that is described in this proxy statement, a copy of which is attached to this proxy statement as Annex I. You are encouraged to read the Merger Agreement in its entirety.
Camden’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactional contemplated thereby. Stockholders are also being asked to consider and vote upon: (i) the Name Change Proposal, (ii) the Increase in Authorized Proposal, (iii) the Class A Stock Proposal, (iv) the Elimination Proposal and (v) the Incentive Plan Proposal.
Warrantholders are being asked to consider and vote upon the Warrant Redemption Proposal.
You should read this proxy statement carefully. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement.
Q. What is being voted on?	A. Warrantholders are being asked to vote on the Warrant Redemption Proposal and Stockholders are being asked to vote on six proposals.
Warrantholder Proposal:
Warrant Redemption Proposal. The sole warrantholder proposal, referred to herein as the Warrant Redemption Proposal, is to approve an amendment to the terms of the Warrant Agreement governing the Warrants exercisable for shares of Company common stock in order to require the redemption by the Company of all of the outstanding Warrants, upon the consummation of the Transaction, at a price of $0.50 per Warrant. As a result of the Warrant Redemption, immediately following the consummation of the Transaction, the Warrants will only represent the right to receive $0.50 per Warrant. The form of the amendment to the Warrant Agreement is attached hereto as Annex III. The Transaction is conditioned upon the approval of the Warrant Redemption Proposal by the Company’s warrantholders. The 2,800,000 private warrants owned by Camden Learning, LLC will not be redeemed as part of the Warrant Redemption; however, these 2,800,000 private warrants will be exchanged for 250,000 shares of restricted Common Stock of the Company.

Stockholder Proposals:
The Merger Proposal. The first stockholder proposal, referred to herein as the Merger Proposal, is to approve the Transaction, which is the merger of Merger Sub with and into Dlorah, with Dlorah surviving as a wholly-owned subsidiary of the Company, pursuant to the terms of the Merger Agreement.
The Name Change Proposal. The second stockholder proposal, referred to herein as the Name Change Proposal, is to approve an amendment to Camden’s amended and restated certificate of incorporation to change Camden’s corporate name to “NAU Holdings, Inc.” The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved.
The Increase in Authorized Proposal. The third stockholder proposal, referred to herein as the Increase in Authorized Proposal, is to approve an amendment to Camden’s amended and restated certificate of incorporation to increase the authorized capital stock from 21,000,000 shares consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock, and 1,000,000 shares of Preferred Stock. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved.
The Class A Stock Proposal. The fourth stockholder proposal, referred to herein as the Class A Stock Proposal, is to approve an amendment to Camden’s amended and restated certificate of incorporation to create a new class of common stock of the Company to be designated Class A Common Stock, par value $0.0001 per share, which we refer to as Class A Stock. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved.

The Elimination Proposal. The fifth stockholder proposal, referred to herein as the Elimination Proposal, is to approve an amendment to Camden’s amended and restated certificate of incorporation to eliminate certain special purpose acquisition company and other provisions, to provide for Camden’s perpetual existence following the Transaction and to provide for one class of directors. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved.
The amendments to the Company’s amended and restated certificate of incorporation, which would be made if the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal and the Elimination Proposal are approved, will be effected by the adoption and filing with the Delaware Secretary of State of the Second Amended and Restated Certificate of Incorporation, which is included as Annex II to this proxy statement and which you are encouraged to read in its entirety.
The Incentive Plan Proposal. The sixth proposal, referred to herein as the Incentive Plan Proposal, is to approve the adoption of the 2009 Stock Option and Compensation Plan, referred to herein as the Incentive Plan, pursuant to which 1,300,000 shares of Common Stock will be reserved for issuance in accordance with the terms of the Incentive Plan. A copy of the proposed Incentive Plan is included as Annex IV to the proxy statement.

Q. Are the proposals conditioned on one another?	A. Yes. The effectiveness of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal are conditioned upon approval of the Merger Proposal, and will only be presented at the Special Meeting of Stockholders if the Merger Proposal is approved. In addition, the Transaction is conditioned upon the approval of the Warrant Redemption Proposal by the Company’s public warrantholders.
Q. What is quorum?	A. A quorum is the number of Warrants or shares of Common Stock that must be represented, in person or by proxy, in order for business to be transacted at the Special Meeting of Warrantholders or Stockholders, respectively.

More than one-half of the total number of our Warrants outstanding and entitled to vote as of the Record Date must be represented, either in person or by proxy, in order to transact business at the Special Meeting of Warrantholders. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.
More than one-half of the total number of shares of our Common Stock outstanding and entitled to vote as of the Record Date must be represented either in person or by proxy, in order to transact business at the Special Meeting of Stockholders. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.
Q. Why is Camden proposing the Transaction?	A. Camden was organized to acquire through an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets in the education industry, which we refer to as our initial business combination or our business combination, whose fair market value is at least equal to 80% of the net assets of Camden at the time of the transaction.
Camden consummated its IPO on December 5, 2007, raising gross proceeds of approximately $53,010,400 (which includes the proceeds of a private placement of 2,800,000 warrants for $2,800,000 to our sponsor, Camden Learning, LLC), of which $52,389,984 was placed in a trust account immediately following the IPO and, in accordance with Camden’s amended and restated certificate of incorporation, will be released upon the consummation of a business combination. As of August 31, 2009, $52,487,764 was held on deposit in the trust account.
No cash consideration is being paid in connection with the Transaction. Camden intends to use the funds held in the trust account to pay for transaction fees and expenses, tax obligations, deferred underwriting discounts and commissions, to pay stockholders who properly exercise their redemption rights, to pay the Redemption Consideration and for general corporate purposes of Dlorah following the consummation of the Transaction.

Q. What is Dlorah?	A. Dlorah owns and operates National American University (“NAU”). NAU is a private, for-profit, regionally-accredited university with 16 locations in seven states, offering courses in traditional, accelerated and distance learning formats. In addition to its campus locations, NAU offers an extensive array of online program offerings. NAU offers undergraduate and graduate career-oriented technical and professional degree programs for traditional, working adult and international learners. NAU offers core academic programs in accounting, applied management, business administration, health care, and information technology. The graduate degree programs available include a Master of Business Administration and a Master of Management. Dlorah also develops, leases and sells luxury condominiums, apartments and townhouses in Rapid City, South Dakota.
Based on its due diligence investigations of Dlorah and the industries in which it operates, including the financial and other information provided by Dlorah, Camden believes Dlorah’s management has been successful in running Dlorah’s business. As a result, Camden also believes the Transaction will provide Camden stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Camden’s Board of Directors’ Reasons for the Approval of the Transaction.”
Q. Why is Camden proposing the Warrant Redemption Proposal?	A. The Warrant Redemption Proposal is being proposed because the Board of Directors of Camden deems it beneficial for the combined company following the Transaction to have a consistent capital structure free from all warrants except for the Dlorah Warrants. Furthermore, the Board of Directors believes the redemption of the Warrants will increase the Company’s strategic opportunities and attractiveness to investors. Furthermore, the Redemption Consideration represents a substantial premium over the trading price of the Warrants. The 2,800,000 warrants held by Camden Learning, LLC, our sponsor, that were purchased in a private placement concurrent with our IPO are excluded from the Warrant Redemption, and are instead being exchanged upon consummation of the Transaction for 250,000 shares of restricted Common Stock, so that the sponsor and its affiliates continue to have an interest in our success following consummation of the Transaction. The determination that such warrants would be exchanged for 250,000 shares of restricted Common Stock was based on what the parties felt was an appropriate post-Transaction capitalization and ownership structure.

Q. Why is Camden proposing the Name Change Proposal?	A. The adoption of the Name Change Proposal is being proposed because the Board of Directors of Camden deems it beneficial for the combined company going forward following the Transaction to have a corporate name that properly reflects the business of the combined company.
Q. Why is Camden proposing the Increase in Authorized Proposal?	A. The Increase in Authorized Proposal is being proposed by the Board of Directors of Camden in order to issue or reserve for issuance the total amount of consideration due to Dlorah’s stockholders upon consummation of the Transaction. The Company’s current authorized capital is 21,000,000 shares, consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of September 28, 2009, there were 8,188,800 issued and outstanding shares of Common Stock and 10,676,300 shares of Common Stock reserved for issuance pursuant to options and warrants. The Company must reserve for issuance an aggregate of 19,105,000 shares of Common Stock as consideration for the Transaction, subject to adjustment as provided in the Merger Agreement.
Q. Why is Camden proposing the Class A Stock Proposal?	A. The Class A Stock Proposal is being proposed by the Board of Directors of Camden in order to issue the Class A Stock as part of the consideration due to Dlorah’s stockholders upon consummation of the Transaction.
Q. Why is Camden proposing the Elimination Proposal?	A. The adoption of the Elimination Proposal is being proposed because the Board of Directors of Camden deems it beneficial for the combined company going forward to not be governed by the special purpose acquisition company requirements under which Camden currently operates. Such requirements include: (i) placing offering proceeds in a trust account; (ii) requiring stockholder vote of business combinations (even if such vote is not required under applicable law); and (iii) having a set termination date for corporate existence. In addition, the board of directors deems it beneficial to have one class of directors rather than the current two classes of directors and to eliminate a provision that would force minority creditors or stockholders to be bound by agreements between the Company and certain of its majority creditors or stockholders.
Q. Why is Camden proposing the Incentive Plan Proposal	A. The adoption of the Incentive Plan is being proposed by the Board of Directors of Camden to provide the granting of options and other stock-based or stock-denominated awards, whereby 1,300,000 shares of Common Stock will be reserved for issuance.

Q. What vote is required to approve the Warrant Redemption Proposal at the Special Meeting of Warrantholders?	A. Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date.
The failure to vote, broker non-votes or abstentions will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal.
Q. What vote is required to approve the Merger Proposal and the other proposals presented at the Special Meeting of Stockholders?	A. The approval of the Merger Proposal requires (1) the affirmative vote of the majority of the shares of Common Stock voted at the Special Meeting of Stockholders, assuming a quorum is established, and (2) that less than 30% of the IPO Shares are voted against the Merger Proposal and requested to be redeemed by the holders thereof. The Merger Proposal will not be approved if holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand redemption of their IPO Shares.
The approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, and the Elimination Proposal will each require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock that are present in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.
Broker non-votes or abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal. The failure to vote on the Merger Proposal or the Incentive Proposal will neither be counted as “FOR” nor “AGAINST” those proposals. The failure to vote on the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal or the Elimination Proposal will have the same effect as a vote “AGAINST” those proposals.
Q. What happens if I vote against the Merger Proposal?	A. If you are a holder of IPO Shares, you have the right to vote your shares against the Merger Proposal and to demand Camden redeem your shares for a pro rata portion of the trust account in which a substantial portion of the net proceeds of Camden’s IPO are held. These rights to vote against the Transaction and demand redemption of the IPO Shares into a pro rata portion of the trust account are sometimes referred to herein as “redemption rights”.

If holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand redemption, we will not consummate the Transaction.
Holders of Warrants have no right to receive funds held in the trust account with respect to the Warrants they hold, unless the Warrant Redemption Proposal is approved, in which case the Warrants will solely represent the right to receive the Redemption Consideration which will be paid immediately following the consummation of the Transaction. If the Transaction is not approved and Camden does not consummate an initial business combination by November 29, 2009, Camden will liquidate and the Warrants will expire worthless.
Q: If the Merger Proposal is not approved, will Camden pursue other possible transactions?	A. Not likely. Under the terms of our amended and restated certificate of incorporation, if we are not able to consummate a business combination by November 29, 2009, we must dissolve and return the money currently held in trust to the holders of IPO Shares. As such, unless we are able to amend our amended and restated certificate of incorporation to extend our termination date, we will not likely have sufficient time to pursue another business combination if the Merger Proposal is not approved.
Q. How do I exercise my redemption rights?	A. If you are a holder of IPO Shares and wish to exercise your redemption rights, you must do all of the following:
(i) deliver your IPO Shares to Camden’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the Special Meeting of Stockholders.
(ii) vote against the Merger Proposal, and
(iii) demand that Camden redeem your IPO Shares into cash.
The Transaction must have been approved and consummated in order for stockholders to receive the redemption amount of approximately $7.92 per share of Common Stock.
Any action that does not include an affirmative vote against the Transaction will prevent you from exercising your redemption rights. Your vote on any proposal other than the Merger Proposal will have no impact on your redemption rights.

You may exercise your redemption rights either by checking the box on the included proxy card or by submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, Camden’s transfer agent, at the address listed at the end of this section.
If you: (i) initially vote for the Merger Proposal but then wish to vote against it and exercise your redemption rights, (ii) initially vote against the Merger Proposal and wish to exercise your redemption rights but do not check the box on the proxy card providing for the exercise of your redemption rights or do not send a written request to Camden’s transfer agent to exercise your redemption rights, or (iii) initially vote against the Transaction but later wish to vote for it, you may request Camden to send you another proxy card on which you may indicate your intended vote. You may make such request by contacting Camden at the phone number or address listed at the end of this section but must do so by [date].
Any request for redemption, once made, may be withdrawn at any time up to the closing of the vote taken with respect to the Merger Proposal. If you delivered your shares for redemption to Camden’s transfer agent and decide prior to the closing of the vote not to elect redemption, you may request that Camden’s transfer agent return the shares to you (physically or electronically). You may make such request by contacting Camden’s transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed proxy card must be received by Camden’s corporate secretary prior to the Special Meeting of Stockholders. No demand for redemption will be honored unless the holder’s stock certificate has been delivered (either physically or electronically) to the transfer agent prior to the Special Meeting of Stockholders.

Q. What will Dlorah stockholders receive in the merger?	A. At the closing of the Transaction, stockholders of Dlorah will receive: (i) 100,000 shares of Class A Stock, which are convertible into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock, subject to certain adjustments as set forth in the Merger Agreement, (ii) 2,800,000 Dlorah Warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and (iii) 575,000 shares of restricted Common Stock, which restricted shares shall not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days (collectively, the “Transaction Consideration”).
Q: What possible adjustments might be made to the Transaction Consideration to be received by Dlorah’s stockholders?	A. As described in the Merger Agreement, there are two possible situations in which the Transaction Consideration would be increased:
First, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible will be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis.
Second, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which the Class A Stock is convertible will be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share.
If on the date of closing of the Transaction, however, the Transaction Consideration represents more than 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the Transaction Consideration will not be adjusted; in such case, Dlorah stockholders would own more than 70% of the issued and outstanding capital stock on an as-converted and fully diluted basis.

The Transaction Consideration will also be adjusted if the Common Stock is reclassified, recapitalized, split-up, combined, divided or exchanged into another form or security, so that the Dlorah’s stockholders would receive the same economic effect as is contemplated by the Merger Agreement.
Q. Do I have appraisal rights if I object to the Transaction?	A. No dissenters or appraisal rights are available under the Delaware General Corporation Law to the stockholders of Camden in connection with the proposals. Any stockholder of Camden holding IPO Shares who votes against the Merger Proposal may, at the same time, demand that Camden redeem his shares for a pro rata portion of the trust account. If the holders of 30%, or 1,987,890, or more of the IPO Shares vote against the Merger Proposal and demand redemption of their shares for a pro rata portion of the trust account, Camden will not be able to consummate the Transaction. The only rights for those stockholders voting against the Transaction who wish to receive cash for their shares is to simultaneously demand redemption of their shares from the trust account.
Q. What happens to the funds deposited in the trust account after consummation of the Transaction?	A. Assuming approval of the Merger Proposal, at the closing of the Transaction, the funds in the trust account will be released to pay for transaction fees and expenses, tax obligations, deferred underwriting discounts and commissions, to pay stockholders who properly exercise their redemption rights, to pay the Redemption Consideration and for general corporate purposes of Dlorah following consummation of the Transaction.
Q. Since Camden’s IPO prospectus did not disclose that funds in the trust account might be used, directly or indirectly, to purchase IPO Shares or Warrants or that Camden may seek to amend the terms of the Warrant Agreement to revise the redemption provision, what are my legal rights?	A. As further discussed herein, it is possible the present holders of 30% or more of the IPO Shares will vote against the Transaction and seek redemption of their IPO Shares. Furthermore, it is possible that a majority in interest of the Warrants will not vote in favor of the Warrant Redemption Proposal. If either such event were to occur, the Transaction could not be completed. To preclude such possibility, Camden, Dlorah, or their respective officers, directors or stockholders may enter into arrangements (i) to provide for the purchase of any of the Company’s securities from holders thereof who indicate their intention to vote against the Transaction and seek redemption or those who otherwise wish to sell their IPO Shares; (ii) that would induce (1) holders of IPO Shares not to vote against the Merger Proposal and (2) warrantholders not to vote against the Warrant Redemption Proposal. It is likely such arrangements would involve the purchase by Camden, after the consummation of the Transaction, of the securities that were initially purchased by the persons or entities who enter into such arrangements using funds from Camden’s trust account. As a consequence of such purchases, it is likely the amount of funds available following the Transaction for working capital and general corporate purposes from the trust account would be diminished. Definitive arrangements have not yet been determined but some possible methods are described in the section titled “Summary — Actions That May Be Taken to Secure Approval of Camden’s Securityholders.”
You should be aware that because Camden’s IPO prospectus did not disclose that funds in its trust account might be used, directly or indirectly, to purchase the Company’s securities other than from holders who have voted against the Merger Proposal and redeemed their IPO Shares into cash or that Camden may seek to amend the terms of the Warrant Agreement to revise the redemption provision, each holder of IPO Shares at the time of the Transaction who purchased such shares of common stock in the IPO may bring securities law claims against Camden for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security). Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the IPO Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them, plus interest from the date of Camden’s IPO (which, in the case of holders of IPO Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation). Such claims could further diminish the amount of funds available following the Transaction for working capital and general corporate purposes. See the section entitled “Summary — Rescission Rights.”

Q. What happens if the Transaction is not consummated or is terminated?	A. If Camden is unable to complete the Transaction or another business combination by November 29, 2009, its amended and restated certificate of incorporation provides that it must dissolve and liquidate and its Warrants will expire worthless. In any liquidation of Camden, the funds deposited in Camden’s trust account, plus any interest earned thereon, less claims requiring payment from the trust account by creditors who have not waived their rights against the trust account, if any, will be distributed pro rata to the holders of Camden’s IPO Shares. The total amount available for distribution is expected to be approximately $7.92 per share. Holders of Common Stock issued prior to the IPO, including all of Camden’s officers and directors, have waived any right to any liquidation distribution with respect to those shares. Camden’s sponsor, Camden Learning, has agreed to be liable under certain circumstances to ensure the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by Camden for services rendered or products sold to it, but only to the extent such entities have not signed a waiver. Camden cannot assure you Camden Learning will be able to satisfy those obligations. See the section entitled “Business of Camden — Liquidation If No Business Combination” for additional information.
Q. When do you expect the Transaction to be completed?	A. It is currently anticipated the Transaction will be consummated promptly following the Special Meeting of the Stockholders. For a description of the conditions precedent to the completion of the Transaction, see the section entitled “The Merger Agreement — Conditions to the Closing of the Transaction.”
Q. How is management of Camden voting?	A. Camden’s initial stockholders, including all of its directors and officers, who purchased or received shares of Common Stock prior to Camden’s IPO, presently, together with their affiliates, own an aggregate of approximately 27.82% of the outstanding shares of Common Stock. All of these stockholders have agreed to vote all of the shares acquired prior to the IPO in accordance with the vote of the majority of all other Camden stockholders voting on the Merger Proposal. Additionally, Camden Learning has purchased an additional 503,187 shares of Common Stock in the open market at an average price of $7.90 per share, for an aggregate of $4,000,000, and has advised us that it intends to vote all such shares in favor of the Transaction.

Q. Will I receive anything in the Transaction?	A. If you are a warrantholder and the Warrant Redemption Proposal is approved and the Transaction is consummated, your Warrants will represent the right to receive the Redemption Consideration ($0.50 per Warrant). If you are a warrantholder and the Transaction is not consummated, and Camden does not consummate a business combination prior to November 29, 2009, your Warrants will expire worthless.
If you are a stockholder and the Transaction is consummated and you did not elect redemption, you will continue to hold the Common Stock you currently own. If you are a stockholder and the Transaction is consummated but you have voted your shares against the Merger Proposal and have elected redemption, and you timely deliver your stock certificate for redemption, your shares of Common Stock will be cancelled and you will receive cash equal to a pro rata portion of the trust account, which as of August 31, 2009, was equal to approximately $7.92 per share.
Q. What do I need to do now?	A. Camden urges you to carefully read and consider the information contained in this proxy statement, including the exhibits and annexes, and to consider how the Transaction will affect you as a stockholder or warrantholder of Camden, as the case may be. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card (or cards).
Q. How do I vote?	A. If you are a holder of record of Warrants or Common Stock on the Record Date (, 2009), you may vote with respect to the applicable proposals in person at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, or by submitting a proxy for the Special Meeting of Warrantholders or the Special Meeting of Stockholders. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your Warrants or shares of Common Stock in “street name,” which means your Warrants or shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the Warrants or shares you beneficially own are properly counted. In this regard, you must provide the record holder of your Warrants or shares of Common Stock with instructions on how to vote your Warrants or shares, as applicable. If you wish to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders and vote in person, please obtain a proxy from your broker, bank or nominee.
Q. What will happen if I abstain from voting or fail to vote at the Special Meeting of Warrantholders or the Special Meeting of Stockholders?	Camden will count a properly executed proxy marked ABSTAIN with respect to a particular proposal, whether presented at the Special Meeting of Warrantholders or the Special Meeting of Stockholders, as present for purposes of determining whether a quorum is present.
An abstention from voting on the Warrant Redemption Proposal presented to the warrantholders will have the same effect as a vote “AGAINST” this proposal.
For purposes of approval, an abstention on the Merger Proposal will have the same effect as a vote “AGAINST” the proposal, provided a quorum is present, but will not have the effect of electing a redemption of your IPO Shares into a pro rata portion of Camden’s trust account. In order for a stockholder to properly elect redemption of his or her IPO Shares, he or she must cast a vote against the Merger Proposal, make an election on the proxy card to redeem such IPO Shares and deliver his or her shares for redemption pursuant to the procedures set forth herein.
An abstention from voting on the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal or the Incentive Plan Proposal presented to the stockholders will have the same effect as a vote “AGAINST” such proposals.
Q. What will happen if I sign and return my proxy card without indicating how I wish to vote?	A. Signed and dated proxies received by Camden without an indication of how the warrantholders or stockholders intend to vote on a proposal will be voted in favor of each proposal presented to warrantholders or stockholders, respectively.

Stockholders will not be entitled to exercise their redemption rights if such stockholders return proxy cards to Camden without an indication of how they desire to vote with respect to the Merger Proposal or, for stockholders holding their shares in street name, if such stockholders fail to provide voting instructions to their brokers.
Q. If I am not going to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders in person, should I return my proxy card instead?	A. Yes. Whether or not you plan to attend the Special Meeting of Warrantholders or the Special Meeting of Stockholders, after carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, to ensure your shares are represented at the Special Meeting of Warrantholders or the Special Meeting of Stockholders.
Q. If my Warrants or shares of Common Stock are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A. No. You must instruct your broker, bank or nominee to vote your Warrants or shares of Common Stock in accordance with your instructions. You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Warrants or shares as you instruct on the proxy card. If you sign and return the proxy card relating to the Special Meeting of Warrantholders, but do not give instructions on how to vote your Warrants, your Warrants will be voted as recommended by our board of directors “FOR” the Warrant Redemption Proposal and any other proposals presented to the warrantholders and, if you sign and return the proxy card relating to the Special Meeting of Stockholders, but do not give instructions on how to vote your shares of Common Stock, the shares will be voted, as recommended by our board of directors, “FOR” the Merger Proposal and the other proposals presented to the stockholders.
If you do not provide instructions with your proxy or do not sign your proxy card your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your Warrants or shares of Common Stock; this indication that a bank or broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will have the same effect as a vote “AGAINST” the proposals. You should instruct your broker to vote your Warrants or shares in accordance with directions you provide to your broker.

Q. May I change my vote after I have mailed my signed proxy card?	A. Yes. Send a later-dated, signed proxy card to Camden’s corporate secretary at the address set forth below so that it is received by Camden’s corporate secretary prior to the Special Meeting of Warrantholders or Stockholders, as applicable, or attend the Special Meeting of Warrantholders or Stockholders in person and vote. You also may revoke your proxy by sending a notice of revocation to Camden’s corporate secretary, which must be received prior to the Special Meeting of Warrantholders or Stockholders, as applicable.
Q. What should I do with my stock, warrant and unit certificates?	A. As soon as reasonably practicable after the effective time of the Transaction, Camden’s exchange agent will mail to each of Camden’s unitholders of record a letter of transmittal with instructions for use in surrendering the Camden Units.
Camden Units will cease to trade following the consummation of the Transaction and will automatically split into their component securities, one share of Common Stock and one Warrant (with such Warrant only representing the right to receive the Redemption Consideration). Upon surrender of a Unit for exchange to Camden’s exchange agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the exchange agent, such unitholder will be entitled to receive in exchange therefor Common Stock and the Redemption Consideration.
All Warrants will only represent the right to receive the Redemption Consideration. Upon surrender of a Warrant for redemption, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the exchange agent, such warrantholder will be entitled to receive the Redemption Consideration.
Camden stockholders who vote against the Transaction and exercise their redemption rights must deliver their shares to Camden’s transfer agent (either physically or electronically) as instructed by Camden or Camden’s transfer agent prior to the Special Meeting of Stockholders.
If the Transaction is approved and you have not exercised your redemption rights, you will continue to hold your existing shares of Common Stock.

Q. What should I do if I receive more than one set of voting materials?	A. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you are a holder of both Warrants and Common Stock, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Warrants and Common Stock.
Q. Who can help answer my questions?	A. If you have questions about the Transaction or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Donald W. Hughes, Secretary
Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 2120
Tel: (410) 878-6800
Fax: (410) 878-6850

or

You may also obtain additional information about Camden from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find Additional Information.”
If you intend to vote against the Transaction and seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to Camden’s transfer agent prior to the Special Meeting of Stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Tel: (212) 845-3287
Fax: (212) 845-3201

SUMMARY

This summary highlights selected information from this proxy statement and is qualified in its entirety by the more detailed information included elsewhere in this proxy statement. Because this is a summary, it may not contain all of the information that is material or important to you. Accordingly, you should read this entire proxy statement carefully, including the section entitled “Risk Factors,” beginning on page 43 of this proxy statement, the Merger Agreement, attached hereto as Annex I, the Second Amended and Restated Certificate of Incorporation, attached hereto as Annex II, the Form of Amendment No. 1 to the Warrant Agreement, attached hereto as Annex III, the Incentive Plan, attached as Annex IV and our reports filed with the Securities and Exchange Commission, referred to herein as the SEC, under the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act, before making a decision. Please read these documents carefully as they are legal documents that govern the business combination and your rights in connection with the business combination. Please also see the section entitled “Where You Can Find Additional Information,” on page 210 of this proxy statement.

Information About the Companies

Camden Learning Corporation

Camden is a blank check company formed under the laws of the State of Delaware on April 10, 2007 to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international assets or an operating business in the education industry. To date, our efforts have been limited to organizational activities, our initial public offering and the search for a suitable business combination.

A registration statement for our IPO was declared effective on November 29, 2007. On December 5, 2007, we sold 6,250,000 Units in our IPO at a price of $8.00 per Unit. Each Unit consists of one share of Common Stock, and one redeemable common stock purchase warrant. On December 19, 2007, we sold an additional 376,300 Units. Each Warrant entitles the holder to purchase from us one share of Common Stock at an exercise price of $5.50 commencing on the later of the completion of our business combination or November 29, 2009, and expiring on November 29, 2011. We may redeem the warrants at a price of $0.01 per warrant upon 30 days notice after the warrants become exercisable, only in the event the last sale price of the Common Stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

We received gross proceeds of approximately $53,010,400 (which includes the proceeds of a private placement of 2,800,000 warrants for $2,800,000 to our sponsor, Camden Learning, LLC) from the IPO, of which $52,389,984 was placed in a trust account for the benefit of our holders of Common Stock purchased in the IPO or in the after market. As of August 31, 2009, $52,487,764 was held on deposit in the trust account. No cash consideration is being paid in connection with the Transaction. Camden intends to use the funds held in the trust account to pay for transaction fees and expenses, tax obligations, deferred underwriting discounts and commissions, to pay stockholders who properly exercise their redemption rights, to purchase IPO Shares from holders thereof who indicate their intention to vote against the Transaction, to redeem the Warrants and for general corporate purposes of the combined entity following the consummation of the Transaction.

It is possible the present holders of 30% or more of the IPO Shares will vote against the Transaction and seek redemption of their IPO Shares into cash in accordance with Camden’s amended and restated certificate of incorporation. If such event were to occur, the Transaction could not be completed. In such event, the Warrants would expire worthless. To preclude such possibility, Camden, Dlorah and their respective officers, directors and stockholders may enter into arrangements to provide for the purchase of the IPO Shares from holders thereof who indicate their intention to vote against the Transaction and seek redemption or otherwise wish to sell their IPO Shares or into other arrangements that would induce holders of IPO Shares not to vote against the Merger Proposal. It is likely such arrangements would involve the purchase by Camden, after the Transaction, of the IPO Shares that were initially purchased by the persons or entities who enter into such arrangements using funds transferred to Camden from Camden’s trust account. As a consequence, it is likely that the amount of funds available to Camden following the Transaction for working capital and general corporate purposes from the trust account would be diminished. Definitive arrangements have not yet been determined but some possible methods are described in the section titled “Summary — Actions That May Be

Taken to Secure Approval of Camden’s Stockholders.” Regardless of the specific arrangements made to purchase IPO Shares, there will be sufficient funds from the trust account to pay the holders of all IPO Shares who properly request redemption of such shares, and Camden will use such funds for such purpose.

If Camden is unable to complete the Transaction or another business by November 29, 2009, its corporate existence will automatically terminate and it will liquidate and promptly distribute to its holders of Common Stock purchased in the IPO or in the after market the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities. In the event of its liquidation, Camden’s Warrants will expire worthless.

Camden’s Units, Common Stock and Warrants are currently listed on the OTC Bulletin Board under the symbols “CAEL.U,” “CAEL” and “CAEL.W”, respectively. Following the Transaction, we anticipate that such common stock will be listed on either the NASDAQ Capital Market or NASDAQ Global Market under the symbol “NAUH”. The Units will cease to trade upon the consummation of the Transaction and the Warrants will only represent the right to receive the Redemption Consideration upon the consummation of the Transaction.

The mailing address of Camden’s principal executive office is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Its telephone number is (410) 878-6800.

Dlorah, Inc.

Dlorah owns and operates NAU, a private, for-profit, regionally-accredited university with 16 locations in seven states, offering courses in traditional, accelerated and distance learning formats. In addition to its campus locations, NAU offers an extensive array of online program offerings. NAU offers undergraduate and graduate career-oriented technical and professional degree programs for traditional, working adult and international learners. NAU offers core academic programs in accounting, applied management, business administration, health care, and information technology. The graduate degree programs available include a Master of Business Administration and a Master of Management.

Dlorah also develops, leases and sells luxury condominiums, apartments and townhouses in Rapid City, South Dakota.

The mailing address of Dlorah’s principal executive office is 5301 South Highway 16, Suite 200, Rapid City, SD 57701. Its telephone number is (605) 721-5200.

The Warrant Redemption Proposal

Camden proposes to amend the Warrant Agreement governing its Warrants, to require redemption by Camden of all of the outstanding Warrants upon the consummation of the Transaction, at $0.50 per Warrant. If the Transaction is not consummated and Camden does not consummate an initial business combination by November 29, 2009, Camden will be required to liquidate and all the Warrants will expire worthless. Our Board of Directors has approved the amendment to the Warrant Agreement, the Warrant Redemption and the Warrant Redemption Proposal and believes they are in the best interest of the Company to have a consistent capital structure. Additionally, the Board believes the Warrant Redemption will increase the Company’s strategic opportunities and attractiveness to investors. The form of Amendment No. 1 to the Warrant Agreement is attached as Annex III to this proxy statement.

The Merger Proposal

Background and Transaction Consideration

On August 7, 2009, Camden, Merger Sub and Dlorah entered into that certain Agreement and Plan of Reorganization and on August 11, 2009, that certain Amended and Restated Agreement and Plan of Reorganization (as amended, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Dlorah, with Dlorah surviving and becoming the wholly-owned subsidiary of Camden.

As consideration for the Transaction, the security holders of Dlorah will receive: (i) 100,000 shares of Class A Stock, (ii) 2,800,000 Dlorah Warrants and (iii) 575,000 shares of Restricted Common Stock.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the Transaction Consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a share of Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. The Class A Stock is convertible into Common Stock at any time at the option of the holders and will automatically convert on December 1, 2011.

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s Board of Directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid. Dividends payable to the holders of Common Stock shall accrue and be payable on the same basis and at the same time as any dividends are paid on the Class A Stock. Assuming the conversion ratio is 157.3 shares of Common Stock for every 1 share of Class A Stock outstanding and all shares of Class A Stock issued upon consummation of the Transaction remain outstanding as of December 1, 2011, the total cost of the dividend payment for the Class A Stock is expected to be $13,842,400. Upon such payment, the holders of Common Stock would also receive a payment equal to one-fourth the per-share amount paid to the holders of Class A Stock. On December 1, 2011, all then outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective conversion ratio, and all accrued but unpaid dividends shall be paid to the holders thereof.

If the stockholders of Camden approve the Transaction and (i) approve the Name Change Proposal, Camden will be renamed “NAU Holdings, Inc.”; (ii) approve the Increase in Authorized Proposal, Camden’s amended and restated certificate of incorporation will be further amended and restated to increase the authorized capital from 20,000,000 shares of Common Stock to 50,000,000 shares of Common Stock; (iii) approve the Class A Stock Proposal, 100,000 shares of Class A Common Stock will be created; and (iv) approve the Elimination Proposal, Camden’s corporate existence will be changed to become perpetual, certain special purpose acquisition company-related and other provisions will be eliminated and there will be one Class of directors. Further, if the Incentive Plan Proposal is approved, Camden will adopt the Incentive Plan to provide the granting of options and other stock-based or stock-denominated awards.

Camden and Dlorah plan to consummate the Transaction as promptly as practicable after the Special Meeting of Stockholders; provided that:

•	Camden’s warrantholders have approved the Warrant Redemption Proposal at the Special Meeting of Warrantholders;
•	Camden’s stockholders have approved and adopted the Merger Proposal and the transactions contemplated thereby;
•	holders of 30% or more of the IPO Shares do not vote against the Merger Proposal and demand redemption of their shares into cash; and
•	the other conditions specified in the Merger Agreement have been satisfied or waived.

See the description of the Merger Agreement in the section entitled “The Merger Agreement” beginning on page 115. The Merger Agreement is included as Annex I to this proxy statement. We encourage you to read the Merger Agreement in its entirety.

Under the terms of Camden’s amended and restated certificate of incorporation, Camden may proceed with the Transaction notwithstanding that up to one share less than 30% of Camden’s stockholders elect to vote against the Transaction and redeem their shares of Common Stock into cash.

Sponsor Share Purchase Obligations

Camden Learning, our sponsor, has purchased 503,187 shares of Common Stock in the open market at an average price of $7.90 per share, for an aggregate of $4,000,000. Such purchases have been made in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Camden Learning has agreed to vote all such shares of Common Stock purchased in the open market in favor of the Transaction, representing a maximum aggregate of 8% of the shares entitled to vote on the Transaction. Unless the Transaction or another business combination is approved by our stockholders, Camden Learning has agreed not to sell such shares of Common Stock acquired pursuant to these purchase obligations, provided it will be entitled to participate in any liquidating distributions with respect to such shares purchased in the open market.

Closing of the Transaction

The closing of the Transaction will take place promptly following the satisfaction of the conditions described below under the subsection entitled, “Conditions to the Closing of the Transaction,” unless Camden and Dlorah agree to another time. The Transaction is expected to be consummated promptly after the Special Meeting of Stockholders.

Conditions to the Closing of the Transaction

The obligations of Camden and Dlorah to consummate the Transaction are subject to the satisfaction or waiver of the specified conditions set forth in the Merger Agreement, including the approval of the Warrant Redemption Proposal.

Termination

The Merger Agreement may be terminated, and the transactions contemplated by the Merger Agreement may be abandoned at any time, by mutual written consent of each of Dlorah and Camden or by Camden or Dlorah individually under certain circumstances.

Effect of Termination

In the event of proper termination by either Camden or Dlorah, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Camden or Dlorah, except that nothing shall relieve any party from liability for any fraud committed by the willful breach of the Merger Agreement prior to termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Transaction is consummated.

United States Income Tax Consequences

We do not expect the stockholders of Camden to have United State federal income tax consequences resulting from the Transaction, except to the extent they exercise their redemption rights.

A stockholder who exercises redemption rights will generally be required to recognize capital gain or loss upon the redemption, if such shares were held as a capital asset on the date of the Transaction. This gain or loss will be measured by the difference between the amount of cash received and the stockholder’s tax basis in the redeemed shares. The gain or loss will be short-term gain or loss if the acquisition closes as scheduled, but may be long-term gain or loss if the closing is postponed.

All stockholders are urged to consult their own tax advisors to determine their particular tax consequences. We base this discussion on the provisions of the Internal Revenue Code of 1986, as amended, applicable current United States Treasury Regulations, judicial authority, and administrative rulings and practice, in each case as in effect of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

A warrantholder will recognize gain or loss for federal income tax purposes in connection with the Warrant Redemption. Assuming the warrant is held as a capital asset, the warrantholder will recognize capital gain or loss equal to the difference between the warrantholder’s adjusted tax basis and the $0.50 per Warrant redemption price.

For a description of the material federal income tax consequences of the Transaction, please see the information set forth in “The Transaction Proposal — Material Federal Income Tax Consequences of the Transaction.”

Anticipated Accounting Treatment

The Transaction will be accounted for as an equity recapitalization of Dlorah, reflecting the substance of the Transaction as a capital transaction whereby Dlorah is issuing stock for the net monetary assets of Camden. The costs of the Transaction will therefore not be recorded as an expense within the income statement, but will be charged directly to equity.

Dissenter and Appraisal Rights

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of Camden in connection with the proposals. Any stockholder of Camden holding IPO Shares who votes against the Merger Proposal may, at the same time, demand that Camden redeem his shares for a pro rata portion of the trust account. If the holders of 30%, or 1,987,890, or more of the IPO Shares vote against the Merger Proposal and demand redemption, Camden will not be able to consummate the Transaction. The only rights for those stockholders voting against the Transaction who wish to receive cash for their shares is to properly exercise their redemption rights.

All of the holders of Dlorah’s common stock have approved the Merger Proposal by written consent, and thus have waived any dissenters’ or appraisal rights.

Redemption Rights

Pursuant to Camden’s amended and restated certificate of incorporation, a holder of IPO Shares may, if the stockholder affirmatively votes against the Transaction, demand that Camden redeem such shares for cash if the Transaction is consummated. See the section entitled “Special Meeting of Camden Stockholders —  Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. If properly demanded, Camden will redeem each such IPO Share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Transaction. As of August 31, 2009, this would amount to approximately $7.92 per share.

If you exercise your redemption rights, you will be exchanging your IPO Shares for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if (1) you vote against the Transaction, (2) properly demand redemption, (3) tender your stock (either physically or electronically) to Camden’s transfer agent prior to the Special Meeting of Stockholders and (4) the Transaction is consummated.

Liquidation if No Business Combination

If Camden is unable to complete the Transaction or another business combination by November 29, 2009, its amended and restated certificate of incorporation provides that its corporate existence will terminate on that date and, upon its resulting liquidation, the holders of IPO Shares will receive an amount equal to the amount of funds in the trust account, inclusive of interest not previously released to Camden, as well as any remaining net assets outside of the trust account, at the time of the liquidation distribution, divided by the number of IPO Shares. Although both the per share liquidation price and the per share redemption price are equal to the amount in the trust account divided by the number of IPO Shares, the amount a holder of IPO Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought redemption of its shares in connection with the Transaction because: (1) there will be greater earned interest in the trust account at the time of a liquidation distribution since it would occur at a later date than a redemption, and (2) Camden will incur expenses it otherwise would not incur if Camden consummates the Transaction, including, potentially, claims or reserves for claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Camden Learning will be liable under certain circumstances (for example, if a vendor successfully makes a claim against funds in the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by Camden for services rendered or products sold to it, but only if such target business, vendor or other entity did not execute a waiver. While Camden has no reason to believe the sponsor will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Business of Camden — Liquidation If No Business Combination” for additional information.

Management of the Combined Company Following the Business Combination

Following consummation of the Transaction, the board of directors of: (1) Dlorah shall be Mr. Robert Buckingham, Dr. Jerry Gallentine and David L. Warnock, and (2) the Company shall consist of six members, four of whom are to be selected by Dlorah (comprised of Mr. Buckingham, Dr. Gallentine, Dr. R. John Reynolds and Dr. Thomas D. Saban) and two of whom are to be selected by Camden (one of whom will be Mr. Warnock). Drs. Reynolds and Saban are “independent directors” as that term is used in the NASDAQ Stock Market Rules, both of whom are qualified to serve on the Company’s audit committee following the closing of the Transaction. The remaining board member shall also be an “independent director” under the NASDAQ Stock Market Rules and shall be qualified to serve on the Company's audit committee following the closing of the Transaction. Mr. Buckingham shall initially serve as the Chairman of the Board of both the Company and Dlorah, until his resignation or removal. Additionally, there shall be named an Executive Committee of the Board of Directors of the Company comprised of Mr. Buckingham (who shall be Chairman), Mr. Warnock and Dr. Gallentine, with such rights and powers as shall be set forth in an Executive Committee Charter to be in effect immediately upon consummation of the Transaction. If the requirements of any trading market on which the Company seeks to have the shares of Common Stock listed immediately following consummation of the Transaction require a majority of independent directors, the Board of Directors of the Company shall consist of seven members, with Dlorah selecting the additional member.

As of the closing of the Transaction, the Board of Directors of the Company shall create a separate operating body of Dlorah, such body to be named the Board of Governors. The Board of Governors will have responsibility for the operation of NAU, including the academic function and mission of NAU, and will have such other rights and powers as are designated to it by the Company’s Board of Directors in a Board of Governors Charter, in form and substance to be agreed upon by the Company and Dlorah and to be in effect immediately upon consummation of the Transaction. The Board of Governors will initially consist of the following individuals: Mr. Robert Buckingham, Dr. Gallentine, Linda Copper, Richard Halbert, Susan Livingston, Dr. Richard Mosier and Edward Yelick.

Upon the consummation of the Transaction, the Company’s Board of Directors shall appoint and designate as its officers: (i) Dr. Gallentine as President, (ii) Dr. Ronald Shape as Chief Executive Officer and interim Chief Financial Officer, and (iii) Dr. Samuel Kerr as Provost, Secretary and General Counsel. With respect to Dlorah, Dr. Gallentine shall be named as the President, Dr. Shape shall be named Chief Executive Officer and Interim Chief Financial Officer, and Dr. Kerr shall be named Secretary and General Counsel. Michael Buckingham shall be named President of Dlorah’s real estate division. Following the closing, Dlorah will commence a search for a new Chief Financial Officer to replace Dr. Shape in his role as the interim Chief Financial Officer of the Company and Dlorah. If, upon the consummation of the Transaction, a vacancy exists on the Board of Directors or in any office of the Company, such vacancy may thereafter be filled in the manner provided by the Company’s organizational documents or the law.

Certain Benefits of Camden’s Directors and Officers and Others in the Transaction

When you consider the recommendation of Camden’s Board of Directors in favor of approval of the Merger Proposal, you should keep in mind that Camden’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the Transaction is not consummated by November 29, 2009, Camden’s amended and restated certificate of incorporation provides that it will automatically be dissolved and liquidated. In such event, the 1,562,500 shares of Common Stock held by Camden’s sponsor and directors and officers that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because Camden’s sponsor, directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $[ ] based upon the closing bid price of $[ ] on the OTC Bulletin Board on the Record Date.
•	Prior to the consummation of the IPO, Camden completed a private placement of an aggregate of 2,800,000 warrants, generating gross proceeds of $2,800,000, to our sponsor. All of the proceeds Camden received from this private placement were placed in Camden’s trust account. As part of the Transaction, these private warrants are not subject to the Warrant Redemption and will be surrendered to the Company in exchange for 250,000 shares of common stock, bearing restrictions identical to those on the Restricted Common Stock.
•	If Camden liquidates prior to the consummation of a business combination, Camden Learning will be liable to pay debts and obligations to vendors and other entities that are owed money by Camden for services rendered or products sold to Camden, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account, but only if such entities did not execute a waiver (even if such waiver is subsequently found to be invalid and unenforceable). Based on Camden’s estimated debts and obligations, it is not currently expected that Camden Learning will have any exposure under this arrangement in the event of a liquidation.

Additionally, upon consummation of the Transaction, Morgan Joseph & Co. Inc., the underwriters of Camden’s IPO, will be entitled to receive $1,590,312 of deferred underwriting discounts and commissions.

Actions That May Be Taken to Secure Approval of Camden’s Securityholders

If holders of 30% or more of the IPO Shares vote against the Transaction and seek redemption of their IPO Shares for cash in accordance with Camden’s amended and restated certificate of incorporation, the Transaction will not be completed. Furthermore, if a majority in interest of the Warrants does not vote in favor of the Warrant Redemption Proposal, the Transaction will not be completed. To preclude such possibilities, Camden, its sponsors, officers and directors or Dlorah or its officers and directors, or any of their respective affiliates, may negotiate arrangements to provide for the purchase of IPO Shares from some holders of IPO Shares who indicate their intention to vote against the Transaction and seek redemption or otherwise wish to sell their IPO Shares and those securityholders who indicate their intention to vote against the Warrant Redemption Proposal. These arrangements might also include arrangements to provide such securityholders with incentives to vote in favor of the Merger Proposal or Warrant Redemption Proposal (as applicable).

Definitive arrangements have not yet been entered into for any such transaction but might include:

•	Agreements between Camden and certain holders of IPO Shares (or Warrants) pursuant to which Camden would agree to purchase IPO Shares (or Warrants) from such holders immediately after the closing of the Transaction for the price and fees specified in the agreements;
•	Agreements with third parties pursuant to which the third parties would purchase IPO Shares (or Warrants) at any time following the filing of this preliminary proxy statement through the closing of the vote on the Warrant Redemption Proposal or the Merger Proposal (as applicable) at the Special Meeting of Stockholders (or Warrantholders). Such arrangements would also provide for Camden, immediately after the closing of the Transaction, to purchase from the third parties all of the Company securities purchased by them for the price and fees specified in the agreements; or
•	Agreements with third parties pursuant to which Camden would borrow funds to make purchases of IPO Shares (or Warrants) for its own account. Camden would repay such borrowings with funds transferred to it from Camden’s trust account upon closing of the Transaction.

As a result of the purchases that may be effected through such arrangements, it is likely the number of shares of Common Stock in our public float following the Transaction will be significantly reduced and the number of beneficial holders of Camden’s securities also will be reduced. Among other potential adverse effects, this reduction in beneficial holders may make it difficult to list or maintain the listing and trading of Camden’s securities on a national securities exchange, including NASDAQ.

In the event any purchases or arrangements for the purchase of Company securities are made by Camden, Dlorah or affiliates of either of them after the mailing of this proxy statement to warrantholders and stockholders but prior to the Special Meetings of Warrantholders and Stockholders, respectively, Camden will file a Current Report on Form 8-K within four business days of such purchases or arrangements prior to the Special Meetings of Warrantholders and Stockholders. Any such report will include a description of significant purchases made by any of the aforementioned persons. If Camden’s directors or officers make purchases pursuant to such arrangements, they will be required to report these purchases on beneficial ownership reports filed within two business days with the Securities and Exchange Commission.

Any IPO Shares (or Warrants) purchased by, and delivered to, Camden prior to the Special Meeting of Stockholders (or Warrantholders) will not be considered outstanding for purposes of the Special Meeting of Stockholder (or Warrantholders) and will therefore not be permitted to vote at the Special Meeting Stockholders (or Warrantholders). While Camden’s IPO prospectus did disclose that its then current directors and officers were free to purchase Common Stock in the aftermarket, it did not expressly describe the possibility that Camden itself could make any such purchases of its securities. In the event IPO Shares (or Warrants) are purchased by, and delivered to, Camden prior to the Special Meeting of Stockholders (or Warrantholders), such securities would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented each respective Special Meeting. Therefore, this would reduce: (i) the number of public shares (or Warrants) outstanding and entitled to vote on each matter and (ii) the number of shares (or Warrants) required to be voted in favor of the Transaction to obtain approval by (a) stockholders holding a majority of the IPO Shares purchased and (b) a majority in interest of Warrants. Conversely, if Camden’s directors and officers or Camden Learning, purchased such shares (or Warrants), those shares (or Warrants) would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares (or Warrants) required to be voted in favor of such proposals by a number of shares (or Warrants) equal to those purchased.

The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the IPO Shares vote in favor of the Transaction that holders of fewer than 30% of the IPO Shares vote against the Merger Proposal and demand redemption of their IPO Shares for cash where it appears that such requirements would otherwise not be met and that the Warrant Redemption Proposal would be approved. All shares (or Warrants) purchased pursuant to such arrangements would be voted by their current beneficial holder in favor of each proposal presented at the Special Meetings. If, for some reason, the Transaction is not closed despite such purchases, the purchasers (and sellers whose sale of shares was contingent upon the closing of the Transaction) would be entitled to participate in liquidation distributions from Camden’s trust account with respect to the IPO Shares owned.

Purchases pursuant to such arrangements ultimately paid for with funds in Camden’s trust account would diminish the funds available after the Transaction for working capital and general corporate purposes. Nevertheless, in all events there will be sufficient funds available to the Company from the trust account to pay the holders of all IPO Shares that are properly redeemed.

If the described transactions are effected, the consequence could be to cause the Transaction to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares (or Warrants) by the persons or entities described above would allow them to exert more influence over the approval of the Merger Proposal the Warrant Redemption Proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the IPO Shares will vote against the Merger Proposal and exercise their redemption rights.

It is possible the Special Meetings of Warrantholders and Stockholders could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the Special Meeting of Warrantholders or the Special Meeting of Stockholders, it appears the requisite vote will not be obtained or that the limitation on redemption will be exceeded. Also, under Delaware law and our bylaws, the board of directors may postpone the Special Meeting of Warrantholders and the Special Meeting of Stockholders at any time prior to it being called to order in order to provide time to seek out and negotiate such transactions.

Rescission Rights

Each holder of IPO Shares at the time of the Transaction who does not redeem his shares into cash may have securities law claims against Camden for rescission (under which a successful claimant has the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of a security) on the basis of, for example, Camden’s IPO prospectus not disclosing that funds in its trust account might be used, directly or indirectly, to purchase the Company’s securities in order to secure approval of Camden’s stockholders for the Transaction or for the Warrant Redemption.

Such claims may entitle stockholders asserting them to up to $8.00 per share, based on the initial offering price of the Units, less any amount received from sale or fair market value of the warrants purchased as part of the Units, plus interest from the date of Camden’s IPO (which, in the case of holders of IPO Shares, may be more than the pro rata share of the trust account to which they are entitled on redemption or liquidation).

In general, a person who purchased securities pursuant to a defective prospectus or other representation must make a claim for rescission within the applicable statute of limitations period, which, for claims made under Section 12 of the Securities Act and some state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the Transaction may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if you do not pursue such claims, others, who may include all other holders of IPO Shares, may pursue such claims. Neither Camden nor Dlorah can predict whether stockholders will bring such claims, how many might bring them or the extent to which such claims might be successful.

Opinion of Signal Hill Capital Group LLC

Pursuant to an engagement letter dated May 1, 2009, we engaged Signal Hill Capital Group LLC (“Signal Hill”) as an independent financial advisor to provide to our board of directors an opinion as to (i) the fairness, from a financial point of view, to Camden of the consideration to be paid by Camden in the Transaction and (ii) whether Dlorah has a fair market value equal to at least 80% of the amount in our Trust Account (less the deferred underwriting discount and commissions and taxes payable). Camden’s board of directors decided to use the services of Signal Hill Capital Group LLC because it is an investment banking firm that regularly evaluates businesses and their securities in connection with acquisitions, corporate restructurings, private placements and for other purposes.

On June 17, 2009, Signal Hill made an oral presentation to our board of directors (which was subsequently confirmed in writing on August 7, 2009). Signal Hill’s opinion, which was rendered to our board of directors, stated that, as of August 7, 2009, and based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, (i) the consideration to be paid by Camden in the Transaction was fair to Camden from a financial point of view and (ii) the fair market value of Dlorah was at least equal to 80% of the amount in our Trust Account (less the deferred underwriting discount and commissions and taxes payable).

The amount of consideration to be paid for Dlorah was determined pursuant to negotiations between Camden and Dlorah and not pursuant to recommendations of Signal Hill. The Signal Hill opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Transaction (including, without limitation, with respect to the exercise of rights to redeem the Common Stock for cash). Further, the Signal Hill opinion does not in any manner address the underlying business decision of

Camden to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business transaction or strategy (including liquidation of Camden after not completing a business combination transaction within the allotted time). The decision as to whether to approve the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Signal Hill opinion is based. To the extent the number of shares of Common Stock into which the Class A Stock is convertible is increased above 15,730,000, or if the terms of the Transaction change after the issuance of the opinion, the fairness opinion cannot and should not be relied upon. In any such event, Camden's board of directors has determined not to re-solicit stockholder approval of the Merger Proposal or obtain a new fairness opinion, and may determine to waive its closing condition requiring it to have received a fairness opinion. The full text of the Signal Hill written opinion, attached hereto as Annex V, is incorporated by reference into this proxy statement. You are encouraged to read the Signal Hill opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Signal Hill in rendering its opinion. The summary of the Signal Hill opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Regulatory Matters

The Transaction is or may be subject to various federal and state regulatory requirements or approvals, including those from the U.S. Department of Education, Higher Learning Commission of the North Central Association of Colleges and Schools, National League for Nursing Accrediting Commission, Commission on Accreditation of Allied Health Education Programs, Colorado Commission on Higher Education, Kansas Board of Regents, Minnesota Office of Higher Education, Missouri Coordinating Board for Higher Education, New Mexico Higher Education Department, South Dakota Board of Regents, Texas Higher Education Coordinating Board, and the states of Delaware and South Dakota necessary to effectuate the Transaction.

Proxies

Proxies may be solicited by mail, telephone or in person. Camden has engaged Morrow & Co., LLC to assist in the solicitation of proxies. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You may also change your vote by submitting a later-dated proxy as described in the section entitled “Revoking Your Proxy.”

The Name Change Proposal

Our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to change our name from “Camden Learning Corporation” to “NAU Holdings, Inc.” in order to properly identify our post-Transaction business and to provide a consistent and comprehensive identity with Dlorah and its divisions, affiliates and subsidiaries. Our Board of Directors believes that the new name will more accurately reflect our post-Transaction business and the activities of Dlorah and create a consistent and effective message to the public.

The Increase in Authorized Proposal

Our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to increase our authorized capital stock from 21,000,000 shares, consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock and 1,000,000 shares of Preferred Stock, with a portion of such shares being issued to the stockholders of Dlorah, or reserved for issuance, in connection with the Transaction. As of September 23, 2009, there were 8,188,800 issued and outstanding shares of Common Stock and 10,676,300 shares of Common Stock reserved for issuance pursuant to outstanding options and warrants. Pursuant to the Merger Agreement, the Company must reserve for issuance an aggregate of 19,105,000 shares of Common Stock as consideration for the Transaction, subject to adjustment based on the exact number of outstanding shares of capital stock as of the closing.

The Class A Stock Proposal

Our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to create a new class of common stock of the Company to be designated Class A Common

Stock, par value $0.0001 per share. The Class A Stock Proposal is being proposed by the Board of Directors in order to issue the 100,000 Class A Shares as part of the consideration due to Dlorah’s stockholders upon consummation of the Transaction. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal.

The Elimination Proposal

Our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to eliminate certain special purpose acquisition company and other provisions therein, to provide for Camden’s perpetual existence following the Transaction and to provide for one class of directors. Our Board of Directors believes these provisions are not appropriate following the Transaction as Camden will no longer be a special purpose acquisition company. As such, our Board of Directors believes that the elimination of these provisions (which relate to, among other things, the holding of corporate funds in a trust account, limited corporate purpose and existence and staggered board terms) will assist the post-Transaction Company in achieving its corporate objectives.

The Incentive Plan Proposal

Our Board of Directors has approved a resolution, and is seeking stockholder approval, for the adoption of the Incentive Plan which will provide for the granting of options and other stock-based or stock-denominated awards. The material terms of such plan are: (i) 1,300,000 shares of Common Stock will be reserved for issuance; (ii) the Incentive Plan will be administered by the Company’s Board of Directors, or a committee thereof, and any particular terms of a grant or award shall be at the board’s or such committee’s discretion; and (iii) the Incentive Plan will become effective upon the closing of the Transaction.

The Special Meeting of Warrantholders and the Special Meeting of Stockholders

Vote of Camden Founders

As of [    ], 2009, the record date for the Special Meeting of Stockholders, our sponsor beneficially owned and was entitled to vote, collectively with 104,166 shares held by certain of our directors, an aggregate of 2,278,187 shares of Common Stock (“Founders’ Shares”). The Founders’ Shares constituted approximately 27.82% of the outstanding shares of Common Stock as of the Record Date. Furthermore, our sponsor, who is our only initial stockholder, officer, director or affiliate owning warrants, owns 2,800,000 private warrants representing 29.7% of the total Warrants issued and outstanding. However, such private warrants are not eligible to vote on the Warrant Redemption Proposal.

In connection with the IPO, Camden and the representative of the underwriters of the IPO entered into agreements with Camden Learning pursuant to which Camden Learning agreed to vote the Founders’ Shares on the Merger Proposal in accordance with the majority of the votes cast by the holders of IPO Shares. However, this voting arrangement does not apply to any shares of Common Stock purchased in the IPO or in the aftermarket by Camden Learning or any of our officers and directors. Accordingly, they may vote such shares of Common Stock in connection with any of the proposals set forth herein any way they choose. Nonetheless, Camden Learning and such officers and directors have waived any redemption rights, including with respect to shares of Common Stock purchased in the IPO or in the aftermarket, and have indicated they intend to vote “FOR” all proposals submitted at the Special Meeting of Stockholders. The Founders’ Shares have no liquidation rights and will be worthless if no business combination is effected by Camden.

In addition, our sponsor has agreed to vote all shares of Common Stock acquired in the after market described above in favor of the Transaction, representing a maximum aggregate of 8% of the shares entitled to vote on the Transaction.

Date, Time and Place of Special Meeting of Camden’s Warrantholders and Stockholders

The Special Meeting of Warrantholders will be held at 10:00 a.m. New York time, on [], 2009, at the offices of Ellenoff Grossman & Schole LLP, Camden’s counsel, at 150 East 42nd Street, 11th Floor New York, New York 10017. The Special Meeting of Stockholders will be held at the same location, at 10:30 a.m., New York time, on [], 2009.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting of Warrantholders or Special Meeting of Stockholders if you owned Warrants or shares of Common Stock, respectively, at the close of business on [], 2009, which is the Record Date for the Special Meeting of Warrantholders and the Special Meeting of Stockholders. You will have one vote for each Warrant and one vote for each share of Common Stock you owned at the close of business on the Record Date. If your Warrants or shares of Common Stock are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Warrants or shares of Common Stock you beneficially own are properly counted. On the Record Date, there were 9,426,300 Warrants outstanding and 8,188,800 shares of Common Stock outstanding, of which 6,626,300 were IPO Shares and 1,562,500 were shares held by our sponsor and certain officers and directors that were acquired prior to the IPO.

Quorum and Vote of Camden Warrantholders

A quorum of Camden warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority in interest of the outstanding Warrants is represented in person or by proxy.

The approval of the Warrant Redemption Proposal will require the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date.

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Warrant Redemption Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the same affect as a vote “AGAINST” the Warrant Redemption Proposal.

Quorum and Vote of Camden Stockholders

A quorum of Camden stockholders is necessary to hold valid meetings. A quorum will be present at the Special Meeting of Stockholders if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Merger Proposal will require the affirmative vote of a majority of the shares of issued and outstanding Common Stock voted by stockholders present (in person or represented by proxy) and entitled to vote at the Special Meeting of Stockholders. The Transaction will not be consummated if the holders of 30% or more of the IPO Shares (1,987,890 shares or more) vote against the Merger Proposal and properly demand redemption of their IPO Shares for cash. Please note you cannot seek redemption of your shares unless you vote against the Merger Proposal and affirmatively elect to have your shares redeemed.

The approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, and the Elimination Proposal will each require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock that are present in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

The broker non-votes or abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal. The failure to vote on the Merger Proposal or the Incentive Proposal will neither be counted as “FOR” nor “AGAINST” those proposals. The failure to vote on the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal or the Elimination Proposal will have the same effect as a vote “AGAINST” those proposals.

Relation of Proposals

Each of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary approval, Camden will not complete any of the transactions identified in any of the proposals. In the event any or all of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal

and the Incentive Plan Proposal are not approved but the Merger Proposal is approved, we may still consummate the Transaction if the conditions in the Merger Agreement requiring the approval of such proposals are waived. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Transaction.

Risk Factors

In evaluating the proposals described herein, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board of Directors. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These parties will not be paid any additional compensation for soliciting proxies. Morrow & Co., LLC, a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid a fee of $12,500 plus out-of-pocket expenses. Such fees will be paid with non-trust account funds. We expect that the total fees and related expenses of Morrow & Co., LLC will not exceed $37,500.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We may also reimburse them for their reasonable expenses.

Recommendation to Camden Warrantholders

After careful consideration of the Warrant Redemption, Camden’s Board of Directors has determined unanimously that the Warrant Redemption is fair to, and in the best interests of, Camden and its warrantholders. Accordingly, Camden’s Board has unanimously approved, declared advisable and recommends that the warrantholders vote or instruct their vote to be cast “FOR” the Warrant Redemption Proposal.

Recommendation to Camden Stockholders

After careful consideration of the terms and conditions of the Merger Agreement, Camden’s Board of Directors has determined unanimously that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Camden and its stockholders. Accordingly, Camden’s Board has unanimously approved and declared advisable the Transaction and unanimously recommends that the stockholders vote or instruct their vote to be cast “FOR” the Merger Proposal.

Camden’s Board of Directors has determined unanimously that the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal are each fair to, and in the best interest of, Camden and its stockholders. Accordingly, Camden’s Board of Directors has unanimously approved and declared advisable the respective proposals and unanimously recommends you vote or instruct your vote to be cast “FOR” the approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal.

Interests of Morgan Joseph in the Transaction

Morgan Joseph & Co. Inc. served as an underwriter in our IPO and agreed to defer $1,590,312 of its underwriting discounts and commissions until after the consummation of a business combination. Morgan Joseph did not provide any fairness opinion or formal analysis of the value of Dlorah, the Transaction or the consideration for the Transaction to the Board of Camden. The deferred amount payable in connection with the IPO will be paid out of the trust account only if we consummate the Transaction. Morgan Joseph, therefore, has an interest in our consummating the Transaction that will result in the payment of its deferred compensation. Further, Morgan Joseph owns an option to purchase 625,000 units (comprised of one share and one warrant per unit) at a price of $9.60 per unit, received as consideration as underwriters in our IPO. This option will expire worthless in the event a business combination is not consummated.

Interests of Stifel Nicolaus in the Transaction

Stifel, Nicolaus & Company, Incorporated, a national investment banking firm, advised Dlorah in connection with the Transaction and will be compensated approximately $1,750,000 if the Transaction closes.

Dlorah has also requested Stifel Nicolaus to identify and/or introduce potential investors to Dlorah, and in doing so Stifel Nicolaus may be deemed to be engaging in the solicitation of proxies on behalf of our Board of Directors. Stifel Nicolaus will not receive any additional compensation from Dlorah, Camden or any other party in connection with these additional activities other than the fee described above upon closing of the Transaction. In addition, Dlorah agreed to reimburse Stifel Nicolaus for certain of its reasonable out-of-pocket expenses, not to exceed $75,000, incurred in connection with the services rendered by Stifel Nicolaus. Dlorah also has agreed to indemnify Stifel Nicolaus and certain related parties for certain liabilities.

Interests of Signal Hill in the Transaction

Signal Hill rendered a fairness opinion to our board of directors and earned a fee of $225,000 for its services. No portion of the fee is contingent upon the consummation of the Transaction or the conclusions set forth in Signal Hill’s opinion. In addition, we agreed to reimburse Signal Hill for certain of its reasonable out-of-pocket expenses, not to exceed $15,000, incurred in connection with the services rendered by Signal Hill. We have also agreed to indemnify Signal Hill and certain related parties for certain liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION

Camden and Dlorah are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transaction.

Dlorah’s balance sheet data and statements of operations and cash flow data for the fiscal years ended May 31, 2009, 2008 and 2007, which are derived from Dlorah’s audited financial statements, are included elsewhere in this proxy statement. The information for the fiscal years ended May 31, 2006 and 2005 was derived from Dlorah’s unaudited financial statements not included in this proxy statement.

Camden’s balance sheet as of May 31, 2009 and 2008, and statements of operations for the fiscal years ended May 31, 2009 and 2008, and for the cumulative period from April 10, 2007 (inception) through May 31, 2009, which are derived from Camden’s audited financial statements, are included elsewhere in this proxy statement.

Because Merger Sub was incorporated on July 21, 2009 and has no operating history, Merger Sub does not have any historical financial statements for any period.

The information is only a summary and should be read in conjunction with each of Camden’s and Dlorah’s historical financial statements and related notes and “Camden Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Dlorah Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Dlorah.

Camden Learning Corporation Selected Historical Financial Information

Statement of Operations

	Year Ended May 31, 2009	Year Ended May 31, 2008	Unaudited For the Period from April 10, 2007 (Inception) to May 31, 2007	For the Period from April 10, 2007 (Inception) Through May 31, 2009
Interest Income	$377,546	$826,833	$—	$1,202,242
Operating costs	(906,812)	(330,336)	(3,267)	(1,238,278)
(Provision) benefit for income taxes	114,379	(195,357)	—	(80,978)
Net (loss) income	$(414,887)	$301,140	$(3,267)	$(117,014)
Net income (loss) per share	$(0.05)	$0.06	—
Weighted average shares outstanding – basic and diluted	8,188,000	4,788,837	1,562,500

Balance Sheet

	May 31, 2009	May 31, 2008
Current assets
Cash	$96,482	$170,835
Prepaid expenses	72,936	145,668
Refundable income tax	150,486	—
Total current assets	319,904	316,503
Restricted funds held in trust	52,761,303	53,232,971
Deferred tax asset	378,536	117,233
Total assets	$53,459,743	$53,666,707
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$290,590	$92,226
Income tax payable	—	52,590
Deferred interest	62,149	—
Total current liabilities	352,739	144,816
Deferred underwriting compensation	1,590,312	1,590,312
Total liabilities	1,943,051	1,735,128
Common stock, subject to possible redemption, 1,987,889 shares	15,744,081	15,744,081
Stockholders’ Equity
Preferred Stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common Stock, $.0001 par value, 20,000,000 shares authorized; 8,188,800 shares issued and outstanding (less 1,987,889 shares subject to possible redemption)	620	620
Additional paid-in capital	35,889,005	35,889,005
Deficit/earnings accumulated during the development stage	(117,014)	297,873
Total stockholders’ equity	35,772,611	36,187,498
Total liabilities and stockholders’ equity	$53,459,743	$53,666,707

Dlorah Selected Historical Financial Information

	Year Ended May 31,
	2009	2008	2007	2006 (unaudited)	2005 (unaudited)
	(All Amounts in Thousand Except Share Data)
Income Statement
Operating Revenues	62,584	49,457	44,449	40,338	36,288
Income (loss) from continuing operations	5,404	35	(2,321)	(129)	1,453
Income (loss) from continuing operations per common share (A)	189.14	1.22	(81.21)	(4.50)	50.85
Balance Sheet
Total Assets	28,865	28,162	20,437	19,368	19,053
Long-term obligations	8,825	10,789	10,044	9,280	8,662
Cash Dividends declared per Common Share	2.00	2.00	2.00	2.00	2.00
Common Shares Outstanding (A)	28,572	28,572	28,580	28,580	28,580

(A)	Income (loss) from continuing operations per common share noted within the table above are equal for both basic and diluted shares outstanding, as there were no dilutive common stock equivalents outstanding for all periods presented. Should the transaction described in this proxy be consummated, share data will be significantly affected. Refer to other portions of this proxy for further discussion and detail.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following unaudited pro forma combined balance sheet combines Camden’s historical balance sheet and that of Dlorah as of May 31, 2009, giving effect to the transactions described in the Merger Agreement as if they had occurred on May 31, 2009. The following unaudited pro forma condensed combined statements of operations combine Camden’s historical statements of operations for the year ended May 31, 2009 with those of Dlorah for the year ended May 31, 2009, giving effect to the Transaction as if it had occurred on June 1, 2008.

The Transaction will be accounted for as a “reverse merger” and recapitalization since the stockholders of Dlorah will own at least 70.0% of the outstanding shares of Common Stock on a fully diluted as-converted basis immediately following the completion of the Transaction, will have its current officers assuming all corporate offices of the continuing entity, including chief executive officer, chief operating officer and all other day-to-day operating positions. Accordingly, Dlorah will be deemed to be the accounting acquirer in the Transaction and, consequently the Transaction is treated as a recapitalization of Dlorah. The assets and liabilities and the historical operations that will be reflected in the Camden financial statements after consummation of the Transaction will be those of Dlorah and will be recorded at the historical cost basis of Dlorah. Camden’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Dlorah upon consummation of the Transaction.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed below that have a continuing impact on the operations of Camden and are based on available data and certain assumptions that management believes are factually supportable.

The unaudited pro forma condensed financial statements described above should be read in conjunction with Camden’s historical financial statements and those of Dlorah and the related notes thereto. The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or of continuing entity’s future financial position or operating results.

Consummation of the Transaction is conditioned upon, among other things, the Camden stockholders adopting and approving the Merger Proposal. If Camden stockholders owning 30% or more of the IPO Shares vote against the Merger Proposal and exercise their right to convert their shares into a pro rata portion of the funds held in the trust account, then the Transaction cannot be consummated. Consequently, up to 1,987,889 shares of Common Stock, representing one share less than 30% of the IPO Shares, may be converted in this manner without negating the Transaction. This would represent an aggregate maximum conversion of approximately $15.7 million as of May 31, 2009 to cash.

The following unaudited pro forma financial statements have been prepared using two different assumptions with respect to the number of outstanding shares of Common Stock immediately following the Transaction, as follows:

•	assuming no conversions — this presentation assumes that no stockholders of Camden seek to convert their shares into a pro rata share of the trust account; and
•	assuming maximum conversions — this presentation assumes stockholders of Camden owning 29.99% of the IPO Shares seek conversion

In the case of both assumptions, the data is based on approximately 8.2 million shares of Common Stock currently outstanding, the issuance to Dlorah of 100,000 shares of Series A Stock, 2,800,000 common stock purchase warrants and 575,000 shares of restricted Common Stock, which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period, and the exchange of Camden Learning’s 2,800,000 founder warrants for 250,000 shares of restricted Common Stock, which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period.

Detailed information as to the weighted average shares are provided in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

Balance Sheet

Camden Learning Corporation
Selected Unaudited Pro Forma
Financial Information
(In Thousands)

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$96	$3,508	$52,761	(a)	$49,340	$(15,744)	(c)	$33,534
			(3,340)	(b)		(62)	(e)
			(3,313)	(i)
			775	(j)
			(1,147)	(k)
Investments	—	4,417			4,417	—		4,417
Student receivables – net of allowance	—	1,207			1,207	—		1,207
Institutional receivables	—	173	—		173	—		173
Student notes receivable – current portion	—	30	—		30	—		30
Bookstore inventory	—	604	—		604	—		604
Deferred income taxes	—	1,090	—		1,090	—		1,090
Income tax receivable	151	—	—		151	—		151
Prepaid assets	73	410	—		483	—		483
Total current assets	320	11,439	45,736		57,495	(15,806)		41,689
Property and equipment – net of accumulated depreciation	—	12,152	—		12,152	—		12,152
Other assets:
Cash held in trust	52,761	—	(52,761)	(a)	0	—		0
Deferred income taxes	378	—	—		378	—		378
Student notes receivables – net of current portion	—	105	—		105	—		105
Land held for future development	—	312	—		312	—		312
Condominium inventory	—	3,802	—		3,802	—		3,802
Course development – net of accumulated amortization	—	767	—		767	—		767
Other	—	288	—		288	—		288
	53,139	5,274	(52,761)		5,652	—		5,652
Total Assets	$53,460	$28,865	$(7,025)		$75,300	$(15,806)		$59,494
Liabilities and Stockholders’ Equity
Current liabilities:
Long term debt – current portion	$—	$2,147	$—		$2,147	$—		$2,147
Lines of credit	—	3,305	—		3,305	—		3,305
Accounts payable	291	3,564	—		3,855	—		3,855
Student accounts payable	—	314	—		314	—		314
Deferred interest	62	—	(62)	(e)	0	—		0

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Deferred income	—	367	—		367	—		367
Income tax payable	—	551	—		551	—		551
Accrued payroll and vacation	—	2,816	—		2,816	—		2,816
Accrued bonuses	—	821	—		821	—		821
Other accrued liabilities	—	1,263	—		1,263	—		1,263
Total current liabilities	353	15,148	(62)		15,439	—		15,439
Long term debt – net of current portion	—	6,507	(1,147)	(k)	5,360	—		5,360
Deferred income taxes	—	1,503	—		1,503	—		1,503
Other long-term liabilities	—	815	—		815	—		815
Deferred underwriting compensation	1,590	—	(1,590)	(b)	0	—		0
Minority interest owners’ deficit	—	(984)	775	(j)	(209)	—		(209)
Common stock, subject to possible redemption	15,744	—	(15,744)	(c)	—	—		—
Stockholders’ equity:
Series A	—	—	100	(d)	100	—		100
Common Stock	1	281	(281)	(d)	1	—		1
Additional paid-in capital	35,889	104	15,744	(c)	46,738	(15,744)	(c)	30,994
			64	(d)
			(3,313)	(i)
			(1,750)	(b)
Retained earnings	(117)	7,251	62	(e)	7,313	(62)	(e)	7,251
			117	(d)
Accumulated other comprehensive income	—	109	—		109	—		109
	35,773	7,745	10,743		54,261	(15,806)		38,455
Less treasury stock at cost	—	(1,869)	—		(1,869)	—		(1,869)
	35,773	5,876	10,743		52,392	(15,806)		36,586
Total liabilities and stockholders’ equity	$53,460	$28,865	$(7,025)		$75,300	$(15,806)		$59,494

Statement of Operations

Camden Learning Corporation
Selected Unaudited Pro Forma
Financial Information
(In Thousands)

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Academic revenue	—	56,874	—		56,874	—		56,874
Auxiliary revenue	—	4,036	—		4,036	—		4,036
Rental income – apartments	—	890	—		890	—		890
Condominium sales	—	784	—		784	—		784
Total revenue	—	62,584	—		62,584	—		62,584
Operating expenses:
Cost of educational services	—	12,816	—		12,816	—		12,816
Selling, general, and administrative	907	42,208	(396)	(f)	42,719	—		42,719
Auxiliary expense	—	1,595	—		1,595	—		1,595
Cost of condominium sales	—	558	—		558	—		558
Loss on disposition of property and equipment	—	3	—		3	—		3
Total operating expenses	907	57,180	(396)		56,784	—		56,784
Income (loss) from operations	(907)	5,404	396		4,893	—		4,893
Other income (expense):
Interest income	378	242	(38)	(c)	582	(112)	(e)	470
Interest expense	—	(834)	—		—	—		—
Other income – net	—	93	—		—	—		—
Total other income (expense)	378	(499)	(38)		(160)	(112)		470
Income (loss) before minority interest and income taxes	(529)	4,905	358		4,734	(112)		4,622
Income tax benefit (provision)	114	(1,797)	(131)	(g)	(1,814)	24	(g)	(1,790)
Income (loss) before minority interest	(415)	3,108	227		2,920	(88)		2,832
Minority interest	—	13			13	—		13
Net income (loss)	(415)	3,121	227		2,933	(88)		2,845
Dividends paid on Series A shares	—	—	6,921	(h)	6,921			6,921
Dividends paid on Common shares	—	—	901	(h)	901	—		901
Undistributed earnings/(loss) (UEL)	(415)	3,121	(7,595)		(4,889)	(88)		(4,977)
UEL allocable to Class A shares	—	—	—		(3,217)	—		(3,275)
UEL allocable to Common shares	—	—	—		(1,672)	—		(1,702)
Weighted average common shares outstanding
Basic	8,188,800				8,188,800			6,200,911
Diluted	8,188,800				24,662,775			22,674,836
Weighted average Class A shares outstanding
Basic					100,000			100,000
Diluted					15,730,000			15,730,000
Earnings (loss) per Class A share – Basic					69.21			$69.21
Distributed Earnings					(32.17)			(32.75)
Undistributed Earnings (loss)					$37.04			$36.46
Earnings (loss) per Common share – Basic					$0.11			$0.11
Distributed Earnings					(0.20)			(0.21)
Undistributed Earnings (loss)					$(0.09)			$(0.10)
Earnings (loss) per Class A share – Diluted					$0.12			$0.12

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction and Basis of Presentation

On August 7, 2009, the Company entered into an Agreement and Plan of Merger pursuant to which Dlorah stockholders have agreed to contribute all of the outstanding capital stock of Dlorah to Camden in exchange for shares of a newly created class of stock, warrants and restricted shares of currently authorized common stock of Camden. The merger agreement was amended and restated in its entirety on August 11, 2009. If stockholders of the Company approve transactions contemplated by the Merger Agreement, Dlorah stockholders will exchange their stock for shares of a newly created class of stock, warrants and restricted common stock, through a Camden subsidiary, which was newly created in order to facilitate the transactions contemplated thereby, in a series of steps outlined below:

•	Camden will create a merger subsidiary and will merge such subsidiary with and into Dlorah, with Dlorah surviving; and
•	Dlorah will, as a result, become wholly-owned by Camden.

Dlorah’s stockholders will receive consideration of $49.5 million less transaction expenses (assuming no holders exercise their redemption rights) from Camden for their capital stock of not less than seventy percent (70%) of the issued and outstanding capital stock of Camden, on an as-converted and fully diluted basis consisting of:

•	100,000 shares of a class of stock to be created immediately prior to the closing, which shares shall be convertible into not less than 15,730,000 shares of Camden common stock, par value $0.0001 per share;
•	2,800,000 newly issued common stock purchase warrants to purchase 2,800,000 shares of Common Stock at an exercise price of $5.50 per share;
•	575,000 shares of restricted Common Stock which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period; provided that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied;

The Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 per common share equivalent per quarter (for a total of $0.44 per year) for the first two years following issuance and shall automatically convert into Common Stock at the end of such two year period. When a dividend is paid on the Class A Stock, the holders of Common Stock will receive a dividend equal to one-fourth of the total of the dividend paid on the Class A Stock. The restricted Common Stock has been excluded from earnings per share calculations until earned as they are contingently issuable.

The adoption of the Merger Agreement and transactions contemplated thereby by the Camden stockholders will require the affirmative vote of the majority of the shares of the Common Stock voted at the Special Meeting of Stockholders. Additionally, the transaction will require a majority of Camden’s public warrant holders approving a proposal to amend the warrant agreement to permit Camden to redeem all of the outstanding warrants for $0.50 per warrant upon consummation of the Transaction. However, Camden will not be able to complete the Transaction if the holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand that Camden convert their shares into a pro rata portion of the trust account. The unaudited pro forma condensed combined financial statements assume that 100% of the outstanding shares of Camden’s common stock on the Record Date vote affirmatively and there are no conversions. A second presentation of the unaudited pro forma condensed combined financial statements assumes that 70.01% of the outstanding shares of Camden’s common stock on the Record Date vote affirmatively and there are 29.99% conversions.

z2.	Pro Forma Adjustments

Descriptions of the adjustments included in the unaudited pro forma balance sheet and statement of operations are as follows:

(a)	Reflects the release of Camden’s cash held in trust (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable) and the transfer of the balance to cash and cash equivalents at the completion of the business combination.
(b)	Gives effect to the payment to the underwriters of Camden’s initial public offering of deferred underwriters’ fees of $1.59 million and payment of a finder’s fee by Dlorah of $1.75 million upon completion of the transaction. Excludes payment of anticipated transaction expenses of approximately $1.5 million since the amount of such expenses is an estimate and therefore is not yet factually supportable.
(c)	Reflects the adjustment of common stock subject to conversion as a result of the Transaction. As shown in the balance sheet reflecting the scenario in which no holders exercise their conversion rights, this adjustment reflects the reclassification of the conversion value of the Camden common stock subject to conversion to additional paid-in capital related to the conversion shares. As shown in the balance sheet reflecting the scenario in which holders exercise their conversion rights as to 1,987,889 shares, this adjustment reflects the cash payout of the conversion value to Camden’s common stockholders who vote against the Merger Proposal and properly exercise their conversion rights with respect to 29.99% of the Camden common stock sold in the initial public offering.
(d)	Reflects the issuance of 100,000 shares of Class A Stock in exchange for the shares of Dlorah and the elimination of the retained earnings of Camden.
(e)	Adjustment of interest income and deferred interest:
i.	No holders exercise their conversion rights — reclassification of deferred interest to retained earnings.
ii.	Holders exercise their conversion rights as to 1,987,889 shares — payment of $62,000 of interest to redeeming stockholders and reduction of interest income for the year ended May 31, 2009 earned on cash held in trust resulting from holders exercising their conversion of 29.99% of the Camden common stock sold in the initial public offering.
(f)	Adjustment to eliminate fees paid to advisory board members as their positions have been discontinued as a result of the merger.
(g)	Effective tax rate on pro forma adjustments.
(h)	Payment of the $0.44 dividend per converted share (15,730,000 shares) on the Class A Shares and payment of the $0.11 dividend per share on the Common Stock.
(i)	Buy-out of 6,626,300 warrants issued in initial public offering at $0.50 per warrant.
(j)	Adjustment to eliminate minority interest expense, resulting from Dlorah’s 50% interest in Fairway Hills III. The other partners of Fairway Hills III, each of whom has a 10% interest, are five individuals, four of whom are Bob Buckingham and members of his family. Dlorah has a positive capital account balance in Fairway Hills III, and the other five partners each has a negative capital account balance. Prior to the closing of the Transaction, Mr. Buckingham and the partners who are members of his family will make a capital contribution to Fairway Hills III sufficient to satisfy their negative capital account balances. The partner that is not related to Mr. Buckingham will not likely make a capital contribution at that time, and his capital account will likely remain in a deficit until Fairway Hills III is able to allocate sufficient income to him to satisfy the negative balance.

(k)	Payment of certain obligations to related parties as indicated in the Merger Agreement. Specifically, Dlorah owes certain obligations to seventeen members of the Buckingham family. The amounts owed range from a high of approximately $356,565 to a low of approximately $300. Collectively, these obligations total approximately $1,147,907. These obligations will be satisfied by the Company by payment to each of the family members the day immediately preceding closing of the Transaction.
3.	Weighted Average Shares

Weighted average shares for each of the periods in Unaudited Pro Forma Condensed Combined Statement of Operations have been prepared using the following assumptions:

—	No holders exercise their conversion rights as to 1,987,889 shares
—	Holders exercise their conversion rights as to 1,987,889 shares

	No Holders Exercise Their Conversion Rights	Holders Exercise Their Conversion Rights as to 1,987,889 shares
Camden weighted average shares outstanding at May 31, 2009 before merger transaction	8,188,800	8,188,800
Weighted average shares subject to redemption	—	1,987,889
Weighted average shares, assuming a June 1 2008 merger transaction date	8,188,800	6,200,911
Net dilution of warrants and restricted stock, Utilizing the treasury stock method	743,925	743,925
Conversion of Series A Shares to Common Shares	15,730,000	15,730,000
Weighted average diluted shares, assuming June 1, 2008 merger transaction date	24,662,725	22,674,836
4.	Recent Accounting Pronouncements

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controllling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will be adopted for our fiscal year beginning June 1, 2009. We do not anticipate a material impact from the adoption of SFAS 160.

RISK FACTORS

Investing in the Company’s securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this proxy statement and the annexes hereto, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement. The risks and uncertainties described below are not the only risks and uncertainties facing the Company in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect the Company’s business operations or the business operations or stock price of the Company following the transactions described in this proxy statement. If any of the following risks or uncertainties occurs, the Company’s business, financial condition, operating results and future growth prospects could materially suffer. In that event, the trading price of your securities could decline and you may lose all or part of your investment.

Risks Related to NAU’s Business and Operations

NAU has experienced losses and may not maintain profitability.

Although NAU has had profitable quarterly and annual periods, it has also experienced losses in the past and it is possible NAU will experience losses in the future. In addition, NAU expects that its operating expenses and business development expenses will increase as it enrolls more students, opens new campuses and develops new programs. As a result, there can be no assurance the Company will be able to generate sufficient revenues to maintain profitability.

If NAU, or following the Transaction, the Company, fails to comply with extensive regulatory requirements, the Company could incur significant monetary liabilities, fines and penalties, including loss of access to federal student loans and grants for its students on which it is substantially dependent.

For its fiscal year ended May 31, 2009, NAU derived approximately 71.6% of its revenues (calculated on a cash basis) from federal student financial aid programs, referred to in this proxy statement as Title IV programs, administered by the U.S. Department of Education. A significant percentage of NAU’s students rely on the availability of Title IV program funds to cover their cost of attendance at NAU. To participate in the Title IV programs, a postsecondary institution must be authorized by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the Department of Education, and be certified as an eligible institution by the Department of Education. In addition, NAU’s operations and programs are regulated by other state education agencies and additional accrediting commissions. As a result of these requirements, NAU is, and the Company will be, subject to extensive regulation by the education agencies of multiple states, the Higher Learning Commission of the North Central Association of Colleges and Schools (“the Higher Learning Commission”), which is NAU’s institutional accrediting commission, various specialized accrediting commissions, and the Department of Education. These regulatory requirements cover the vast majority of NAU’s operations, including its educational programs, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations, and financial condition. These regulatory requirements also affect NAU’s ability to open additional schools and locations, add new educational programs, change existing educational programs, and change its corporate or ownership structure.

The agencies and commissions that regulate NAU’s operations periodically revise their requirements and modify their interpretations of existing requirements. Regulatory requirements are not always precise and clear, and regulatory agencies may sometimes disagree with the way NAU has interpreted or applied these requirements. Any misinterpretation by NAU of regulatory requirements could adversely affect NAU’s and Dlorah’s business, financial condition, results of operations and cash flows. If NAU, or following the Transaction, the Company, fails to comply with any of these regulatory requirements, it could suffer financial penalties, limitations on its operations, loss of accreditation, termination of or limitations on its ability to grant degrees and certificates, or limitations on or termination of its eligibility to participate in the Title IV programs, each of which could materially adversely affect NAU and materially adversely affect NAU’s business, financial condition and results of operations. In addition, if NAU is charged with regulatory violations, its reputation could be damaged, which could have a negative impact on NAU’s enrollments and materially adversely affect its business, financial condition and results of operations. NAU cannot predict with certainty how all of these regulatory requirements will be applied, or whether it will be able to comply with all of the applicable requirements in the future.

If NAU loses its eligibility to participate in the Title IV programs for any reason, NAU would experience a dramatic and adverse decline in revenue, its financial condition, results of operations and future growth prospects. Furthermore, NAU would be unable to continue its business as it currently is conducted which can be expected to have a material adverse effect on the Company’s ability to continue as a going concern.

Congress may revise the laws governing the Title IV programs or reduce funding for those programs, either of which could reduce NAU’s enrollment and revenue, and increase costs of operation.

Political and budgetary concerns significantly affect the Title IV programs. The Higher Education Act of 1965, as amended (“Higher Education Act”), which is the federal law that governs the Title IV programs, must be periodically reauthorized by Congress, and was most recently reauthorized in August 2008. The Department of Education has been working since December 2008 to develop the numerous revisions to the Title IV program regulations required by this reauthorization. In July and August 2009, the Department of Education proposed regulations relating to, among other things, the “90/10 Rule,” student eligibility, disclosure requirements, the relationships between schools and lenders of both private and Title IV loans, and the approval and oversight of accrediting agencies. The Department is also expected in the near future to propose additional new regulations relating to a broad array of issues. The issues addressed in the regulations that have been or are expected to be proposed by the Department of Education, are broad and complex and concern a number of significant aspects of the Title IV programs. The Department of Education is expected to publish new final regulations on certain of these issues by November 1, 2009, which is the required deadline in order for such regulations to take effect on July 1, 2010. In addition, Congress must determine funding levels for the Title IV programs on an annual basis, and can change the laws governing the Title IV programs at any time. On September 21, 2009, the U.S. Government Accountability Office publicly released an August 2009 report to Congress recommending stronger oversight by the Department of Education of certain aspects of the Title IV programs. It is possible this report will lead to Congressional hearings, revisions to the Higher Education Act or changes to Department of Education regulations. NAU cannot predict future revisions to the law or funding levels for the Title IV programs. Because a significant percentage of NAU’s revenue is, and a significant portion of the Company’s revenue will be, derived from the Title IV programs, any action by Congress that significantly reduces Title IV program funding or the ability of NAU or its students to participate in the Title IV programs could have a material adverse effect on Dlorah’s and NAU’s financial condition, results of operations and cash flows. Congressional action may also require NAU to modify its practices in ways that could increase administrative costs and reduce profit margin, which could have a material adverse effect on the financial condition, results of operations and cash flows of NAU and the Company following consummation of the Transaction.

If Congress significantly reduced the amount of available Title IV program funding, NAU would attempt to arrange for alternative sources of financial aid for its students, such as private sources. Neither Camden nor Dlorah can provide assurance that one or more private organizations would be willing or able to provide sufficient loans to students attending one of NAU’s schools or programs, or that the interest rate and other terms of such loans would be as favorable as Title IV program loans or acceptable to NAU’s students or that such private sources would be adequate to replace the full amount of the reduction in Title IV program funding. Therefore, even if some form of private financing sources become available, NAU’s enrollment could be materially adversely affected. In addition, private organizations could require NAU and Dlorah to guarantee all or part of this assistance resulting in additional costs to NAU and Dlorah. If NAU were to provide more direct financial assistance to its students, it would assume increased credit risks and incur additional costs, which would have a material adverse effect on its business, financial condition, results of operations and cash flows.

The August 2008 reauthorization of the Higher Education Act includes substantially increased reporting and other requirements which may impair NAU’s reputation and adversely affect NAU’s enrollments. NAU’s failure to comply with or accurately interpret the requirements of the Higher Education Act may subject NAU to penalties and other sanctions.

The most recent reauthorization of the Higher Education Act, in August 2008, contains numerous revisions to the requirements governing the Title IV programs. Among other things, institutions participating in the Title IV programs are subject to extensive new reporting requirements. Beginning July 1, 2011, the

Department of Education will publish national lists disclosing various statistics including the top five percent in each of nine institutional categories with the highest college costs and largest percentage increases. If NAU is highlighted negatively on one or more of these lists, NAU’s reputation may be impaired and enrollments may be adversely affected. In addition, many of the law’s provisions will be further specified in regulations promulgated by the Department of Education. The Department of Education’s regulatory process to implement the law’s new requirements is ongoing. In the interim, there is uncertainty about how many of the new reporting requirements will be implemented and enforced. Any failure by NAU to properly interpret these new requirements could subject NAU to limitation, suspension or termination of its eligibility to participate in Title IV programs, the imposition of conditions on its participation in the Title IV programs, monetary liabilities, fines and penalties or other sanctions imposed by the Department of Education, which could have a material adverse effect on NAU’s business, financial condition and results of operations. The prospect of such sanctions may cause NAU to conservatively interpret the new requirements of the Title IV programs pending the issuance of interpretive guidance or implementing regulations by the Department of Education, which may limit NAU’s flexibility in operating its business.

If any of the education regulatory agencies that regulate NAU do not approve or delay any required approvals of the Transaction, NAU’s and, after the Transaction, the Company’s ability to operate or participate in the Title IV programs may be impaired.

If NAU experiences a change in control under the standards of the Department of Education, the Higher Learning Commission, any applicable state educational licensing agency, or any specialized accrediting commission, it must notify or seek the approval of each such agency. These agencies do not have uniform criteria for what constitutes a change in control. Transactions or events that typically constitute a change in control include significant acquisitions or dispositions of the voting stock of an institution or its parent company, and significant changes in the composition of the board of directors of an institution or its parent company. Some of these transactions or events may be beyond NAU’s control. NAU’s failure to obtain, or a delay in receiving, approval of any change in control from the Department of Education, the Higher Learning Commission or its state educational licensing agencies could impair its ability to operate or participate in the Title IV programs, which could have a material adverse effect on the business and financial condition of NAU and, after the Transaction, the Company. Failure to obtain, or a delay in receiving, approval of any change in control from any state in which NAU is currently licensed or authorized, or from any of NAU’s specialized accrediting commissions, could require it to suspend its activities in that state or suspend offering the applicable programs until it receives the required approval, or could otherwise impair its operations. The potential adverse effects of a change in control could influence future decisions by NAU, the Company and its stockholders regarding the sale, purchase, transfer, issuance, or redemption of our stock, which could discourage bids for your shares of Company stock and could have an adverse effect on the market price of your shares.

NAU has submitted a description of the proposed Transaction to the Department of Education and each of the state educational agencies which currently licenses its operations or authorizes NAU to offer educational programs, requesting in some instances that such agency not deem the Transaction to trigger a change of ownership or control under its respective standards, and to determine what is required if any such agency does consider the Transaction to constitute a change of ownership or control. The Department of Education is reviewing NAU’s request and to date has not provided a final determination regarding whether the Transaction will trigger a change of ownership or control requiring the Department of Education’s approval under pertinent regulations. The Higher Learning Commission has already deemed the Transaction to trigger a change of ownership or control under its standards and NAU has filed the necessary information to obtain the necessary approval from the Higher Learning Commission. As part of any change of ownership or control, the Department of Education may impose growth restrictions on NAU for a period of time following the Transaction and may require NAU to post a letter of credit in the amount of 25% or more of the Title IV program funds utilized by NAU in its most recently completed fiscal year, which would be an increase from the existing letter of credit NAU has in place in favor of the Department of Education. Based on Dlorah’s May 31, 2009 audited financial statements, the principal amount of such a letter of credit would be approximately $9,969,351. NAU estimates that it could cost $150,000 to $200,000 to obtain such a letter of credit.

Any failure by NAU to comply with the requirements of the Department of Education, the Higher Learning Commission or the state educational agencies from which it has a license or authorization, or a failure to obtain their approval of the change in control, could result in NAU’s loss of authorization, accreditation or eligibility to participate in the Title IV programs and cause a significant decline in its student enrollments.

NAU also will be notifying other accrediting commissions and state agencies, as it believes necessary, of this Transaction and the reasons why it believes this Transaction will not constitute a change in control under their respective standards, or to determine what is required if any such commission or agency does consider the Transaction to constitute a change in control. If any of those commissions or agencies deem this Transaction to be a change in control, NAU would have to apply for and obtain approval from such commission or agency according to its procedures or suspend offering the applicable programs or suspend its activities in that state until it receives the required approval.

NAU cannot offer new programs, expand its operations into certain states, or acquire additional schools if such actions are not timely approved by the applicable regulatory agencies, and NAU may have to repay Title IV funds disbursed to students enrolled in any such programs, schools, or states if it does not obtain prior approval.

NAU’s expansion efforts include offering new educational programs. In addition, NAU may increase its operations in additional states and seek to acquire existing schools from other companies. If NAU is unable to obtain the necessary approvals for such new programs, operations, or acquisitions from the Department of Education, the Higher Learning Commission, or any applicable state educational licensing agency or accrediting commission, or if NAU is unable to obtain such approvals in a timely manner, its ability to consummate the planned actions and provide Title IV program funds to any affected students would be impaired, which could have a material adverse effect on its expansion plans. If NAU were to determine or has determined erroneously that any such action did not need approval or that it had obtained all required approvals, NAU could be liable for repayment of the Title IV program funds provided to students in that program or at that location.

Additionally, the Department of Education may impose growth restrictions on NAU for a period of time following, and as a result of, the Transaction. In numerous other transactions involving postsecondary education companies, the Department of Education has, as a condition of approving a change of ownership or control, prohibited the affected institution from adding to the scope of its Title IV program participation any new locations or educational programs, or from modifying existing educational programs. Where such restrictions have been imposed, the Department of Education has indicated that they may be removed after the Department of Education has received and accepted audited financial statements and an annual Title IV compliance audit from the institution covering one complete fiscal year under the new ownership or control, and if the Department of Education determines that the institution satisfies the regulatory standards of administrative capability and financial responsibility. If such restrictions were to be imposed, NAU can provide no assurance as to when the Department of Education would remove them. The imposition or continuation of such restrictions could have a material adverse effect on NAU’s business, prospects, financial condition and results of operations. Further, under the terms of the Merger Agreement, if prior to the closing the Department of Education informs NAU that such restrictions will be imposed as a condition of NAU’s continued Title IV participation after the closing of the Transaction, either the Company or Dlorah could terminate the Merger Agreement with no liability to Dlorah.

If the Department of Education does not recertify NAU to continue participating in the Title IV programs, its students would lose their access to Title IV program funds, or NAU could be recertified but required to accept significant limitations as a condition of its continued participation in the Title IV programs.

Department of Education certification to participate in the Title IV programs lasts a maximum of six years, and institutions are thus required to seek recertification from the Department of Education on a regular basis in order to continue their participation in the Title IV programs. An institution must also apply for recertification by the Department of Education if it undergoes a change in control, as defined by Department of Education regulations, and may be subject to similar review if it expands its operations or educational programs in certain ways. NAU’s current certification was effective in March 2008 and expires

June 30, 2010, and NAU will seek recertification before its current certification expires. NAU’s current certification was issued on a provisional basis and required it to post an irrevocable letter of credit and receive certain Title IV program funds under the heightened cash monitoring system of payment (pursuant to which an institution is required to credit students with Title IV program funds prior to obtaining those funds from the Department of Education) rather than by advance payment (pursuant to which an institution receives Title IV funds from the Department of Education in advance of disbursement to students). Generally, the recertification process includes a review by the Department of Education of the institution’s educational programs and locations, administrative capability, financial responsibility, and other oversight categories. The Department of Education could limit, suspend or terminate an institution’s participation in the Title IV programs for violations of the Higher Education Act or Title IV regulations. There can be no assurance that the Department of Education will recertify NAU after its current period of certification or that it will not impose restrictions with respect to any future recertification. If the Department of Education does not renew or withdraws NAU’s certification to participate in the Title IV programs at any time, NAU’s students would no longer be able to receive Title IV program funds. Similarly, the Department of Education could renew NAU’s certification, but restrict or delay its students’ receipt of Title IV funds, limit the number of students to whom it could disburse such funds, or impose other restrictions. Any of these outcomes would have a material adverse effect on NAU’s enrollments and on its business, financial condition, and results of operations.

NAU would lose its ability to participate in the Title IV programs if it fails to maintain its institutional accreditation, and its student enrollments could decline if it fails to maintain any of its accreditations or approvals.

An institution must be accredited by an accrediting commission recognized by the Department of Education in order to participate in the Title IV programs. NAU has been granted institutional accreditation by the Higher Learning Commission, which is an accrediting commission recognized by the Department of Education. To remain accredited, NAU must continuously meet accreditation standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources, and financial stability. NAU was reaccredited by the Higher Learning Commission in 2008 for the maximum term of 10 years. If NAU fails to satisfy any of the Higher Learning Commission’s standards, it could lose its accreditation by the Higher Learning Commission, which would cause it to lose eligibility to participate in the Title IV programs and could cause a significant decline in total student enrollments and have a material adverse effect. In addition, many of NAU’s individual educational programs are also accredited by specialized accrediting commissions or approved by specialized state agencies. If NAU fails to satisfy the standards of any of those specialized accrediting commissions or state agencies, it could lose the specialized accreditation or approval for the affected programs, which could result in materially reduced student enrollments in those programs and have a material adverse effect on its financial condition and results of operations.

If NAU fails to maintain any of its state authorizations, it would lose its ability to operate in that state and for campuses in the state to participate in the Title IV programs.

NAU is authorized to operate and to grant degrees or diplomas by the applicable state educational licensing agency of each state where NAU maintains a physical campus. Such authorization by state educational licensing agencies is required for NAU’s students to be eligible to receive funding under the Title IV programs. To maintain such state authorizations, NAU must continuously meet standards relating to, among other things, educational programs, facilities, instructional and administrative staff, marketing and recruitment, financial operations, addition of new locations and educational programs, and various operational and administrative procedures. If NAU fails to satisfy any of these standards, it could lose its authorization from the applicable state educational agency to offer educational programs and could be forced to cease operations in such state. Such a loss of authorization would also cause NAU’s physical campus in the state to lose eligibility to participate in the Title IV programs. Either event would have a material adverse effect on NAU’s financial condition and results of operations.

NAU also has been required to obtain authorization in certain other states where it does not maintain a physical campus because its activities in the state constitute a presence requiring licensure or authorization under the requirements of the applicable state education agency. If NAU fails to comply with state licensing or authorization requirements for a state, or fails to obtain licenses or authorizations when required, it could lose its state licensure or authorization by that state or be subject to other sanctions, including restrictions on its activities in that state, fines, and penalties. The loss of licensure or authorization in a state where NAU has no physical campus could prohibit NAU from recruiting prospective students or offering educational services to current students in that state, which could significantly reduce enrollments and revenues and materially adversely affect its financial condition and results of operations. State laws and regulations are not always precise or clear, and state licensing agencies may sometimes disagree with the way NAU has interpreted or applied these requirements. The increasing popularity and use of the Internet and other online services for the delivery of education has led and may lead to the adoption of new laws and regulatory practices by many states and new interpretations of existing laws and regulations by state educational agencies. These new laws, regulations and interpretations may relate to issues such as the requirement that education institutions offering online programs be licensed in one or more jurisdictions where they have no physical location. New laws, regulations or interpretations related to providing educational programs and services over the Internet could increase NAU’s cost of doing business and affect its ability to recruit students in particular states, which could, in turn, negatively affect enrollments and revenues and have a material adverse effect on NAU’s business. Additionally, any misinterpretation by NAU of these regulatory requirements or adverse changes in regulations or interpretations thereof by state licensing agencies could have a material adverse effect on its financial condition and results of operations.

If NAU does not comply with the Department of Education’s “administrative capability” standards, it could suffer financial penalties, be required to accept other limitations in order to continue participating in the Title IV programs, or lose its eligibility to participate in the Title IV programs.

Department of Education regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in the Title IV programs. These criteria require, among other things, that the institution:

•	comply with all applicable Title IV program regulations;
•	have capable and sufficient personnel to administer the federal student financial aid programs;
•	not have student loan cohort default rates in excess of specified levels
•	have acceptable methods of defining and measuring the satisfactory academic progress of its students;
•	have various procedures in place for safeguarding federal funds;
•	not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;
•	provide financial aid counseling to its students;
•	refer to the Department of Education’s Office of Inspector General any credible information indicating that any applicant, student, employee or agent of the institution has been engaged in any fraud or other illegal conduct involving Title IV programs;
•	submit in a timely manner all reports and financial statements required by the Title IV regulations; and
•	not otherwise appear to lack administrative capability.

If an institution fails to satisfy any of these criteria or comply with any other Department of Education regulations, the Department of Education may:

•	require the repayment of Title IV program funds;
•	transfer the institution from the “advance” system of payment of Title IV program funds to cash monitoring status or to the “reimbursement” system of payment;
•	place the institution on provisional certification status; or
•	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in the Title IV programs.

If NAU were found not to have satisfied the Department of Education’s “administrative capability” requirements, it could be limited in its access to, or lose, Title IV program funding, which would significantly reduce its enrollments and revenues and materially and adversely affect its results of operations.

If NAU does not meet specific financial responsibility standards established by the Department of Education, it may be required to post a letter of credit or accept other limitations in order to continue participating in the Title IV programs, or it could lose its eligibility to participate in the Title IV programs.

To participate in the Title IV programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by the Department of Education, or post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the Title IV programs. These financial responsibility tests are applied to each institution on an annual basis based on the institution’s audited financial statements, and may be applied at other times, such as if the institution undergoes a change in control. The Department of Education may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the Title IV programs. The operating restrictions that may be placed on an institution that does not meet the quantitative standards of financial responsibility include being transferred from the “advance payment” method of receiving Title IV program funds to either the “reimbursement” or the “heightened cash monitoring” system, which could result in a significant delay in the institution’s receipt of those funds. Limitations on, or termination of, NAU’s participation in the Title IV programs as a result of its failure to demonstrate financial responsibility would limit its students’ access to Title IV program funds, which could significantly reduce enrollments and revenues and materially and adversely affect the results of operations.

When NAU was recertified by the Department of Education to participate in the Title IV programs, effective in March 2008, the Department of Education reviewed NAU’s audited financial statements for the fiscal year ended May 31, 2007 and advised NAU that its composite score, which, as described under the subheading “Financial Responsibility” in the section titled “Regulatory Matters Regarding Dlorah — Regulation of Student Aid Programs”, is a standard of financial responsibility derived from a formula established by the Department of Education, reflected financial weakness because such statements indicated NAU’s composite score for such fiscal year was 0.2. As a result of this determination, the Department of Education required NAU to post a letter of credit equal to 10 percent of the Title IV program funds it received during its most recently completed fiscal year. Based on NAU’s audited financial statements for the fiscal year ended May 31, 2008, which indicated NAU’s composite score for such fiscal year was 0.5, NAU was required to maintain the letter of credit and increase its amount to reflect increased receipt of Title IV program funds by NAU during the fiscal year. This letter of credit must be maintained, and could be increased or accompanied by additional conditions on NAU’s participation in the Title IV programs, until such time as the Department of Education determines that NAU satisfies the applicable financial responsibility standards. NAU’s audited financial statements for the fiscal year ended May 31, 2009 indicate that its composite score for such fiscal year was 1.6. Under applicable regulations, NAU must submit such audited financial statements to the Department of Education no later than November 30, 2009. The Department of Education will then determine whether NAU must continue to maintain or increase the currently posted letter of credit. Any obligation to maintain or increase the currently posted letter of credit, or to post a letter of credit in the future, could increase NAU’s costs of regulatory compliance. If NAU is unable to secure any required letter of credit, it would lose its eligibility to participate in the Title IV programs, which can be expected to have a material adverse effect on the Company’s prospects, financial condition, results of operations and viability as a going concern.

NAU may lose its eligibility to participate in the federal student financial aid programs if the percentage of NAU’s revenues derived from the Title IV programs is too high.

A provision of the Higher Education Act commonly referred to as the “90/10 Rule,” as amended in August 2008, provides that a for-profit educational institution such as NAU, loses its eligibility to participate in the Title IV programs if, under a complex regulatory formula that requires cash basis accounting and other adjustments to the calculation of revenue, the institution derives more than 90% of its revenues from Title IV program funds for any two consecutive fiscal years. An institution that derives more than 90% of its revenue (on a cash basis) from the Title IV programs for any single fiscal year will be placed on provisional certification for at least two fiscal years and may be subject to additional conditions or sanctions imposed by the Department of Education. During the period of provisional certification, the institution must comply with any additional conditions included in the institution’s program participation agreement with the Department of Education. In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school or make any other significant change. If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or opportunity for the institution to challenge the action. If NAU violates the 90/10 Rule, it will become ineligible to participate in the Title IV programs as of the first day of the fiscal year following the second consecutive fiscal year in which it exceeded the 90% threshold and will be unable to regain eligibility for two fiscal years thereafter. In addition, under proposed regulations that were released by the Department of Education in August 2009, if an institution’s percentage exceeds 90% for a single fiscal year so that the institution is placed on provisional certification for the next two fiscal years, but the institution’s participation agreement with the Department of Education expires in the normal course in that two-year period, the institution’s eligibility for Title IV funding would terminate on that expiration date and the institution could not seek to regain eligibility until it could demonstrate that its percentage under the 90/10 Rule was below 90% for two consecutive fiscal years. These proposed regulations are subject to public comment and the Department of Education is expected to publish final regulations by November 1, 2009, which is the required deadline in order for such regulations to take effect on July 1, 2010. At this time, NAU cannot be certain whether and to what extent such final regulations may affect its ability to remain eligible to participate in the Title IV programs or require it to incur additional costs in connection with its administration of the Title IV programs. If NAU violates the 90/10 Rule, and continued to disburse Title IV program funds to students after the effective date of its loss of eligibility to participate in Title IV programs, it would be required to return those funds to the applicable lender or the Department of Education.

In May 2008, the United States Congress increased the annual loan limits on federal unsubsidized student loans by $2,000 for certain students, and also increased the aggregate loan limits (over the course of a student’s education) on total federal student loans for certain students. This increase in student loan limits also increased the amount of Title IV program funds used by students to satisfy tuition, fees and other costs incurred, which will increase the proportion of NAU’s revenue from Title IV programs. However, the August 2008 reauthorization of the Higher Education Act provides that such additional loan amounts authorized in May 2008 and disbursed to students between July 1, 2008 and July 1, 2011 may be considered, for the purposes of the 90/10 Rule, as revenue from sources other than Title IV programs, providing temporary relief from any adverse impact of additional Title IV loan funds on institutions’ 90/10 percentages. Absent any extension of this temporary relief, NAU’s 90/10 percentages are expected to increase when the additional Title IV loan funds, authorized in May 2008 and disbursed to students between July 1, 2008 and July 1, 2011, must be considered in the 90/10 calculation in the same manner as other Title IV loan funds. In addition, recent changes in federal law also increased Title IV grant limits. Increases in Title IV grant and loan limits now or in the future may result in an increase in the revenues NAU receives from the Title IV programs. Further, a significant number of states in which NAU operates have faced budget constraints which have caused or may cause them to reduce state appropriations in a number of areas, including with respect to the amount of financial assistance provided to postsecondary students, which could further increase NAU’s percentage of revenues derived from Title IV program funds. Also, the employment circumstances of NAU’s students or their parents could also increase reliance on Title IV program funds. NAU expects its ratio under the 90/10 Rule to continue to increase in the future. If NAU becomes ineligible to participate in Title IV federal student financial aid programs as a result of noncompliance with the 90/10 Rule, it can be expected to have a material adverse effect on the Company’s prospects, financial condition, results of operations and viability as a going concern.

NAU may lose its eligibility to participate in the Title IV programs if its student loan default rates are too high.

An institution may lose its eligibility to participate in some or all of the Title IV programs if, for three consecutive years, 25% or more of its students who were required to begin repayment on their student loans in one year default on their payment by the end of the following year. In addition, an institution may lose its eligibility to participate in some or all of the Title IV programs if the default rate of its students exceeds 40% for any single year. The August 2008 reauthorization of the Higher Education Act extends by one year the period for which students’ defaults on their loans will be included in the calculation of an institution’s default rate, a change that is expected to increase most institutions’ default rates. The new law also increases the threshold for an institution to lose its eligibility to participate in the relevant Title IV programs from 25% to 30%. These changes to the law take effect for institutions’ cohort default rates for federal fiscal year 2009, which are expected to be calculated and issued by the Department of Education in 2012. NAU’s cohort default rates have historically been significantly below these levels, including 8.2% for federal fiscal year 2007, 7.3% for federal fiscal year 2006 and 7.5% for federal fiscal year 2005, the last three years for which the Department of Education has issued official cohort default rates. NAU cannot, however, provide any assurance that this will continue to be the case. Any increase in interest rates or reliance on “self-pay” students, as well as declines in income or job losses for NAU students could contribute to higher default rates on student loans. Exceeding the student loan default rate thresholds and losing eligibility to participate in the Title IV programs would have a material adverse effect on NAU’s business, prospects, financial condition, and results of operations. Any future changes in the formula for calculating student loan default rates, economic conditions, or other factors that cause NAU’s default rates to increase, could place NAU in danger of losing its eligibility to participate in some or all of the Title IV programs. If NAU loses its eligibility to participate in the Title IV programs because of high student loan cohort default rates, it would have a material adverse effect on the Company’s prospects, financial condition, results of operations and viability as a going concern.

NAU is subject to sanctions if it fails to correctly calculate and timely return Title IV program funds for students who withdraw before completing their educational program.

An institution participating in the Title IV programs must calculate the amount of unearned Title IV program funds that it has disbursed to students who withdraw from their educational programs before completing such programs and must return those unearned funds to the appropriate lender or the Department of Education in a timely manner, generally within 45 days of the date the institution determines that the student has withdrawn. If the unearned funds are not properly calculated and timely returned for a sufficient percentage of students, NAU may have to post a letter of credit in favor of the Department of Education equal to 25% of the Title IV program funds that should have been returned for such students in the prior fiscal year, and NAU could be fined or otherwise sanctioned by the Department of Education. NAU’s annual Title IV compliance audit for the fiscal year ended May 31, 2006 included a finding of material noncompliance with respect to timely returns of unearned funds, resulting in a requirement that NAU post an irrevocable letter of credit equal to 25% of the total amount of unearned Title IV program funds NAU was required to return during its most recently completed fiscal year. Such letter of credit requirement was subsequently superseded by the letter of credit requirement imposed by the Department of Education when NAU failed to satisfy the applicable standards of financial responsibility for participation in the Title IV programs. In the event NAU does not correctly calculate and timely return unearned Title IV program funds, it may have to post further letters of credit in favor of the Department of Education, may be liable for repayment of Title IV funds and related interest and may otherwise be subject to adverse actions by the Department of Education, including termination of NAU’s participation in the Title IV programs, any of which could increase NAU’s cost of regulatory compliance and have a material adverse effect on the business, financial condition and results of operations of both NAU and the Company.

If a substantial number of NAU students cannot secure Title IV loans as a result of decreased lender participation in the Title IV programs, or if lenders increase the costs or reduce the benefits associated with the Title IV loans they provide, NAU could be materially adversely affected.

The cumulative impact of recent regulatory and market developments and conditions has caused some lenders participating in the Federal Family Education Loan (“FFEL”) program to cease providing such Title IV loans to students. Other lenders have reduced the benefits and increased the fees associated with the

Title IV loans they provide. NAU and other schools have had to modify student loan practices in ways that result in higher administrative costs. If the cost of Title IV loans increases or availability decreases, some students may not be able to take out loans and may not enroll in a postsecondary institution. In light of these concerns, federal legislation was enacted in May 2008 to attempt to ensure that all eligible students would be able to obtain Title IV loans in the future and that a sufficient number of lenders would continue to provide Title IV loans. Among other things, the new legislation:

•	authorized the Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and
•	permitted the Department of Education to designate institutions eligible to participate in a “lender of last resort” program, under which federally recognized student loan guaranty agencies would be required to make Title IV loans to all otherwise eligible students at those institutions.

NAU cannot predict if this legislation ultimately will be effective in ensuring students’ continued access to Title IV loans. Additionally, the authorization granted to the Department of Education to purchase Title IV loans from lenders will expire on June 30, 2010 unless extended by new federal legislation. If a substantial number of lenders cease to participate in the Title IV loan programs, increase the costs of student access to such programs, or reduce the benefits available under such programs, NAU’s students may not have access to such loans, which could cause NAU’s enrollments to decline and have a material adverse effect on it. The environment surrounding access to and cost of student loans remains in a state of flux, with reviews of many institutions and lenders still pending and with additional legislative and regulatory changes being actively considered at the federal and state levels, including pending legislation to significantly modify or eliminate the FFEL program (in which private lenders originate Title IV loans) in favor of the Direct Loan program (in which the Department of Education originates Title IV loans). Although NAU is approved by the Department of Education to participate in the Direct Loan program, any of the foregoing could have an adverse effect on the Company’s financial condition, prospects, student enrollment and retention rate.

A substantial decrease in private student financing options or a significant increase in financing costs for its students, could have a material adverse effect on NAU.

Some of NAU’s eligible students have used private (ie., non-Title IV) loan programs to fund a portion of their education costs not covered by Title IV program funds and state financial aid sources. Recent adverse market conditions for consumer and federally guaranteed student loans (including lenders’ increasing difficulties in reselling or syndicating student loan portfolios) have resulted, and could continue to result, in providers of private loans reducing the availability of or increasing the costs associated with providing private loans to postsecondary students. In particular, loans to students with low credit scores who would not otherwise be eligible for credit-based private loans have become increasingly difficult to obtain. Prospective students may find that these increased financing costs make borrowing prohibitively expensive and abandon or delay enrollment in postsecondary education programs. Additionally, a significant number of states in which NAU operates have faced budget constraints which have caused or may cause them to reduce state appropriations for student financial assistance. NAU cannot predict how significant any such future reductions in financial assistance may be or how long any such reductions will persist. If any of these scenarios were to occur, NAU students’ ability to finance their education could be adversely affected and NAU’s student population could decrease, which could have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

An increase in interest rates could adversely affect NAU’s ability to attract and retain students.

For the fiscal years ended May 31, 2009 and 2008, NAU derived cash receipts equal to approximately 71.6% and 67.7%, respectively, of its net revenue from tuition financed under the Title IV programs, which include student loans with interest rates subsidized by the federal government. Additionally, some NAU students finance their education through private loans that are not subsidized. If NAU students’ employment circumstances are adversely affected by regional or national economic downturns, they may be more heavily dependent on student loans. Interest rates have reached relatively low levels in recent years, creating a favorable borrowing environment for students. However, in the event interest rates increase or Congress decreases the amount available for Title IV funding, NAU’s students may have to pay higher interest rates on their loans. Any future increase in interest rates will result in a corresponding increase in educational costs to NAU’s existing and prospective students, which could result in a significant reduction in NAU’s student population and revenues. Higher interest rates could also contribute to higher default rates with respect to our students’ repayment of their education loans. Higher default rates may in turn adversely impact NAU’s eligibility to participate in some or all of the Title IV programs, which could result in a material adverse effect on the Company’s enrollments, revenues, future growth prospects and results of operations.

NAU is subject to sanctions if it pays impermissible commissions, bonuses or other incentive payments to individuals involved in certain recruiting, admission or financial aid activities.

A school participating in the Title IV programs may not provide, or contract with a third party that provides, any commission, bonus, or other incentive payment based on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. The Department of Education’s current regulations set forth 12 “safe harbors” which describe payments and arrangements that do not violate the incentive compensation rule. The Department of Education’s regulations make clear that the safe harbors are not a complete list of permissible practices under this law. One of these safe harbors permits adjustments to fixed salary for enrollment personnel provided that such adjustments are not made more than twice during any twelve month period, and that any adjustment is not based solely on the number of students recruited, admitted, enrolled, or awarded financial aid. While NAU believes that its compensation policies and practices have not been based on success in enrolling students in violation of applicable law, the Department of Education’s regulations and interpretations of the incentive compensation law do not establish clear criteria for compliance in all circumstances and, in a limited number of instances, NAU’s actions have not been within the scope of any specific safe harbor provided in the compensation regulations. Such safe harbors also do not address non-cash awards to enrollment personnel. In addition, in recent years, several for-profit education companies have been faced with whistleblower lawsuits, known as “qui tam” cases, by current or former employees alleging violations of this prohibition. If the Department of Education were to determine that NAU violated this requirement of the Title IV programs, or NAU were to be found liable in a qui tam action alleging a violation of this law, or if any third parties NAU has engaged were to violate this law, NAU could be fined or sanctioned by the Department of Education, or subjected to other monetary liability or penalties that could be substantial, including the possibility of treble damages under a qui tam action, any of which could harm its reputation, impose significant costs and have a material adverse effect on NAU’s business, prospects, financial condition, and results of operations.

In May 2009, the Department of Education announced that it was initiating a process to revise some of its regulations focused on, among other things, its regulations on incentive compensation, including the “safe harbors” provisions. NAU cannot predict with certainty whether such rulemaking will result in any changes to those regulations, including the current “safe harbors.” Any changes to the Department of Education’s regulations could require NAU to modify or suspend its current compensation practices and could increase NAU’s costs of compliance.

If NAU cannot maintain student enrollments, its results of operations may be adversely affected.

NAU’s strategy for growth and profitability depends, in part, upon the retention of its students. While NAU provides certain services to its students (e.g., tutoring) in an effort to aid in retaining students and lower attrition rates, many of NAU’s students face financial, personal, or family constraints that require them to withdraw within a term or at the end of a given term. Additionally, some students may decide to continue their education at a different institution. If for any reason, NAU is unable to attract qualified new students, or is unable to effectively predict and manage student attrition, overall enrollment levels are likely to decline. If NAU cannot attract and retain its current students, its business, prospects, financial condition and results of operations may be adversely affected.

NAU’s financial performance depends on its ability to continue to develop awareness among, and attract and retain new students.

Building awareness of NAU and the programs it offers is critical to NAU’s ability to attract prospective students. If NAU is unable to successfully market and advertise its educational programs, its ability to attract and enroll students could be adversely affected, and, consequently, NAU’s ability to increase revenue or maintain profitability could be impaired. It is also critical to NAU’s success that NAU convert prospective students to enrolled students in a cost-effective manner and that these enrolled students remain active in NAU’s programs. Some of the factors that could prevent NAU from successfully enrolling and retaining students include:

•	the reduced availability of, or higher interest rates and other costs associated with, Title IV loan funds or other sources of financial aid;
•	the emergence of more successful competitors;
•	factors related to NAU’s marketing, including the costs and effectiveness of Internet advertising and broad-based branding campaigns and recruiting efforts;
•	performance problems with NAU’s online systems;
•	failure to maintain institutional and specialized accreditations;
•	failure to obtain and maintain required state authorizations;
•	the requirements of the education agencies that regulate NAU which restrict the initiation of new locations, new programs and modification of existing programs;
•	the requirements of the education agencies that regulate NAU which restrict the ways schools can compensate their recruitment personnel;
•	increased regulation of online education, including in states in which NAU does not have a physical presence;
•	restrictions that may be imposed on graduates of online programs that seek certification or licensure in certain states;
•	student dissatisfaction with NAU’s services and programs;
•	adverse publicity regarding NAU, its competitors, or online or for-profit education generally;
•	price reductions by competitors that NAU is unwilling or unable to match;
•	a decline in the acceptance of online education;
•	an adverse economic or other development that affects job prospects in NAU’s core disciplines;
•	a decrease in the perceived or actual economic benefits that students derive from NAU’s programs; and
•	litigation or regulatory investigations that may damage NAU’s reputation.

If, for any reason or reasons, including those presented above, NAU is unable to maintain and increase its awareness of NAU among prospective students, recruit students and convert prospective students into actual students of NAU, its business, prospects, financial condition and results of operations may be materially and adversely affected.

NAU operates in a highly competitive industry, and competitors with greater resources could harm its business, decrease market share and put downward pressure on NAU’s tuition rates.

The postsecondary education market is highly fragmented and competitive. NAU competes for students with traditional public and private two-year and four-year colleges and universities, other for-profit schools, including those that offer online learning programs, and alternatives to higher education, such as employment and military service. Many public and private schools, colleges, and universities, including most major colleges and universities, offer online programs. NAU expects to experience additional competition in the future as more colleges, universities, and for-profit schools offer an increasing number of online programs. Public institutions receive substantial government subsidies, and public and private non-profit institutions have access to government and foundation grants, tax-deductible contributions, and other financial resources generally not available to for-profit schools. Accordingly, public and private nonprofit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices. Some of NAU’s competitors in both the public and private sectors also have substantially greater financial and other resources than NAU. NAU may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect its business, prospects, financial condition, and results of operations. These competitive factors could cause NAU’s enrollments, revenues, and profitability to significantly decrease.

NAU may not be able to sustain its growth rate or profitability.

NAU’s ability to sustain its current rate of growth or profitability depends on a number of factors, including its ability to obtain and maintain regulatory approvals, its ability to maintain operating margins, its ability to recruit and retain high quality academic faculty and administrative personnel and other competitive factors. Over the past three years, a majority of NAU’s growth has resulted from an increase in students enrolling in its associate’s degree programs; however, NAU believes that future growth will be based upon an expansion of its current programs, the addition of new programs, an increase in its physical and online presence, affiliation agreements and increasing enrollments. If NAU is not able to sustain or improve its growth rate, the Company’s business, financial condition and results of operations could be adversely affected. Additionally, the growth and expansion of NAU’s domestic and international operations may place a significant strain on its resources and increase demands on its management information and reporting systems, financial management controls, and personnel. Any failure to effectively manage or maintain growth could adversely affect the business, financial condition and results of operations of the Company.

If the proportion of students who are enrolled in NAU’s associate’s degree programs continues to increase, NAU may experience increased costs and reduced margins.

In recent years, the proportion of NAU’s enrollment composed of associate’s degree students has increased. NAU has experienced certain effects from this shift, such as an increase in its student loan cohort default rate. If this shift towards associate’s degree programs continues, NAU may experience additional consequences, such as higher cost per start, lower retention rates, higher student services costs, an increase in the percentage of NAU’s revenue derived from the Title IV programs under the 90/10 Rule, more limited ability to implement tuition price increases and other effects that may adversely affect the Company’s operating results and future growth prospects.

If NAU’s graduates are unable to obtain professional licenses or certifications in their chosen field of study, NAU may face declining enrollments and revenues or student litigation against it.

Certain of NAU’s students, particularly in the healthcare programs, require or desire professional licenses or certifications after graduation in order to obtain employment in their chosen fields. Their success in obtaining such licensure depends on several factors, including the individual merits of the student, whether the institution and the program were approved by the state or by a professional association, whether the program from which the student graduated meets all state requirements and whether the institution is accredited. In the event that one or more states refuses to recognize NAU’s graduates for professional licensure in the future based on factors relating to NAU or its programs, the potential growth of NAU’s programs would be negatively impacted, which could have a material adverse effect on its results of operations. In addition, NAU could be exposed to litigation that would force it to incur legal and other expenses that could have a material adverse effect on NAU’s reputation and results of operations.

Government and regulatory agencies and third parties may conduct compliance reviews, bring claims or initiate litigation against NAU.

Because NAU operates in a highly regulated industry, it is subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies and third parties, including claims brought by third parties on behalf of the federal government. If the results of these reviews or proceedings are unfavorable to NAU, or if NAU is unable to defend successfully against lawsuits or claims, it may be required to pay money damages or be subject to fines, limitations, loss of eligibility for Title IV funding, injunctions or other penalties. Even if NAU adequately addresses issues raised by an agency review or successfully defends a lawsuit or claim, it may have to divert significant financial and management resources from its ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against NAU may damage its reputation, even if such claims and lawsuits are without merit.

NAU’s reputation and the value of the Company’s stock after the Transaction may be negatively affected by the actions of other postsecondary educational institutions.

In recent years, regulatory proceedings and litigation have been commenced against various postsecondary educational institutions relating to, among other things, deceptive trade practices, false claims against the government, and non-compliance with Department of Education requirements, state education laws, and state consumer protection laws. These proceedings have been brought by students, the Department of Education, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or SEC, and state governmental agencies, among others. These allegations have attracted adverse media coverage and have been the subject of legislative hearings and regulatory actions at both the federal and state levels, focusing not only on the individual schools but in some cases on the larger for-profit postsecondary education sector as a whole. Adverse media coverage regarding other for-profit education companies or other educational institutions could damage NAU’s reputation, result in lower enrollments, revenues and results of operations, and have a negative impact on the value of the Company’s stock. Such coverage could also result in increased scrutiny and regulation by the Department of Education, Congress, accrediting commissions, state legislatures, state attorneys general, state education agencies or other governmental authorities of all educational institutions, including NAU.

NAU’s expansion into new markets outside the United States will subject us to risks inherent in international operations.

As part of its growth strategy, the Company intends for NAU to continue to establish markets outside the United States. Furthermore, NAU currently has affiliations with international institutions in Chile, Bolivia and Greece and NAU is in the process of developing additional partnerships in the Czech Republic, Serbia, Brazil and China. NAU’s operations in each of the relevant foreign jurisdictions may subject NAU to additional educational and other regulations of foreign jurisdictions, which may differ materially from the regulations applicable to its U.S. operations. Additionally, neither the Company’s nor NAU’s management has significant experience in operating a business at the international level. As a result, the Company may be unsuccessful in carrying out NAU’s plans for international expansion in a timely fashion, if at all, obtaining the necessary licensing, permits or market saturation, or in successfully navigating other challenges posed by operating an international business. Such international expansion is expected to require a significant amount of start up costs, as well. If the Company fails to execute this strategy, its growth may be limited.

If NAU does not maintain existing, and develop additional relationships with employers, its future growth may be impaired.

Currently, NAU has relationships with certain employers to provide their employees with an opportunity to enroll in classes and obtain degrees through NAU while maintaining their employment. These relationships are an important part of NAU’s strategy as they provide it with a steady source of potential working adult students for particular programs and also serve to increase NAU’s reputation among employers. If NAU is unable to develop new relationships or maintain its existing relationships, this source of potential students may be impaired and enrollments and revenue may decrease, any of which could materially and adversely affect the business, prospects, financial condition and results of operations of the Company.

If students fail to pay their outstanding balances, NAU’s business may be harmed.

From time to time, students may carry balances on portions of their education expense not covered by financial aid programs. These balances are unsecured and not guaranteed. Furthermore, disruptive economic events could adversely affect the ability or willingness of NAU’s former students to repay student loans, which may increase NAU’s student loan cohort default rate and require the devotion of increased time, attention and resources to manage these defaults. As a result, losses related to unpaid student balances in excess of the amounts NAU has reserved for bad debts, or the failure of students to repay their debt obligations, could have a material adverse effect on the Company’s financial condition, risk-profile and results of operations.

NAU, with its online and distance learning programs, operates in a highly competitive market with rapid technological changes and it may not compete successfully.

Online education is a highly fragmented and competitive market subject to rapid technological change. Competitors vary in size and organization from traditional colleges and universities, many of which offer some form of online education programs, to for-profit schools and software companies providing online education and training software. NAU expects the online education and training market to be subject to rapid changes in delivery, interaction and other future innovation and advancement. The success of NAU will depend, in part, on its ability to adapt to changing technologies in online and distance learning and offer an attractive online/distance education option while maintaining competitive pricing. Furthermore, the expansion of NAU’s online programs and the development of new programs may not be accepted by the online education market. In addition, a general decline in Internet use for any reason, including due to security or privacy concerns, the cost of Internet service or changes in government regulation of Internet use, may result in less demand for online educational services, in which case NAU may not be able to recruit and retain students and grow its online programs as planned. Accordingly, if NAU is unable to keep pace with changes in technology or maintain technological relevance, the Company’s prospects, financial condition and results of operations may be harmed.

Government regulations relating to the Internet could increase NAU’s cost of doing business and affect its ability to grow.

The increasing popularity and use of the Internet and other online services has led and may lead to the adoption of new laws and regulatory practices in the United States or foreign countries and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location. As the proportion of NAU’s students who take online or distance-learning courses increases, new laws, regulations or interpretations related to doing business over the Internet could increase NAU’s costs of compliance or doing business and materially and adversely affect the Company’s ability to offer online/distance learning courses as well as its business, financial condition and results of operations.

NAU’s financial performance depends, in part, on its ability to keep pace with changing market needs.

Increasingly, prospective employers of students who graduate from NAU schools demand that their new employees possess appropriate technological skills and interpersonal skills, such as communication, critical thinking and teamwork. These skills evolve rapidly in a changing economic and technological environment. Accordingly, it is important for NAU’s programs to evolve in response to those economic and technological changes. The expansion of existing programs and the development of new programs may not be accepted by current or prospective students or the employers of NAU graduates. Even if NAU schools are able to develop acceptable new programs, NAU schools may not be able to begin offering those new programs as quickly as required by prospective employers or as quickly as its competitors offer similar programs. In addition, NAU may be unable to obtain specialized accreditations or licensures that may make certain programs desirable to students. To offer a new academic program, NAU may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect its growth plans. In addition, to be eligible for Title IV programs, a new academic program may need to be approved by the Department of Education, the Higher Learning Commission and state educational agencies. If NAU is unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes, or other factors, its ability to attract and retain students could be impaired, the rates at which NAU’s graduates obtain jobs involving their fields of study could suffer, and NAU’s reputation (among students, prospective students and employers), financial condition and results of operations could be adversely affected.

Establishing new academic programs or modifying existing programs requires NAU to invest in management and business development, incur marketing expenses and reallocate other resources. NAU may have limited experience with any courses in “new” areas and may need to modify its systems, strategy and delivery platform or enter into arrangements with other educational institutions to provide such programs effectively and profitably. If NAU is unable to offer new courses and programs in a cost-effective manner, or is otherwise unable to effectively manage the operations of newly established academic programs, the Company’s business, financial condition and results of operations could be adversely affected.

Capacity constraints of NAU’s computer networks and changes to the acceptance and regulation of online programs could have a material adverse effect on student retention and growth.

If NAU is successful in increasing student enrollments, additional resources in the forms of human, intellectual and financial capital, as well as information technology resources will be necessary. NAU has invested and continues to invest significant resources in information technology when such technology systems and tools become impaired or obsolete. In an attempt to utilize recent technology, NAU could install new information technology systems without accurately assessing its costs or benefits or experience delayed or ineffective implementation of new information technology systems. Similarly, NAU could fail to respond in a timely or sufficiently competitive way to future technological developments in its industry. As a result, this growth may place a significant strain on the operational resources, including the computer networks and information technology infrastructure of NAU and its partners, thereby restricting NAU’s ability to enroll and retain students and grow its online programs and affecting the Company’s growth potential.

System disruptions and security threats to NAU’s computer networks could have a material adverse effect on its ability to attract and retain students.

The performance and reliability of NAU’s computer network infrastructure is critical to NAU’s reputation and ability to attract and retain students. Any computer system error or failure, or a sudden and significant increase in traffic on NAU’s computer networks, including those that host its online programs, may cause network outages and may damage NAU’s reputation and disrupt its online and on-ground operations.

Additionally, NAU faces a number of threats to its computer systems, including unauthorized access, computer hackers, computer viruses and other security problems and system disruptions. NAU has devoted and will continue to devote significant resources to the security of its computer systems, but they are still vulnerable to security threats, including those listed above. A user or hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. As a result, NAU expends significant resources to protect against the threat of these system disruptions and security breaches and may have to spend more to alleviate problems caused by these disruptions and breaches, which could have a material adverse effect on the Company’s ability to retain and store data, reputation and results of operations.

A failure of NAU’s information systems to properly store, process and report relevant data may reduce management’s effectiveness, interfere with regulatory compliance and increase operating expenses.

NAU is heavily dependent on the integrity of its data management systems. If these systems do not effectively collect, store, process and report relevant data for the operation of its business, whether due to equipment malfunction or constraints, software deficiencies, or human error, NAU’s ability to effectively plan, forecast and execute its business plan and comply with applicable laws and regulations, including the HEA and the regulations thereunder, will be impaired. Any such impairment of NAU’s information systems could materially and adversely affect NAU’s reputation and its ability to provide student services or accurately budget or forecast operating activity, thereby affecting the Company’s financial condition and results of operations.

The personal information that NAU collects may be vulnerable to breach, theft or loss, which could subject it to liability or adversely affect its reputation and operations.

Possession and use of personal information in NAU operations subjects it to risks and costs that could harm NAU’s business and reputation. NAU collects, uses and retains large amounts of personal information regarding its students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. NAU also collects and maintains personal information of its employees in the ordinary course of business. Some of this personal information is held and managed by certain of NAU’s vendors. Although NAU uses security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in NAU’s operations also subjects it to legislative and regulatory burdens that could require us to implement certain policies and procedures, such as the procedures we adopted to comply with the Red Flags Rule that was promulgated by the Federal Trade Commission, or FTC, under the federal Fair Credit Reporting Act and that requires the establishment of guidelines and policies regarding identity theft related to student credit accounts, and could require us to make certain notifications of data breaches and restrict NAU’s use of personal information. A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. While NAU believes it takes appropriate precautions and safety measures, there can be no assurances that a breach, loss or theft of any such personal information will not occur. Any breach, theft or loss of such personal information could have a material adverse effect on NAU’s, and by proxy, the Company’s financial condition, reputation and growth prospects and result in liability under state and federal privacy statutes and legal actions by state attorneys general and private litigants.

NAU may incur liability for the unauthorized duplication or distribution of class materials posted online for class discussions.

In some instances, NAU faculty members or students may post various articles or other third-party content on class discussion boards. NAU may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against NAU for the unauthorized duplication of this material. Any such claims could subject NAU to costly litigation and impose a significant strain on financial resources and management personnel regardless of whether the claims have merit. NAU’s general liability insurance may not cover potential claims of this type adequately or at all, and NAU may be required to alter the content of its courses or pay monetary damages, which could have a material adverse affect on the Company’s business, financial condition, results of operations and cash flows.

Terrorist attacks and other acts of violence or war, natural disasters or breaches of security could have an adverse effect on NAU’s operations.

Terrorist attacks and other acts of violence or war, hurricanes, earthquakes, floods, tornados and other natural disasters or breaches of security at NAU’s physical campuses could disrupt NAU’s operations. Terrorist attacks and other acts of violence or war, natural disasters or breaches of security that directly impact its physical facilities, online offerings or ability to recruit and retain students and employees could adversely affect NAU’s ability to deliver its programs to its students and, thereby, adversely affect NAU’s results of operations. Furthermore, terrorist attacks and other acts of violence or war, natural disasters or breaches of security could adversely affect the economy and demographics of the affected region, which could cause significant declines in the number of students who attend NAU schools in that region and could have a material adverse effect on the reputation, financial condition, results of operations and viability of the Company.

Risks Related to Dlorah

Historically, Dlorah has completed its own sales, property and federal and state employment tax returns.

Throughout its history, Dlorah has completed its own sales, property and federal and state employment tax returns. As a result, there can be no assurances such returns were properly completed and that the appropriate taxable amounts were computed and paid. For example, in 2006 Dlorah was audited by South Dakota and assessed a use tax, including penalties, of $145,596. This use tax liability was a result of Dlorah’s purchase of sales leads from a third party Dlorah paid to generate sales leads. These leads were not subject to tax when purchased, as the third party was located out of state, and management did not believe these leads were subject to tax in South Dakota. Any further audits, tax penalties or liabilities imposed by governmental authorities as a result of Dlorah’s completing its own sales, property and federal and state employment tax returns could have a material adverse effect on the Company’s financial condition and results of operations.

Dlorah may face liabilities related to its failure to file various governmental forms for certain employee welfare plans.

Dlorah does not believe it was required to file forms 5500 for any of its employee welfare benefit plans in prior years. However, Dlorah recognizes this position may be challenged. Should it be determined that Dlorah was required to file forms 5500, Dlorah will attempt to avail itself of the Delinquent Filer Voluntary Compliance Program, referred to herein as the DFVCP. The DFVCP gives delinquent plan administrators a way to avoid potentially higher civil penalty assessments by satisfying DFVCP requirements and voluntarily paying a reduced penalty. Eligibility for the DFVCP is limited to plan administrators with filing obligations under Title I of the Employee Retirement Income Security Act, referred to herein as ERISA, who comply with the provisions of the DFVCP and who have not been notified in writing by the United States Department of Labor of a failure to file a timely annual report under Title I of ERISA. As a result, should Dlorah find that it was required to file forms 5500 for any or all of its welfare benefit plans (and those forms 5500 were not timely filed) and be unable to avail itself of the DFVCP, the Company may face material fines and other penalties which could have an adverse affect on its results of operations.

Historically, Dlorah has allowed family members to invest funds with it.

Dlorah has typically paid a director’s fee of $42,000 per year to each of its three directors and paid an advisory fee to nine family members of $30,000 per year. A number of such family members chose not to take this payment immediately and Dlorah created cash accounts for such family members which were credited with the fees due but not paid. Furthermore, Robert Buckingham created savings accounts for his grandchildren at Dlorah in which he would deposit money. All family funds deposited with Dlorah bear interest at a rate substantially higher than the market rate. While Dlorah believes it has complied with all laws, rules and regulations concerning these deposit accounts, including the provision to each family member of Form 1099, Dlorah, and following the acquisition, the Company, cannot assure you that Dlorah did not violate any Internal Revenue Service, Treasury or banking laws, rules or regulations related to these accounts. Although this practice will have ceased and all such family funds will have been repaid as of the closing of the Transaction, if Dlorah is found to have violated any federal, state or local laws, rules or regulations in regards to these deposit accounts, substantial monetary penalties could be imposed by regulators or governmental agencies thereby adversely affecting the financial condition and results of operations of the Company.

Dlorah may have liabilities related to its donation of funds to NAU Foundation.

The NAU Foundation (the “Foundation”) is a public charity that supports scholarships for students to attend NAU. As a public charity, the Foundation must meet a public support test whereby (i) at least one-third of its financial support comes from a combination of the general public, public charities and government sources or (ii) at least 10% from these sources and also justifies its continued public charity status based on “facts and circumstances.” The Foundation’s Federal tax returns/Forms 990 for calendar years 2007, 2006 and 2005 reported public support percentages of 11%, 17% and 21%, respectively, but did not provide the required statement of facts supporting the Foundation’s belief that it satisfies the facts and circumstances test. If a foundation fails the public support test in any given tax year, it must meet the test the following year, otherwise it will be treated as a private foundation. The Foundation failed the public support test in 2008. If the Foundation fails the test in 2009, for each year the Foundation is treated as a private foundation, Dlorah, and following the Transaction, the Company, would be subject to a 10% excise tax on amounts received from the Foundation and would also be required to return such amounts to the Foundation. If, for some reason, the Company is found to owe this excise tax and does not pay such amount, the Company would be subject to a 200% excise tax. The Foundation’s Federal tax returns/Forms 990 for calendar years 2007, 2006 and 2005 listed scholarships in the amounts of $56,826, $45,383 and $27,661, respectively, for students attending NAU. As a result of Dlorah’s affiliation, and following the Transaction, the Company’s affiliation, with the Foundation, the Company may face tax liabilities which could adversely affect the Company’s financial condition and results of operations.

The rights and privileges of Class A stockholders may have an adverse effect on your investment.

In connection with the Transaction, the Company will issue 100,000 shares of Class A Stock to the former stockholders of Dlorah. The Class A Stock will have the same rights, privileges and preferences as, and shall in all respects be pari passu with, the Common Stock; provided, however, the Class A Stock: (i) will be entitled to receive a quarterly accruing dividend of $0.11 per share of Common Stock into which such Class A Stock is convertible (for a total of $0.44 per year), for a period of two years from the date of issuance and (ii) will vote on an as-converted basis with the Common Stock. If a dividend is paid on the Class A Stock, there shall also be a dividend paid on the Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid. Should the holders of the Class A Stock voluntarily convert such stock into Common Stock, or should the Class A Stock be mandatorily converted into Common Stock on or before December 1, 2011, your percentage ownership will be diluted and the equity trading price, as well as the value of your investment, may decrease. Additionally, the inequality in dividends, as well as the dividend preference, conversion rights and voting rights of the Class A Stock may have a material adverse effect on the direction, financial condition and results of operations of the Company.

The exercise of Dlorah Warrants issued as Transaction Consideration may have an effect on the value of your investment and control of the Company.

In connection with the Transaction, the Company will issue warrants to purchase up to 2,800,000 shares of Common Stock to the former stockholders of Dlorah. The shares of Common Stock underlying the Dlorah Warrants will have an exercise price of $5.50 per share and expiration date two years from the date of issuance. Regardless of whether the Dlorah Warrants are exercised in full or in part, any exercise thereof will have a dilutive impact on the Common Stock and an adverse effect on your percentage ownership of the Company. Furthermore, the additional Common Stock issuable upon the exercise of the Dlorah Warrants may affect the control and direction of the Company and correspondingly may have a material adverse effect on the financial condition and results of operations of the Company.

The complexity and costs of the regulatory environments in which Dlorah operates has increased and will increase as a result of the Transaction and failure to comply could have a material adverse effect on Dlorah’s business.

In addition to the increased government scrutiny already occurring within the education industry, upon consummation of the Transaction, Dlorah’s business will be subject to increasingly complex corporate governance, public disclosure, accounting and tax requirements. Dlorah, in effect, will be subject to, and be required to comply with, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002 (including, among other things, the development of policies and procedures designed to satisfy the provisions thereof regarding internal control over financial reporting, disclosure controls and procedures and certification of financial statements appearing in periodic reports). Dlorah’s effort to comply with these regulations will result in increased general and administrative expenses and diversion of management time and attention from revenue generating activities to compliance activities. If Dlorah fails to comply with applicable laws and regulations, its business, financial condition, results of operations and cash flows could be adversely affected.

Dlorah relies on exclusive proprietary rights and intellectual property that may not be adequately protected under current laws.

Dlorah’s success depends, in part, on its ability to protect its proprietary rights and intellectual property. Dlorah relies on a combination of copyrights, trademarks, trade secrets, domain names and contractual agreements to protect its proprietary rights. It relies on trademark protection in both the United States and certain foreign jurisdictions to protect its rights to various marks, as well as distinctive logos and other marks associated with it. Dlorah also relies on agreements under which they obtain intellectual property or license rights to own or use content developed by faculty members, content experts and other third-parties. Dlorah cannot assure you these measures are adequate, that it has secured, or will be able to secure, appropriate protections for all of its proprietary rights in the United States or any foreign jurisdictions, or that third parties will not terminate license rights or infringe upon or otherwise violate Dlorah’s proprietary rights. Despite Dlorah’s efforts to protect these rights, unauthorized third parties may attempt to use, duplicate or copy the proprietary aspects of its student recruitment and educational delivery methods, curricula, online resource material and other content. Dlorah management’s attention may be diverted by these attempts and they may need to use funds in litigation to protect their proprietary rights against any infringement or violation, which could have a material adverse affect on the Company’s business, financial condition and results of operations.

Dlorah may be involved in disputes from time to time relating to its own intellectual property and the intellectual property of third parties.

NAU’s intellectual property is owned by Dlorah, which may become party to disputes from time to time over rights and obligations concerning intellectual property, and Dlorah may not prevail in these disputes. Third parties may allege that Dlorah has not obtained sufficient rights in the content of a course or other intellectual property. Third parties may also raise claims against Dlorah alleging infringement or violation of the intellectual property of that third party. Some third party intellectual property rights may be extremely broad, and it may not be possible for Dlorah to conduct its operations in such a way as to avoid violating those intellectual property rights. Any such intellectual property claim could subject Dlorah to costly litigation and impose a significant strain on its financial resources and management personnel regardless of whether such claim has merit. Dlorah’s general liability and cyber liability insurance, if any, may not cover potential claims of this type adequately or at all, and Dlorah may be required to alter the content of its courses or pay monetary damages or license fees to third parties, which could have a material adverse affect on the Company’s financial condition and results of operations.

Dlorah frequently borrows funds to finance its growth and expansion.

Dlorah has financed a majority of its business development and expansion activity through debt financing. In order for Dlorah to act on its long range growth and expansion plans for NAU, Dlorah will be required to secure further sources of capital in the form of either debt or equity financing. If Dlorah loses any availability under, or defaults on, any of its current loans or credit facilities or Dlorah is unable to secure additional financing on commercially reasonable terms, Dlorah may be unable to pursue a number of its long term plans, including the expansion of its nursing, online and distance-learning offerings or investment in new technologies. Any inability by Dlorah to secure debt or equity financing on commercially reasonable terms may have a material adverse effect on the financial condition and growth prospectus of the Company.

Future financing arrangements may be dilutive to current investors and may increase restrictions on Dlorah and the Company.

Dlorah may need to raise additional funds in the future to grow its business internally, invest in new businesses, expand through acquisitions, enhance its current services or respond to changes in its target markets. If additional capital is raised through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on Dlorah’s operations. Furthermore, additional financing may be unavailable on acceptable terms, if at all. As a result, future financing arrangements may have a material adverse effect on the price of the Company’s securities, as well as on the Company’s growth prospects and financial condition.

Dlorah may not be able to retain key personnel or hire and retain the personnel it needs to sustain and grow NAU and its business.

Dlorah’s success depends largely on the skills, efforts and motivations of its executive officers, who have significant experience with NAU’s business and within the education industry. Due to the nature of the education industry, Dlorah and NAU face significant competition in attracting and retaining personnel who possess the skills necessary to sustain and grow their businesses. The loss of the services of any of key personnel, or failure to attract and retain other qualified and experienced personnel on acceptable terms could impair Dlorah’s ability to sustain and grow its business.

Dlorah’s business may be affected by changing economic conditions.

The U.S. economy and the economies of other key industrialized countries currently are characterized by recessionary characteristics, including reduced economic activity, increased unemployment and substantial uncertainty about the financial markets. In addition, homeowners in the U.S. have experienced an unprecedented reduction in wealth due to the decline in residential real estate values across much of the country. Generally, the reduction in wealth, unavailability of credit and unwillingness of employers to sponsor non-traditional educational opportunities for their employees could have a material adverse effect on the Company’s growth prospects and results of operations.

The economic downturn may affect the real estate business and assets of Dlorah.

The downturn in the U.S. economy in general, and the real estate industry specifically, has negatively affected Dlorah’s real estate division, known as the Fairway Hills division, which develops, leases and sells private residential properties in Rapid City, South Dakota. The Fairway Hills division is in the process of building and marketing two condominium developments. The projects are being funded by a construction line of credit totaling $3,816,000. Borrowings at May 31, 2009 and 2008 totaled $3,305,409 and $3,414,000, respectively. To date only a small number of units have been sold. Fairway Hills plans to build additional condominium buildings and units only upon the achievement of the sale of a substantial number of the currently available condominiums. Unless the U.S. economy and the real estate market improve, Dlorah may be forced to sell the units at a loss or continue leasing them, which could adversely affect Dlorah’s ability to pay back the line of credit and Dlorah’s financial condition, results of operations and cash flows.

Dlorah may be exposed to potential risks relating to internal controls over financial reporting and its ability to have those controls attested to by its independent registered public accounting firm.

As a public company, the Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. In addition, the independent registered public accounting firm auditing the Company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the operating effectiveness of the Company’s internal controls. Neither the Company nor Dlorah has ever been subject to these requirements and the Company will be required to evaluate its internal control systems in order to allow its management to report on, and Dlorah’s independent auditors attest to, its internal controls, as a required part of its Annual Report on Form 10-K beginning with the fiscal year ending May 31, 2011, although depending on the SEC’s interpretations, the Company may be required to evaluate its internal control systems as early as beginning with the fiscal year ending May 31, 2010.

As a result, Dlorah may be required to expend significant resources to develop the necessary documentation and testing procedures required by Section 404, and there is a risk Dlorah will not comply with all of the requirements imposed thereby. Accordingly, there can be no assurance Dlorah will receive any required attestation from the independent registered public accounting firm. In the event Dlorah identifies material weaknesses in internal controls that cannot be remediated in a timely manner or it is unable to receive an attestation from the independent registered public accounting firm with respect to internal controls, investors and others with whom Dlorah or the Company does business may lose confidence in the reliability of the financial statements of the Company and its ability to obtain equity or debt financing could suffer.

Risks Related to Camden and the Transaction

If Camden is unable to effect a business combination, it will be forced to liquidate and its units and warrants will expire worthless.

If Camden does not complete the Transaction or another business combination by November 29, 2009, its corporate existence will automatically terminate and it will distribute to all of its holders of Common Stock purchased in the IPO or in the after market, in proportion to the number of shares held by them, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets, less expenses or reserves for obligations and claims of creditors. In such event, there will be no distribution with respect to Camden’s outstanding warrants. Accordingly, the warrants will expire worthless.

Camden’s stockholders may be held liable for claims by third parties against Camden to the extent of distributions received by them.

Camden’s amended and restated certificate of incorporation provides that Camden will continue in existence only until November 29, 2009. If Camden has not completed a business combination by such date, pursuant to the Delaware General Corporation Law, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law, in which case Camden will, as promptly as practicable thereafter, adopt a plan of distribution in accordance with Section 281(b) of the Delaware General Corporation Law. Section 278 provides that Camden’s existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against Camden, and for enabling Camden gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which it was organized. Camden’s existence will continue automatically even beyond the three year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require Camden to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional or unmatured contractual claims known to it, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to it or that have not arisen but that, based on facts known to Camden at the time, are likely to arise or to become known to it within 10 years after the date of dissolution. Accordingly, Camden would be required to provide for any creditors known to it at that time or those it believes could be potentially brought against it within the 10 years subsequent to distributing the funds held in the trust account to stockholders. Camden cannot assure you it will properly assess all claims that may be potentially brought against it. As such, Camden’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Camden’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, there can be no assurance that third parties will not seek to recover from Camden’s stockholders amounts owed to them by Camden.

If Camden is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Camden’s stockholders. Furthermore, because Camden intends to distribute the proceeds held in the trust account to its holders of Common Stock purchased in the IPO or in the after market promptly after November 29, 2009, this may be viewed or interpreted as giving preference to such stockholders over any potential creditors with respect to access to, or distributions from Camden’s assets. Furthermore, Camden’s board may be viewed as having breached their fiduciary duties to Camden’s creditors or having acted in bad faith, thereby exposing itself and Camden to claims of punitive damages, by paying such stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against Camden for these reasons.

Completion of the Transaction is subject to a number of conditions.

The obligations of the parties to consummate the Transaction are subject to the satisfaction or waiver of specified conditions set forth in the Merger Agreement. Such conditions include satisfaction by all parties of covenants and obligations contained in the Merger Agreement, the accuracy in all material respects on the date of the Merger Agreement and the closing date of all of Camden’s and Dlorah’s representations and warranties, non-existence of legal action against any of them, obtaining material consents, approval of the regulatory agencies and conversion of fewer than 30% of the Common Stock issued in the IPO, stockholder and warrantholder approval of the proposals contained herein, and execution of ancillary agreements. It is possible some or all of these conditions will not be satisfied or waived by Camden or Dlorah, and therefore, the Transaction may not be consummated.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and we thus may not have the benefit of independent directors examining our financial statements and the propriety of expenses incurred on our behalf subject to reimbursement.

All of our officers and directors own shares of Common Stock and will own Common Stock following consummation of the Transaction. No salary or other compensation has been or will be paid to our officers or directors for services rendered by them on our behalf prior to or in connection with the Transaction. Although we believe three of the members of our Board of Directors are “independent” as that term is commonly used, under the policies of the North American Securities Administrators Association, Inc., because our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf, it is likely state securities administrators would take the position we do not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there is no review of the reasonableness of the expenses by anyone other than our Board of Directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe all actions taken by our directors on our behalf have been and will be in our best interests, whether or not any directors are deemed to be “independent”, we cannot assure you this will actually be the case. If actions are taken or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to require us to register the resale of their Common Stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before the one year anniversary of the consummation of the Transaction. If our initial stockholders exercise their registration rights with respect to all of their 1,775,000 shares of Common Stock which were purchased in a private transaction prior to the IPO, there will be such additional number of shares of Common Stock eligible for trading in the public market, assuming the Transaction is approved. The presence of this additional number of shares eligible for trading in the public market may have an adverse effect on the market price of our Common Stock.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price potential investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our Board of Directors has the ability to designate the terms of and issue new series of preferred stock which could be issued to create different or greater voting rights which may affect an acquiror’s ability to gain control of the Company. Also, if the Elimination Proposal is not approved, our Board of Directors will maintain its two-class structure, in which each class of directors generally serves for terms of two years with only one class of directors being elected in any given year. If the Elimination Proposal is approved, we will have just one class of directors.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

If we are forced to declare bankruptcy prior to consummation of our initial business combination, you may receive less than $7.92 per share from the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us under Chapters 7 or 11 of the United States Bankruptcy Code, and that claim is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate. Furthermore, the estate may be subject to administrative expenses, including but not limited to post-petition legal fees including court costs, the securitization of cash collateral to maintain the business as a going concern, obtaining additional financing, taxes owed, and claims of both secured and unsecured third parties with priority over those claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to holders of Common Stock purchased in the IPO or in the after market the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to such stockholders could be significantly less than approximately $7.92 per share due to the claims of creditors. This amount has been calculated without taking into account interest earned on the trust account. Claims by creditors could cause additional delays in the distribution of trust accounts to such stockholders beyond the time periods required to comply with the Delaware General Corporation Law procedures and federal securities laws and regulations.

Camden’s working capital will be reduced if Camden stockholders exercise their right to redeem their shares into cash, which reduced working capital may adversely affect the Company’s business and future operations.

Pursuant to Camden’s amended and restated certificate of incorporation, public stockholders may vote against the Transaction and demand that Camden redeem their Common Stock, calculated as of two business days prior to the anticipated consummation of the Transaction, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. Camden and Dlorah will not consummate the Transaction if stockholders holding 1,987,890 or more of the IPO Shares exercise these redemption rights. The trust account will have approximately $52,600,000 at closing. Such funds will be used to pay $1,590,312 to the underwriters in Camden’s IPO for deferred underwriting discounts and commissions and to pay approximately $1,500,000 for transaction expenses. If public stockholders holding 1,987,889 shares seek to exercise their redemption rights, the maximum potential redemption cost would be approximately $15,744,080. If the Warrant Redemption Proposal is approved, the maximum potential cost to redeem the Warrants would be approximately $3,313,000. Accordingly, approximately $30,452,000 will be released to Camden upon consummation of the Transaction for working capital and general corporate purposes. If such amount is insufficient to satisfy the requirements of the Merger Agreement, Camden would need to borrow funds necessary to satisfy such requirements. There is no assurance such funds would be available to Camden on terms favorable to it or at all. If such funds were not available, Camden may be unable to consummate the Transaction.

Camden’s stockholders will experience immediate dilution as a consequence of the issuance of the Transaction Consideration. Having a minority share position may reduce the influence that Camden’s current stockholders have on the management of the Company.

Following the consummation of the Transaction, the influence of Camden’s public stockholders will be substantially reduced. These stockholders will hold, in the aggregate, approximately 18% of the issued and outstanding Common Stock of the Company.

Concentration of ownership after the Transaction may have the effect of delaying or preventing a change in control.

If a business combination with Dlorah is consummated, Dlorah’s current shareholders will own no less than 70% of the issued and outstanding Common Stock. Robert Buckingham, the current President, CEO and Chairman of the Board of Directors of Dlorah, is the beneficial owner of 100% of Dlorah's outstanding common stock. These stockholders, and Mr. Buckingham as the beneficial owner of 100% of Dlorah’s outstanding common stock, will have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Stock.

Future sales of the Company’s shares may cause the market price of its securities to drop significantly, even if its business is doing well.

Neither Camden Learning nor the current stockholders of Dlorah will be able to sell the shares of restricted Common Stock they receive in connection with the Transaction until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days. The founders, officers and directors of Camden will not be able to sell any of their Founders’ Shares until the first anniversary of the consummation of the Transaction, subject to certain exceptions. In addition, Camden’s initial stockholders or their permitted transferees are entitled to demand that the Company register the resale of their Common Stock at any time generally commencing nine months after consummation of the Transaction. The presence of these additional securities trading in the public market may have an adverse effect on the market price of the Common Stock. The sale by any of the foregoing could cause the market price of the Company’s securities to decline.

The Company may apply the proceeds released from the trust account in a manner that does not improve its results of operations or increase the value of your investment.

The Company intends to use the net proceeds released from the trust account following consummation of the Transaction for general corporate purposes, including working capital. Other than these uses, the Company does not have specific plans for the funds and will have broad discretion regarding how it uses such funds. These funds could be used in a manner with which you may not agree or applied in ways that do not improve the Company’s results of operations or increase the value of your investment.

If Camden stockholders fail to vote against the Merger Proposal and fail to deliver their shares in accordance with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Common Stock into a pro rata portion of the trust account.

Holders of Common Stock purchased in the IPO or in the after market who affirmatively vote against the Transaction proposal may demand that Camden redeem their Common Stock into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Transaction. Camden stockholders who seek to exercise this redemption right must affirmatively vote against the Transaction, affirmatively elect to redeem their Common Stock and deliver their stock (either physically or electronically) to Camden’s transfer agent prior to the Special Meeting. Any Camden stockholder who fails to vote against the Merger Proposal or who fails to deliver his or her stock will not be entitled to redeem his or her Common Stock into a pro rata portion of the trust account.

Camden’s ability to request indemnification from Dlorah for damages arising out of the Transaction terminates upon the consummation of the Transaction.

Claims for indemnification may be asserted against Dlorah by Camden for any fraud committed by the willful breach of the Merger Agreement only until consummation of the Transaction. As a consequence of these limitations, Camden may not be able to be entirely compensated for indemnifiable damages it may sustain in connection with the Transaction.

Camden’s founders, directors and executive officers have certain interests in consummating the Transaction that may have influenced their decision to approve the business combination with Dlorah.

Certain of Camden’s officers, directors and entities affiliated with certain of its directors and executive officers, own 1,562,500 shares of Common Stock that were issued prior to the IPO. Such parties have waived their right to receive distributions with respect to these shares of Common Stock upon Camden’s liquidation if it is unable to consummate a business combination. Further, if Camden is not able to consummate a business combination, the warrant to purchase 2,800,000 shares of Common Stock that Camden Learning acquired for $2,800,000 in a private placement concurrent with the IPO will expire worthless. Accordingly, these shares of Common Stock and warrants will be worthless if the Transaction is not approved by November 29, 2009 and Camden is forced to liquidate. As of the Record Date, Camden’s founders held $[  ] in Units (based on a market price of $[  ]), $[  ] in Common Stock (based on a market price of $[  ], including $[  ]) and $[  ] in warrants (based on a market price of $[  ] all of which will expire worthless if a business combination is not consummated).

Additionally, the transactions contemplated by the Merger Agreement provide that David Warnock will be a director of the Company after the closing of the Transaction. As such, in the future he will receive any cash fees, stock options or stock awards that the Company’s Board of Directors determines to pay to its non-executive directors.

These financial interests of Camden’s founders, officers and directors may have influenced their decision to approve Camden’s transaction with Dlorah and to continue to pursue the Transaction. In considering the recommendations of Camden’s Board of Directors to vote for the Transaction and other proposals, you should consider these interests.

The exercise of Camden’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of Camden’s stockholders.

In the period leading up to the closing of the Transaction, events may occur which would require Camden to agree to amend the Merger Agreement, to consent to certain actions taken by Dlorah or to waive rights that Camden is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Dlorah’s business, a request by Dlorah to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of events that would have a material adverse effect on Dlorah’s business and would entitle Camden to terminate the Merger Agreement. In any of such circumstances, it would be discretionary on Camden, acting through its Board of Directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for Camden and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement, Camden does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, Camden will circulate a new or amended proxy statement and resolicit its stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the stockholder vote on the Merger Proposal.

If the Transaction is completed, a large portion of the funds in the trust account may be used for the purchase, directly or indirectly, of shares held by holders of Common Stock purchased in the IPO or in the after market or the redemption of the Warrants. As a consequence, if the Transaction is completed, such funds will not be available to the Company for working capital and general corporate purposes.

After the payment of expenses associated with the Transaction, including investment banking and deferred underwriting commissions, the balance of funds in Camden’s trust account will be available for working capital and general corporate purposes. However, a portion of the funds in the trust account may be used to acquire shares held by public stockholders who have indicated their intention to vote against the Transaction but instead agree to sell their shares to Camden or its affiliates so that such shares will be voted in favor of the Transaction proposal. Further, if the Warrant Redemption Proposal is approved, a portion of the funds in the trust account would be used to fund the Redemption Consideration. As a consequence of such purchases and redemptions, the funds in Camden’s trust account that are so used will not be available to the Company after the Transaction and the actual amount of such funds it may retain for its own use will be diminished.

If funds in Camden’s trust account are used to purchase, directly or indirectly, (i) shares of its public stockholders who have indicated an intention to vote against the Merger Proposal and redeem their shares into cash, (ii) Warrants from securityholders who indicated they would vote against the Warrant Redemption Proposal or (iii) used to pay the Redemption Consideration with respect to the Warrants, which actions were not disclosed in the prospectus for Camden’s IPO, public stockholders at the time of the Transaction who purchased their Units in the IPO and have not redeemed their shares into cash may have rights to rescind their purchases and assert a claim for damages against Camden, its directors and officers and the former directors and officers of Camden.

The prospectus issued by Camden in its IPO did not disclose that funds in the trust account might be used to purchase shares from public stockholders who have indicated their intention to vote against the Transaction and redeem their shares into cash, warrantholders who here indicate their intention to vote against the Warrant Redemption Proposal or that such funds might be used to pay the Redemption Consideration. Consequently, such use of the funds in the trust account might be grounds for a public stockholder who purchased shares in the IPO and still held them at the time of the Transaction, without seeking to redeem them into cash, to seek rescission of the purchase of the units he acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her units caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the Units.

If Camden is unable to complete the Transaction or another business combination by November 29, 2009, its Amended and Restated Certificate of Incorporation provides that its corporate existence will automatically terminate and it will liquidate. In such event, third parties may bring claims against Camden and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $7.92 per share.

Camden must complete a business combination with Dlorah or another target business by November 29, 2009, otherwise, pursuant to its Amended and Restated Certificate of Incorporation, its corporate existence will terminate and it will be required to liquidate. Although Camden has obtained waiver agreements from vendors and service providers it has engaged and prospective target businesses with which it has negotiated, whereby such parties have waived any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee they will not seek recourse against the trust account. There is also no guarantee a court would uphold the validity of such agreements. Further, Camden could be subject to claims from parties not in contract with it who have not executed a waiver, such as a third party claiming tortious interference as a result of the Transaction.

Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of holders of Common Stock purchased in the IPO or in the after market and, as a result, the per-share liquidation price could be less than $7.92. If Camden liquidates before the consummation of the Transaction and distributes the proceeds held in trust to such stockholders, Camden Learning, LLC has agreed it will be liable to ensure the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Camden for services rendered or contracted for or products sold to it. However, the agreement entered into by Camden Learning, LLC specifically provides for two exceptions to this indemnity, there will be no liability (1) as to any claimed amounts owed to a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) or (2) as to any claims of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors or target businesses that would not be covered by the indemnity from Camden Learning, LLC, such as stockholders and other claimants who are not parties in contract with Camden who may file a claim for damages. The measures described above are the only actions Camden will take to ensure the funds in the trust account are not depleted by claims against the trust. Because Camden has required vendors and prospective target businesses to execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, Camden believes the likelihood of Camden Learning, LLC having any such obligations is minimal. Based upon representations from Camden Learning, LLC as to its accredited investor status (as such term is defined in Regulation D under the Securities Act) and that it has sufficient funds available to satisfy its indemnification obligations to Camden, Camden believes it will be able to satisfy any indemnification obligations that may arise. However, in the event Camden Learning, LLC has liability to Camden under these indemnification arrangements, there can be no assurance they will have the assets necessary to satisfy those obligations. Therefore, Camden cannot assure you the per-share distribution from the trust account, if it liquidates, will not be less than $7.92, plus interest.

Additionally, if Camden is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Camden’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Camden’s stockholders. To the extent any bankruptcy or other claims deplete the trust account, there can be no assurance Camden will be able to return to holders of Common Stock purchased in the IPO or in the after market at least $7.92 per share.

Stockholders who wish to redeem their shares must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

Camden will require public stockholders who wish to redeem their shares to tender their certificates to Camden’s transfer agent prior to the stockholder meeting or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a stockholder’s broker or clearing broker, DTC and Camden’s transfer agent will need to act to facilitate this request. It is Camden’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Camden does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The NASDAQ Stock Market may not list our securities and may in the future delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Following the Transaction, it is expected that our securities will be listed on the NASDAQ Capital Market or NASDAQ Global Market, a national securities exchange. NASDAQ will require us to file a new initial listing application and meet its initial listing requirements. There can be no assurance we will be able to meet those initial listing requirements, in which case our securities may continue to be listed on the OTC Bulletin Board.

If we become a NASDAQ listed company, we will be required to maintain certain requirements, such as minimum stockholders equity and a minimum market capitalization. Failure to comply with these and other requirements could lead NASDAQ to delist our securities. As a consequence of any such delisting, our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations for the prices of, our securities.

Moreover, as a result of any properly exercised redemptions by our stockholders or any purchases by Camden of Common Stock from public stockholders who indicated their intention to vote against the Merger Proposal, it is likely the number of shares of Common Stock in its public float will be significantly reduced and that the number of beneficial holders of Camden’s securities also will be reduced. This may make it difficult to obtain and maintain the listing and trading of Camden’s securities on NASDAQ or any other national securities exchange.

If we are unable to cause our securities to be listed on NASDAQ or if NASDAQ delists Camden’s securities from trading on its exchange, Camden could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	a determination that the Common Stock is a “penny stock” which will require brokers trading it to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Stock;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our stock price will be subject to market factors, and your investment in our securities could decline in value.

Following the Transaction, there is a risk that an active trading market in our securities may not develop or be adequately maintained. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. These fluctuations have been extremely volatile and are often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our securities, which could cause a decline in the value of your securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not purely historical are forward-looking statements. The forward-looking statements include, but are not limited to, statements regarding Camden’s, Dlorah’s or their respective management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy may include, for example, statements about Camden’s and Dlorah’s

•	ability to complete the Transaction;
•	success in retaining or recruiting, or changes required in, officers, key employees or directors following the Transaction;
•	officers and directors allocating their time to other businesses and potentially having conflicts of interest with Camden’s or Dlorah’s business;
•	public securities’ potential liquidity and trading;
•	listing or delisting of the Company’s securities from the OTC Bulletin Board or on either the Nasdaq Capital Market or the Nasdaq Global Market;
•	use of proceeds not held in the trust account or available to the Company from interest income on the trust account balance; or
•	financial performance following consummation of the Transaction.

The forward-looking statements contained in this proxy statement are based on Camden’s and Dlorah’s current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting the Company or Dlorah will be those that they have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Camden’s or Dlorah’s control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Neither Camden nor Dlorah undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

All forward-looking statements included herein attributable to the Camden, Dlorah or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, neither Camden nor Dlorah undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the Transaction, and the other proposals presented herein, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on Camden and Dlorah, now or upon completion of the Transaction.

SPECIAL MEETING OF WARRANTHOLDERS AND
SPECIAL MEETING OF STOCKHOLDERS

General

Camden is furnishing this proxy statement to its warrantholders and stockholders as part of the solicitation of proxies by its Board of Directors for use at the Special Meeting of Warrantholders and the Special Meeting of Stockholders, each to be held on November , 2009, and at any adjournment or postponement thereof. This proxy statement is first being furnished to Camden warrantholders and stockholders on or about [      ], 2009 in connection with the vote on the Warrant Redemption Proposal, the Transaction, and the related stockholder proposals described in the proxy statement, as applicable. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting of Warrantholders and at the Special Meeting of Stockholders.

Date, Time and Place

The Special Meeting of Warrantholders will be held at 10:00 a.m. New York time, on November , 2009, at the offices of Ellenoff Grossman & Schole LLP, Camden’s counsel, at 150 East 42nd Street, 11th Floor, New York, New York 10017. The Special Meeting of Stockholders will be held at the same location, at 10:30 a.m., New York time, on November , 2009.

Purpose of the Camden Special Meeting of Warrantholders

At the Special Meeting of Warrantholders, Camden will ask holders of its Warrants to consider and vote upon the following proposal:

The Warrant Redemption Proposal — to consider and vote upon a proposal to amend the Warrant Agreement, which governs the terms of the Warrants, in connection with the Company’s consummation of the Transaction. The amendment to the Warrant Agreement would require the redemption of all of the outstanding Warrants upon the consummation of the Transaction, at a price of $0.50 per warrant.

Purpose of the Camden Special Meeting of Stockholders

At the Special Meeting of Stockholders, Camden will ask holders of its Common Stock to consider and vote upon the following proposals:

(1)  Proposal 1: The Merger Proposal — to consider and vote upon a proposal to approve the Transaction pursuant to the terms of the Merger Agreement;

(2)  Proposal 2: The Name Change Proposal — to consider and vote upon a proposal to adopt an amendment to Camden’s amended and restated certificate of incorporation to change Camden’s corporate name to “NAU Holdings, Inc.”;

(3)  Proposal 3: The Increase in Authorized Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to increase the authorized capital stock of Camden from 21,000,000 shares, consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock and 1,000,000 shares of Preferred Stock, a portion of each of which will be issued, or reserved for issuance, to the stockholders of Dlorah in connection with the Transaction;

(4)  Proposal 4: The Class A Stock Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to create a new class of common stock to be designated as Class A Common Stock, par value $0.0001 per share;

(5)  Proposal 5: The Elimination Proposal — to consider and vote upon a proposal to adopt an amendment to the Company’s amended and restated certificate of incorporation to eliminate certain special purpose acquisition company and other provisions therein, to provide for the perpetual existence of the Company and to provide for one class of directors;

(6)  Proposal 6: The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the 2009 Stock Option and Compensation Plan pursuant to which the Company will reserve 1,300,000 shares of Common Stock for issuance pursuant to the Incentive Plan; and

(7)  to conduct such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Recommendation of Camden’s Board of Directors to Camden Warrantholders

After careful consideration of the Warrant Redemption, Camden’s Board of Directors has determined unanimously that the Warrant Redemption is fair to, and in the best interests of, Camden and its warrantholders. Accordingly, Camden’s Board has unanimously approved, declared advisable and recommends that the warrantholders vote or instruct their vote to be cast “FOR” the Warrant Redemption Proposal.

Recommendation of Camden’s Board of Directors to Camden Stockholders

After careful consideration of the terms and conditions of the Merger Agreement, Camden’s Board of Directors has determined unanimously that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Camden and its stockholders. Accordingly, Camden’s Board has unanimously approved and declared advisable the Transaction and unanimously recommends that the stockholders vote or instruct their vote to be cast “FOR” the Merger Proposal.

Camden’s Board of Directors has determined unanimously that the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal are each fair to, and in the best interest of, Camden and its stockholders. Accordingly, Camden’s Board of Directors has unanimously approved and declared advisable the respective proposals and unanimously recommends you vote or instruct your vote to be cast “FOR” the approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal.

Record Date; Who is Entitled to Vote

Camden has fixed the close of business on     , 2009, as the Record Date for determining Camden warrantholder and stockholders entitled to notice of and to attend and vote at the Special Meeting of Warrantholders and Special Meeting of Stockholders. As of the close of business on the Record Date, there were 9,426,300 Warrants entitled to vote at the Special Meeting of Warrantholders and 8,188,800 shares of Common Stock outstanding and entitled to vote at the Special Meeting of Stockholders. Each Warrant and each share of Common Stock is entitled to one vote per Warrant or share at the Special Meeting of Warrantholders and Special Meeting of Stockholders, respectively.

Pursuant to agreements with Camden, the 1,775,000 Founders’ Shares will be voted on the Merger Proposal in accordance with the majority of the votes cast on such proposal by the holders of the IPO Shares. Accordingly, the vote of such shares will not affect the outcome of the vote on the Merger Proposal.

Quorum and Required Vote of Camden Warrantholders

A quorum of Camden warrantholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of Warrantholders if a majority in interest of the Warrants is represented in person or by proxy.

The approval of the Warrant Redemption Proposal will require the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date.

Quorum and Required Vote of Camden Stockholders

A quorum of Camden stockholders is necessary to hold valid meetings. A quorum will be present at the Special Meeting of Stockholders if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting of Stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Merger Proposal requires (1) the affirmative vote of the majority of the shares of Common Stock voted at the Special Meeting, assuming a quorum is established, and (2) that less than 30% of the IPO Shares are voted against the Merger Proposal and requested to be redeemed by the holders thereof. The Merger Proposal will not be approved if holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand redemption of their IPO Shares.

The approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, and the Elimination Proposal will each require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date. The approval of the Incentive Plan Proposal require, the affirmative vote of a majority of the shares of the Common Stock that are present in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” Warrants or shares of Common Stock that are returned to Camden but marked by brokers as “not voted” will be treated as Warrants or shares present for purposes of determining the presence of a quorum on all matters at the Special Meetings of Warrantholders and Stockholders, respectively. The latter will not be treated as Warrants or shares of Common Stock entitled to vote on any matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your Warrants or shares on “non-routine” proposals, such as the Merger Proposal, the Warrant Redemption Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal, or the Incentive Plan Proposal.

The broker non-votes or abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal. The failure to vote on the Merger Proposal or the Incentive Proposal will neither be counted as “FOR” nor “AGAINST” those proposals. The failure to vote on the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal or the Elimination Proposal will have the same effect as a vote “AGAINST” those proposal.

Voting Your Warrants and Shares of Common Stock

Each Warrant and each share of Common Stock that you own in your name entitles you to one vote on each proposal (as applicable). Your one or more proxy cards show the number of Warrants or shares of Common Stock that you own. There are two ways to vote your Warrants or shares of Common Stock:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Warrants or shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Warrants or shares, your Warrants or shares of Common Stock will be voted, as recommended by our Board of Directors: “FOR” the Merger Proposal, “FOR” the Warrant Redemption Proposal, “FOR” the Name Change Proposal, “FOR” the Increase in Authorized Proposal, “FOR” the Class A Stock Proposal, “FOR” the Elimination Proposal and “FOR” the Incentive Plan Proposal, all as applicable.
•	You can attend the Special Meeting of Warrantholders and/or the Special Meeting of Stockholders (as applicable) and vote in person. We will give you a ballot when you arrive. However, if your Warrants or shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Warrants or shares of Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Donald W. Hughes, Camden’s Secretary, in writing before the Special Meeting of Warrantholders or Special Meeting of Stockholders, as applicable, that you have revoked your proxy; or
•	you may attend the Special Meeting of Warrantholders or Special Meeting of Stockholders, as applicable, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The Special Meetings of Warrantholders and Stockholders have been called only to consider the approval of the Warrant Redemption Proposal, the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal, respectively. Under the Company’s bylaws, other than procedural matters incident to the conduct of the Special Meetings of Warrantholders or Stockholders, no other matters may be considered if they are not included in the notice of the Special Meeting of Warrantholders or Stockholders.

Who Can Answer Your Questions About Voting Your Warrants or Shares of Common Stock

If you have any questions about how to vote or direct a vote in respect of your Warrants or Common Stock, you may call Morrow & Co., LLC, Camden’s proxy solicitor, at (800) 662-5200, or Donald W. Hughes, Camden’s Secretary, at (410) 878-6800.

Redemption Rights

Any of Camden’s holders of IPO Shares as of the Record Date who vote their IPO Shares against the Merger Proposal may also demand such shares be redeemed into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Transaction. If demand is properly made and the Transaction is consummated, these shares will be redeemed into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

Camden stockholders who seek to exercise this redemption right, which we refer to as redeeming stockholders, must vote against the Merger Proposal and affirmatively elect redemption of their Common Stock. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding redemption must deliver their shares (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to Camden’s transfer agent prior to the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed into cash.

If the holders of 1,987,890 IPO Shares (an amount equal to 30% or more of the IPO Shares) or more vote against the Merger Proposal and properly demand redemption of their shares, Camden will not be able to consummate the Transaction.

The closing bid price of Camden’s common stock on [    ], 2009 (the “Record Date”) was $[    ]. The cash held in the trust account on the Record Date was approximately $[    ] ($[    ] per IPO Share). Prior to exercising redemption rights, stockholders should verify the market price of Camden’s common stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Camden cannot assure its stockholders they will be able to sell their shares of Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Camden’s securities when Camden’s stockholders wish to sell their shares.

If you exercise your redemption rights, you will be exchanging your shares of Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you vote against the Merger Proposal, properly demand redemption, and deliver your stock certificate (either physically or electronically) to Camden’s transfer agent prior to the Special Meeting of Stockholders.

Warrantholders have no right to receive funds held in the trust account. If the Transaction is not approved and Camden does not consummate an initial business combination by November 29, 2009, the warrants will expire worthless.

Dissenters and Appraisal Rights

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of Camden in connection with the proposals set forth herein. Any stockholder of Camden holding shares of Common Stock issued in Camden’s IPO who votes against the Merger Proposal may, at the same time, demand that Camden redeem his shares for a pro rata portion of the trust account. If the holders of 30%, or 1,987,890 shares, or more of the IPO Shares vote against the Merger Proposal and demand redemption of their shares into a pro rata portion of the trust account, Camden will not be able to consummate the Transaction. The only rights for those stockholders voting against the Transaction who wish to receive cash for their shares is to simultaneously demand payment for their shares from the trust account.

All of the holders of Dlorah’s classes of stock and stockholders representing 100% of its outstanding Common Stock have approved the Merger Agreement by written consent, and thus have waived any dissenters’ or appraisal rights.

Proxy Solicitation Costs

Camden is soliciting proxies on behalf of its Board of Directors. All solicitation costs will be paid by Camden. This solicitation is being made by mail but also may be made by telephone or in person. Camden and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means, including email and facsimile.

Camden has hired Morrow & Co., LLC to assist in the proxy solicitation process. It will pay that firm a fee of $12,500 plus disbursements, plus an additional $25,000 in the event the Transaction is consummated. Such payments will be made from non-trust account funds.

Camden will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Camden will reimburse them for their reasonable expenses.

Camden Founders

As of the Record Date for the Special Meeting of Stockholders, the Founders beneficially owned and were entitled to vote 1,562,500 Founders’ Shares and 715,687 IPO Shares. The Founders’ Shares constituted approximately 19.09% of the outstanding Common Stock and the Founders’ Stock, along with the IPO Shares acquired by the Founders, represent 27.82% of the Company’s issued and outstanding Common Stock. In connection with Camden’s IPO, Camden entered into agreements with each of its founders pursuant to which each such stockholder agreed to vote his, her or its Founders’ Shares on the Merger Proposal in accordance with the majority of the votes cast by the holders of IPO Shares and in favor of all other proposals. The Founders’ Shares have no liquidation rights and will be worthless if no business combination is effected by Camden. However, the IPO Shares held by any of the founders are entitled to receive liquidation distributions from the trust account. In connection with the IPO, the Camden Founders placed their Founders’ Shares in escrow with Continental Stock Transfer & Trust Company and agreed they would not sell the Founders’ Shares until one year after consummation of the Transaction, subject to earlier release if the Company consummates a subsequent liquidation, acquisition, stock exchange or other similar transaction that results in all of Camden’s stockholders having the right to exchange their shares for cash, securities or other property.

At any time prior to the Special Meeting of Warrantholders and Stockholders, respectively, Camden, the Camden Founders, Dlorah or the holders of equity interests of Dlorah and/or their respective affiliates may purchase the Company’s securities from institutional and other investors, or execute agreements to purchase such securities from them in the future, or they or Camden may enter into transactions with such persons and others to provide them with incentives to acquire the Company’s securities or vote their shares or Warrants in favor of the Merger Proposal and Warrant Redemption Proposal, respectively. The purpose of such purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the IPO Shares vote in favor of the Merger Proposal, that holders of fewer than 30% of the IPO Shares vote against the Merger Proposal and demand redemption of their IPO Shares into cash and that a majority in interest of the Warrants vote in favor of the Warrant Redemption Proposal.

If such transactions are effected, the consequence could be to cause the Transaction to be approved in circumstances where such approval could not otherwise be obtained. Purchases of securities by the persons described above would allow them to exert more influence over the approval of the Merger Proposal, the Warrant Redemption Proposal and the other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the IPO Shares will vote against the Merger Proposal and exercise their redemption rights.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Camden will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal, the redemption threshold or the Warrant Redemption Proposal. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

It is possible the Special Meeting of Warrantholders or the Special Meeting of Stockholders could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears the requisite vote will not be obtained or that the limitation on redemption will be exceeded. Also, under Delaware law, the Board of Directors may postpone either of the meetings at any time prior to them being called to order in order to provide time to seek out and negotiate such transactions.

PROPOSAL TO BE CONSIDERED BY CAMDEN WARRANTHOLDERS

THE WARRANT REDEMPTION PROPOSAL

Purpose of the Redemption

In connection with the Merger, the Company is seeking to amend the terms of the Warrant Agreement governing the Warrants exercisable for shares of Company common stock in order to require the redemption of all of the outstanding Warrants, upon the consummation of the Transaction, at a price of $0.50 per warrant. As a result of the Warrant Redemption, immediately following the consummation of the Transaction, the Warrants will only represent the right to receive $0.50 per Warrant. Pursuant to Section 9.8 of the Warrant Agreement, Camden and Continental Stock Transfer & Trust Company may amend any provision of the Warrant Agreement with the approval of Morgan Joseph and the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date. Morgan Joseph has already consented to the amendment to the Warrant Agreement contemplated by the Warrant Redemption Proposal. If the warrantholders consent to the Warrant Redemption Proposal, then the Warrant Agreement will be amended. The approval of the Warrant Redemption Proposal is a condition to the consummation of the Transaction.

Camden believes the Warrant Redemption will provide benefits to the Company and its warrantholders, including the following:

•	The closing price of Camden’s Warrants on September 23, 2009 was $0.25. The redemption price of $0.50 is a significant premium to the current market price for the Warrants. Camden’s board of directors believes the redemption price is fair to Camden’s warrantholders; and
•	Reduce the number of shares of common stock potentially issuable, thereby reducing the potential dilution to stockholders.

The Warrant Redemption also presents some potential disadvantages to Camden warrantholders, including that the Warrants will never become exercisable following the Transaction, which means that warrantholders will have no opportunity to participate in any benefits of the Transaction if the Warrant Redemption is consummated (as the Warrants would only represent the right to receive the Redemption Consideration upon the consummation of the Transaction). In the event the Warrant Redemption Proposal is not approved, the Merger is not consummated and Camden does not consummate a business combination by November 29, 2009, Camden will be required to liquidate and the Warrants will expire worthless.

Warrantholders should note that they will recognize gain or loss for federal income tax purposes upon consummation of the Transaction if the Warrant Redemption is approved and consummated. For a discussion of the tax consequences of the Transaction for warrantholders, please see the section entitled “Proposals to be Considered by Camden Stockholders — The Merger Proposal — Material Federal Income Tax Consequences of the Transaction to Camden and Camden’s Securityholders — United States Federal Income Taxation of U.S. Holders-Gain or Loss on Sale, Taxable Exchange of Other Taxable Disposition of Common Stock or Warrants.”

Certain Effects of the Approval of the Warrant Redemption Proposal

If the Warrant Redemption Proposal is approved and the Transaction is consummated, each outstanding Warrant will represent only the right to receive the Redemption Consideration upon tender of the Warrants in accordance with the procedures outlined below.

Approximately $3,313,000 will be required to purchase Warrants in the Warrant Redemption and approximately $5,000 will be required to pay related fees and expenses. The Warrant Redemption will be funded from the working capital of the Company, including from the funds held in Camden’s trust account.

Procedure for Redeeming Warrants

IF THE WARRANT REDEMPTION PROPOSAL IS APPROVED, THE RIGHTS OF THE COMPANY’S WARRANTHOLDERS UNDER THE WARRANTS AND WARRANT AGREEMENT WILL TERMINATE IMMEDIATELY UPON CONSUMMATION OF THE TRANSACTION. AT SUCH TIME,

HOLDERS OF THE COMPANY’S WARRANTS WILL HAVE NO RIGHTS EXCEPT TO RECEIVE, UPON SURRENDER OF THE WARRANTS, THE REDEMPTION PRICE OF $0.50 PER WARRANT. The redemption price is substantially less than the market price of the shares of Common Stock issuable upon exercise of the Warrants but the redemption price is substantially more than the price that could be obtained upon the sale of the Warrants in the open market. See “Price Range of Securities and Dividends” herein for information on the historical market prices for the Warrants and Common Stock on the OTCBB.

Payment of the amount to be received on redemption will be made by the Warrant Agent upon the presentation and surrender of the Warrants for payment at any time on or after the date on which the Transaction is consummated. As soon as reasonably practicable after the consummation of the Warrant Redemption, the Warrant Agent will, upon receipt of any documents as may be reasonably required by the Warrant Agent, deliver electronically through DTC to the record holders of Warrants $0.50 per Warrant redeemed for further distribution and credit to the account of the beneficial holders of such Warrant. To physically surrender Warrants for redemption, warrantholders should deliver certificates representing their Warrants to Continental Stock Transfer & Trust Company, the Warrant Agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind

Required Vote

Approval of the Warrant Redemption Proposal requires the affirmative vote of the holders of a majority in interest of the currently issued and outstanding Warrants as of the Record Date.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT REDEMPTION PROPOSAL.

PROPOSALS TO BE CONSIDERED BY CAMDEN STOCKHOLDERS

PROPOSAL 1 — THE MERGER PROPOSAL

The discussion in this proxy statement of the Merger Proposal and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex I to this proxy statement and is incorporated in this proxy statement by reference.

General Description of the Transaction

Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Camden, will merge with and into Dlorah, following which Dlorah will be the surviving entity and a wholly-owned subsidiary of Camden. At the closing, and subject to certain adjustments as hereinafter described, in exchange for all of the issued and outstanding capital stock of Dlorah, the Dlorah stockholders will receive: (i) 100,000 shares of Class A Stock, which will have such rights, obligations, priorities and preferences as set forth in Camden’s second amended and restated certificate of incorporation (attached hereto as Annex II), (ii) 2,800,000 Dlorah Warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and (iii) 575,000 shares of Restricted Common Stock, which would not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days.

The Transaction Consideration has an approximate aggregate value of $143,800,000.

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s Board of Directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the Transaction Consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a share of Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. The Class A Stock is convertible into Common Stock at any time at the option of the holders and will automatically convert on December 1, 2011.

Background of the Transaction

The terms of the Merger Agreement are the result of arms-length negotiations between representatives of Camden and Dlorah. The following is a discussion of the background of these negotiations, the Transaction and related transactions.

Camden was incorporated in Delaware on April 10, 2007, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination, of a then unidentified operating business.

The registration statement for Camden’s IPO was declared effective on November 29, 2007. On December 5, 2007, Camden consummated its IPO of 6,250,000 units, and on December 19, 2007, Camden consummated the closing of an additional 376,000 units which were subject to the underwriters’

over-allotment option. Each unit consists of one share of Common Stock and one redeemable common stock purchase warrant. Each warrant expires on November 29, 2011, or earlier upon redemption, and entitles the holder to purchase one share of Common Stock at an exercise price of $5.50 per share. The Common Stock and warrants started trading separately beginning on December 20, 2007.

The gross proceeds from the sale of the Camden units were approximately $53,010,400, which includes proceeds of $2,800,000 from the private placement of 2,800,000 warrants to Camden Learning, LLC. Of this amount, $52,389,984 was deposited in trust and, in accordance with Camden’s amended and restated certificate of incorporation, will be released (with interest) either upon the consummation of a business combination (e.g., the Transaction) or upon the liquidation of Camden.

Pursuant to Camden’s amended and restated certificate of incorporation, Camden must consummate a business combination on or before November 29, 2009, or it must dissolve and liquidate.

During the period immediately subsequent to our initial public offering on November 29, 2007 through August 2009, we were involved in identifying and evaluating prospective businesses regarding potential business combinations. Since the completion of our initial public offering, we have contacted those industry professionals who we believe can be of strategic assistance in sourcing potential deals for us, including investment bankers, business consultants, accountants and lawyers. Through the relationships of our board of directors, officers and senior advisors, we also sought out owners and institutional owners of education companies and investment bankers or business brokerage companies active in the education industry.

We were able to source opportunities both by approaching private companies and by responding to inquiries or references from the various sources of deal flow noted above. We did not limit ourselves to any single transaction structure (i.e., cash vs. stock issued to potential seller, straight merger, corporate spin-out or management buy-out). Although the search was within the education industry, the definition of education remained broad. Active sourcing involved Camden management, among other things:

•	initiating conversations, both directly and via a private company’s major stockholders, members, or directors as well as professionals and industry contacts we have known during our professional careers, with private companies which management believed could make attractive business combination partners;
•	contacting professional service providers (accountants, attorneys, actuaries and consultants);
•	using our network of business associates and friends for leads;
•	working with third-party intermediaries, including investment bankers; and
•	inquiring directly of business owners, including private equity firms, of their interest in having one of their businesses enter into a business combination.

Management also fielded inquiries and responded to solicitations by: (i) companies looking for capital or investment alternatives and (ii) investment bankers or other similar professionals who represent companies engaged in a sale or fund-raising process. We considered a number of companies in various sectors of the education industry, including early childcare, K-12, post-secondary and corporate training.

In determining the suitability of potential targets, the Company’s management considered the following factors concerning potential business combination partners, as being material to their decision:

•	growth potential;
•	financial condition and results of operation;
•	capital requirements;
•	the value and extent of intellectual property;
•	competitive position;
•	stage of development of the products, processes or services;
•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of protection of the products, processes or services; and
•	costs associated with effecting the business combination.

The evaluation relating to the merits of a particular business combination were based primarily, to the extent relevant, on the above factors. In evaluating a prospective business combination partner, we conducted such diligence as we deemed necessary to understand a particular potential business combination partner’s business that included, among other things, meetings with the potential business partner’s management, where applicable, as well as review of financial and other information made available to us.

On June 23, 2008, we engaged the investment banking firm of Berkery Noyes to assist us in identifying a business combination partner.

As a result of these efforts described above, the Company initiated contact, either directly or through a third party intermediary, with approximately eleven (11) potential business combination targets, including Dlorah. Furthermore, we executed non-disclosure agreements relating to several of such potential business combination targets. Additionally, we had discussions with a number of target companies with whom a non-disclosure agreement was not executed. With respect to some of the opportunities, discussions among the Company’s management and the potential business combination partners included financial disclosures, reviews of potential transaction structures, discussions of preliminary estimates of transaction values and discussions of management objectives, business plans and projections. Discussions, including introductory meetings attended by some combination of Mr. Warnock and Mr. Hughes, occurred with potential targets on a periodic basis during the period from January 2008 through August 2009. Our management evaluated these candidates in light of the factors described above and discussed their findings with our Board of Directors, also applying the following criteria: the potential merger value of each business; the probability of negotiating an acceptable business combination; and the timeframe for so doing. Camden’s board agreed with management’s assessment of Dlorah as the best merger candidate among those discussed. No firm offers were made to any other business combination candidate.

On January 21, 2008, Mr. Warnock attended a meeting at Dlorah’s offices in Rapid City, South Dakota. The meeting was initiated when Mr. Warnock called Mr. Buckingham, majority owner of Dlorah, to explore Dlorah’s interest in a potential business combination with Camden and to arrange a meeting with Dlorah’s senior staff. A mutually convenient date of January 21 was set. Attending the meeting from Dlorah were: Mr. Buckingham, Dr. Gallentine and Dr. Shape. The nature of the meeting was exploratory and informational. Mr. Warnock described Camden and how it functions as a “special purpose acquisition company.” Mr. Shape described Dlorah’s business strategy and results through May 2007. The parties agreed that while a business combination seemed worthwhile, Dlorah would need to improve its financial performance before further discussions could occur.

From February 2008 through December 2008, Mr. Warnock and Mr. Buckingham had numerous conversations regarding Dlorah’s financial performance and business development. Additionally, Mr. Warnock visited several of Dlorah’s campuses with Dr. Shape, including the Minneapolis, Minnesota campus, the Austin, Texas campus and the Rapid City, South Dakota campus. Throughout this period, both Mr. Warnock and Mr. Buckingham remained interested in potentially merging their respective companies.

From January through April 10, 2009, Mr. Warnock and Mr. Buckingham held a series of discussions focused on issues concerning the structure of a business combination, the appropriate representations, warranties, and indemnification between the parties, the registration rights Dlorah’s members would have concerning Company stock received by Dlorah’s stockholders as merger consideration, “lock-ups” or other restrictions on the disposition of such stock, conditions to closing, confidentiality and exclusivity, the conduct of each party in the period prior to closing, and a waiver by Dlorah concerning the Company’s trust fund. From these discussions, the parties concluded that each issue had a range of possible solutions and the parties agreed to further negotiate with the assistance of their respective external counsel. On March 9, 2009, Mr. Warnock and Mr. Buckingham met in Phoenix, Arizona to further the discussions of a business combination. The key points discussed were the constitution of the board of directors, consideration to Dlorah, the amount of cash remaining at the closing and the ownership held by Dlorah stockholders following the closing. The parties negotiated a draft Letter of Intent (“LOI”), which contemplated a merger of Dlorah with Camden (or a wholly-owned subsidiary) with Camden to be renamed. A summary of the material terms of the LOI appear below.

•	15,730,000 shares of a new class of Camden stock;
•	2,800,000 newly issued common stock purchase warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50;
•	575,000 shares of restricted Common Stock, which restricted shares would not vest until the Common Stock trades at or above a set price per share for 60 consecutive trading days;
•	An adjustment to the merger consideration such that the aggregate consideration would be at least 70% of the then outstanding capital stock of the Company on a fully diluted basis;
•	The NAU board would be comprised of six members, four of whom would be initially appointed by Dlorah, and two of whom would be initially appointed by Camden. Two of the four board members appointed by Dlorah would be Mr. Buckingham and Dr. Gallentine, and Mr. Buckingham would be Chairman of the Board. One of the two board members appointed by Camden would be Mr. Warnock;
•	Immediately following the consummation of the Transaction, an Executive Committee comprised of Mr. Buckhingham (as Chairman), Mr. Warnock, and Dr. Gallentine would be formed. Such committee would have the authority granted to it by the Board of Directors;
•	Camden officer and directors would continue to be bound by the “lock-up” provisions described in the Camden Prospectus dated November 29, 2007. The H&E Buckingham Limited Partnership would enter into a “lock-up” agreement for a period of 180 days;
•	Customary closing conditions would apply, including the negotiation of a definitive merger agreement with mutually acceptable representations, warranties and indemnification; also, conditions to close would include regulatory approvals (such as the Department of Education);
•	An exclusivity period of ninety (90) days during which we could conduct diligence concerning Dlorah and review the appropriate documentation; and
•	Provisions concerning; (i) Dlorah’s waiver of claim on our trust account and (ii) mutual promises of confidentiality.

On April 10, 2009, our Board of Directors met to discuss a possible merger with Dlorah and the draft LOI. Management presented a summary of information learned to date concerning Dlorah, and a discussion ensued concerning (i) Dlorah’s management and its experience; (ii) the proposed valuation of Dlorah in a business combination and its relative attractiveness from the point of view of the Company’s stockholders; (iii) Dlorah’s capital structure and ownership; (iv) Dlorah’s historical growth and projected growth; and (v) the opportunities and risks involved with a business combination with Dlorah.

The Board concluded that (i) Dlorah’s management, its experience, and its historical and projected growth were positives for the transaction; (ii) the opportunities for Dlorah were attractive given its unique business model; and (iii) Dlorah’s valuation, its financial results to date and its expected growth justified continuing discussion of a merger. Following the discussion, the Board unanimously approved a resolution authorizing management, on behalf of the Company, to enter into an LOI with Dlorah on substantially the same terms as were presented in the draft LOI (and as negotiated to final resolution by management). The Board also instructed management that discussions should continue with any other potential candidates for a business combination.

On April 13, 2009, we sent a final LOI to Dlorah (comporting with the summary above in every material way) that Dlorah executed the same day.

Camden and Dlorah arrived at the Transaction Consideration through mutual negotiation and discussion. The parties agreed the Transaction Consideration should be the issuance of Camden stock and warrants, which could provide additional cash for future growth.

Beginning with the April 13, 2009 meeting and continuing through the signing of the Agreement and Plan of Merger, we conducted due diligence concerning Dlorah’s business, operations and financial results. Mr. Warnock and Mr. Hughes participated in numerous telephone conversations and email communications with officers and other representatives of Dlorah. We retained attorneys and accountants who supplemented our work with reports concerning the following areas: accounting policy and significant accounting estimates, financial reporting, internal controls, student receivables and reserves, tax assumptions and reserves, debt, corporate structure, regulatory compliance, ownership and any material restrictions contained in Dlorah’s contracts and governing documents.

On May 1, 2009, the Company engaged Signal Hill Capital Group LLC to conduct due diligence and provide a fairness opinion regarding the fairness to Camden from a financial point of view of the consideration to be paid by Camden in connection with the Transaction.

On June 17, 2009, our Board of Directors met to discuss the potential business combination with Dlorah. Our management described the scope of the diligence conducted by us, the personnel, backgrounds and references for firms retained to perform diligence for us, which included an accounting firm, and two law firms, and our findings to date from both management and from our outside retained firms and consultants. Management described its continuing analysis of Dlorah, its management, the results of our due diligence and the state of discussions concerning a definitive merger agreement. In particular, our management described (i) a valuation and investment thesis for Camden, (ii) its own assessment of Dlorah and its management, (iii) its own assessment of Dlorah’s growth opportunities, and (iv) projected earnings potential. Representatives of Signal Hill joined the meeting to discuss their opinion concerning the transaction.

The directors discussed the due diligence findings and other matters and reviewed (i) all of the steps taken by us in our discussions with Dlorah, (ii) diligence memoranda concerning Dlorah prepared by our consultants and outside counsel (which were provided to the directors prior to the June 17 meeting), (iii) a draft definitive merger agreement in a form substantially similar to its final form (which was provided to directors prior to the June 17 meeting); (iv) the fairness opinion prepared by Signal Hill and (v) information concerning the status of discussions with other candidates concerning a potential business combination.

The Board unanimously approved a resolution in favor of the Transaction contingent upon final completion of due diligence and approval of any significant changes to the merger agreement.

On July 22, 2009, our Board of Directors met to discuss the final results of legal and regulatory due diligence and the changes to the Merger Agreement. The Board of Directors discussed a number of issues, including:

•	regulatory findings and potential risks;
•	Department of Education and other regulatory approvals required;
•	the potential exclusion from the Transaction of Dlorah’s real estate assets; and
•	related party relationships.

The Board of Directors concluded that there were no material findings from the due diligence that should prevent the Board of Directors from approving the Merger Agreement. The Board of Directors discussed many aspects of the Transaction including:

•	changes in the Merger Agreement;
•	lp;1qconsideration paid by the Company;
•	Dlorah’s performance to date; and
•	the effect of the transaction on our stockholders.

On July 22, 2009, Camden’s Board of Directors concluded that a merger with Dlorah under the terms of the Merger Agreement is in the best interest of its stockholders. Camden’s Board unanimously approved a resolution in favor of the merger and approved a resolution authorizing Mr. Warnock and Mr. Hughes to take all actions they deem necessary to carry out the Transaction. The Board also unanimously approved a resolution to change the Company’s fiscal year end to align with Dlorah’s fiscal year end of May 31.

The Merger Agreement was finalized and signed on August 7, 2009 and an announcement was made public on August 10, 2009. The Merger Agreement was amended and restated in its entirety to include the warrant redemption and was filed as an exhibit on Form 8-K with the SEC on August 11, 2009.

Interest of Camden Stockholders in the Transaction

As a result of the Transaction, the present Camden stockholders (including the Camden founders) will own approximately 30% of the Common Stock, on a fully diluted, as converted basis, after the Transaction.

Interests of Camden’s Directors and Officers and Others in the Transaction

In considering the recommendation of the Board of Directors of the Company to vote to approve and adopt the Merger Agreement and the Transaction, you should be aware that certain members of the Company’s Board of Directors have agreements or arrangements that provide them with interests in the Transaction that differ from, or are in addition to, those of the Company stockholders generally. In particular:

•	If the Transaction is not approved, the Company may be required to liquidate, and the shares of Common Stock and private warrants purchased by the Company’s executive officers, directors and its sponsor (which is controlled by certain of Camden’s officers) prior to Camden’s initial public offering, will be worthless because the Company’s executive officers, directors and its sponsor are not entitled to receive any of the net proceeds of the Company’s IPO that may be distributed upon liquidation of the Company. Any Common Stock purchased in the open market by any of Camden’s executive officers, directors or its sponsor, plus the 212,500 units that Camden Learning purchased in the IPO and the 503,187 shares of common stock it purchased in the open market, will be entitled to a pro rata portion of the trust account. To date, none of Camden’s executive officers or directors have purchased any shares or Warrants in the open market. The Company’s executive officers and directors, together with the sponsor, own a total of 2,278,187 shares of Common Stock which have a market value of $17,974,895 based on the Company’s share price of $7.89 as of September 23, 2009 and which will expire worthless if a business combination is not consummated. The Company’s executive officers and directors also own a total of 2,800,000 private warrants to purchase shares of the Company’s common stock which have a market value of $700,000 based on the Company’s Warrant price of $0.25 as of September 23, 2009 and which will expire worthless if a business combination is not consummated. If the Transaction is consummated, the private warrants will be cancelled and exchanged for 250,000 shares of restricted Common Stock. The Company’s executive officers and directors, together with the sponsor, also own a total of 212,500 Units which have a market value of $1,700,000 based on the Company’s Unit price of $8.00 as of September 23, 2009. The private warrants and certain of the shares of Common Stock were purchased in a private placement concurrent with the IPO. The Company’s executive officers, directors and its sponsor are contractually prohibited from selling their Common Stock prior to one year after the consummation of a business combination, during which time the value of the shares may increase or decrease.
•	It is currently anticipated that Mr. Warnock, a current director of the Company, will continue as a director of the Company after the Transaction.

Camden’s Board of Directors’ Reasons for the Approval of the Transaction

In the prospectus relating to our IPO, we stated our intention to focus our pursuit of a business combination on merger partners in the education industry. In this proxy statement, we enumerate all the material factors considered in pursuing this particular transaction. Other factors used in making a determination whether to proceed with the Transaction, none of which were deemed factors weighing against pursuing the Transaction and none of which were material in any event, were results of background checks done on Dlorah’s management, the ability of Camden’s current management team to work with Dlorah following the Transaction and the results of the various due diligence investigations undertaken on Dlorah.

We believe the Transaction meets our original investment objectives. In light of the complexity of those factors, our Board of Directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of our Board of Directors may have given different weight to different factors.

Based upon our evaluation as set forth above, our Board of Directors has unanimously approved the Transaction and determined it is in the best interests of the Company and our stockholders.

Terms of the Merger Agreement

The terms of the Merger Agreement, including the closing conditions, are customary and reasonable. It was important to the Company’s Board of Directors that the Merger Agreement include customary terms and conditions as it believed such terms and conditions would allow for a more efficient closing process and lower transaction expenses.

The Company’s Board of Directors believes the above factors strongly supported its determination and recommendation to approve the Transaction. The Company’s Board of Directors did, however, consider the following potentially negative factors, among others, including the risk factors set forth above in addition to those risk factors set forth elsewhere herein, in its deliberations concerning the Merger:

The risk that holders of Common Stock purchased in the IPO or in the after market would vote against the Transaction and exercise their redemption rights

The Company’s Board of Directors considered the risk the current holders of Common Stock purchased in the IPO or in the after market would vote against the Transaction and demand to redeem their shares for cash upon consummation of the Transaction, thereby depleting the amount of cash available to the combined company following the closing of the Transaction. For reasons stated above, the Company’s Board of Directors deemed this risk to be less with regard to Dlorah than it would be for other merger partners and believes the Company will still be able to implement its business plan, even if the maximum number of stockholders exercised their redemption rights.

Certain officers and directors of the Company may have different interests in the Transaction than the Company stockholders

The Company’s Board of Directors considered the fact certain officers and directors of the Company may have interests in the Transaction different from, or in addition to, the interests of the Company stockholders generally, including the matters described under “Interests of Camden Directors and Officers in the Transaction” contained herein.

Limitations on indemnification set forth in the Merger Agreement

The Company’s Board of Directors considered the limitations on indemnification set forth in the Merger Agreement. See “The Merger Agreement.” The Board of Directors of the Company determined that such limitations were consistent with similar recent transactions the Board reviewed, including transactions involving other special purpose acquisition companies.

The risk Dlorah’s current stockholders, and specifically Robert Buckingham and his affiliates, would control a significant percentage of our issued stock after the transaction

Upon the consummation of the Transaction, the stockholders of Dlorah will beneficially own not less than 70% of the Common Stock. Robert Buckingham, the current President, Chief Executive Officer and Chairman of the Board of Directors of Dlorah, who is expected to become a member of the Board of Directors of Camden following the Transaction, is deemed to be the beneficial owner of 100% of such shares, or at least 70% of the total issued Common Stock following consummation of the Transaction. Therefore, the stockholders of Dlorah, and Mr. Buckingham in particular, will be able to exercise significant control over the operations of Camden and may vote their Common Stock in ways adverse to or otherwise not in the best interest of our stockholders as a group.

The risk the Company’s current stockholders will experience substantial dilution upon consummation of the Transaction

If we consummate the Transaction, we will issue, in the aggregate, Class A Stock and Common Stock equal to, on an as-converted basis, not less than 19,105,000 shares of Common Stock. Our IPO stockholders currently own approximately 80% of the Company’s outstanding capital stock. Following the Transaction, all current Camden stockholders will own approximately 30% of our Common Stock or a fully diluted basis. We believe, despite the dilution in ownership our IPO stockholders will experience as a result of the Transaction, this transaction is beneficial for them.

THE FAIRNESS OPINION

Opinion of Signal Hill

At the June 17, 2009 meeting of our Board of Directors, Signal Hill made an oral presentation to our Board of Directors, which was subsequently confirmed in a formal written opinion delivered to Camden as of August 7, 2009 (the “Opinion”). Signal Hill is a member of the Financial Industry Regulatory Authority (“FINRA”) and provides a broad range of valuation, investment banking and other advisory services. The Opinion, which was rendered to our board of directors, stated that, as of August 7, 2009 (i) the consideration to be paid by Camden in the Transaction is fair to Camden from a financial point of view, and (ii) the fair market value of Dlorah is at least equal to 80% of the amount in the Trust Account (less the deferred underwriting discount and commissions and taxes payable). The Opinion did not state any other conclusion or address any other aspect or implication of the Transaction. The Transaction is for the acquisition of Dlorah which is primarily comprised of NAU, as well as a real estate division.

The summary of the Opinion in this proxy statement is qualified in its entirety by reference to the full text of its written Opinion, which is included as Annex V to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Signal Hill in preparing the Opinion. Stockholders are urged to read the Opinion in its entirety. Neither Signal Hill’s written Opinion nor the summary of the Opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to the Transaction or the matters proposed in this proxy statement.

Scope of Analysis

In connection with the Opinion, Signal Hill made such reviews, analyses and inquiries as Signal Hill deemed necessary and appropriate under the circumstances. Signal Hill also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Signal Hill’s due diligence with regards to the Transaction included, but was not limited to, the items summarized below.

1.	Discussed the operations, financial conditions, future prospects and projected operations and performance of Camden and Dlorah, respectively, and the Transaction with the management of Dlorah and Camden;
2.	Reviewed certain publicly available financial statements and other business and financial information of Camden and Dlorah, respectively, and the education industry in which Dlorah operates;
3.	Reviewed certain internal financial statements and other financial and operating data concerning Dlorah which Camden and Dlorah have respectively identified as being the most current financial statements available;
4.	Reviewed certain financial forecasts as prepared by the management of Camden and Dlorah;
5.	Reviewed a draft of the Merger Agreement and the exhibits thereto;
6.	Reviewed the historical trading price and trading volume of Camden’s publicly traded securities, and the publicly traded securities of certain other companies that Signal Hill deemed relevant;
7.	Compared the financial performance of Dlorah with that of certain other publicly traded companies that Signal Hill deemed relevant;
8.	Compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that Signal Hill deemed relevant; and
9.	Conducted such other analyses and considered such other factors as Signal Hill deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering the Opinion with respect to the Transaction, Signal Hill, with Camden’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company and Dlorah management, and did not independently verify any such information;
2.	Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Signal Hill were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same.
3.	Assumed that the final versions of all documents reviewed by Signal Hill in draft form (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed.
4.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Camden, Dlorah or the Transaction.
5.	Assumed without verification the accuracy and adequacy of the legal advice given by counsel to Camden and Dlorah on all legal matters with respect to the Transaction and any interim transactions in anticipation of the Transaction (including, without limitation, repurchases, redemptions or conversions of Camden publicly traded securities or any tender offers to Camden public security holders) (“Interim Transactions”) and assumed all procedures required by law to be taken in connection with the Transaction and the Interim Transactions have been, or will be, duly, validly and timely taken and that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations. Signal Hill has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
6.	Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof. Signal Hill assumed that all representations and warranties of each party to the Merger Agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party.
7.	Assumed that, prior to the closing of the Merger Agreement, all of the equity holders of Dlorah are bound under the Merger Agreement.
8.	Did not make any independent evaluation, appraisal or physical inspection of Camden’s or Dlorah’s solvency or of any specific assets or liabilities (contingent or otherwise) including, without limitation, assets or liabilities of Dlorah’s real estate division. In addition, Camden and Dlorah’s management indicated that Signal Hill can assume that the real estate division has a Net Asset Value (“NAV”) of approximately $5 million.
9.	Assumed that prior to or concurrent with the closing of the Transaction, Camden will consummate a series of Interim Transactions to ensure that the 15,730,000 shares of Common Stock currently underlying the Stock Consideration are sufficient to provide the Dlorah shareholders not less than 70% of the Camden Common Stock, on an as-converted and fully diluted basis following the Transaction, without increasing the number of shares of Common Stock into which the Class A Stock is convertible. To the extent that the 15,730,000 shares of Common Stock currently underlying the Class A Stock increased, this Opinion cannot and should not be relied upon.

The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either Camden’s or Dlorah’s credit worthiness or otherwise as tax advice or as accounting advice. Signal Hill has not been requested to, and did not, (a) negotiate the terms of the Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the

Transaction. In addition, Signal Hill has not expressed any opinion as to the market price or value of Camden’s Common Stock after announcement or closing of the Transaction.

In Signal Hill’s analysis and in connection with the preparation of the Opinion, Signal Hill made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon.

Signal Hill prepared the Opinion effective as of August 7, 2009. The Opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the written Opinion, and Signal Hill disclaims any undertaking or obligation to update the Opinion or advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Signal Hill after the date of the written Opinion.

The basis and methodology for the Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. In rendering the Opinion, Signal Hill did not express any opinion about the fairness of the amount or nature of any compensation to any of Camden’s officers, directors, or employees, or any class of such persons, relative to the compensation, if any, to be received by the public shareholders of Camden in the Transaction. The Opinion did not recommend as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction, nor did it indicate that the terms of (including the Transaction Consideration to be paid in) the Transaction were the best attainable by Camden under any circumstances. Further, Signal Hill was not requested to opine as to, and the Opinion did not in any manner address, the underlying business decision of Camden to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of Camden after not completing a business combination within the allotted time). Instead, it merely stated whether the Merger Consideration in the Transaction was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction (including, without limitation, any Interim Transactions) depended on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Signal Hill to any party. Other than this engagement, Signal Hill has not had any material relationships during the past two years, or that are mutually understood to be contemplated, in which compensation was received or was intended to be received as a result of the relationship between Signal Hill and any party to the Transaction. Without Signal Hill’s prior consent, the Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose, except that the Opinion may be included in its entirety in filings with the Securities and Exchange Commission made by Camden in connection with the Transaction. Camden may summarize or otherwise reference the existence of the Opinion in such documents provided that any such summary or reference language shall be subject to prior approval of Signal Hill.

In preparing its written Opinion to our Board of Directors, Signal Hill performed a variety of analyses, including those described below. The summary of Signal Hill’s valuation analyses is not a complete description of the analyses underlying Signal Hill’s fairness Opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Signal Hill arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Signal Hill believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods, and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Signal Hill considered business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the written Opinion. No company, transaction, or business used in Signal Hill’s analyses for comparative purposes is identical to Dlorah or the Transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Signal Hill did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Signal Hill’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control and the control of Signal Hill. Much of the information used in, and accordingly the results of, Signal Hill’s analyses are inherently subject to substantial uncertainty.

Signal Hill’s Opinion and analyses were provided to our Board of Directors in connection with its consideration of the Transaction and were among many factors considered by our Board of Directors in evaluating the Transaction. Neither Signal Hill’s Opinion nor its analyses were determinative of the Transaction Consideration or of the views of our Board of Directors or management with respect to the Transaction.

Valuation Analysis Summary

The following is a summary of the material valuation analyses performed in connection with the preparation of the Opinion. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications, and limitations affecting each analysis, could create a misleading or incomplete view of Signal Hill’s analyses.

For purposes of its analyses, Signal Hill reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account any derivative or convertible securities), plus the value of its minority interests, plus the value of its net debt (the value of its outstanding indebtedness, preferred stock, and capital lease obligations, less the amount of cash on its balance sheet) as of a specified date; and
•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period, subject to adjustments for non-recurring charges and income.

In preparing its analyses, Signal Hill noted the following:

•	The financial forecasts and projections (including Revenue, EBITDA and number of students for NAU) prepared by the management of Dlorah with respect to NAU for the Last Twelve Month (“LTM”) period through August 2009, and Fiscal Years ended May 31, 2009 through 2010, included reliance on certain forecasts of student population growth due to expansion of sites, growth in online enrollments, and pricing increases relative to the market.
•	To enable comparisons with selected companies, Dlorah management’s fiscal year projections for NAU were converted to calendar year projections using pro rata adjustments.
•	Camden and Dlorah’s management indicated that Signal Hill can assume that the real estate division has a Net Asset Value (“NAV”) of approximately $5 million.
•	Dlorah management indicated that Dlorah has no pending material litigation claims.

Certain Forecasts

Camden does not, as a matter of course, publicly disclose forecasts or internal projections of future revenues, earnings or other results. However, we provided Signal Hill with certain non-public business and financial information about Dlorah in connection with the preparation of its fairness opinion and related financial analyses. The information provided to Signal Hill included forecasts for the periods from the fiscal year 2010 through fiscal year 2015, including projections for the LTM period ending August 2009. The forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Dlorah’s and Camden’s internal financial forecasts, upon which these forecasts were based in part, are, in general, prepared solely for internal use and are subjective in many respects. The forecasts included in this proxy statement have been prepared by, and are the responsibility of, Camden and Dlorah’s management. The inclusion of the forecasts in this proxy statement should not be regarded as an indication that such forecasts will be predictive of actual future results, and the forecasts should not be relied upon as such. No representation is made by Camden, Dlorah, or any other person to any security holder of Camden regarding the ultimate performance of Camden or Dlorah compared to these forecasts. Camden does not intend to update or otherwise revise these forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. These forecasts do not give effect to the Transaction.

The forecasts for Dlorah are summarized below:

($ in thousands)	Projections
	LTM Aug 2009	Fiscal Year ending May 31
		2010P	2011P	2012P	2013P	2014P	2015P
Summary Financial Projections
Net Revenue	$63,396	$70,856	$83,610	$98,660	$113,459	$130,477	150,049
EBITDA	9,319	12,788	14,845	17,298	20,624	24,630	29,375
EBIT	7,314	10,258	12,104	14,283	17,220	20,716	24,874
Net Income	4,730	6,942	8,227	9,737	11,961	14,452	17,423
Free Cash Flow
EBIT		10,258	12,104	14,283	17,220	20,716	24,874
Plus: Depreciation & Amortization		2,530	2,740	3,015	3,404	3,914	4,501
Less: Changes in NWC(1)		1,417	1,672	1,973	2,269	2,610	3,001
Less: Taxes(2)		3,576	4,238	5,016	6,162	7,445	8,976
Less: Capital Expenditures(3)		2,834	3,344	3,946	4,538	5,219	6,002
Free Cash Flow		4,960	5,590	6,362	7,655	9,357	11,397

(1)	Assumed at 2% of revenue
(2)	Assumed at 34% marginal rate
(3)	Assumed at 4% of revenue

No assurances can be given that these assumptions will accurately reflect future conditions. Although presented with numerical specificity, these forecasts reflect numerous assumptions and estimates as to future events made by Camden and Dlorah’s management that Camden and Dlorah’s management believed were reasonable at the time these forecasts were prepared as well as other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Camden and Dlorah’s management. Accordingly, there can be no assurance that these forecasts will be realized, and actual results may be materially greater or less than those reflected in these forecasts. You should review risk factors with respect to Camden, Dlorah, and NAU listed in this proxy statement. See “Risk Factors” beginning on page 43.

Implied Transaction Value and Multiples

To calculate the transaction value implied by the consideration paid to Dlorah equity holders, Signal Hill included:

•	100 thousand shares of Class A Stock convertible into 15.73 million shares of Common Stock
•	575 thousand shares of Restricted Common Stock
•	2.8 million warrants to purchase shares of Common Stock at a strike price of $5.50
•	Incremental dividends to be paid to the Class A stock holders relative to common stock holders

Signal Hill used various illustrative prices for the Transaction Consideration paid to Dlorah shareholders as shown in the following table. Signal Hill applied a 30% discount to the value of the Restricted Stock due to sale restrictions associated with the Restricted Stock. The warrants were valued using Black Scholes (a finance model widely used in securities’ valuation to determine the value of options and warrants) assuming a volatility of 40% based on the historical volatility of comparable companies. The value of the incremental dividends to be paid to Series A shareholders was estimated by discounting (quarterly for two years using approximately a 17% cost of equity) the difference ($0.33 per share) in annual dividends paid to Series A shareholders ($0.44 per share) above the annual dividends paid to Common shareholders ($0.11 per share). In addition, Signal Hill excluded the NAV of the Real Estate division from the transaction enterprise and equity value estimates for NAU. Signal Hill compared the transaction enterprise and equity values to NAU’s relevant calendar year Revenue, EBITDA and Net Income figures shown below, including estimates for future periods, and calculated the following implied transaction multiples.

($ in millions, except share price)	MA Floor(1)	Market(2)	Redemption(3)	10 Day Avg(4)	30 Day Avg(4)	60 Day Avg(4)	90 Day Avg(4)
Camden Share Price	$7.00	$7.85	$7.92	$7.80	$7.79	$7.78	$7.75
Merger Consideration:
Class A Stock	$110.1	$123.5	$124.6	$122.7	$122.5	$122.3	$122.0
Restricted Stock	$2.8	$3.2	$3.2	$3.1	$3.1	$3.1	$3.1
Warrants(5)	$6.5	$8.5	$8.6	$8.3	$8.3	$8.3	$8.2
PV of Incremental Dividends(6)	$8.7	$8.7	$8.7	$8.7	$8.7	$8.7	$8.7
Total Equity Value:	$128.2	$143.8	$145.1	$143.0	$142.7	$142.5	$142.1
– Real Estate NAV(7)	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0	$5.0
NAU Equity Value:	$123.2	$138.8	$140.1	$138.0	$137.7	$137.5	$137.1
+ Debt(8)	$4.8	$4.8	$4.8	$4.8	$4.8	$4.8	$4.8
– Cash(8)	$7.9	$7.9	$7.9	$7.9	$7.9	$7.9	$7.9
Implied NAU Enterprise Value:	$120.1	$135.7	$137.0	$134.9	$134.6	$134.4	$134.0

NAU Metrics
FY 2009 Revenue	$60.9	2.0x	2.2x	2.2x	2.2x	2.2x	2.2x	2.2x
LTM Revenue(9)	$63.4	1.9x	2.1x	2.2x	2.1x	2.1x	2.1x	2.1x
CY 2009E Revenue	$66.7	1.8x	2.0x	2.1x	2.0x	2.0x	2.0x	2.0x
CY 2010P Revenue	$78.3	1.5x	1.7x	1.8x	1.7x	1.7x	1.7x	1.7x
FY 2009 EBITDA	$8.2	14.7x	16.6x	16.8x	16.5x	16.5x	16.5x	16.4x
LTM EBITDA(9)	$9.3	12.9x	14.6x	14.7x	14.5x	14.4x	14.4x	14.4x
CY 2009E EBITDA	$10.9	11.1x	12.5x	12.6x	12.4x	12.4x	12.4x	12.3x
CY 2010P EBITDA	$14.0	8.6x	9.7x	9.8x	9.6x	9.6x	9.6x	9.6x
FY 2009 Net Income	$4.0	30.9x	34.8x	35.1x	34.6x	34.5x	34.4x	34.3x
LTM Net Income(9)	$4.7	26.0x	29.3x	29.6x	29.2x	29.1x	29.1x	29.0x
CY 2009E Net Income	$5.7	21.6x	24.3x	24.5x	24.1x	24.1x	24.1x	24.0x
CY 2010P Net Income	$7.7	16.0x	18.0x	18.2x	17.9 x	17.9x	17.9x	17.8x

(1)	As per the Merger Agreement, $7.00 per share is the floor below which the number of shares of Common Stock will be increased to match the aggregate value as if consideration were $7.00 per share

(2)	Camden stock market price as of August 5, 2009
(3)	Price at which Camden stock holders can redeem their common stock
(4)	Average of the Camden stock over the specified number of days as of August 5, 2009
(5)	Valued using Black Scholes assuming 40% volatility
(6)	Represents the present value of the difference ($0.33 per share) in dividends paid to Class A Stock ($0.44 per share) holders above the dividends paid to Common ($0.11 per share) shareholders paid quarterly over a period of two years and discounted at 17% cost of equity
(7)	The real estate division has total debt of $7.1mm as of May 31, 2009
(8)	As of May 31, 2009
(9)	Pro rata revenue, EBITDA, and Net Income estimates through August 2009

Selected Comparable Companies Trading Analysis

Signal Hill compiled and reviewed publicly available financial information and quoted market prices in order to calculate certain financial multiples and ratios for selected publicly traded companies in the education industry. Equity values used below were calculated using the closing price of the common stock of the selected companies listed below as of August 5, 2009.

The calculated multiples included:

•	enterprise value as a multiple of revenue for the LTM period, Calendar Year 2009 and Calendar Year 2010;
•	enterprise value as a multiple of EBITDA for the LTM period, Calendar Year 2009 and Calendar Year 2010; and
•	equity value as a multiple of Net Income for the LTM period, Calendar Year 2009 and Calendar Year 2010.

The selected comparable companies included businesses with a mix of regionally accredited campuses and online education:

•	Apollo Group
•	Bridgepoint Education
•	Devry
•	Grand Canyon Education
•	Strayer Education

The selected comparable companies trading analysis indicated the following:

	Enterprise Value as a Multiple of:							Price as Multiple:
	Revenue			EBITDA				EPS
	LTM	2009E	2010E	LTM	2009E	2010E	Students	LTM	2009E	2010E
Min	2.7x	2.2x	1.8x	9.2x	8.0x	6.8x	$28,114	17.8x	15.6x	12.7x
Mean	4.1x	3.3x	2.6x	18.9x	12.2x	9.3x	$43,435	37.1x	23.1x	17.7x
Median	3.8x	2.5x	2.1x	18.4x	11.3x	9.3x	$36,825	33.0x	21.9x	16.4x
Max	6.6x	5.8x	4.8x	33.4x	16.2x	13.2x	$71,383	70.8x	29.4x	23.3x

Taking these observed multiples into account, Signal Hill applied the mean and median values of the above multiples to corresponding financial data for NAU provided by Dlorah’s management.

($ in millions)	NAU Metric	Multiple Relevant Range(2)			NAU Enterprise Value Relevant Range			NAU Net Debt	NAU Equity Value Relevant Range			Real Estate NAV	Dlorah Equity Value Relevant Range
FY 2009 Revenue	$60.9	3.8x	—	4.1x	$233.9	—	$249.3	$(3.1)	$237.0	—	$252.4	$5.0	$242.0	—	$257.4
LTM Revenue at Aug 2009(1)	$63.4	3.8x	—	4.1x	$243.5	—	$259.5	$(3.1)	$246.6	—	$262.6	$5.0	$251.6	—	$267.6
CY 2009E Revenue	$66.7	2.5x	—	3.3x	$167.3	—	$218.4	$(3.1)	$170.4	—	$221.5	$5.0	$175.4	—	$226.5
CY 2010P Revenue	$78.3	2.1x	—	2.6x	$166.4	—	$203.6	$(3.1)	$169.5	—	$206.7	$5.0	$174.5	—	$211.7
FY 2009 EBITDA	$8.2	18.4x	—	18.9x	$150.1	—	$154.2	$(3.1)	$153.2	—	$157.3	$5.0	$158.2	—	$162.3
LTM EBITDA at Aug 2009(1)	$9.3	18.4x	—	18.9x	$171.4	—	$176.1	$(3.1)	$174.4	—	$179.2	$5.0	$179.4	—	$184.2
CY 2009E EBITDA	$10.9	11.3x	—	12.2x	$122.9	—	$132.4	$(3.1)	$126.0	—	$135.5	$5.0	$131.0	—	$140.5
CY 2010P EBITDA	$14.0	9.3x	—	9.3x	$129.7	—	$130.7	$(3.1)	$132.8	—	$133.8	$5.0	$137.8	—	$138.8
FY 2009 Net Income	$4.0	33.0x	—	37.1x	$128.7	—	$145.1	$(3.1)	$131.8	—	$148.2	$5.0	$136.8	—	$153.2
LTM Net Income at Aug 2009(1)	$4.7	33.0x	—	37.1x	$153.0	—	$172.5	$(3.1)	$156.1	—	$175.6	$5.0	$161.1	—	$180.6
CY 2009E Net Income	$5.7	21.9x	—	23.1x	$122.2	—	$128.9	$(3.1)	$125.3	—	$132.0	$5.0	$130.3	—	$137.0
CY 2010P Net Income	$7.7	16.4x	—	17.7x	$123.4	—	$132.7	$(3.1)	$126.5	—	$135.8	$5.0	$131.5	—	$140.8
Mean					$159.4	—	$175.3	$(3.1)	$162.5	—	$178.4	$5.0	$167.5	—	$183.4

(1)	Pro rata revenue and EBITDA estimates through August 2009
(2)	Relevant multiple range based on median and mean of “Composite” comparable companies (APOL, BPI, DV, LOPE, STRA)

By then calculating a mean of the different methods, the selected comparables companies trading analysis indicated an implied reference equity value range for Dlorah of $167.5 million to $183.4 million, as compared to the proposed Transaction equity value consideration of $143.8 million (using the current market price of Camden to value stock consideration).

Selected Transactions Analysis

Signal Hill compiled and reviewed publicly available financial information and estimated purchase prices offered or paid in order to calculate certain financial multiples and ratios for the selected publicly-announced transactions involving companies in the education industry. Enterprise values for companies used below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the relevant transactions.

The calculated multiples included:

•	Enterprise value as a multiple of LTM Revenue.
•	Enterprise value as a multiple of LTM EBITDA.
•	Enterprise value as a multiple of number of enrolled students.

The selected transactions were as set forth below. These transactions were selected because they involved companies whose main businesses were education related.

($ in millions except multiples)								Enterprise Value /
Ann’d	Effective	Target/Acquiror	Equity Purchased	% Acq.	Equity Value	Enterprise Value	Margin %	LTM Revenue	LTM EBITDA	Students
08/10/09	TBD	National American University(1) Camden Learning Corporation	$138.8(1)	100.0%	$138.8(1)	$135.7(1)	14.7%	2.1x	14.6x	$21,597
06/07/09	07/29/09	BPP Holdings Apollo Global, Inc.	$484.0	100.0%	$484.0	$534.3	16.7%	2.0x	12.2x	NA
07/30/08	09/18/08	U.S. Education Corporation DeVry Inc.	$290.0	100.0%	$290.0	$290.0	18.3%	2.0x	11.0x	$33,162
06/04/07	08/17/07	Laureate Education Inc. Various Private Equity	$3,419.0	100.0%	$3,419.0	$3,834.3	18.1%	3.2x	17.7x	$14,635
06/21/06	09/01/06	Concorde Career Colleges Inc Liberty Partners	$114.5	100.0%	$114.5	$98.9	8.9%	1.1x	12.2x	$15,851
03/30/06	03/30/06	New England Institute of Technology at Palm Beach Lincoln Educational Services	$35.3	100.0%	$35.3	$42.5	NA	2.2x	NA	$35,417
03/06/06	06/01/06	Education Management Corp Providence Equity, Goldman Sachs	$3,354.5	100.0%	$3,354.5	$3,145.2	23.9%	2.9x	12.0x	$43,738
06/24/03	09/02/03	American Education Centers Inc Education Management Corp	$112.5	100.0%	$112.5	$116.0	21.8%	2.3x	10.4x	$20,000
04/29/03	07/15/03	South University Inc Education Management Corp	$50.0	100.0%	$50.0	$50.0	23.8%	2.5x	10.5x	$33,333
03/26/03	07/02/03	Whitman Education Group Career Education Corp.	$230.0	100.0%	$230.0	$219.6	13.2%	2.1x	15.8x	$22,404
Relevant Range						Min:	8.9%	1.1x	10.4x	$14,635
						Mean:	18.1%	2.3x	12.7x	$27,317
						Adj Mean:	18.6%	2.3x	12.3x	$26,694
						Median:	18.2%	2.2x	12.1x	$27,783
						Max:	23.9%	3.2x	17.7x	$43,738

(1)	Excludes NAV of real estate division ($5mm) for purposes of calculating NAU multiples

Taking these observed multiples into account, Signal Hill applied the mean and median multiples of each of the three methodologies to metrics based on NAU’s expected performance.

($ in millions)	NAU Metric	Multiple Relevant Range(1)			NAU Enterprise Value Relevant Range			NAU Net Debt	NAU Equity Value Relevant Range			Real Estate NAV	Dlorah Equity Value Relevant Range
LTM Revenue at Aug 2009(2)	$63.4	2.2x	—	2.3x	$139.5	—	$145.8	$(3.1)	$142.6	—	$148.9	$5.0	$147.6	—	$153.9
LTM EBITDA at Aug 2009(2)	$9.3	12.1x	—	12.7x	$112.8	—	$118.4	$(3.1)	$115.9	—	$121.4	$5.0	$120.9	—	$126.4
Students(3)	6,285	$27.3	—	$27.8	$171.6	—	$174.7	$(3.1)	$174.7	—	$177.8	$5.0	$179.7	—	$182.8
Mean					$141.3	—	$146.3	$(3.1)	$144.4	—	$149.4	$5.0	$149.4	—	$154.4

(1)	Relevant multiple range based on median and mean of comparable precedent transactions
(2)	Pro rata revenue and EBITDA estimates through August 2009
(3)	Students as of Summer 2009

The selected transactions analysis indicated an implied reference equity value range of Dlorah of $149.4 million to $154.4 million, as compared to the proposed Transaction equity value consideration of $143.8 million (using the then-current market price of Camden to value stock consideration).

Discounted Cash Flow Analysis

Signal Hill performed a discounted cash flow analysis of NAU’s unlevered, after-tax cash flows based on the projections provided by Dlorah management. In performing this analysis, Signal Hill utilized a range of discount rates of 12% to 14% based on the estimated weighted average cost of capital (WACC) for NAU, which was based on (i) an estimated pre tax cost of debt of 10% (after tax cost of debt of 6%), (ii) an estimated cost of equity of approximately 17%, and (iii) an estimated long term net debt as percentage of equity of 50%. The estimated cost of equity was determined based on the Capital Asset Pricing Model (CAPM), a finance model widely used in securities’ valuation to determine a theoretically appropriate required rate of return. In addition, Signal Hill used terminal value multiples ranging from 9.0x to 11.0x of projected FY 2015 EBITDA based on the multiples indicated by long term trading and transaction valuations for comparable companies. The discounted cash flow analysis indicated an implied reference equity value range of Dlorah of $166.1 million to $212.4 million, as compared to the proposed Transaction equity value consideration of $143.8 million (using the current market price of Camden to value stock consideration).

80% Test

In connection with the performance of the 80% Test and the delivery of the Opinion, Signal Hill was advised by Camden that:

1.	Pursuant to Article SIXTH of the Camden Amended and Restated Certificate of Incorporation, Signal Hill should consider, in the determination of the fair market value (the “Fair Market Value”) of Dlorah, a variety of financial standards generally accepted by the financial community, including, but not limited to, actual and potential sales, earnings and cash flow and book value.
2.	Signal Hill should utilize an equity value calculation for Dlorah when determining its Fair Market Value.
3.	As of March 31, 2009, the amount in the Trust Account (less the deferred underwriting discount and commissions and taxes payable) was equal to $51.5 million, and 80% of the Trust Account, as determined in accordance with the Camden Amended and Restated Certificate of Incorporation, is equal to $41.2 million.

Signal Hill noted that the implied reference range of equity values for Dlorah of $149.4 million to $212.4 million exceeded 80% of Camden’s net asset value of $41.2 million, at the time of the Transaction.

Engagement and Compensation of Signal Hill

We engaged Signal Hill, pursuant to a letter agreement, dated as of May 1, 2009, to render an opinion to our Board of Directors with respect to whether (i) the consideration to be paid by Camden in the Transaction is fair to Camden from a financial point of view, and (ii) the fair market value of Dlorah is at least equal to 80% of the amount in the Camden Trust Account (less the deferred underwriting discount and commissions and taxes payable). Signal Hill is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructuring, tax matters, corporate planning, and for other purposes. Under the terms of the letter agreement, Signal Hill earned a fee of $225,000 for its services. No portion of the fee was contingent upon the consummation of the Transaction or the conclusions set forth in Signal Hill’s Opinion. In addition, Camden has agreed to reimburse Signal Hill for certain of its reasonable out-of-pocket expenses incurred in connection with the service rendered by Signal Hill under its engagement letter with Camden, not to exceed $15,000. Camden has also agreed to indemnify Signal Hill and certain related parties for certain liabilities. Signal Hill has consented to the inclusion of its written Opinion as Annex V to this proxy statement.

Material Federal Income Tax Consequences of the Transaction to Camden and Camden’s Securityholders

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL U.S. FEDERAL INCOME TAX CONSIDERATIONS, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER. EACH STOCKHOLDER AND WARRANTHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTION CONTEMPLATED BY THIS PROXY STATEMENT AND THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK AND/OR WARRANTS (WHICH ARE REFERRED TO COLLECTIVELY AS THE “SECURITIES”), INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS IN HIS OR HER PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences

The following discussion addresses the U.S. federal income tax consequences to a Camden stockholder and warrantholder of the Transaction, as well as the U.S. federal income tax consequences of the redemption of the Warrants in connection with the Transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, Treasury regulations promulgated under the Code, Internal Revenue Service, referred to herein as the IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

The U.S. federal income tax consequences to a holder of Common Stock or Warrants, as the case may be, from the Transaction may vary depending upon such securityholder’s particular situation or status. This discussion is limited to holders of Common Stock or Warrants who hold such securities as capital assets and does not address aspects of U.S. federal income taxation that may be relevant to holders of Common Stock or Warrants who are subject to special treatment under U.S. federal income tax laws, including but not limited to: non-U.S. holders (as defined below); dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding their securities as part of a hedging or other risk reduction transaction; persons holding their Common Stock or Warrants through partnerships, trusts or other entities; U.S. persons whose functional currency is not the U.S. dollar; and controlled foreign corporations or passive foreign investment companies, as those terms are defined in the Code. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Camden securities that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); an estate the income of which is subject to United States federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a U.S. trust on August 19, 1996 and validly elected to continue to be treated as a U.S. trust).

For purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, an individual, trust, or corporation that is a beneficial owner of Camden securities, who is not a U.S. Holder.

United States Federal Income Tax Considerations of the Transaction

The Transaction is intended to have the effect that the concurrent exchange by the Dlorah stockholders of one-hundred percent of their interest in Dlorah for the Transaction Consideration, will be treated by Dlorah and the Company for federal income tax purposes as a tax free reorganization and shall be reported as such by the Company, since the Company will own one-hundred percent of the common stock of Dlorah, and therefore, will be in control of Dlorah immediately after the Transaction.

As a result, neither Camden nor Dlorah will recognize gain or loss on the Transaction. In addition, neither Camden stockholders or warrantholders, nor Dlorah stockholders, will recognize any gain or loss for federal income tax purposes, except to the extent they receive cash or other property in exchange for their respective common stock, warrants or other security interests.

Distributions

Any distributions made by the Company with respect to the Common Stock to a U.S. Holder will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in the Common Stock on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations may be entitled to claim a “dividends received” deduction with respect to any distributions they receive from the Company.

Dividends paid on Common Stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) would be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (which is anticipated to be the case after the Transaction); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. Legislation has been recently introduced in the U.S. Congress which, if enacted in its present form, would preclude Company dividends from qualifying for such preferential rates prospectively from the date of the enactment. There is no assurance that any dividends paid on Common Stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend,” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain definitive, pre-determined circumstances) in the common stock of the Company. If the Company pays an “extraordinary dividend” on its common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants

In general, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of Common Stock or Warrants (including the redemption of the Warrants discussed below under “Tax Consequences of the Warrant Redemption”) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Warrants so disposed of exceeds one year. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock or Warrant so disposed of. A U.S. holder’s adjusted tax basis in its shares of Common Stock or Warrants generally will equal the U.S. Holder’s acquisition cost (plus any gain recognized on the receipt of the warrants) less any prior return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. Holder of Common Stock or Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

If the Warrant Redemption Proposal is approved, the Company will redeem each Warrant for $0.50 per warrant. A Company warrantholder will recognize gain or loss, if any, equal to the difference between the warrantholder’s adjusted basis (as determined as a result of the Transaction, as discussed above under “Tax Consequences of the Transaction”) and the $0.50 redemption price.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and:

•	you fail to provide an accurate taxpayer identification number;
•	Camden is notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or
•	in certain definitive, pre-determined circumstances, you fail to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Consequences To Non-U.S. Holders

Non-U.S. Holders will not be subject to U.S. federal income tax on the Transaction assuming the Company is not a “U.S. Real Property Holding Company.” Although the Company believes that it is not currently a United States real property holding company, the Company cannot determine whether it will be a United States real property holding company in the future. The Company will be classified as a United States real property holding company if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for federal income tax purposes.

Sale, Exchange or Redemption of Common Stock or Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption or exchange of Common Stock or Warrants, assuming the Company is not a U.S. Real Property Holding Company unless:

•	the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (or in the case of an applicable tax treaty, attributable to a permanent establishment in the United States);
•	the non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or
•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

Income or Gain Effectively Connected With a U.S. Trade or Business

The preceding discussion of the tax consequences of the ownership and disposition of Common Stock and Warrants generally assumes that the holder is not engaged in a U.S. trade or business. If any dividends or gain from the sale, exchange or other taxable disposition of the Common Stock or Warrants is effectively connected with a U.S. trade or business conducted by the holder (or in the case of an applicable treaty, attributable to the holder’s permanent establishment in the United States) then the income or gain will be subject to U.S federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. The certification requirements can generally be met by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the payer or paying agent. If a holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the holder is a corporation, that portion of earnings and profits that is effectively connected with the holder’s U.S. trade or business (or in the case of an applicable tax treaty, attributable to the permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Payment of the proceeds of a sale of Common Stock or redemption of the Warrants effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of Common Stock or redemption of Warrants effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of securities effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;
•	is a controlled foreign corporation for U.S. federal income purposes; or
•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Anticipated Accounting Treatment

The Transaction will be accounted for as an equity recapitalization of Dlorah, reflecting the substance of the Transaction as a capital transaction whereby Dlorah is issuing stock for the net monetary assets of Camden. The costs of the Transaction will therefore not be recorded as an expense within the income statement, but will be charged directly to equity.

Regulatory Matters Regarding Camden

The Transaction and the transactions contemplated by the Merger Agreement are subject to various federal and state regulatory requirements or approvals, including those from the Department of Education, Higher Learning Commission, National League for Nursing Accrediting Committee, Commission on Accreditation of Allied Health Education Programs, Colorado Commission on Higher Education, Kansas Board of Regents, South Dakota Board of Regents, Minnesota Office of Higher Education, Missouri Coordinating Board for Higher Education, New Mexico Department of Higher Education, Texas Higher Education Coordinating Board, and States of Delaware and South Dakota necessary to effectuate the Transaction.

Regulatory Matters Regarding Dlorah

NAU is subject to extensive regulation by state education agencies, accrediting commissions and the United States federal government through the Department of Education under the Higher Education Act. The regulations, standards and policies of these agencies cover the vast majority of NAU’s operations, including its educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, finances, results of operations and financial condition.

As an institution of higher education that grants degrees and certificates, NAU is required to be authorized by appropriate state education authorities. In addition, in order to participate in the federal programs of student financial assistance for its students, NAU is required to be accredited by an accrediting commission recognized by the Department of Education. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting commission and the stated aims and purposes of the institution. The Higher Education Act requires accrediting commissions recognized by the Department of Education to review and monitor many aspects of an institution’s operations and to take appropriate action if the institution fails to meet the accrediting commission’s standards.

NAU’s operations are also subject to regulation by the Department of Education due to its participation in federal student financial aid programs under Title IV of the Higher Education Act, referred to as the Title IV programs. The Title IV programs include educational loans with below-market interest rates that are guaranteed by the federal government in the event of a student’s default on repaying the loan, educational loans provided directly by the federal government, and also grant programs for students with demonstrated financial need. To participate in the Title IV programs, a school must receive and maintain authorization by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the Department of Education, and be certified as an eligible institution by the Department of Education.

NAU plans and implements its business activities to comply with the standards of these regulatory agencies. NAU’s Chief Fiscal Officer, Chief Administrative Officer and General Counsel also provide oversight designed to ensure that NAU meets the requirements of this regulatory environment.

State Education Licensure and Regulation

NAU is required by the Higher Education Act to be authorized by applicable state educational agencies in South Dakota and other states where it is located in order to participate in the Title IV programs. In South Dakota, where its operations are headquartered, the state does not specifically regulate or authorize the degrees or educational programs of private, regionally accredited institutions of higher education. If South Dakota were to enact legislation or regulations to regulate private, regionally accredited institutions of higher education, including NAU, the failure by NAU to obtain and maintain any required authorization to operate and offer educational programs in South Dakota would cause NAU to lose its eligibility to participate in the Title IV programs.

In addition to South Dakota, NAU operates physical facilities offering educational programs in Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas. In each of these states, NAU either maintains authorization or has received written confirmation that no express authorization is required from pertinent state educational agencies in order to offer its educational programs. Where required under applicable law, these authorizations from state educational agencies are very important to NAU and its business. To maintain its state authorizations, NAU is required to continuously meet standards relating to, among other things, educational programs, facilities, instructional and administrative staff, marketing and recruitment, financial operations, addition of new locations and educational programs and various operational and administrative procedures. Failure to comply with applicable requirements of the state educational agencies in Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas could result in NAU losing its authorization to offer educational programs in the state(s). In this event, the state educational agency could force NAU to cease operations in such state(s). Even if the state educational agency does not require the institution to cease operations on an immediate basis, the loss of authorization by the state educational agency in such state(s) would then cause the campuses operated by NAU in such state(s) to lose eligibility to participate in the Title IV programs, and such loss of Title IV program eligibility could force NAU to cease operations in such state(s). Alternatively, the state educational licensing agencies could restrict NAU’s ability to offer certain degree programs.

Activities of NAU in certain other states constitute a presence requiring licensure or authorization under the requirements of the state education agency in those states, even though NAU does not have a physical facility in such states. Therefore, in addition to South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas, each in which NAU does maintain physical facilities, NAU has obtained such approvals as it has determined to be necessary in connection with its activities in such states which it believes constitute a presence requiring licensure or authorization by the state educational agency. NAU reviews the licensure requirements of other states when appropriate to determine whether its activities in those states constitute a presence or otherwise require licensure or authorization by the respective state education agencies.

NAU is subject to extensive regulations by the states in which it is authorized or licensed to operate. State laws and regulations typically establish standards in areas such as instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters, which can be different than and conflict with the requirements of the Department of Education and other applicable regulatory bodies. State laws and regulations may limit NAU’s ability to offer educational programs and offer certain degrees. Some states may also prescribe financial regulations that are different from those of the Department of Education and many require the posting of surety bonds. If NAU fails to comply with state licensing requirements, it may lose its state licensure or authorizations. If NAU loses state licensure in a state in which it has a physical location, it would also lose Title IV eligibility in that state.

In addition, several states have sought to assert jurisdiction over educational institutions offering online degree programs that have no physical location or other presence in the state but that have some activity in the state, such as enrolling or offering educational services to students who reside in the state, employing faculty who reside in the state or advertising to or recruiting prospective students in the state. State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states and can change frequently. Because NAU enrolls students in all 50 states and the District of Columbia, it expects that other state regulatory authorities may request that it seek licensure or authorization in their states in the future. New laws, regulations or interpretations related to doing business over the Internet could increase NAU’s cost of doing business and affect its ability to recruit students in particular states, which could, in turn, negatively affect enrollments and revenues and have a material adverse effect on its business.

NAU believes it is licensed or authorized in those jurisdictions where a license or authorization is currently required, and it does not believe that any of the states in which it is currently licensed or authorized, other than South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas, are individually material to its operations. Although NAU believes that it will be able to comply with additional state licensing or authorization requirements that may arise or be asserted in the future, if NAU fails to comply with state licensing or authorization requirements for a state, or fails to obtain licenses or authorizations when required, it could lose its state licensure or authorization by that state, which could prohibit NAU from recruiting prospective students or offering services to current students in that state. NAU could also be subject to other sanctions, including restrictions on activities in that state, fines, and penalties. The loss of licensure or authorization in certain states could prohibit NAU from recruiting prospective students or offering services to current students in that state, which could significantly reduce NAU’s enrollments.

State Professional Licensure

Many states have specific licensure requirements that an individual must satisfy in order to be licensed as a professional in specified fields, including field such as education and healthcare. These requirements vary by state and by field. A student’s success in obtaining licensure following graduation typically depends on several factors, including the background and qualifications of the individual graduate, as well as the following factors, among others:

•	whether the institution and the program were approved by the state in which the graduate seeks licensure, or by a professional association;
•	whether the program from which the student graduated meets all requirements for professional licensure in that state;
•	whether the institution and the program are accredited and, if so, by what accrediting commissions; and
•	whether the institution’s degrees are recognized by other states in which a student may seek to work.

Many states also require that graduates pass a state test or examination as a prerequisite to becoming certified in certain fields, such as teaching and nursing. Many states also may require a criminal background clearance before granting certain professional licensures or certifications. NAU’s catalog informs students that it is incumbent upon the student to verify whether a specific criminal background clearance is required in their field of study prior to beginning course work.

Accreditation

NAU has been institutionally accredited since 1979 by the Higher Learning Commission of the North Central Association of Colleges and Schools (the “Higher Learning Commission”), a regional accrediting commission recognized by the Department of Education. NAU’s accreditation was reaffirmed in 2008 for the maximum term of 10 years as part of a regularly scheduled reaffirmation process. Accreditation is a private, non-governmental process for evaluating the quality of educational institutions and their programs in areas including student performance, governance, integrity, educational quality, faculty, physical resources, administrative capability and resources and financial stability. To be recognized by the Department of Education, accrediting commissions must adopt specific standards for their review of educational institutions, conduct peer-review evaluations of institutions and publicly designate those institutions that meet their criteria. An accredited school is subject to periodic review by its accrediting commissions to determine whether it continues to meet the performance, integrity and quality required for accreditation.

There are six regional accrediting commissions recognized by the Department of Education, each with a specified geographic scope of coverage, which together cover the entire United States. Most traditional, public and private non-profit, degree-granting colleges and universities are accredited by one of these six regional accrediting commissions. The Higher Learning Commission, which accredits NAU, is the same regional accrediting commission that accredits other degree-granting public and private colleges and universities in the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, West Virginia, Wisconsin, and Wyoming.

Accreditation by the Higher Learning Commission is important to NAU for several reasons, including the fact that it enables NAU’s students to receive Title IV financial aid. Other colleges and universities depend, in part, on an institution’s accreditation in evaluating transfers of credit and applications to graduate schools. Employers rely on the accredited status of institutions when evaluating candidates’ credentials, and students and corporate and government sponsors under tuition reimbursement programs look to accreditation for assurance that an institution maintains quality educational standards. If NAU fails to satisfy the standards of the Higher Learning Commission, it could lose its accreditation by that agency, which would cause it to lose its eligibility to participate in the Title IV programs.

The reauthorization of the Higher Education Act in 2008, and proposed regulations issued by the Department of Education, require accrediting commissions to monitor the growth of programs at institutions that are experiencing significant enrollment growth. The Higher Learning Commission requires all affiliated institutions, including NAU, to complete an annual data report. If the non-financial data, particularly enrollment information, and any other information submitted by the institution indicate problems, rapid change, or significant growth, the Higher Learning Commission staff may require that the institution address any concerns arising from the data report in the next self-study and visit process or may recommend additional monitoring. In addition, the Department of Education has proposed regulations, which could take effect on July 1, 2010, that would require the Higher Learning Commission to notify the Department of Education if an institution it accredits that offers distance learning programs, such as NAU, experiences an increase in its headcount enrollment of 50 percent or more in any fiscal year. The Department of Education may consider that information in connection with its own regulatory oversight activities.

In addition to institution-wide accreditation, there are numerous specialized accrediting commissions that accredit specific programs or schools within their jurisdiction, many of which are in healthcare and professional fields. Accreditation of specific programs by one of these specialized accrediting commissions signifies that those programs have met the additional standards of those agencies. In addition to being accredited by the Higher Learning Commission, NAU also has the following specialized accreditations:

•	The Commission on Accreditation of Athletic Training Education (formerly the Commission on Accreditation of Allied Health Education Programs, Joint Review Committee on Education Programs in Athletic Training) accredits NAU’s athletic training education program (on probation, with status report due December 1, 2009).
•	The Commission on Accreditation of Allied Health Education Programs, on the recommendation of the Curriculum Review Board of the American Association of Medical Assistants Endowment, accredits NAU’s medical assisting programs offered in Colorado Springs, Colorado, Denver, Colorado, Overland Park, Kansas, Bloomington, Minnesota, Roseville, Minnesota, Albuquerque, New Mexico, and Sioux Falls, South Dakota.
•	The Committee on Veterinary Technician Education and Activities of the American Veterinary Medical Association accredits NAU’s veterinary technology program.
•	The International Assembly for Collegiate Business Education accredits NAU’s Master of Business Administration, Master of Management, Bachelor of Science in Applied Management, Bachelor of Science in Applied Management with an emphasis in Equine Management, Bachelor of Science in Accounting, Bachelor of Science in Business Administration, Bachelor of Science in Business Administration with an emphasis in Accounting, Financial Management, Hospitality Management, Human Resource Management, Information Systems, International Business, Management, Marketing, Pre-Law and Tourism Management, Associate of Applied Science in Applied

Management, Associate of Applied Science in Business Administration and Associate of Applied Science in Accounting degree programs.
•	The National League for Nursing Accrediting Commission accredits NAU’s Associate of Science in Nursing program for NAU’s location in Kansas City, Missouri, and has awarded candidate status for NAU’s Associate of Science in Nursing program for spring 2008 through fall 2009 for NAU’s locations in Denver, Colorado, and Overland Park, Kansas, and has awarded candidate status for NAU’s online Registered Nurse to Bachelor of Science in Nursing program for fall 2008 through spring 2010 for NAU’s location in Rapid City, South Dakota.
•	The Standing Committee on Paralegals of the American Bar Association approves NAU’s paralegal studies program offered in Rapid City, South Dakota.

If NAU fails to satisfy the standards of any of these specialized accrediting commissions, NAU could lose the specialized accreditation for the affected programs, which could result in materially reduced student enrollments in those programs.

Regulation of Federal Student Financial Aid Programs

To be eligible to participate in the Title IV programs, an institution must comply with specific requirements contained in the Higher Education Act and the regulations issued thereunder by the United States Department of Education. An institution must, among other things, be licensed or authorized to offer its educational programs by the state or states in which it is physically located (in NAU’s case, South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas) and maintain institutional accreditation by an accrediting commission recognized by the Department of Education.

The substantial amount of federal funds disbursed to schools through the Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit educational institutions have caused Congress to require the Department of Education to exercise considerable regulatory oversight over for-profit educational institutions. As a result, for-profit educational institutions, including NAU, are subject to extensive oversight and review. Because the Department of Education periodically revises its regulations (as is currently underway in connection with the August 2008 reauthorization of the Higher Education Act described below) and changes its interpretations of existing laws and regulations, NAU cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.

Significant factors relating to the Title IV programs that could adversely affect NAU include the following:

Congressional action.  Congress must reauthorize the Higher Education Act on a periodic basis, usually every five to six years, and the most recent reauthorization occurred in August 2008. The reauthorized Higher Education Act reauthorized all of the Title IV programs in which NAU participates, but made numerous revisions to the requirements governing the Title IV programs, including provisions relating to the relationships between institutions and lenders that make student loans, student loan default rates and the formula for revenue that institutions are permitted to derive from the Title IV programs. Prior to the reauthorization, the College Cost Reduction and Access Act, enacted in September 2007, significantly reduced subsidies to the Federal Family Education Loan (“FFEL”) lenders and guarantors as an offset to increases in other Title IV programs. This, in turn, reduced the profitability of the FFEL program for many lenders and also resulted in significant changes to the terms of loans that providers of alternative loans (i.e., non-governmental loans) to students were willing to make. Lenders have experienced difficulty in securing funding through the debt markets for FFEL program loans; however, since the May 2008 enactment of the Ensuring Continued Access to Student Loans Act, the Department of Education has provided liquidity support to FFEL lenders by purchasing loans and providing long term financing for FFEL loans. This program was designed to continue access by students and parents to FFEL loans in the future. Congress is presently considering legislation to eliminate the FFEL program and administer all Title IV loans through the Federal Direct Loan program. NAU is not in a position to predict with certainty whether any of the pending legislation will be enacted. Further, on September 21, 2009, the U.S. Government Accountability Office publicly released an August 2009 report to Congress recommending stronger oversight by the Department of

Education of certain aspects of the Title IV programs. It is possible this report will lead to Congressional hearings, revisions to the Higher Education Act or changes to Department of Education regulations. The elimination of certain Title IV programs, material changes in the requirements for participation in such programs or the substitution of materially different programs could increase NAU’s costs of compliance and could reduce the ability of some students to finance their education at NAU.

In addition, Congress must determine the funding levels for the Title IV programs on an annual basis through the budget and appropriations process. A reduction in federal funding levels for the Title IV programs could reduce the ability of some students to finance their education. The loss of or a significant reduction in Title IV program funds available to NAU’s students could reduce its enrollments and revenue and possibly have a material adverse effect on its business.

Eligibility and certification procedures.  Each institution must apply periodically to the Department of Education for continued certification to participate in the Title IV programs. Such recertification generally is required every six years, but may be required earlier, including when an institution undergoes a change in control. An institution may also come under the Department of Education’s review when it expands its activities in certain ways, such as opening an additional location, adding a new educational program or modifying the academic credentials it offers. Since March 2008 NAU has been certified to participate in the Title IV programs on a provisional basis, with such certification extending through June 30, 2010. The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards and in certain other circumstances, such as when an institution is certified for the first time or undergoes a change in control. The basis for NAU’s provisional certification was its failure to meet the Department of Education’s standards of financial responsibility. During the period of provisional certification, the institution must comply with any additional conditions included in the school’s program participation agreement with the Department of Education. In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change. If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or opportunity for the institution to challenge the action. Students attending provisionally certified institutions remain eligible to receive Title IV program funds.

Administrative capability.  Department of Education regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in the Title IV programs. To meet the administrative capability standards, an institution must, among other things:

•	comply with all applicable Title IV program requirements;
•	have an adequate number of qualified personnel to administer the Title IV programs;
•	have acceptable standards for measuring the satisfactory academic progress of its students;
•	not have student loan cohort default rates above specified levels;
•	have various procedures in place for awarding, disbursing and safeguarding Title IV program funds and for maintaining required records;
•	administer the Title IV programs with adequate checks and balances in its system of internal controls;
•	not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;
•	provide financial aid counseling to its students;
•	refer to the Department of Education’s Office of Inspector General any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving the Title IV programs;

•	submit all required reports and financial statements in a timely manner; and
•	not otherwise appear to lack administrative capability.

If an institution fails to satisfy any of these criteria, the Department of Education may:

•	require the institution to repay Title IV funds its students previously received;
•	transfer the institution from the advance method of payment of Title IV funds to heightened cash monitoring status or the reimbursement method of payment;
•	place the institution on provisional certification status; or
•	commence a proceeding to impose a fine or to limit, suspend or terminate the institution’s participation in the Title IV programs.

If NAU is found not to have satisfied the Department of Education’s administrative capability requirements, then the students could lose, or be limited in their access to, Title IV program funding.

Financial responsibility.  The Higher Education Act and Department of Education regulations establish extensive standards of financial responsibility that institutions such as NAU must satisfy in order to participate in the Title IV programs. The Department of Education evaluates institutions for compliance with these standards on an annual basis based on the institution’s annual audited financial statements as well as when the institution applies to the Department of Education to have its eligibility to participate in the Title IV programs recertified. The most significant financial responsibility standard is the institution’s composite score, which is derived from a formula established by the Department of Education based on three financial ratios:

•	equity ratio, which measures the institution’s capital resources, financial viability and ability to borrow;
•	primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and
•	net income ratio, which measures the institution’s ability to operate at a profit or within its means.

The Department of Education assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and positive 3.0 reflecting financial strength. The Department of Education then assigns a weighting percentage to each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution. The composite score must be at least 1.5 for the institution to be deemed financially responsible without the need for further Department of Education oversight. In addition to having an acceptable composite score, an institution must, among other things, provide the administrative resources necessary to comply with Title IV program requirements, meet all of its financial obligations including required refunds to students and any Title IV liabilities and debts, be current in its debt payments and not receive an adverse, qualified or disclaimed opinion by its accountants in its audited financial statements.

If the Department of Education determines that an institution does not meet the financial responsibility standards due to a failure to meet the composite score or other factors, the institution should be able to establish financial responsibility on an alternative basis permitted by the Department of Education. This alternative basis could include, in the Department’s discretion, posting a letter of credit, accepting provisional certification, complying with additional Department of Education monitoring requirements, agreeing to receive Title IV program funds under an arrangement other than the Department of Education’s standard advance funding arrangement, such as the reimbursement method of payment or heightened cash monitoring or complying with or accepting other limitations on the institution’s ability to increase the number of programs it offers or the number of students it enrolls.

Based on NAU’s composite score for its fiscal year ending May 31, 2007 and continuing for NAU’s fiscal year ending May 31, 2008, the Department of Education determined that NAU failed to meet the standards of financial responsibility. The Department therefore has required NAU to participate in the Title IV programs under an alternative basis of financial responsibility requiring provisional certification, the posting of a letter of credit representing 10% of the Title IV program funds received by NAU during its most recently completed fiscal year, the receipt of Title IV program funds under the heightened cash monitoring payment method and compliance with certain other reporting requirements.

The requirement to post or maintain a letter of credit or other sanctions imposed by the Department of Education has increased NAU’s cost of regulatory compliance and affected its cash flows. If NAU is unable to meet the minimum composite score or comply with the other standards of financial responsibility, and could not post a required letter of credit or comply with the alternative bases for establishing financial responsibility, then NAU’s students could lose their access to Title IV program funding.

Return of Title IV funds for students who withdraw.  When a student who has received Title IV funds withdraws from school, the institution must determine the amount of Title IV program funds the student has “earned.” If the student withdraws during the first 60% of any period of enrollment or payment period, the amount of Title IV program funds that the student has earned is equal to a pro rata portion of the funds the student received or for which the student would otherwise be eligible. If the student withdraws after the 60% threshold, then the student is deemed to have earned 100% of the Title IV program funds he or she received. The institution must then return the unearned Title IV program funds to the appropriate lender or the Department of Education in a timely manner, which is generally no later than 45 days after the date the institution determined that the student withdrew. If such payments are not timely made, the institution will be required to submit a letter of credit to the Department of Education equal to 25% of the Title IV funds that the institution should have returned for withdrawn students in its most recently completed fiscal year. Under Department of Education regulations, late returns of Title IV program funds for 5% or more of the withdrawn students in the audit sample in the institution’s annual Title IV compliance audit for either of the institution’s two most recent fiscal years or in a Department of Education program review triggers this letter of credit requirement. NAU did not exceed this 5% threshold in its annual Title IV compliance audit for either of its two most recent fiscal years.

The “90/10 Rule.”  A requirement of the Higher Education Act commonly referred to as the “90/10 Rule” provides that an institution loses its eligibility to participate in the Title IV programs, if, under a complex regulatory formula that requires cash basis accounting and other adjustments to the calculation of revenue, the institution derives more than 90% of its revenues for any fiscal year from Title IV program funds. This rule applies only to for-profit postsecondary educational institutions, including NAU. Prior to the August 2008 reauthorization of the Higher Education Act, an institution that violated the rule became ineligible to participate in the Title IV programs as of the first day of the fiscal year following the fiscal year in which it exceeded the 90% threshold, and it was unable to apply to regain its eligibility until the next fiscal year. If an institution exceeded the 90% threshold for a fiscal year and it and its students had received Title IV funds for the next fiscal year, it was required to return those funds to the applicable lender or the Department of Education. The August 2008 reauthorization of the Higher Education Act included significant revisions to the “90/10 Rule,” effective upon the date of the law’s enactment. Under the revised law, an institution is subject to loss of eligibility to participate in the Title IV programs only if it exceeds the 90% threshold for two consecutive years, and an institution whose rate exceeds 90% for any single year will be placed on provisional certification.

Using the Department of Education’s formula under the “90/10 Rule,” for NAU’s 2007 and 2008 fiscal years, as promulgated prior to regulatory revisions implementing the August 2008 reauthorization of the Higher Education Act, NAU derived approximately 62.9 percent and 67.65 percent, respectively, of its revenues (calculated on a cash basis) from Title IV program funds. Recent changes in federal law that increased Title IV grant and loan limits, and any additional increases in the future, may result in an increase in the revenues NAU receives from the Title IV programs, which could make it more difficult for NAU to satisfy the “90/10 Rule.” In addition, economic downturns that adversely affect students’ employment circumstances could also increase their reliance on Title IV programs. However, such effects may be mitigated by other provisions of the recent Higher Education Act reauthorization that allow institutions, when calculating their compliance with this revenue test, to exclude from their Title IV revenues through June 30, 2011 the additional federal student loan amounts that became available July 1, 2008 under the Ensuring Continued Access to Student Loans Act, and to include more non-Title IV revenues, such as revenues from institutional loans under certain circumstances.

Student loan defaults.  Under the Higher Education Act, an educational institution may lose its eligibility to participate in some or all of the Title IV programs if defaults by its students on the repayment of loans received through either the FFEL or the Federal Direct Loan (“Direct Loan”) programs exceed certain levels. For each federal fiscal year, the Department of Education calculates a rate of student defaults on such loans for each institution, known as a “cohort default rate”. An institution’s cohort default rate for a federal fiscal year is calculated by determining the rate at which borrowers who became subject to their repayment obligation in that federal fiscal year defaulted by the end of the following federal fiscal year.

If the Department of Education notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution’s participation in the FFEL and Direct Loan programs, and the Pell Grant program, ends 30 days after that notification, unless the institution appeals that determination in a timely manner on specified grounds and according to specified procedures. In addition, an institution’s participation in the FFEL and Direct Loan programs ends 30 days after notification by the Department of Education that its most recent cohort default rate is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures. An institution whose participation ends under either of these provisions may not participate in the relevant programs for the remainder of the fiscal year in which the institution receives the notification and for the next two fiscal years.

If an institution’s FFEL and Direct Loan cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status. Provisional certification does not limit an institution’s access to Title IV program funds, but an institution on provisional status is subject to closer review by the Department of Education if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change, and the Department of Education may revoke such institution’s certification without advance notice if it determines that the institution is not fulfilling material Title IV program requirements. NAU is approved to participate in both the FFEL and Direct Loan programs; however, its students to date have not borrowed through the Direct Loan program. If NAU’s students begin taking out loans under the Direct Loan program, those loans will be combined with NAU’s FFEL loans in calculating NAU’s annual student loan cohort default rate. In such case, the potential sanctions discussed in this section would be based on the combined cohort default rate. NAU’s official cohort default rates for the 2005, 2006, and 2007 federal fiscal years (the most recent federal fiscal years for which official cohort default rates have been issued by the Department of Education) were 7.5%, 7.3% and 8.2%, respectively.

The August 2008 reauthorization of the Higher Education Act included significant revisions to the requirements concerning FFEL and Direct Loan cohort default rates. Under the revised law, the period for which students’ defaults on their loans are included in the calculation of an institution’s cohort default rate has been extended by one additional year, which is expected to increase the cohort default rates for most institutions. That change will be effective with the calculation of institutions’ cohort default rates for federal fiscal year 2009, which are expected to be calculated and issued by the Department of Education in 2012. The revised law also increased the threshold for ending an institution’s participation in the relevant Title IV programs from 25% to 30%, effective in 2012.

Incentive compensation rule.  An institution that participates in the Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity. The Department of Education’s current regulations set forth 12 “safe harbors” which describe payments and arrangements that do not violate the incentive compensation rule. The Department of Education’s regulations make clear that the safe harbors are not a complete list of permissible practices under this law. One of these safe harbors permits adjustments to fixed salary for enrollment personnel provided that such adjustments are not made more than twice during any twelve month period, and that any adjustment is not based solely on the number of students recruited, admitted, enrolled or awarded financial aid. While NAU believes that its compensation policies and practices have not been based on success in enrolling students in violation of applicable law, the Department of Education’s regulations and interpretations of the incentive compensation law do not establish clear criteria for compliance in all circumstances and, in a limited number of instances, NAU’s actions have not been within the scope of any specific safe harbor provided in the regulations. In addition, such safe harbors do not address non-cash awards to enrollment personnel. The restrictions of the incentive compensation rule also extend to any third-party companies that an educational institution contracts with for student recruitment, admissions or financial aid awarding services. In May 2009, the Department of Education announced that it was initiating a rulemaking process focused on, among other things, reviewing its regulations on incentive compensation, including the “safe harbor” provisions. NAU cannot predict with certainty whether such rulemaking will result in any changes to regulations, including the current “safe harbors.” Any changes to the Department of Education’s regulations could require NAU to modify or suspend its current compensation practices which could harm NAU’s ability to attract and retain qualified personnel and could increase NAU’s costs of compliance.

In recent years, several for-profit education companies have been faced with whistleblower lawsuits, known as “qui tam” cases, brought by current or former employees alleging that their institution’s compensation practices did not comply with the incentive compensation rule. A qui tam case is a civil lawsuit brought by one or more individuals (a “relator”) on behalf of the federal government for an alleged submission to the government of a false claim for payment. The relator, often a current or former employee, is entitled to a share of the government’s recovery in the case, including the possibility of treble damages. A qui tam action is always filed under seal and remains under seal until the government decides whether to intervene in the case. If the government intervenes, it takes over primary control of the litigation. If the government declines to intervene in the case, the relator may nonetheless elect to continue to pursue the litigation at his or her own expense on behalf of the government.

Compliance reviews.  NAU is subject to announced and unannounced compliance reviews and audits by various external agencies, including the Department of Education, its Office of Inspector General, state licensing agencies, agencies that guarantee FFEL loans, various state approving agencies for financial assistance to veterans and accrediting commissions. As part of the Department of Education’s ongoing monitoring of institutions’ administration of the Title IV programs, the Higher Education Act also requires institutions to annually submit to the Department of Education a Title IV compliance audit conducted by an independent certified public accountant in accordance with applicable federal and Department of Education audit standards. In addition, to enable the Department of Education to make a determination of an institution’s financial responsibility, each institution must annually submit audited financial statements prepared in accordance with Department of Education regulations.

Privacy of student records.  The Family Educational Rights and Privacy Act of 1974, or FERPA, and the Department of Education’s FERPA regulations require educational institutions to protect the privacy of students’ educational records by limiting an institution’s disclosure of a student’s personally identifiable information without the student’s prior written consent. FERPA also requires institutions to allow students to review and request changes to their educational records maintained by the institution, to notify students at least annually of this inspection right, and to maintain records in each student’s file listing requests for access to and disclosures of personally identifiable information and the interest of such party in that information. If an institution fails to comply with FERPA, the Department of Education may require corrective actions by the institution or may terminate an institution’s receipt of further federal funds. In addition, educational institutions are obligated to safeguard student information pursuant to the Gramm-Leach-Bliley Act, or GLBA, a federal law designed to protect consumers’ personal financial information held by financial institutions and other entities that provide financial services to consumers. GLBA and the applicable GLBA regulations require an institution to, among other things, develop and maintain a comprehensive, written information security program designed to protect against the unauthorized disclosure of personally identifiable financial information of students, parents or other individuals with whom such institution has a customer relationship. If an institution fails to comply with the applicable GLBA requirements, it may be required to take corrective actions, be subject to monitoring and oversight by the Federal Trade Commission, or FTC, and be subject to fines or penalties imposed by the FTC. For-profit educational institutions are also subject to the general deceptive practices jurisdiction of the FTC with respect to their collection, use and disclosure of student information. The institution must also comply with the FTC Red Flags Rule, a section of the federal Fair Credit Reporting Act, that requires the establishment of guidelines and policies regarding identity theft related to student credit accounts.

Potential effect of regulatory violations.  If NAU fails to comply with the regulatory standards governing the Title IV programs, the Department of Education could impose one or more sanctions, including transferring NAU to the reimbursement or cash monitoring method of payment, requiring NAU to repay Title IV program funds, requiring NAU to post a letter of credit in favor of the Department of Education as a condition for continued Title IV certification, taking emergency action against NAU, initiating proceedings to impose a fine or to limit, suspend or terminate NAU’s participation in the Title IV programs or referring the matter for civil or criminal prosecution. Because NAU is provisionally certified to participate in the Title IV programs, the Department of Education may revoke the institution’s certification without advance notice or advance opportunity for the institution to challenge that action. In addition, the agencies that guarantee FFEL loans for NAU’s students could initiate proceedings to limit, suspend, or terminate NAU’s eligibility to provide FFEL loans in the event of certain regulatory violations. If such sanctions or proceedings were imposed against NAU and resulted in a substantial curtailment or termination of its participation in the Title IV programs, NAU’s enrollments, revenues, and results of operations would be materially and adversely affected.

In addition to the actions that may be brought against NAU as a result of its participation in the Title IV programs, NAU is also subject to complaints and lawsuits relating to regulatory compliance brought not only by its regulatory agencies, but also by other government agencies and third parties, such as present or former students or employees and other members of the public.

Uncertainties, increased oversight and regulation and changes in student loan environment. Since 2007, student loan programs, including Title IV and private programs, have come under increased scrutiny by the Department of Education, Congress, state attorneys general and other parties. Issues that have received extensive attention include allegations of conflicts of interest between some institutions and lenders that provide student loans, questionable incentives given by lenders to some schools and school employees, allegations of deceptive practices in the marketing of student loans and schools leading students to use certain lenders. Several institutions and lenders have been cited for these problems and have paid several million dollars in the aggregate to settle those claims. The practices of numerous other schools and lenders were or are being examined by government agencies at the federal and state level. As a result of this scrutiny, Congress has passed new laws, the Department of Education and the Board of Governors of the Federal Reserve System have enacted or proposed stricter regulations and several states have adopted codes of conduct or enacted state laws that further regulate the conduct of lenders, schools, and school personnel. These new laws and regulations, among other things, limit schools’ relationships with lenders, restrict the types of services that schools may receive from lenders, prohibit lenders from providing other types of funding to schools in exchange for Title IV loan volume, require schools and lenders to provide additional information to students concerning institutionally preferred lenders and significantly reduce the amount of federal payments to lenders who participate in the Title IV loan programs. Adverse market conditions for consumer loans in general have affected the student lending marketplace. In addition, Congress presently is considering legislation to significantly modify or eliminate the FFEL program in favor of the Direct Loan program.

The cumulative impact of these developments and conditions has caused some lenders to cease providing Title IV or private loans to students, including some lenders that have previously provided Title IV or private loans to NAU’s students. Other lenders have reduced the benefits and increased the fees associated with the Title IV or private loans they do provide. NAU and other schools have had to modify student loan practices in ways that result in higher administrative costs. If the costs of their Title IV or private loans increase, some students may decide not to take out loans and not enroll in a postsecondary institution. In May 2008, new federal legislation was enacted to attempt to ensure that all eligible students would be able to obtain Title IV loans in the future and that a sufficient number of lenders would continue to provide Title IV loans. Among other things, the legislation:

•	authorized the Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and
•	permitted the Department of Education to designate institutions eligible to participate in a “lender of last resort” program, under which federally recognized student loan guaranty agencies would be required to make Title IV loans to all otherwise eligible students at those institutions.

NAU cannot predict whether this legislation ultimately will be effective in ensuring students’ access to Title IV loan funding. The environment surrounding access to and cost of student loans remains in a state of flux, with reviews of institutions and lenders still pending and with additional legislative and regulatory changes being actively considered at the federal and state levels. The uncertainty surrounding these issues, and any resolution of these issues that increases loan costs or reduces students’ access to Title IV loans, may adversely affect NAU’s student enrollments.

Regulatory Standards that May Restrict Institutional Expansion or Other Changes

Many actions that we may wish to take in connection with expanding our operations or other changes are subject to review or approval by the applicable regulatory agencies.

Adding teaching locations, implementing new educational programs, and increasing enrollment.  The requirements and standards of state education agencies, accrediting commissions, and the Department of Education limit NAU’s ability in certain instances to establish additional teaching locations, implement new educational programs, or increase enrollment in certain programs. Many states require review and approval before institutions can add new locations or programs. The state educational agencies, the Higher Learning Commission, and the specialized accrediting commissions that authorize or accredit NAU and its programs generally require institutions to notify them in advance of adding new locations or implementing new programs, and upon notification may undertake a review of the quality of the facility or the program and the financial, academic, and other qualifications of the institution.

With respect to the Department of Education, if an institution participating in the Title IV programs plans to add a new location or educational program, the institution must generally apply to the Department of Education to have the additional location or educational program designated as within the scope of the institution’s Title IV eligibility. However, a degree-granting institution generally is not required to obtain the Department of Education’s approval of additional programs that lead to an associate, bachelor’s, professional, or graduate degree at the same degree level as programs previously approved by the Department of Education. Similarly, an institution is not required to obtain advance approval for new programs that prepare students for gainful employment in the same or a related recognized occupation as an educational program that has previously been designated by the Department of Education as an eligible program at that institution if it meets certain minimum-length requirements. However, as a condition for an institution to participate in the Title IV programs on a provisional basis, as in the case of NAU, the Department of Education can require prior approval of such programs or otherwise restrict the number of programs an institution may add or the extent to which an institution can modify existing educational programs. If an institution that is required to obtain the Department of Education’s advance approval for the addition of a new program or new location fails to do so, the institution may be liable for repayment of the Title IV program funds received by the institution or students in connection with that program or enrolled at that location.

Provisional certification.  Each institution must apply to the Department of Education for continued certification to participate in the Title IV programs at least every six years, or when it undergoes a change in control, and an institution may come under the Department of Education’s review when it expands its activities in certain ways, such as opening an additional location, adding an educational program, or modifying the academic credentials that it offers.

The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards. In addition, if a company acquires a school from another entity, the acquired school will automatically be placed on provisional certification when the Department of Education approves the transaction. During the period of provisional certification, the institution must comply with any additional conditions or restrictions included in its program participation agreement with the Department of Education. Students attending provisionally certified institutions remain eligible to receive Title IV program funds, but if the Department of Education finds that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or advance opportunity for the institution to challenge that action. In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change.

NAU is currently provisionally certified to participate in the Title IV programs through June 30, 2010. The Department of Education’s February 2008 recertification with provisional status required that NAU post a letter of credit in an amount representing 10% of the Title IV program funds received by NAU during its most recently completed fiscal year, receive Title IV program funds under the heightened cash monitoring payment method, and comply with certain other reporting requirements. NAU is likely to remain on provisional certification at least through the expiration date of its current Department of Education approval, which is June 30, 2010. NAU’s status beyond that point depends on whether the Department of Education determines at that time that NAU is not fully satisfying all of the Department of Education eligibility and certification standards.

Acquiring other schools.  While we have not acquired any other schools in the past, we may seek to do so in the future. The Department of Education and virtually all state education agencies and accrediting commissions require a company to seek their approval if it wishes to acquire another school. The level of review varies by individual state and accrediting commission, with some requiring approval of such an acquisition before it occurs while others only consider approval after the acquisition has occurred. The approval of the applicable state education agencies and accrediting commissions is a necessary prerequisite to the Department of Education certifying the acquired school to participate in the Title IV programs. The restrictions imposed by any of the applicable regulatory agencies could delay or prevent our acquisition of other schools in some circumstances.

Change in ownership resulting in a change in control.  Many states and accrediting commissions require institutions of higher education to report or obtain approval of certain changes in control and changes in other aspects of institutional organization or control. The types of and thresholds for such reporting and approval vary among the states and accrediting commissions. The Higher Learning Commission provides that an institution must obtain its approval in advance of a change in ownership in order for the institution to retain its accredited status. In addition, in the event of a change in ownership, the Higher Learning Commission requires an onsite evaluation within six months in order to continue the institution’s accreditation. Other specialized accrediting commissions also require an institution to obtain similar approval before or after the event that constitutes a change in control under their standards.

Many states include the transfer of a controlling interest of common stock in the definition of a change in control requiring approval, but their thresholds for determining a change in control vary widely. A change in control under the definition of one state educational agency that regulates NAU might require it to obtain approval of the change in control in order to maintain authorization to operate in that state, and in some cases such states could require NAU to obtain advance approval of the change in control.

Under Department of Education regulations, an institution that undergoes a change in control loses its eligibility to participate in the Title IV programs and must apply to the Department of Education in order to reestablish such eligibility. If an institution files the required application and follows other procedures, the Department of Education may temporarily certify the institution on a provisional basis following the change in control, so that the institution’s students retain access to Title IV program funds until the Department of Education completes its full review. In addition, the Department of Education will extend such temporary provisional certification if the institution timely files other required materials, including the approval of the change in control by its state authorizing agency and accrediting commission and an audited balance sheet showing the financial condition of the institution or its parent corporation as of the date of the change in control. If the institution fails to meet any of these application and other deadlines, its certification will expire and its students will not be eligible to receive Title IV program funds until the Department of Education completes its full review, which commonly takes several months and may take longer. If the Department of Education approves the application after a change in control, it will certify the institution on a provisional basis for a period of up to approximately three years.

For corporations that are neither publicly traded nor closely held, such as NAU prior to this merger, Department of Education regulations describe some transactions that constitute a change in control, including the transfer of a controlling interest in the voting stock of the corporation or its parent corporation. For such a corporation, the Department of Education will generally find that a transaction results in a change in control if a person acquires ownership or control of 25% or more of the outstanding voting stock and control of the corporation, or a person who owns or controls 25% or more of the outstanding voting stock and controls the corporation ceases to own or control at least 25% of the outstanding voting stock or ceases to control the corporation.

NAU has submitted a description of the proposed merger to the Department of Education, the Higher Learning Commission, each of the state educational agencies which currently licenses its operations or authorizes NAU to offer educational programs, and each of the programmatic accreditors, requesting that the Transaction not be deemed to trigger a change of ownership or control under each agencies’ respective standards, and to determine what is required if any such agency does consider the Transaction to constitute a change in control. The Department of Education is reviewing NAU’s request and to date has not provided a final determination regarding whether the Transaction will trigger a change of ownership or control requiring the Department of Education’s approval under pertinent regulations. The Higher Learning Commission has already deemed the Transaction to trigger a change of ownership or control under its standards, and NAU has filed the necessary information to obtain the necessary approval from the Higher Learning Commission. Any failure by NAU to comply with the requirements of the Department of Education, the Higher Learning Commission or the state educational agencies from which it has a license or authorization, or a failure to obtain their approval of the change in control, could result in loss of authorization, accreditation or eligibility to participate in the Title IV programs and cause a significant decline in our student enrollments.

NAU also will be notifying other accrediting commissions and state agencies, as it deems necessary, of this proposed Transaction and the reasons why it believes this proposed Transaction will not constitute a change in control under their respective standards, or to determine what is required if any such commission or agency does consider the Transaction to constitute a change in control. If any of those agencies deem this Transaction to be a change in control, NAU would have to apply for and obtain approval from that agency according to its procedures or suspend offering the applicable programs or suspend its activities in that state until it receives the required approval.

A change in control also could occur as a result of future transactions in which NAU, as a subsidiary of a publicly traded corporation, is involved following the consummation of this proposed Transaction. Some corporate reorganizations and some changes in the board of directors are examples of such transactions. In addition, Department of Education regulations provide that a change in control occurs for a publicly traded corporation if either: (i) there is an event that would obligate the corporation to file a Current Report on Form 8-K with the SEC disclosing a change in control, or (ii) the corporation has a stockholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest stockholder of the corporation, and that stockholder ceases to own at least 25% of such stock or ceases to be the largest stockholder. These standards are subject to interpretation by the Department of Education. A significant purchase or disposition of the voting stock of either NAU or its parent corporation in the future, including a disposition of voting stock by the Buckingham family, could be determined by the Department of Education to be a change in control under this standard. The potential adverse effects of a change in control could influence future decisions by NAU, its parent corporation and its stockholders regarding the sale, purchase, transfer, issuance or redemption of stock. In addition, the adverse regulatory effect of a change in control also could discourage bids for shares of the parent corporation’s common stock and could have an adverse effect on the market price of its common stock.

Additional state regulation.  Most state education agencies impose regulatory requirements on educational institutions operating within their boundaries. Some states have sought to assert jurisdiction over out-of-state educational institutions offering online degree programs that have no physical location or other presence in the state but that have some activity in the state, such as enrolling or offering educational services to students who reside in the state, employing faculty who reside in the state, or advertising to or recruiting prospective students in the state. State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states, and can change frequently. NAU has determined that its activities in certain states constitute a presence requiring licensure or authorization under the requirements of the state education agency in those states, and in other states it has obtained approvals as it has determined necessary in connection with its marketing and recruiting activities. NAU reviews the licensure requirements of other states when appropriate to determine whether its activities in those states constitute a presence or otherwise require licensure or authorization by the respective state education agencies. Because NAU enrolls students from all 50 states and the District of Columbia, it expects to have to seek licensure or authorization in additional states in the future. If NAU fails to comply with state licensing or authorization requirements for any state, it may be subject to the loss of state licensure or authorization by that state, or be subject to other sanctions, including restrictions on its activities in that state, fines, and penalties. The loss of licensure or authorization in a state could prohibit NAU from recruiting prospective students or offering services to current students in that state, which could significantly reduce its enrollments.

Contact Information for Camden

Any request for information from Camden may be sent to:

Donald W. Hughes, Secretary
Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 2120
Facsimile: (410) 878-6850

Contact Information for Dlorah

Any request for information from Dlorah may be sent to:

Ronald Shape
Dlorah, Inc.
5301 S. Highway 16, Suite 200
Rapid City, SD 57701
Facsimile: (605) 721-5241

Required Vote

The approval of the Merger Proposal requires (1) the affirmative vote of the majority of the shares of Common Stock voted at the Special Meeting, assuming a quorum is established, and (2) that less than 30% of the IPO Shares are voted against the Merger Proposal and requested to be redeemed by the holders thereof. The Merger Proposal will not be approved if holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand redemption of their IPO Shares.

The approval of the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, and the Elimination Proposal will each require the affirmative vote of a majority of the shares of the Common Stock issued and outstanding as of the Record Date. The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of the Common Stock that are present in person or by proxy and entitled to vote thereon at the Special Meeting of Stockholders.

The broker non-votes or abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal, the Elimination Proposal and the Incentive Plan Proposal. The failure to vote on the Merger Proposal or the Incentive Proposal will neither be counted as “FOR” nor “AGAINST” those proposals. The failure to vote on the Name Change Proposal, the Increase in Authorized Proposal, the Class A Stock Proposal or the Elimination Proposal will have the same effect as a vote “AGAINST” those proposals.

Recommendation

After careful consideration of the matters described above, Camden’s Board of Directors determined unanimously that the Merger Proposal is fair to and in the best interests of Camden and its stockholders. Camden’s Board of Directors has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” the Merger Proposal.

The foregoing discussion of the information and factors considered by the Camden Board of Directors is not meant to be exhaustive, but includes the material information and factors considered by the Camden board of directors.

THE CAMDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE CAMDEN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this proxy statement as Annex I and is incorporated by reference into this proxy statement, and we encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement and the Transaction.

Structure of the Transaction; Consideration to be Paid

As part of the Transaction and pursuant to the Merger Agreement, Camden, Dlorah and Merger Sub intend to effect the merger of Merger Sub with and into Dlorah, with Dlorah continuing as the surviving entity and becoming a wholly-owned subsidiary of Camden. As a result, the entire issued and outstanding equity interests of Dlorah will automatically be exchanged into the right to receive the Transaction Consideration, subject to certain terms and conditions set forth in the Merger Agreement.

At the closing, and subject to certain adjustments as hereinafter described, in exchange for all of the issued and outstanding capital stock of Dlorah, the Dlorah stockholders will receive: (i) 100,000 Class A Shares, which have such rights, obligations, priorities and preferences as set forth in Camden’s second amended and restated certificate of incorporation (attached hereto as Annex II), (ii) 2,800,000 Dlorah Warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and (iii) 575,000 shares of Restricted Common Stock, which would not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days. The Transaction Consideration has an approximate aggregate value of $143,800,000.

Under the terms of the Company’s amended and restated certificate of incorporation, the Company may proceed with the Transaction even if up to one share less than 30% of the Company stockholders elect to redeem their shares of Common Stock for cash and not participate in the Transaction. Under the terms of the Company’s prospectus for its initial public offering, in order for the funds held in trust to be released to the Company for general corporate purposes, the Company must complete an acquisition or acquisitions with a total fair market value equal to or greater than 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions) at the time of the initial business combination, which was approximately $52,487,764 at August 31, 2009. Based in part on Dlorah’s fully-diluted enterprise value of approximately $160,000,000, the 80% threshold required will be met and the funds held in trust will be released to the Company for general corporate purposes upon the closing of the Transaction.

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s Board of Directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the Transaction Consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a share of Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. The

Class A Stock is convertible into Common Stock at any time at the option of the holders and will automatically convert on December 1, 2011.

Closing of the Transaction

The closing of the Transaction will take place promptly following the satisfaction of the conditions described below under the subsection entitled “Conditions to the Closing of the Transaction,” unless Camden and Dlorah agree in writing to another time. The Transaction is expected to be consummated promptly after the Special Meetings of Stockholders and Warrantholders.

Conditions to the Closing of the Transaction

The obligations of Camden and Dlorah to consummate the Transaction are subject to the satisfaction or waiver of the following specified conditions set forth in the Merger Agreement before completion of the Transaction. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement, which is attached hereto as Annex I.

Camden’s and Dlorah’s obligations to consummate the Transaction are contingent on the following:

•	The approval of the Warrant Redemption Proposal at the Special Meeting of Warrantholders.
•	The required vote of Camden’s stockholders shall have been obtained in accordance with the Delaware General Corporation Law and the stockholders of Camden holding thirty percent (30%) or more of the shares of Common Stock sold in Camden’s IPO shall not have voted against the Transaction and exercised their redemption rights under Camden’s certificate of incorporation, as amended, to redeem their shares of Common Stock for a cash payment from the trust account.
•	The applicable waiting period (and any extension thereof) under any antitrust laws, if any, shall have expired or been terminated.
•	All authorizations, approvals and permits required to be obtained from or made with any governmental authority or other regulatory agency in order to consummate, and all consents from third parties required in connection with, the transactions contemplated by the Merger Agreement, shall have been obtained or made.
•	No governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction.
•	Camden shall have authorized the creation and issuance, and authorized the distribution to the stockholders of Dlorah, of the Class A Shares.
•	Final versions of Camden’s disclosure schedules and Dlorah’s disclosure schedules shall have been delivered by the appropriate party to the other party and such schedules shall have been certified as the final, true, correct and complete schedules of such party.
•	The requisite regulatory approvals shall not have included or contained, or resulted in the imposition of, any burdensome condition on Camden or Dlorah.
•	There shall be no pending action against any party or any affiliate, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any party or any of their affiliates, with respect to the consummation of the Transaction or the transactions contemplated thereby which could reasonably be expected to have a material adverse effect.
•	The Board of Directors and the officers of Camden and Dlorah following the Transaction shall be constituted as set forth in the Merger Agreement.
•	The Common Stock shall be listed on either the Nasdaq Capital Market or the Nasdaq Global Market.

•	Camden shall have established the Incentive Plan, and reserved for issuance to its management, a number of shares of Common Stock equal to not less than 1.5% of the Common Stock issued and outstanding as of the closing date.
•	Camden shall have changed its fiscal year end to May 31.
•	Dr. Shape shall have entered into an employment agreement, and each of Mr. Buckingham and Dr. Gallentine shall have entered into an amendment to his current employment agreement, reasonably satisfactory to Camden and Dlorah and satisfactory to such individuals.

Camden’s obligation to close on the Transaction is contingent on the following:

•	Each of the representations and warranties of Dlorah set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Transaction as though made as of the effective time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).
•	Dlorah shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.
•	Dlorah shall have delivered to Camden the certificates required under the Merger Agreement.
•	No Material Adverse Effect (as defined in the Merger Agreement) shall have occurred with respect to Dlorah since the date of the Merger Agreement.
•	The stockholders of Dlorah shall have approved the Transaction.
•	Camden shall have received an opinion of Dlorah’s counsel, in form and substance to be agreed upon by the parties and their respective counsel, addressed to Camden, and dated as of the Closing Date.
•	Camden shall have received the lock up agreements called for in the Merger Agreement.
•	Camden shall have received a fairness opinion from an independent financial advisor reasonably acceptable to Dlorah stating the Transaction Consideration to be paid by Camden is fair to Camden, from a financial point of view.
•	Camden shall have received from Dlorah audited financial statements for Dlorah’s last two fiscal years, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Securities Act, and such unaudited financial statements as otherwise required since the last audit.
•	Termination of certain payments and transactions by Dlorah.
•	Each of Robert Buckingham, Mary Ellen Buckingham, Susan Lein and Linda Copper shall have brought their book-basis capital in Fairway Hills III (a partnership in which Dlorah is a partner) to $0.

Dlorah’s obligation to close on the Transaction is contingent on the following:

•	Each of the representations and warranties of Camden and Merger Sub set forth in the Merger Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing of the Transaction as though made as of the effective time of the closing of the Transaction (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).
•	Each of Camden and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the closing of the

Transaction, including, without limitation, the resignation from the Board of Directors of Camden of those persons currently on the Board of Directors who are not named as directors following the Effective Time.
•	Camden shall have delivered to Dlorah the certificates required under the Merger Agreement.
•	No Material Adverse Effect (as defined in the Merger Agreement) shall have occurred with respect to Camden since the date of the Merger Agreement.
•	Dlorah shall have received an opinion of Camden’s and Merger Subs’ counsel, in form and substance to be agreed upon by the parties and their respective counsel, and dated as of the Closing Date.
•	The closing date of the Transaction shall be not later than November 29, 2009.
•	The cash amount available from the trust account being available for working capital of Camden following the closing of the Transaction shall be not less than $22,166,290 after payment in full of certain fees and expenses, including any amounts paid or payable to Camden’s stockholders, warrantholders or unitholders for repurchase, redemption or conversion of their Common Stock or Units or repurchase of their Warrants (including the Warrant Redemption).
•	The trading price of the Common Stock on the OTC Bulletin Board shall be not less than $5.50 per share.
•	Camden shall have executed a registration rights agreement in the form attached as Exhibit E to the Merger Agreement granting demand and “piggy-back” registration rights to the stockholders of Dlorah for the Common Stock received by them, or receivable by them upon conversion or exercise of the Class A Stock or Dlorah Warrant in the Transaction.
•	Camden Learning shall have purchased not less than $4,000,000 of Common Stock in the open market pursuant to the 10b-18 plan or as a result of the private purchase of Units from the Company.
•	The 2,800,000 common stock purchase warrants owned by Camden Learning shall have been cancelled and exchanged for 250,000 shares of restricted Common Stock, which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) days; provided that such shares of restricted Common Stock shall be forfeited on the fifth anniversary of the date of issuance if such restriction has not been satisfied by then.

Termination

The Merger Agreement may be terminated and the Transaction and the other transactions contemplated by the Merger Agreement may be abandoned at any time, but not later than the closing, as follows:

•	by mutual written consent of each of Dlorah and Camden, as duly authorized by each of their respective Board of Directors;
•	by written notice by either Camden or Dlorah if the conditions to each party’s obligation to close (as set forth in Section 6.1 of the Merger Agreement) have not been satisfied by Dlorah or Camden, as the case may be (or waived by Camden or Dlorah as the case may be) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Camden is able to obtain stockholder approval to extend its corporate existence; provided, further, the right to terminate the Merger Agreement shall not be available to Camden or Dlorah due to failure by Camden or Merger Sub, on one hand, or Dlorah or any subsidiary of Dlorah, on the other hand, to fulfill any obligation under the Merger Agreement;
•	by written notice by either Camden or Dlorah, if any governmental authority or regulatory agency shall have enacted, issued, promulgated, enforced or entered any order or law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Transaction; provided, however, the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, any such order or law to have been enacted, issued, promulgated, enforced or entered;
•	by written notice by Camden, if (1) there has been a breach by Dlorah of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement, or if any material representation or warranty of Dlorah shall have become untrue or inaccurate, and (2) the breach or inaccuracy is incapable of being cured prior to closing or is not cured within 20 days of notice of such breach or inaccuracy;
•	by written notice by Dlorah, if (1) there has been a breach by Camden or Merger Sub of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement, or if any material representation or warranty of Camden or Merger Sub shall have become untrue or inaccurate and (2) the breach or inaccuracy is incapable of being cured prior to closing or is not cured within 20 days of notice of such breach or inaccuracy;
•	by written notice by Camden if the conditions to obligations of Camden and Merger Sub to close (as set forth in Section 6.2 of the Merger Agreement) have not been satisfied by Dlorah (or waived by Camden) by November 29, 2009, provided, however, such date shall be extended through January 31, 2010 in the event Camden is able to obtain stockholder approval to extend its corporate existence; provided, further, that the right to terminate the Merger Agreement shall not be available to Camden if Camden is in material breach of any representation, warranty or covenant contained in the Merger Agreement and such breach has primarily caused such closing conditions to not be satisfied; or
•	by written notice by Dlorah if the conditions to obligations of Dlorah to close (as set forth in Section 6.3 of the Merger Agreement) have not been satisfied by Camden (or waived by Dlorah) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Camden is able to obtain stockholder approval to extend its corporate existence; provided, further, the right to terminate the Merger Agreement shall not be available to Dlorah if Dlorah is in material breach of any representation, warranty or covenant contained in the Merger Agreement and such breach has primarily caused such closing conditions to not be satisfied.

Effect of Termination

In the event of proper termination by either Camden or Dlorah, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Camden or Dlorah, except: (i) each party shall be responsible for its own fees and expenses incurred in connection with the Transaction and (ii) the confidentiality obligations of Camden and Dlorah under that certain Mutual Non-Disclosure Agreement, dated as of April 13, 2009 shall survive. No termination of the Merger Agreement shall relieve any party from liability for any fraud or willful breach of the Merger Agreement prior to termination.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Transaction is consummated.

Management of the Combined Company Following the Transaction

At and after the consummation of the Transaction, the board of directors of: (i) Dlorah shall be Robert Buckingham, Dr. Jerry Gallentine and David L. Warnock and (ii) the Company shall consist of 6 members, four of whom are to be selected by Dlorah (two of whom will be Mr. Buckingham and Dr. Gallentine) and two of whom are to be selected by Camden (one of whom will be Mr. Warnock). The remaining three board members shall be “independent directors” as that term is used in the NASDAQ Stock Market Rules, all of whom shall be qualified to serve on the Company’s audit committee following the closing of the Transaction. Mr. Buckingham shall initially serve as the Chairman of the Board of both Dlorah and the Company, until his resignation or removal. Additionally, there shall be named an Executive Committee of the Company’s Board of Directors comprised of Mr. Buckingham (who shall be Chairman), Mr. Warnock and Dr. Gallentine, with such rights and powers as shall be set forth in an Executive Committee

Charter to be in effect immediately upon consummation of the Transaction. If the requirements of any trading market on which the Company seeks to have the shares of Common Stock listed immediately following consummation of the Transaction require a majority of independent directors, its board of directors shall consist of 7 members, with Dlorah selecting the additional member.

At the consummation of the Transaction, the Company’s board of directors shall create a separate operating body of Dlorah, such body to be named the board of governors. The board of governors will have responsibility for the operation of National American University, including the academic function and mission of National American University, and will have such other rights and powers as are designated to it by the Company’s board of directors, in a board of governors charter in form and substance to be agreed upon by Camden and Dlorah and to be in effect immediately upon consummation of the Transaction. Dlorah’s board of governors will initially consist of the following individuals: Mr. Buckingham, Dr. Gallentine, Linda Copper, Richard Halbert, Susan Livingston, Dr. Richard Mosier and Edward Yelick.

At the consummation of the Transaction, the Company’s board of directors shall appoint and designate as its officers: (i) Dr. Gallentine as President, (ii) Dr. Ronald Shape as Chief Executive Officer and interim Chief Financial Officer, and (iii) Dr. Samuel Kerr as Provost, Secretary and General Counsel. With respect to Dlorah, Dr. Gallentine shall be named as the President, Dr. Shape shall be named as Chief Executive Officer and Interim Chief Financial Officer, and Dr. Kerr shall be named Secretary and General Counsel. Michael Buckingham shall be named President of Dlorah’s real estate division. Following the closing, the Company will commence a search for a new Chief Financial Officer to replace Dr. Shape in his role as interim Chief Financial Officer of the Company and Dlorah. If, at the consummation of the business combination, a vacancy shall exist on the Company’s board of directors or in any office of the Company, such vacancy may thereafter be filled in the manner provided by the Company’s organizational documents or the law.

Representations and Warranties of Camden and Dlorah in the Merger Agreement

The Merger Agreement contains a number of representations that each of Camden and Dlorah have made to each other. The representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Further, the representation and warranties are qualified by information in confidential disclosure schedules delivered by the respective parties together with the Merger Agreement. While Camden and Dlorah do not believe these schedules contain information for which the securities laws require public disclosure, other than information that has already been so disclosed, the disclosure schedules do contain information that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement.

This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this proxy statement as Annex I, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone and should not be relied on as statements of true fact, but instead should only be read together with the information provided elsewhere in this proxy statement. See “Where You Can Find Additional Information” beginning on page 210.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or Material Adverse Effect. For the purposes of the Merger Agreement, Material Adverse Effect means any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of a party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from certain limited circumstances.

Covenants of the Parties

Each of Camden and Dlorah have agreed to use their commercially reasonable best efforts to promptly take all necessary actions to effect the Transaction. Dlorah also covenanted to conduct the business of Dlorah in a manner consistent with past practice, to consult with Camden and obtain the permission of Camden before assuming additional obligations or liabilities other than in the ordinary course of business consistent with past practice. The Merger Agreement also contains covenants related to notifications, taxes, and confidentiality and public announcements.

Indemnification

From the date of the Merger Agreement through the closing of the Transaction, each of Camden and Dlorah shall indemnify and hold the other party, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents harmless from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever such party may sustain, suffer or incur and that result from, arise out of or relate to any fraud committed by the willful breach of the Merger Agreement by the other party occurring prior to termination of the Merger Agreement.

Lock Up Agreements

Each stockholder of Dlorah shall enter into a “lock-up” agreement pursuant to which such stockholder shall agree, for a period of 180 days from the closing date of the Transaction, that such stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Transaction Consideration issued to such stockholder.

Trust Account Waiver

Camden may disburse monies from the trust account: (a) to its holders of Common Stock purchased in the IPO or in the after market in the event of the redemption of their shares or the dissolution and liquidation of Camden, (b) to Camden and the underwriters listed in the prospectus after Camden consummates a business combination or (c) as consideration to the sellers of a target business with which Camden completes a business combination. Dlorah acknowledged and agreed it does not have at any time any claim against the funds held in Camden’s trust account and waived any claims it may have against the trust account at any time prior to the closing.

Access to Information

Each of Dlorah and Camden have agreed to give the other, its counsel, accountants and other representatives, reasonable access during normal business hours during the period prior to the closing, to the properties, books, records and personnel of the other to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as such party may reasonably request.

Public Announcements

Camden and Dlorah agreed that no public release or announcement concerning the Merger Agreement or the Transaction shall be issued by either party or any of their affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Name; Headquarters

After completion of the Transaction, we anticipate:

•	the name of the publicly traded company will be “NAU Holdings, Inc.”;
•	the corporate headquarters and principal executive offices of the company will be located at 5301 South Highway 16, Suite 200, Rapid City, SD 57701; and
•	the Company’s common stock will be listed for trading on either the NASDAQ Capital Market or the NASDAQ Global Market.

PROPOSAL 2 — THE NAME CHANGE PROPOSAL

Camden’s Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to change our name from “Camden Learning Corporation” to “NAU Holdings, Inc.” Although the name change is a condition to consummation of the Transaction, this proposal is being presented as a separate proposal in order to (i) comply with applicable federal securities laws and (ii) permit us to effect the Transaction even if the Name Change Proposal is not approved. In order to accomplish this, upon the approval of the stockholders, Article FIRST of the amended and restated certificate of incorporation will be replaced in its entirety and such Article FIRST will read in its entirety as follows:

FIRST: The name of the corporation is NAU Holdings, Inc. (the “Corporation”).

Our stockholders are not entitled to dissent and obtain payment of the fair value of their shares in connection with the Name Change Proposal.

Reasons for the Amendment

In order to properly identify our post-closing combined business and to provide a consistent and comprehensive identity with National American University, our Board of Directors has proposed to change the name of our company to “NAU Holdings, Inc.” Our Board of Directors believes the new name will more accurately reflect the business activities of the Company and create a consistent and effective message to the market.

Required Vote

Adoption of the Name Change Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

Recommendation

CAMDEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL.

PROPOSAL 3 — THE INCREASE IN AUTHORIZED PROPOSAL

Pursuant to the Merger Agreement, our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation to increase the authorized capital of the Company from 21,000,000 shares, consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock and 1,000,000 shares of Preferred Stock, for the following reason:

•	The Company’s current authorized capital is 21,000,000 shares, consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which 8,188,800 shares of Common Stock are currently outstanding and approximately 10,676,300 shares of Common Stock are reserved for issuance under outstanding warrants. Therefore, we currently have only approximately 2,134,900 authorized shares available (common and preferred) to be issued or reserved for issuance upon the granting of convertible preferred stock, new options or upon the issuance of new warrants or other securities convertible into shares of Common Stock,
•	Pursuant to the terms of the Merger Agreement, the Company will be required to issue 575,000 shares of Restricted Common Stock and reserve for issuance not less than 18,530,000 shares of Common Stock underlying the Dlorah Warrants and conversion of the shares of Class A Stock.

Although the amendment is included as part of the Transaction, it is being presented as a separate proposal in order to (i) comply with applicable federal securities laws and (ii) permit us to effect the Transaction even if the Increase in Authorized Proposal is not approved.

Principal Effects of the Increase in Authorized Capital

The increase in authorized capital was determined by the Company’s Board of Directors, in its sole discretion.

The Company’s stockholders will not realize any dilution in their voting rights as a result of the increase in authorized capital but will experience dilution in their ownership percentage to the extent additional shares would be issued.

In order to accomplish this, upon the approval of the stockholders, Article FOURTH of the amended and restated certificate of incorporation will be replaced in its entirety and such Article FOURTH of Camden’s amended and restated certificate of incorporation will read in its entirety as follows:

FOURTH:  The total number of shares of all classes of capital stock which the Corporation has authority to issue is 51,100,000, of which 50,000,000 shares are Common Stock of the par value of $0.0001 (“Common Stock”), and of which 100,000 shares are Class A Common Stock of the par value of $0.0001 (“Class A Stock”), and of which 1,000,000 shares are Preferred Stock of the par value $0.0001 (“Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of the common stock shall exclusively possess all voting power. Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

C. Class A Stock.  The Class A Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Dividends.

1.1 Class A Dividends.  On the first day of each of the eight successive fiscal quarters for the Corporation that follow the first issuance of any shares of Class A Stock (the “Class A Original Issue Date”), dividends shall accrue or be paid (the “Class A Dividends”) on shares of Class A Stock at the rate of $0.11 per quarter (for a total of $0.44 per year) for each share of Common Stock issuable to the holder of a share of Class A Stock pursuant to the Class A Conversion Ratio defined and described below (the “Converted Share Amount”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Stock or the Common Stock. Class A Dividends, to the extent not paid, shall accrue from day to day, whether or not declared, and shall be cumulative. At such time as the Corporation pays all or any portion of any Class A Dividends to the holders of the Class A Stock then outstanding, then the Corporation must simultaneously declare and pay to the holders of Common Stock then outstanding (but not the holders of Class A Stock) a per share dividend equal to one fourth (1/4) of the per share amount of any Class A Dividends then paid (the “Common Pro Rata Portion”). Except as otherwise provided herein, all accrued dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”).

1.2 Other Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (a) the holders of the Class A Stock then outstanding first receive, or simultaneously receive, the Class A Dividends then accrued and not previously paid and (b) the holders of Common Stock simultaneously receive the Common Pro Rata Portion of the amount of the Class A Dividend then paid. Any dividends paid following such payments shall be paid to the holders of Class A Stock (for each share of Common Stock issuable to the holder of a share of Class A Stock based on the Converted Share Amount) and Common Stock together on a pro rata basis.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments of Dividends.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) the holders of shares of Class A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the Class A Dividends accrued but not paid as of the date of the completion of such liquidation, dissolution or winding up, and (b) the holders of shares of Common Stock then outstanding (but not the holders of Class A Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, the Common Pro Rata Portion of the amount of the Class A Dividend then paid. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock and Common Stock the full amount to which they shall be entitled under this Section C.2.1, then the holders of shares of Class A Stock and Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Class A Stock and Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all amounts required to be paid to the holders of shares of Class A Stock and Common Stock in accordance with Section C.2.1 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of Class A Stock, on an as-converted basis, pro rata based on the number of shares held by each such holder on an as-converted basis.

2.3 Deemed Liquidation Events.

2.3.1 Definition.  The sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation, shall be considered a “Deemed Liquidation Event” for purposes of this Second Amended and Restated Certificate of Incorporation.

2.3.2 Effecting a Deemed Liquidation Event.  The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or other arrangement for such transaction (the “Deemed Liquidation Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth.

2.3.3 Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow.  If any portion of the consideration payable to the stockholders of the Corporation upon a Deemed Liquidation Event is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the Deemed Liquidation Agreement shall provide that (a) the portion of such consideration that is not placed in escrow or not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth after taking into account the previous payment out of the Initial Consideration as part of the same transaction.

3. Voting.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Stock held by such holder are convertible pursuant to the Converted Share Amount as of the record date for determining stockholders entitled to vote on such matter. Except as provided by the DGCL or other applicable law, holders of Class A Stock shall vote together with the holders of Common Stock as a single class.

4. Optional Conversion.  The holders of the Class A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio.  Each share of Class A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into [157.3]1 shares of Common Stock (the “Class A Conversion Ratio”). The Class A Conversion Ratio shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, following the allocation and payment of the consideration payable to the stockholders of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Stock.

4.2 Mechanics of Conversion.

4.2.1 Notice of Conversion.  In order for a holder of Class A Stock to voluntarily convert shares of Class A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of

1 The Class A Conversion Ratio will be determined in accordance with Section 1.3 of the Amended and Restated Agreement and Plan of Merger by and among the Corporation, Dlorah, Inc., and Dlorah Subsidiary, Inc., dated August 11, 2009 (the “Merger Agreement”) and will be inserted at or immediately prior to the Effective Time (as that term is used in the Merger Agreement) and before this Second Amended and Restated Certificate of Incorporation becomes effective and is filed with the Secretary of State of the State of Delaware. Section 1.3 of the Merger Agreement provides that, notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the merger consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the merger consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the merger consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share.

such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Stock represented by the surrendered certificate that were not converted into Common Stock, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.2.2 Reservation of Shares.  The Corporation shall at all times when the Class A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Class A Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of the Class A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock pursuant to the Class A Conversion Ratio.

4.2.3 Effect of Conversion.  All shares of Class A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any accrued but unpaid dividends thereon at the Conversion Time. Such accrued but unpaid dividends shall be paid by the Corporation at the time of its next dividend payment. Any shares of Class A Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

4.2.4 No Further Adjustment.  Upon any such conversion, no adjustment to the Class A Conversion Ratio shall be made on the Class A Stock surrendered for conversion.

4.2.5 Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Stock pursuant to this Section C.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3 Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall effect a split or subdivision of the outstanding Common Stock, then the Class A Conversion Ratio in effect immediately before that subdivision shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine or effect a reverse split of the outstanding shares of Common Stock, then the Class A Conversion Ratio in effect immediately before the combination shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section C.4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.4 Certain Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in the form of additional shares of Common Stock, then and in each such event the holders of Class A Stock shall simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.5 Adjustments for Other Dividends and Distributions.  If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section C.1 of this Article Fourth do not apply to such dividend or distribution, then and in each such event the holders of Class A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.6 Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section C.2.3 of this Article Fourth, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections C.4.4 or C.4.5 of this Article Fourth), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.4 with respect to the rights and interests thereafter of the holders of the Class A Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Class A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Stock.

4.7 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Class A Conversion Ratio pursuant to this Section C.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Class A Conversion Ratio then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Stock.

4.8 Notice of Record Date.  In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) of any proposed capital reorganization of the Corporation, reclassification of the Common Stock of the Corporation, or Deemed Liquidation Event, or (c) of any proposed voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Stock and the Common Stock. Such notice shall be sent at least 30 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events.  On December 1, 2011 (the “Mandatory Conversion Time”), (a) all outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Ratio, and (b) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements.  At the Mandatory Conversion Time, each holder of shares of Class A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Stock converted pursuant to Section C.5.1 of this Article Fourth will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section C.5.2. The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (a) issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (b) pay all accrued but unpaid Class A Dividends on all shares of Class A Stock (in which case the Corporation shall declare and pay to the holders of Common Stock (but not the holders of Class A Stock) the Common Pro Rata Portion of the amount of the Class A Dividend then paid). Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

6. Redeemed or Otherwise Acquired Shares.  Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

7. Waiver.  Any of the rights, powers, preferences and other terms of the Class A Stock set forth herein may be waived on behalf of all holders of Class A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Stock then outstanding.

8. Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

Capitalization

Based on the information as of the Record Date, after giving effect to completion of the increase in authorized shares, the Company will have approximately 8,188,800 shares of issued and outstanding Common Stock. Upon completion of the Transaction, however:

•	assuming (1) all outstanding Warrants are redeemed at closing, (2) the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, and (3) no shares of Common Stock are redeemed or repurchased by the Company, the Company will have approximately 8,188,800 shares of issued and outstanding Common Stock, 100,000 shares of issued and outstanding Class A Stock, and 825,000 shares of issued and outstanding Restricted Common Stock, and approximately 19,106,619 shares of Common Stock would be reserved for issuance upon exercise of the Dlorah Warrants and conversion of Class A Stock (includes 576,619 additional shares of Common Stock reserved for issuance so that the Transaction Consideration represents 70% of the issued and outstanding capital stock of Camden on a fully diluted basis);
•	assuming (1) all outstanding Warrants are redeemed at closing, (2) the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, (3) and a minimum number of shares of Common Stock are redeemed or repurchased by the Company (equal to 252,641 shares) such that the Transaction Consideration represents 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, the Company will have approximately 7,936,159 shares of issued and outstanding Common Stock, 100,000 shares of issued and outstanding Class A Stock, and 825,000 shares of issued and outstanding Restricted Common Stock, and approximately 18,530,000 shares of Common Stock would be reserved for issuance upon exercise of the Dlorah Warrants and conversion of Class A Stock; and
•	assuming (1) all outstanding Warrants are redeemed at closing, (2) the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, (3) and one share less than 30 percent of IPO Shares are redeemed or repurchased by the Company (equal to 1,987,889 shares), the Company will have approximately 6,200,911 shares of issued and outstanding Common Stock, 100,000 shares of issued and outstanding Class A Stock, and 825,000 shares of issued and outstanding Restricted Common Stock (bringing Dlorah’s current stockholders’ ownership of the Company to approximately 74.8%), and approximately 18,530,000 shares of Common Stock would be reserved for issuance upon exercise of the Dlorah Warrants and conversion of Class A Stock.

The following chart illustrates the impact of the increase in authorized capital on the amount of the Company’s capital stock outstanding, reserved for issuance and available for issuance:

	Current	After Giving Effect to Proposal 3 Only	After Giving Effect to Proposals 1 and 3
			(1)	(2)	(3)
Number of shares of Common Stock outstanding			8,188,800	7,936,159	6,200,911
Number of shares of Class A Stock outstanding	0	0	100,000	100,000	100,000
Common Stock Reserved for issuance	10,676,300	10,676,300	19,106,619	18,530,000	18,530,000
Capital Stock Authorized for issuance	21,000,000	51,100,000	51,100,000	51,100,000	51,100,000

(1)	assuming all outstanding Warrants are redeemed at closing, the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, and no shares of Common Stock are redeemed or repurchased by the Company.
(2)	assuming all outstanding Warrants are redeemed at closing, the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, and a minimum number of shares of Common Stock are redeemed or repurchased by the Company (equal to 252,641 shares) such that the Transaction Consideration represents 70% of the issued and outstanding capital stock of Camden on a fully diluted basis.
(3)	assuming all outstanding Warrants are redeemed at closing, the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Transaction is at least $7.00 per share, and one share less than 30 percent of IPO Shares are redeemed or repurchased by the Company (equal to 1,987,889 shares)

Please note that the examples and the table set forth above exclude the Common Stock and Warrants issuable to Morgan Joseph & Co. Inc. upon exercise of its option to purchase up to a total of 625,000 units at a price of $9.60 per unit and the impact such units have on the Transaction Consideration issued at closing and the capitalization of the Company.

The shares of authorized, but unissued capital stock will be available from time to time for corporate purposes including raising additional capital, acquisitions of companies or assets and, for strategic transactions. The Company does not have any present intention, plan, arrangement or agreement, written or oral, to issue shares of capital stock for any purpose, except for the issuance of the Transaction Consideration (as described in Proposal 1). Although the Company does not have any present intention to issue shares of capital stock, except as noted above and in this proxy statement, the Company may in the future raise funds through the issuance of capital stock when conditions are favorable, even if the Company does not have an immediate need for additional funds at such time.

We believe the availability of additional shares will provide the Company with the ability to (a) fulfill its obligations pursuant to the Merger Agreement, (b) provide it with the flexibility to meet business needs as they arise, or to take advantage of favorable opportunities, and (c) respond to a changing corporate environment. If the Company issues additional shares of capital stock, the ownership interests of holders of the Company’s capital stock may be diluted.

The issuance of additional shares of capital stock may, among other things, have a dilutive effect on earnings per share, stockholders’ equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the Common Stock. Holders of the Company’s capital stock have no preemptive rights.

Required Vote

Adoption of the Increase in Authorized Proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon.

Recommendation

CAMDEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE INCREASE IN AUTHORIZED PROPOSAL.

PROPOSAL 4 — THE CLASS A STOCK PROPOSAL

Pursuant to the Merger Agreement, our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation proposing to create 100,000 shares of a new class of common stock to be designated Class A Common Stock, par value $0.0001 per share.

PURPOSE OF THE CLASS A STOCK AUTHORIZATION

The creation of the Class A Stock is being proposed by the Board of Directors of Camden in order to issue the Class A Stock as part of the consideration due to Dlorah’s stockholders upon consummation of the Transaction. The effectiveness of this proposal is conditioned upon the approval of the Merger Proposal. Pursuant to the Merger Agreement, Camden will be required to issue to Dlorah stockholders, among other things, 100,000 shares of Class A Stock, par value $0.0001 per share of the Company, which such shares shall be convertible into 15,730,000 shares of the Common Stock, as such conversion ratio may be subject to certain adjustments set forth in the Merger Agreement. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting if the Merger Proposal is approved.

CURRENT CLASS OF COMMON STOCK

The Company currently has a single class of issued Common Stock outstanding. As of the Record Date, there were a total of 8,188,800 shares of Common Stock outstanding. If the Merger Proposal is approved, the Company will need to issue 575,000 shares of the Restricted Common Stock and reserve for issuance at least 18,530,000 shares of Common Stock issuable upon conversion of the Class A Stock and exercise of the Dlorah Warrants, and will issue 250,000 shares of restricted Common Stock to Camden Learning in exchange for the warrant it currently holds to purchase 2,800,000 shares of Common Stock. In order to allow for the conversion of the shares of the Class A Stock to shares of Common Stock as contemplated by the Merger Agreement, the Board of Directors approved an amendment to the Company’s amended and restated certificate of incorporation that will increase the number of authorized shares of the Company’s Common Stock from 20,000,000 to 50,000,000. There are currently no plans to issue any of the authorized but unissued shares of Common Stock following the filing of the second amended and restated certificate of incorporation except in connection with the issuance of the Transaction Consideration, including conversion of the Class A Stock into Common Stock, the shares of Common Stock issuable upon exercise of the Dlorah Warrants and the Restricted Common Stock.

DESCRIPTION OF CLASS A STOCK

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s Board of Directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock. Notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the Transaction Consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis then there shall be no adjustment to the number of shares into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. The Class A Stock is convertible into Common Stock at any time at the option of the holders and will automatically convert on December 1, 2011.

Required Vote

Adoption of the Class A Stock Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon.

Recommendation

CAMDEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE CLASS A STOCK PROPOSAL.

PROPOSAL 5 — THE ELIMINATION PROPOSAL

Pursuant to the Merger Agreement, our Board of Directors has approved a resolution to amend our amended and restated certificate of incorporation proposing to eliminate all blank check company restrictions to which Camden is subject by amending Article THIRD and deleting Articles FIFTH and SIXTH in their entirety from our amended and restated certificate of incorporation. We are also proposing to delete Article NINTH in its entirety from our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation requires us to dissolve and liquidate as soon as reasonably practicable after the trust account distribution. In the judgment of our Board of Directors, the elimination of blank check company restrictions is desirable because it removes the requirement to dissolve Camden and allows it to continue as a corporate entity following consummation of the Transaction. Article THIRD limits our corporate existence to dissolving and winding up if a business combination is not consummated prior to the indicated termination date. Article FIFTH provides that the Company’s existence will terminate on November 29, 2009. Article SIXTH relates to the operation of Camden as a blank check company prior to the trust account distribution or consummation of a qualifying business combination. Among Article’s SIXTH provisions is a requirement that proceeds from Camden’s initial public offering be held in the trust account until a business combination or liquidation of Camden has occurred and also requires that the terms of a proposed business combination be submitted for approval by Camden’s stockholders. These provisions would restrict our ability to pursue the acquisition of one or more operating companies and related financings following the Transaction. Also, Article SIXTH provides for two classes of directors with staggered terms. Article NINTH may be used to force minority creditors or stockholders to be bound by agreements between the Company and certain of its majority creditors or stockholders, if the majority creditors or stockholders represent at least three-fourths in value of the Company’s creditors or stockholders. As such, this provision may make the Company less attractive to future creditors or stockholders, who might fear being bound by such agreements that they are not able to control. We believe deleting Article NINTH will better position the Company for future discussions with potential creditors and stockholders. In order to accomplish the foregoing, upon the approval of the stockholders, Article THIRD of the amended and restated certificate of incorporation will be replaced in its entirety and such Article THIRD of Camden’s amended and restated certificate of incorporation will read in its entirety as follows:

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).

In connection with the deletion of articles of FIFTH, SIXTH and NINTH, articles currently designated SEVENTH, EIGHTH and TENTH will be redesignated as FIFTH, SIXTH and SEVENTH respectively.

Required Vote

Adoption of the Elimination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Camden’s Common Stock entitled to vote thereon.

Recommendation

CAMDEN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE ELIMINATION PROPOSAL.

PROPOSAL 6 — THE INCENTIVE PLAN PROPOSAL

Background

Camden’s 2009 Stock Option and Compensation Plan, referred to herein as the 2009 Stock Option and Compensation Plan or the Incentive Plan, has been approved by Camden’s Board of Directors subject to approval and consummation of the Transaction and further subject to the approval of our stockholders. The approval of the Merger Proposal and the consummation of the Transaction are conditions to the effectiveness of the Incentive Plan Proposal, assuming such proposal is approved by the stockholders and will only be presented at the Special Meeting if the Merger Proposal is approved. If the Merger Proposal is not approved or the Transaction is not consummated, the Incentive Plan will not be adopted.

The Incentive Plan 2009 Stock Option and Compensation Plan is intended to aid the Company in recruiting and retaining employees, officers and directors capable of assuring the future success of the Company. The Company expects that the awards of stock-based compensation under the 2009 Stock Option and Compensation Plan and opportunities for stock ownership in the Company will provide incentives to participants to exert their best efforts for the success of the Company and also align their interests with those of the Company’s stockholders.

Following the Transaction the Company will establish a compensation committee, referred to herein as the Committee, that, among other duties, will administer the Incentive Plan. The Committee will be composed of two members of the Board, both of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Code. It is intended that members of the Committee will serve at the pleasure of our Board. Subject to the terms of the 2009 Stock Option and Compensation Plan, the Committee has the power to determine, among other things, eligibility, the types and sizes of awards, the price and timing of awards, the terms and conditions of awards, any applicable vesting requirements or restrictions, and the acceleration or waiver of any such vesting requirements or restrictions. The Committee also will have the authority to interpret the 2009 Stock Option and Compensation Plan and to prescribe, interpret and revoke rules and regulations relating to the 2009 Stock Option and Compensation Plan. The Committee will have the option of delegating all of its powers and duties under the 2009 Stock Option and Compensation Plan to one or more directors or executive officers of the Company, or a committee of directors and executive officers, other than the power to grant an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code or who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The following is a summary of the material provisions of our Incentive Plan and is qualified in its entirety by reference to the complete text of our Incentive Plan, a copy of which is attached to this proxy statement as Annex III.

Eligibility.  The Committee will determine which employees, officers, consultants and directors of the Company or its subsidiaries are eligible to participate in the 2009 Stock Option and Compensation Plan taking into account recommendations it receives from management.

Shares Authorized.  The 2009 Stock Option and Compensation Plan reserves a total of 1,300,000 shares of Common Stock for awards issued under the 2009 Stock Option and Compensation Plan, 100,000 of which may be granted as incentive stock options. Shares that are subject to awards that terminate, lapse or are cancelled or forfeited will be available again for grant under the 2009 Stock Option and Compensation Plan.

Certain Limitations.  No participant may be granted in any calendar year an award or awards for more than 50,000 shares of Common Stock in the aggregate, or, in the case of cash awards, for more than $1,500,000. The aggregate number of shares of Common Stock which may be issued under the 2009 Stock Option and Compensation Plan as restricted stock, restricted stock units, stock awards, dividend equivalents, or any other award for which the employee is entitled to receive the full value of the share upon satisfaction of the performance goal or goals, is 400,000.

Types of Awards.  The 2009 Stock Option and Compensation Plan authorizes the following types of awards:

•	Stock Options. The grant of either non-qualified or incentive stock options to purchase shares of our common stock are permitted under the 2009 Stock Option and Compensation Plan. Incentive stock options are intended to qualify for favorable tax treatment under the Internal Revenue Code to participants in the 2009 Stock Option and Compensation Plan. The stock options will provide for the right to purchase shares of Common Stock at a specified price and will become exercisable after the grant date under the terms established by the Committee. The per share option exercise price may not be less than 100% of the fair market value of a share of Common Stock on the grant date.
•	Stock Appreciation Rights. Awards of stock appreciation rights (“SARs”) are permitted under the 2009 Stock Option and Compensation Plan. SARs provide the holder with a right to receive in cash or in shares of Common Stock upon exercise the excess of the fair market value of one share of our common stock on the date of exercise, over the grant price of the SARs. The grant price of SARs may not be less than 100% of the fair market value of a share of Common Stock on the grant date.
•	Restricted Stock and Restricted Stock Units. Awards of restricted stock and restricted stock units are permitted under the 2009 Stock Option and Compensation Plan, subject to any restrictions that the Committee determines to impose, such as satisfaction of performance measures or a performance period, or restrictions on the right to vote or receive dividends. The minimum vesting period of such awards is one year from the grant date.
•	Performance Awards. Performance awards, denominated in shares of Common Stock, are permitted under the 2009 Stock Option and Compensation Plan. Performance awards must be contingent upon the attainment of one or more performance goals within a performance period designated by the Committee. Performance awards may be settled or payable in shares of Common Stock or in cash. The recipient of a performance award has no rights as a shareholder with respect to the shares of Common Stock subject to the award until the performance conditions have been satisfied. For purposes of the 2009 Stock Option and Compensation Plan, performance goals must be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (2) net income (before or after taxes), (3) reduction in expenses, (4) pre-tax or after-tax operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) pre-tax or after-tax operating earnings per share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (28) customer satisfaction, (29) operating efficiency, productivity ratios, or (30) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

•	Stock Awards. Awards of our Common Stock without restrictions are permitted under the 2009 Stock Option and Compensation Plan, but such grants may be subject to any terms and conditions the Committee may determine.
•	Other Stock-Based Awards. Grants of other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, subject to the terms and conditions established by the Committee, are permitted under the 2009 Stock Option and Compensation Plan. Shares of Common Stock, or other securities delivered pursuant to a purchase right granted by such an award, must be purchased for consideration having a value equal to at least 100% of the fair market value of Common Stock on the date the purchase right is granted.
•	Cash Awards. Grants of cash awards, subject to the terms and conditions established by the Committee, are permitted under the 2009 Stock Option and Compensation Plan.
•	Dividend Equivalents. Awards of dividend equivalents pursuant to which the recipient is entitled to receive payments in cash, shares of Common Stock, other securities or other property as determined by the Committee based on the amount of cash dividends paid by the Company to holders of Common Stock are permitted under the 2009 Stock Option and Compensation Plan. Dividend equivalents awards may also be subject to any terms and conditions established by the Committee.

Transfer Restrictions.  In general, awards under the 2009 Stock Option and Compensation Plan may not be transferred except upon death, by will or the laws of descent and distribution, or pursuant to a transfer to a family member that is expressly permitted by the Committee.

Adjustment for Certain Corporate Changes.  In the event of a stock split, stock dividend, recapitalization, reorganization, merger or similar event, which affects shares of Common Stock such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2009 Stock Option and Compensation Plan, then the Committee must, in such manner as it deems equitable, make appropriate adjustments to (1) the number of shares of Common Stock available for awards under the 2009 Stock Option and Compensation Plan, and subject to outstanding awards and (2) the purchase or exercise price of outstanding awards. If the Company acquires or combines with another company with a pre-existing plan approved by shareholders and not adopted in contemplation of the acquisition or combination, the shares available for grant under the pre-existing plan may be used for awards under the 2009 Stock Option and Compensation Plan. Such awards cannot be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and can only be made to individuals who were not employees or directors of the Company or any Affiliate prior to such acquisition or combination.

Change in Control.  If the Company is a party to a merger, exchange or reorganization, outstanding awards will be subject to the terms and conditions of any agreement of merger, exchange or reorganization which may include, without limitation, accelerating the vesting or exercise date of Awards and the cancellation of outstanding Awards in exchange for payment of their cash equivalent.

Amendment.  The Board may amend the 2009 Stock Option and Compensation Plan at any time, however, prior approval of the stockholders of the Company shall be required for any amendment to the Plan which (1) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Stock Market LLC, or any other securities exchange that are applicable to the Company, (2) increases the number of shares authorized under the 2009 Stock Option and Compensation Plan; (3) increases the number of shares subject to the limitations contained in Section 4(d) of the 2009 Stock Option and Compensation Plan; (4) permits repricing of options or stock appreciation rights without prior shareholder approval; (5) permits the award of options or stock appreciation rights at a price less than 100% of the fair market value of a share on the date of grant contrary to the provisions of the 2009 Stock Option and Compensation Plan; or, (6) would cause section 162(m) to become unavailable with respect to the 2009 Stock Option and Compensation Plan.

Term.  The term of the 2009 Stock Option and Compensation Plan expires ten years after the date of its adoption, unless earlier terminated by the Board.

Federal Income Tax Consequences

The following is a brief overview of the U.S. federal income tax consequences generally arising with respect to awards under the 2009 Stock Option and Compensation Plan. This summary is not intended to be exhaustive and does not describe state, local or FICA tax consequences.

Tax Consequences to Participants.  The tax consequences to a participant depend on the type of award granted under the 2009 Stock Option and Compensation Plan.

•	Stock Options

Non-Qualified Stock Options.  A participant does not recognize income at the time a non-qualified stock option is granted. At the time of exercise of the non-qualified stock option, the participant recognizes ordinary income in an amount equal to the difference between the amount paid for the shares subject to the option (the “exercise price”) and the fair market value of the shares (assuming the shares subject to the option are unrestricted). When the participant sells the shares acquired on exercise of the option, any appreciation (or depreciation) in the value of the shares after the date of exercise is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  Options that qualify as incentive stock options (“ISOs”) are entitled to special tax treatment. As with non-qualified stock options, a participant does not recognize income at the time an ISO is granted. However, unlike with non-qualified stock options, if the ISO holding period requirement is satisfied, the participant does not recognize income (for purposes of regular income tax) at the time of exercise (although the participant may be required to recognize income for purposes of the alternative minimum tax). The ISO holding period requirement is satisfied if the shares acquired on exercise of the ISO are held for at least two years from the ISO grant date and one year from the ISO exercise date. If this requirement is met, when the participant sells the shares acquired on the ISO exercise, any appreciation (or depreciation) in the value of the shares over the exercise price is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

If a participant sells the shares acquired on exercise of an ISO before satisfying the ISO holding period requirement, the participant has a “disqualifying disposition” of the shares at the time they are sold. Upon the disqualifying disposition, the participant has ordinary income equal to the lesser of: (1) the fair market value of the shares on the date of exercise of the ISO less the exercise price; and (2) the sales price of the shares less the exercise price. Any additional appreciation (or depreciation) in the value of the shares is short-term or long-term capital gain (or loss) depending on how long the shares have been held.

•	Stock Appreciation Rights. A participant does not recognize income at the time a SAR is granted. When a SAR is exercised, the participant recognizes income equal to the amount of cash and the fair market value of any unrestricted shares received on the exercise.
•	Restricted Stock. A participant granted shares of restricted stock does not recognize income at the time of grant unless the participant makes an election (an “83(b) election”) to be taxed at such time. Instead, the participant recognizes ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Any dividends paid to the participant with respect to the shares of restricted stock are treated as compensation income, rather than dividend income, until the restrictions lapse. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after the date the restrictions lapse is short-term or long-term capital gain (or loss) depending on how long the shares have been held since the date the restrictions lapse.

If a participant granted shares of restricted stock properly makes an 83(b) election with respect to the shares, the participant recognizes ordinary income on the date of grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. The participant does not recognize any income at the time the restrictions lapse. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after the date of grant of the shares is short-term or long-term capital gain (or loss) depending on how long the shares have been held since the date of grant.

•	Restricted Stock Units, Performance Awards, and Dividend Equivalents. A participant granted restricted stock units, performance awards or dividend equivalents does not recognize income at the time of grant. The participant generally recognizes ordinary income at the time the award is payable to him or her equal to the cash or the value of the shares received at that time. When the participant sells any shares received, any appreciation (or depreciation) in the value of the shares after they are received is short-term or long-term capital gain (or loss) depending on how long the shares have been held.
•	Cash Awards and Stock Awards. A participant granted a cash award recognizes ordinary income at the time of grant equal to the amount of cash received. A participant granted a stock award recognizes ordinary income at the time of grant equal to the fair market value of the shares granted less the amount, if any, paid for the shares. When the participant sells the shares, any appreciation (or depreciation) in the value of the shares after they are received is short-term or long-term capital gain (or loss) depending on how long the shares have been held.
•	Other Stock-Based Awards. If a participant is granted another type of stock-based award under the plan, the participant will recognize income on the award based on the nature of the award.

Tax Consequences to the Company.  To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction if, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by Section 162(m) of the Internal Revenue Code.

Interests of Directors and Officers

The Company’s directors may grant awards under the Incentive Plan to themselves as well as to the Company’s officers and consultants, in addition to granting awards to the Company’s other employees and employees of Dlorah.

Required Vote

Approval of our Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting of Stockholders. Assuming the presence of a quorum of more than 50% of the shares of Common Stock, the failure to vote will have no effect on the outcome of the vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

BUSINESS OF CAMDEN

Introduction

Camden Learning Corporation is a blank check company organized under the laws of the State of Delaware on April 10, 2007 to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international assets of an operating business in the education industry. To date, our efforts have been limited to organizational activities, our initial public offering and the search for a suitable business combination. As of the date of this filing, we have not acquired any business operations, but we have entered into a definitive agreement to enter into the Transaction with Dlorah. Our executive offices are located at 500 East Pratt Street, Suite 1200, Baltimore, MD 21202 and our telephone number at that location is (410) 878-6800.

Recent Developments

A registration statement for our initial public offering was declared effective on November 29, 2007. On December 5, 2007, we sold 6,250,000 Units in our initial public offering at a price of $8.00 per Unit. Each Unit consists of one share of Common Stock and one Warrant. On December 19, 2007, we sold an additional 376,300 Units subject to the underwriters’ over allotment option. Each Warrant entitles the holder to purchase from us one share of Common Stock at an exercise price of $5.50 commencing on the later of our completion of a business combination or November 29, 2008, and expiring on November 29, 2011. We may redeem the Warrants at a price of $0.01 per warrant upon 30 days notice after the Warrants become exercisable, only in the event the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. We received gross proceeds of approximately $55,810,400 (which includes the proceeds of a private placement of 2,800,000 private warrants for $2,800,000 to our sponsor, Camden Learning, LLC) from our initial public offering, of which $52,389,984 was placed in trust.

On November 29, 2007, our Units commenced trading on the OTC Bulletin Board under the symbol “CAELU”. Holders of our Units were able to separately trade the Common Stock and Warrants included in such units commencing December 21, 2007 and the trading in the Units has continued under the symbol “CAELU”. The Common Stock and Warrants are quoted on the OTC Bulletin Board under the symbols “CAEL” and “CAELW”, respectively.

On August 7, 2009, we entered into the Merger Agreement, with Merger Sub and Dlorah. Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Camden, will merge with and into Dlorah, with Dlorah as the surviving entity and a wholly-owned subsidiary of Camden. At the closing, and subject to certain adjustments as hereinafter described, in exchange for all of the issued and outstanding capital stock of Dlorah, the Dlorah stockholders will receive the following in the Transaction:

•	100,000 Class A Shares, which will automatically convert into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 Class A Share on December 1, 2011, subject to adjustment as set forth in the Merger Agreement;
•	2,800,000 Dlorah Warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and
•	575,000 shares of restricted Common Stock, which restricted shares would not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days.

The Transaction Consideration has an approximate aggregate value of $143,800,000.

Overview

The U.S. education industry has continued to show substantial growth in the past decade, due to what we believe to be the importance of developing a skilled workforce. A skilled workforce is increasingly reliant on intellectual capital as the U.S. economy continues its shift to become focused on services rather than manufacturing. While post-secondary graduates are approximately 30% of the U.S. population, more than 85% have completed their K-12 education according to the National Center for Education Statistics report entitled “Digest of Education Statistics: 2005”. International competition, especially in math and science, has driven education legislation, requiring minimum performance levels and allocating funding for supplemental services in underperforming schools. In addition to state and government spending, the U.S. has the second highest level of education funding from private sources in the world at 28%, led only by Korea, according to the Organisation for Economic Co-Operation and Development’s report entitled “Education at a Glance 2006”. These factors have contributed to the overall increase in education spending with total expenditures for education expected to amount to 7.5% of U.S. gross domestic product in 2003 – 04, which is approximately 0.6 percentage points higher than in 1993-94 according to the National Center for Education Statistics report entitled “Digest of Education Statistics: 2005”. Expenditures for public and private education, from kindergarten through graduate school (excluding postsecondary schools not awarding associate or higher degrees), are estimated at $827 billion for 2003-04 according to the National Center for Education Statistics report entitled “Digest of Education Statistics: 2005”. We expect these factors to continue to drive growth across all sectors of the education industry.

We believe this growth has created significant opportunities for companies engaged in the for-profit education industry serving these students. For-profit, four year, Title IV degree granting institutions increased from 80 in 1993 – 1994 to 350 in 2003 – 04, while not-for-profit, four year, Title IV degree granting institutions increased from 2,110 in 1993 – 1994 to 2,180 in 2003 – 04 according to the National Center for Education Statistic’s report entitled “Digest of Education Statistics: 2005”. We believe the growth rate in the for-profit sector will continue to outpace non-profit providers. In addition to enrollment in K-12 and post-secondary education, corporate training and early childcare have shown recent growth, after slowdowns following 2000 – 2001.

Fair market value of target business

The initial target business or businesses with which we engage in a business combination must have a collective fair market value equal to at least 80% of the amount in our trust account (less the deferred underwriting discount and commissions and taxes payable) at the time of such acquisition. Based in part on the opinion of Signal Hill, as well as standards generally accepted by the financial community, we believe the Transaction meets this 80% threshold requirement. The opinion of Signal Hill is attached to this proxy statement as Annex V.

Opportunity for stockholder approval of business combination

We have submitted the proposed Transaction to our stockholders for approval via this proxy statement. In connection with the stockholder vote required to approve any business combination, all of our founding stockholders have agreed to vote the shares of Common Stock owned by them prior to the IPO in the same manner as a majority of the public stockholders who vote at the Special Meeting of Stockholders. Our founding stockholders have also agreed that if they acquire shares of Common Stock in the open market, they will vote such acquired shares in favor of the Transaction. As a result, any of our founding stockholders that acquired shares during or after our initial public offering may not exercise redemption rights with respect to those shares in the event the Transaction is approved.

We will proceed with the Transaction only if a majority of the shares of Common Stock purchased in the IPO are voted in favor of the Transaction and stockholders owning less than 30% of the shares purchased in the IPO or in the after market exercise their redemption rights.

Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described below.

Redemption Rights

In connection with the stockholder vote on the Transaction, each holder of Common Stock purchased in the IPO or in the after market shall have the right to have their shares of Common Stock redeemed for cash if the stockholder votes against the Transaction, elects to redeem its shares of Common Stock and the Transaction is approved and completed. An eligible stockholder may request redemption at any time after the mailing to our stockholders of this proxy statement and prior to the vote taken with respect to the Transaction, but the request will not be granted unless the stockholder votes against the Transaction, elects to redeem its shares of Common Stock and the Transaction is approved and completed. The actual per-share redemption price is expected to be equal to $7.92. Because the initial per share redemption price of $7.92 per share may be lower than the market price of our Common Stock on the date of the redemption, there may be a disincentive on the part of public stockholders to exercise their redemption rights.

A stockholder who requests redemption of his or her shares must hold these shares from the Record Date through the closing date of the Transaction. We will not charge redeeming stockholders any fees in connection with the tender of shares for redemption. If a stockholder votes against the Transaction but fails to properly exercise his or her redemption rights, such stockholder will not have his or her Common Stock redeemed for pro rata distribution of the trust account. Any request for redemption, once made, may be withdrawn at any time up to the date of the Special Meeting. It is anticipated the funds to be distributed to stockholders who elect redemption will be distributed promptly after completion of the Transaction. Public unitholders who redeem their stock into their share of the trust account still have the right to exercise the warrants they received as part of the units.

We will not complete the Transaction if holders of Common Stock purchased in the IPO or in the after market owning 30% or more of such shares vote against the Transaction and exercise their redemption rights. Our founding stockholders are not entitled to redeem any shares of Common Stock held by them, whether acquired prior to or after the IPO. Even if less than 30% of the stockholders exercise their redemption rights, we may be unable to consummate the Transaction if such redemption leaves us with funds less than $22,166,290, pursuant to the terms of the Merger Agreement.

We require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the Transaction or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy solicitation materials we will furnish to stockholders in connection with the vote for the Transaction will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time we send out our proxy statement through the vote on the Transaction to tender his shares if he wishes to seek to exercise his redemption rights, a period that will not be less than 10, nor more than 60, days. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours (because the transfer is made electronically once final instruction is given to Depository Trust Company) by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, because we do not have any control over this process, it may take significantly longer than we anticipate. Additionally, if the shares of Common Stock cannot be transferred through the DWAC system, the process may take such number of days as may be required to complete the proper paperwork, obtain the necessary authorizations and consents and to locate and deliver physical stock certificates, if any. Traditionally, in order to perfect redemption rights in connection with a blank check company’s business combination, a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to redeem. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the stock in the market. If the price rose above the redemption price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. Thus, the redemption right to which stockholders were aware they needed to commit before the stockholder meeting, would become a right of redemption surviving past the consummation of the business combination and which we would be obligated to honor until the redeeming holder delivered his certificate. The requirement for physical or electronic delivery prior to the Special Meeting of Stockholders ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $35 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. This fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares prior to the meeting. The need to deliver shares is a requirement of redemption regardless of the timing of when such delivery must be effectuated. Accordingly, this would not result in any increased cost to stockholders when compared to the traditional process, however, in the event a stockholder elects redemption of their shares of Common Stock but the Transaction is not approved, a stockholder will have paid $35 to elect redemption but would not actually have their shares of Common Stock redeemed. Further, it is possible this tendering process will be cost-prohibitive for stockholders in the event their aggregate holdings of our shares of Common Stock do not exceed $35.

If a vote on the Transaction is held and the Merger Proposal is not approved, or is not consummated for any other reason, we may continue to try to consummate a business combination with a different target until November 29, 2009. Public stockholders voting against the Transaction who exercised their redemption rights would not be entitled to redeem their Common Stock into a pro rata share of the aggregate amount then on deposit in the trust account in respect of the unconsummated Transaction. In such case, if we have required public stockholders to tender their certificates prior to the Special Meeting of Stockholders, we will promptly return such certificates to the tendering public stockholder. Public stockholders would be entitled to receive their pro rata share of the aggregate amount on deposit in the trust account only in the event the business combination they voted against was duly approved and subsequently completed, or in connection with our liquidation. If a unitholder redeems his Common Stock, he will also have the right to receive the Redemption Consideration assuming the Warrant Redemption Proposal is approved. If the Transaction is not consummated, a stockholder’s shares will not be redeemed into cash, even if such stockholder elected to redeem.

Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides we will continue in existence only until November 29, 2009. This provision may not be amended except in connection with the consummation of a business combination. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our Board of Directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our Board of Directors and stockholders to formally vote to approve our dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

If we are unable to consummate a business combination by November 29, 2009, we will distribute to holders of Common Stock purchased in the IPO or in the after market, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest plus any remaining net assets (subject to our obligations under Delaware law to provide for claims of creditors as described below). We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution.

Our founding stockholders have waived their rights to participate in any liquidation of our trust account or other assets with respect to shares of Common Stock owned by them prior to IPO. In addition, in the event of liquidation, our underwriter has agreed to waive its rights to the $1,590,312 of deferred underwriting discount and commissions deposited in the trust account for its benefit. There will be no distribution from the trust account or otherwise in connection with dissolution with respect to our warrants, which will expire worthless. We estimate our total costs and expenses for implementing and completing our liquidation and dissolution will be between $25,000 and $40,000. This amount includes all costs and expenses relating to filing our dissolution in the State of Delaware and the winding up of the Company. We believe there should be sufficient funds available, outside of the trust account as well as from the interest earned on the trust account and released to us as working capital, to fund the $25,000 to $40,000 in dissolution costs and expenses.

If we are unable to consummate a business combination and expend all of the net proceeds of the IPO and the private placement, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price to the public stockholders is expected to be equal to $7.92 per share. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors, which could be prior to the claims of our public stockholders. Although we use our reasonable best efforts to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of holders of Common Stock purchased in the IPO or in the after market, there is no guarantee they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In order to protect the amounts held in the trust account, our sponsor has agreed to indemnify us for claims of any vendors, service providers, prospective target businesses or creditors that have not executed a valid and binding waiver of any right or claim to the amounts in trust account. As further assurance our sponsor will have the necessary funds required to meet these indemnification obligations, (i) Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P., or collectively the Camden III Funds, have agreed, under our sponsor’s limited liability company agreement, to make capital contributions to our sponsor as and when required in order for the sponsor to fulfill its indemnification obligations and (ii) our sponsor has agreed to take all such action reasonably necessary to request its members make such capital contributions. Additionally, in the event either of the Camden III Funds undertakes a liquidating distribution while the indemnification obligations of the sponsor are outstanding, they have each agreed, in our sponsor’s limited liability company agreement, to use reasonable efforts to set aside from such distribution adequate reserves to cover the reasonably anticipated liabilities which may be incurred by our sponsor. We and the representative of the underwriters are named as express third party beneficiaries in and with respect to the provisions of our sponsor’s limited liability company agreement which require the Camden III Funds to make such capital contributions and establish such reserves. Although we have a fiduciary obligation to pursue the sponsor to enforce its indemnification obligations, and intend to pursue such actions as and when we deem appropriate, there can be no assurance it or the Camden III Funds will be able to satisfy those obligations, if required to do so.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the Company complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the Company, a 90-day period during which the Company may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, as stated above, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after November 29, 2009 and, therefore, we do not intend to comply with those procedures. As such, our stockholders potentially could be liable for any claims to the extent of distributions received by them and the liability of our stockholders may extend well beyond the third anniversary of such date. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may potentially be brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. As described above, we intend to have all vendors and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result, the claims which could be made against us are significantly limited and the likelihood any claim that would result in any liability extending to the trust is minimal.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to holders of Common Stock purchased in the IPO or in the after market promptly after November 29, 2009, this may be viewed or interpreted as giving preference to such stockholders over any potential creditors with respect to access to or distributions from our assets. Additionally, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, thereby exposing itself and the Company to claims of punitive damages, by paying such stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you claims will not be brought against us for these reasons.

Holders of Common Stock purchased in the IPO or in the after market will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to redeem their respective shares for cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

Facilities

We currently list our executive offices at 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. We entered into a Service Agreement with Camden Partners Holdings, LLC, requiring us to pay $7,500 per month for the use of our space. The agreement terminates on the earlier of the completion of a business combination or upon our dissolution. We consider their services adequate for our current operations.

Employees

We have two executive officers, who are members of our Board of Directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. We have two part-time employees in the accounting department. We are allocated a percentage of the part-time accounting staff’s salaries from Camden Partners Holdings. The allocation percentage is based upon the amount of the staff’s time spent on the Company. We do not intend to have any full time employees prior to the consummation of the Transaction.

Periodic Reporting and Audited Financial Statements

We have registered our Common Stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accountants. We provide electronic or paper copies of such materials free of charge upon request.

We are currently required to comply with the internal control requirements of the Sarbanes-Oxley Act. However, Dlorah may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. Dlorah’s development of the internal controls to achieve compliance with the Sarbanes-Oxley Act may increase the costs necessary to complete the Transaction.

Legal Proceedings

There are no legal proceedings pending against Camden.

CAMDEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed on April 10, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business in the education industry. Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (excluding the deferred underwriting commission of the underwriters) held in our trust account at the time of such acquisition. We intend to use cash derived from the proceeds of our initial public offering and concurrent private placement, our capital stock, debt or a combination of cash, capital stock and debt, to effect such business combination.

On May 16, 2007 we entered into an agreement with certain of our initial stockholders for the sale of 2,800,000 warrants in a private placement. Each warrant entitles the holder to purchase from us shares of Common Stock on a cashless basis. The warrants were sold at a price of $1.00 per warrant, generating net proceeds of $2,800,000. Upon consummation of the Transaction, these warrants will be cancelled and exchanged for 250,000 shares of restricted Common Stock, which shares will not become freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty consecutive trading day period and which will be forfeited if such restriction has not been satisfied by the fifth anniversary of the date of issuance.

On December 5, 2007, we consummated our initial public offering of 6,250,000 units. On December 19, 2007, we consummated the closing of 376,000 additional units. Each unit consists of one share of Common Stock and one Warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50.

The net proceeds we received from the IPO and private placement were $53,181,449 (not including deferred underwriting discounts and commissions of $1,590,312). Of this amount, $52,389,984 was placed in a trust account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. The remaining funds of approximately $800,000 were held outside of the trust account. The approximately $800,000 held outside of trust (and including $600,000 of interest we may earn on funds in the trust account, which we are entitled to in order to cover our operating expenses and the costs associated with our plan of dissolution and liquidation if we do not consummate a business combination) has been and will be used to cover our operating expenses and to cover expenses incurred in connection with a business combination.

On August 7, 2009 we entered into the Merger Agreement pursuant to which we agreed to enter into the Transaction with Dlorah, which such agreement was amended and restated in its entirety on August 11, 2009.

Results of Operations

For the year ended May 31, 2009, we had net loss of $414,887 consisting of interest income of $377,546 less costs attributable to organization, formation and general and administrative expenses of $906,812 and net of a benefit for income taxes of $114,379. For the year ended May 31, 2008, we had a net income of $301,140, consisting of interest income of $826,833 less costs attributable to organization, formation and general and administrative expenses of $330,336 and net of a provision for income taxes of $195,357. For the period from April 10, 2007 (inception) through May 31, 2009, we had a net loss of $117,014 consisting of interest income of $1,202,242 less costs attributable to organization, formation and general and administrative expenses of $1,238,278 and net of a benefit for income taxes of $80,978.

Through May 31, 2009, our efforts have been primarily organizational activities, activities relating to our initial public offering and active searching for a target company to do a business combination. We have neither engaged in any operations nor generated any revenues to date. Beginning December 5, 2007 (the date of the consummation of our initial public offering) until our consummation of a business combination, we expect interest earned on the offering proceeds held in our Trust Account to be our primary source of income.

The Company received net proceeds from the offering and sale of the underwriters’ purchase option of $47,492,852, before deducting deferred underwriting compensation of $1,590,312. On December 19, 2007 the underwriters for the offering exercised a portion of their over-allotment option, generating proceeds of $2,889,984, before deducting deferred underwriting compensation of $90,312.

In addition, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate the Transaction.

We currently pay Camden Partners Holdings, LLC an aggregate fee of $7,500 per month, which includes the cost of other general and administrative services provided to us by Camden Partners Holdings, LLC.

Contractual Obligations

We did not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities. We entered into a Service Agreement with Camden Partners Holdings, LLC requiring us to pay $7,500 per month. The agreement terminates on the earlier of the completion of a business combination or upon our dissolution.

Other than contractual obligations incurred in the ordinary course of business, we do not have any other long-term contractual obligations.

Going Concern and Management’s Plan and Intentions

Our funds may not be sufficient to maintain the Company until a business combination is consummated. In addition, there can be no assurance we will consummate a business combination prior to November 29, 2009. Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a timely business combination, we would have to liquidate and return the funds held in our trust account to the holders of shares issued in our initial public offering as previously described. These factors raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

We do not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities. We entered into a Service Agreement with Camden Partners Holdings, LLC requiring us to pay $7,500 per month. The agreement terminates on the earlier of the completion of a business combination or upon our dissolution.

Liquidity and Capital Resources

On May 16, 2007 we entered into an agreement with certain of our initial stockholders for the sale of 2,800,000 warrants in a private placement. Each warrant entitles the holder to purchase from us one share of our common stock on a cashless basis. The warrants were sold at a price of $1.00 per warrant, generating net proceeds of $2,800,000.

On December 5, 2007 we consummated our initial public offering of 6,250,000 units. Each unit consists of one share of common stock and one warrant. On December 19, 2007, we consummated the closing of 376,300 additional units subject to the underwriters’ over allotment option. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $5.50.

The net proceeds we received from the private placement and the sale of our units and warrants were $53,181,449 (not including deferred underwriting discounts and commissions of $1,590,312). Of this amount, $52,389,984 was placed in a Trust Account at JP Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, as trustee. The remaining funds of approximately $800,000 are being held outside of the trust. The approximately $800,000 held outside of trust (and including $600,000 of interest we may earn on funds in the trust account, which we are entitled to in order to cover our operating expenses and the costs associated with our plan of dissolution and liquidation if we do not consummate a business combination) will be used to cover our operating expenses for the next 24 months and to cover the expenses incurred in connection with a business combination.

We will use substantially all of the net proceeds of the initial public offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent our capital stock is used in whole or in part as consideration to effect the Transaction, the proceeds held in the Trust Fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe we will have sufficient available funds outside of the trust fund to operate through November 2009, assuming that a business combination is not consummated during that time. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private or public offering of debt or equity securities if such funds are required to consummate the Transaction. We would only consummate such a financing simultaneously with the consummation of the Transaction.

The $1,590,312 of the funds attributable to the deferred underwriting discount and commissions in connection with the IPO and private placement will be released to the underwriters less $0.24 per share for any stockholders exercising their redemption rights, upon completion of a business combination as such term is defined in our prospectus filed on Form 424B4 on November 30, 2007 with the Securities and Exchange Commission.

We may need to raise additional funds in order to meet the expenditures required to consummate the Transaction. If the net proceeds of the offering and the private placement prove to be insufficient for any reason, we will be required to seek additional financing. We cannot assure you such financing would be available on acceptable terms, if at all.

Commencing on November 29, 2007 we began incurring a fee of $7,500 per month for certain administrative services from Camden Partners Holdings, LLC. In addition, in 2007, Camden Learning, LLC advanced to us an aggregate of $200,000 for payment of offering expenses on our behalf. These advances were repaid on December 5, 2007 from the proceeds of the initial public offering that were allocated to pay offering expenses.

If we are unable to find a suitable target business by November 29, 2009, we will be forced to liquidate. If we are forced to liquidate, the per share liquidation amount may be less than the initial per unit offering price because of the underwriting commissions and expenses related to our initial public offering and because of the value of the warrants in the per unit offering price. Additionally, if third parties make claims against us, the initial public offering proceeds held in the Trust Account could be subject to those claims, resulting in a further reduction to the per share liquidation price. Under Delaware law, our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims have not been paid by us. Furthermore, our warrants will expire worthless if we liquidate before the completion of a business combination.

Critical Accounting Policies

Our financial statements and the notes to our financial statements contain information pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

a. it requires assumptions to be made that were uncertain at the time the estimate was made; and

b. changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on the Company’s results of operations or financial condition.

The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the financial statements. We believe the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. The following critical accounting policies are not intended to be a comprehensive list of all of the Company’s accounting policies or estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes reflect the net tax effects of operating losses and other temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. SFAS No. 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectations of future profits.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions we complete on or after January 1, 2009.

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our warrants. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company adopted EITF 07-5 on January 1, 2009 and there was no significant effect on its financial statements.

No other recently issued accounting pronouncements that became effective during the year ended December 31, 2008, or that will become effective in a subsequent period, has had or is expected to have a material impact on our financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On June 25, 2008, the Company dismissed Eisner LLP (“Eisner”) as its independent registered public accountant, effective immediately. The dismissal was approved by the Company’s Board of Directors.

The reports of Eisner on the financial statements of the Company as of and for the period from April 10, 2007 to December 31, 2007, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from April 10, 2007 to December 31, 2007, and through the date of dismissal, there were no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Eisner would have caused it to make reference thereto in connection with its reports on the financial statements for such period.

On July 1, 2008, the Company engaged McGladrey & Pullen, LLP as the Company’s independent registered public accountant. The engagement of McGladrey & Pullen, LLP was approved by the Board of Directors. The Company had not previously consulted with McGladrey & Pullen, LLP on any of the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered with respect to the Company’s financial statements or any matter that was either the subject of a disagreement or a reportable event.

MANAGEMENT OF CAMDEN

Our current directors and executive officers are as follows:

Name	Age	Position
David L. Warnock	51	President, Chief Executive Officer and Chairman
Donald W. Hughes	59	Chief Financial Officer, Secretary
Therese Kreig Crane, Ed.D	57	Director
Ronald Tomalis	45	Director
William Jews	55	Director

David L. Warnock is a partner with Camden Partners and co-founded the firm in 1995. He has over 24 years of investment experience and focuses on investments in the education and business and financial services sectors. He serves on the boards of directors of New Horizons Worldwide, Inc., one of the largest global IT training companies, Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools, CIBT Education Group, Inc., a post-secondary institution in China, and Questar Assessment, Inc., formerly Touchstone Applied Science Associates which provides testing and assessment services for standardized testing, all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the Chairman of Nobel from September 2003 through February 2004. Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 through 2006 and Children’s Comprehensive Services, Inc. from 1993 to 2000. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II.

Mr. Warnock is also involved with numerous non-profit organizations. He is the Chairman of the Center For Urban Families, as well as former Chairman of the Board for Calvert Education Services, the nation’s largest non-sectarian home-schooling organization. He also serves on the board of the University of Wisconsin Applied Security Analysis Program and is a trustee on the board of the Baltimore Museum of Art.

Mr. Warnock earned a B.A. degree from the University of Delaware and a M.S. (in Finance) from the University of Wisconsin. Mr. Warnock is also a Chartered Financial Analyst Charterholder.

Donald W. Hughes has been our Chief Financial Officer and Secretary since inception. Since February 1997, Mr. Hughes has served as Executive Vice President and Chief Financial Officer of Camden Partners, Inc. and a member of and Chief Financial Officer of Camden Partners Holdings, LLC, each of which is an affiliate of Camden Learning, LLC, Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. Prior to joining Camden in February 1997, Mr. Hughes served as Vice President, Chief Financial Officer and Secretary of Capstone Pharmacy Services, Inc. from December 1995 and as Executive Vice President and Chief Financial Officer of Broventure Company, Inc., a closely-held investment management company, from July 1984 to November 1995. Mr. Hughes serves on the boards of directors of Questar Assessment, Inc., New Horizons Worldwide, Inc. and the Maryland Food Bank. Mr. Hughes received a B.A. from Lycoming College and an M.S.F. from Loyola College in Maryland, and is a Certified Public Accountant.

Therese Kreig Crane, Ed.D, currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation (2003 — present) and the Western Governors University (2001 — present), as Chairman of the Board of Directors of Nobel Learning Communities Inc. (2004 — present) and as a director of Questia Media, Inc. (2001 — present) and Tutor.com. (2005 — Present). From 2003 until June 2005, Dr. Crane served on the board of AlphaSmart, a provider of affordable, portable personal learning solutions for the K-12 classroom. In August 2003, she formed Crane Associates as a sole proprietorship, engaged in the educational technology consulting practice, advising educational technology companies in business strategy, marketing, and sales. Dr. Crane was engaged as a retained consultant by e-Luminate Group in 2003 and currently serves as the Senior Education Advisor. From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple Computer’s Senior Vice President, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, an M.Ed. in early childhood education, and an Ed.D. in administrative leadership from the University of North Texas.

Ronald Tomalis is Director in the Education Practice at Dutko Worldwide, a government affairs strategy and management firm. Mr. Tomalis will be assisting clients to strategically position their companies in the K-12 and postsecondary space to take advantage of growth opportunities and minimize business risk. Previously, he served as a director, owner and co-founder of The Chartwell Educational Group, an international education consulting firm that serves private, non profit and governmental organizations focusing on pre-K, K-12 and post-secondary education. He served as a director from July 2005 until his departure in January 2009. Mr. Tomalis advises education companies, non profit organizations, and domestic and international education organizations/agencies on areas of education policy, finance, governance, and management. Mr. Tomalis also served as a director of ELLIS, Inc from 2005 through 2006. From August 2004 to July 2005, Mr. Tomalis was an independent consultant. From June 2001 to August 2004, Mr. Tomalis held various senior positions in the United States Department of Education, including managing the implementation of the No Child Left Behind Law as well as the $25 billion Title I/II programs. Mr. Tomalis also served as counselor to the United States Secretary of Education and as Acting Assistant Secretary of Elementary and Secondary Education. For six years prior to joining the United States Department of Education, Mr. Tomalis was the Executive Deputy Secretary of Education for the Commonwealth of Pennsylvania. He was appointed to the position by Governor Tom Ridge in December of 1995. As Executive Deputy Secretary for Education for the Commonwealth of Pennsylvania, he took on the role of Chief Operating Officer for that department. He was also the principal policy advisor to the Pennsylvania Secretary of Education and spearheaded many of the reform initiatives proposed by Governor Ridge. Mr. Tomalis graduated from Dickinson College with a degree in political science.

William Jews retired in December 2006. Prior to such time, Mr. Jews was the President and Chief Executive Officer of CareFirst Inc./CareFirst Blue Cross Blue Shield from 1993 through 2006. With more than $5 billion in annual revenues, CareFirst and its affiliates and subsidiaries are a combination of not-for-profit and for-profit entities with nearly 3 million customers, including the nation’s largest federal health program, served by 6,300 associates in five states and the District of Columbia. From 1990 through 1993, Mr. Jews was the President and Chief Executive Officer of Dimensions Health Corporation, a multi-faceted health care corporation which included two acute care hospitals, a for-profit and not-for-profit nursing home and an emergency ambulatory/surgical center. Mr. Jews currently serves on the boards of directors of The Ryland Group, a national home builder and mortgage provider and Fortress International Group, Inc., the parent company of Total Site Solutions, which supplies industry and government with secure data centers and other facilities designed to survive terrorist attacks, natural disasters and blackouts. He also serves on the board of Choice Hotels International, a worldwide lodging franchisor, including serving on the Nominating/Governance and Diversity committees. He has previously been a director of Ecolab, Inc., MBNA, MuniMae Inc., Nations Bank and Crown Central Petroleum and is a former governor of the Federal Reserve Bank. Mr. Jews received a B.A. in Social and Behavioral Science from The Johns Hopkins University and a Masters in Urban Planning and Policy Analysis, with Health Administration emphasis from Morgan State University, Baltimore, MD.

Number and Terms of Office of Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Warnock and Tomalis, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Crane and Mr. Jews, will expire at the second annual meeting.

Board Committees

Our board of directors in its entirety acts as the audit committee. Following the Transaction we intend to establish a compensation committee and adopt a compensation committee charter. We also intend to establish an audit committee upon consummation of a business combination. Accordingly, there is not a separate committee comprised of some members of our board of directors with specialized accounting and financial knowledge to meet, analyze and discuss solely financial matters concerning the Transaction.

Executive Compensation

No compensation of any kind, including finders and consulting fees, has or will be paid to any of our founding stockholders, including our officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Since our formation, we have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

Quantitative and Qualitative Disclosure about Market Risk.

Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices, equity prices and other market-driven rates or prices. We are not presently engaged in, and if a suitable business target is not identified by us prior to the prescribed liquidation of the Company we may not engage in, any substantive commercial business. Accordingly, the risks associated with foreign exchange rates, commodity prices and equity prices are not significant. We have not engaged in any hedging activities with respect to the market risk to which we are exposed.

The total net proceeds to us from the IPO (including $2,800,000 from the sale of the Camden Learning Warrants) before deducting the deferred underwriting discount and commissions were approximately

$53,181,449, and $52,389,984 was deposited into the trust account, which is maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of August 31, 2009, the balance of the trust account was $52,487,764. The proceeds held in the trust account will only be invested in short-term debt securities issued by the U.S. government and its federal agencies to include: U.S. Treasury obligations; federal agency securities; and repurchase agreements collateralized by the obligations of the U.S. government and its agencies and instrumentalities. Thus, the Company is subject to market risk primarily through the effect of changes in interest rates on government securities. Our only material market risk exposure relates to fluctuations in interest rates. Given our limited risk in our exposure to money market funds, we do not view the interest rate risk to be significant.

BUSINESS OF DLORAH

Overview

Dlorah was founded in 1963 in South Dakota under the name National School of Business offering specialized business training to college students. Dlorah now operates National American University, a regionally accredited, private, for-profit, multi-campus institution of higher learning, focused on offering associate’s, bachelor’s and master’s degree programs in core academic disciplines of accounting, applied management, business administration, health care, and information technology. Dlorah also develops, leases and sells luxury condominiums, apartments and townhouses in Rapid City, South Dakota.

NAU’s mission is to prepare students of diverse interests, cultures and abilities for careers in NAU’s core fields in a caring and supportive environment. NAU builds learning partnerships with students and with other institutions and organizations locally, nationally and internationally through its private system of campuses and education centers by offering courses in traditional, accelerated and distance learning formats. As a comprehensive technical and professional institution of higher learning, the university is committed to responding to the changing needs of students, employers, and their communities by providing undergraduate and graduate programs, as well as continuing education opportunities, to serve the evolving global society. NAU offers conveniently scheduled courses that lead to a degree on a convenient schedule appealing to employed, nontraditional students. Implementation of night classes and the quarter system, as well as the engagement of faculty who are professionals in their respective fields, allows NAU to attract transfer students, veterans and active duty military personnel.

As of May 31, 2009, NAU operated 14 campuses, one education center and one extension site in seven states through the United States, as well as a distance learning campus serving students both domestically and in other parts of the world. NAU offers online courses to more than 3,000 students worldwide, and to over 4,500 additional students through its partner services, in addition to supporting nearly 5,000 students at its campus locations. As of May 31, 2009, NAU had approximately 1,000 faculty and staff at its locations throughout the south, west and midwest United States. NAU operates primarily out of its 50,000 square-foot facility in Rapid City, South Dakota, which houses its distance learning campus and central administration offices.

During the late 1960s and early 1970s, the university progressed from a two-year business school to a four-year senior college of business and embarked on a very aggressive recruitment of qualified and successful graduates of one- and two-year programs from accredited business schools in the eastern United States. Such programs allowed the students to continue their education and receive appropriate transfer credit for their previous academic successes. At the time, the university was one of only ten similar institutions in the country, and it was the only one of its kind west of Ohio.

In 1974, NAU, then known as National College, added its first campus in Sioux Falls, South Dakota followed by campuses in Denver and Colorado Springs, Colorado and Minneapolis and St. Paul, Minnesota later that year. NAU offered conveniently scheduled courses that would lead to a degree which appealed to employed, nontraditional students.

During the 1990s, NAU expanded its locations, added an online campus and developed graduate degree programs. NAU also enhanced its international presence in distance education through its partnerships with universities and colleges around the world. As part of this educational venture, university faculty and instructional designers develop courses as a component of the university’s “Education Without Boundaries” program and distribute the courses over the Internet to the university’s international students. Students from every part of the world benefit from the university’s “Best of Both Worlds-IDPTM” format, that incorporates the university’s unique and progressive online instruction with the support and essential regional perspective provided by local institutions.

More recently, NAU experienced significant growth in enrollment, number of physical campuses, and net revenue and operating income. NAU’s system-wide credit hour enrollment increased from 45,545.5 credit hours for the quarter ended May 31, 2008 to 59,095 credit hours for the quarter ended May 31, 2009, representing a quarterly growth rate of approximately 30 percent. System wide total annual credit hour enrollment grew to 203,114 credit hours in fiscal year 2009 as compared to 169,670 and 167,366 in fiscal

2008 and 2007, respectively. During the last ten years, NAU has more than doubled its system-wide enrollment from 98,058 credit hours in fiscal year 1999 to 203,114 credit hours in fiscal year 2009. Total annual graduate studies credit hour enrollment was 6,444 in fiscal 2009, as compared to 4,558.5 and 3,636 in fiscal 2008 and 2007, respectively.

As measured by number of students enrolled, enrollment for the fiscal years 2007, 2008 and 2009 was 4,867, 4,960 and 6,479 students, respectively, representing an average annual growth rate of approximately 16.27 percent.

In line with the increase in enrollment, NAU has increased its number of physical locations at which its programs or portions thereof are offered. The following new locations were added in the corresponding years indicated: Rio Rancho, New Mexico, in 1997; Brooklyn Center, Minnesota, in 2001; Overland Park, Kansas, in 2002; Zona Rosa, Kansas, in 2005; Watertown, South Dakota, in 2006; Austin, Texas, in 2007; and Wichita, Kansas, in 2008. NAU also relocated to new facilities in the following locations: Albuquerque, New Mexico, and Colorado Springs, Colorado, in 1999; Roseville, Minnesota, in 2000; Independence, Missouri, in 2004; and Bloomington, Minnesota, in 2007.

Dlorah has two operating segments. NAU is the larger of the two operating segments and generates approximately 90 percent of Dlorah’s revenue. The other is a real estate segment. For the year ended May 31, 2009, Dlorah’s net revenue from the university segment was $60,910,000 as compared to $48,280,000 for the year ended May 31, 2008 and $43,543,000 for the year ended May 31, 2007, which represents an increase of 26.2 percent and 10.9 percent, from the year ended May 31, 2008 and May 31, 2007, respectively. Dlorah’s operating income from its university segment for the year ended May 31, 2009 was $6,333,000 as compared to $1,341,000 for the year ended May 31, 2008 and a loss of $883,000 for the year ended May 31, 2007, which represents an increase of 372.3 percent and 251.9 percent from the years ended May 31, 2008 and May 31, 2007, respectively. The value of Dlorah’s assets for the university segment for the year ended May 31, 2009 was $20,620,000 as compared to $19,737,000 for the year ended May 31, 2008 and $15,650,000 for the year ended May 31, 2007.

Dlorah’s revenues from its real estate segment for the year ended May 31, 2009 were $1,674,000 as compared to $1,177,000 for the year ended May 31, 2008 and $906,000 for the year ended May 31, 2007. Dlorah’s real estate segment experienced operating losses of $929,000 for the year ended May 31, 2009, as compared to a loss of $1,306,000 for the year ended May 31, 2008 and a loss of $1,438,000 for the year ended May 31, 2007. The value of Dlorah’s assets for the real estate segment for the year ended May 31, 2009 was $8,245,000 as compared to $8,425,000 for the year ended May 31, 2008 and $4,787,000 for the year ended May 31, 2007.

NAU’s growth has been characterized by a consistent, planned increase in enrollment through the timely addition of educational sites, an expansive distance delivery operation, new program offerings, an action-oriented assessment program, the adoption and implementation of a performance-based curriculum development model and the overall maturation and development of faculty, staff, administration and governing board. Other factors contributing to growth include an increase in reputation and name recognition of the university, addition of new programs, and the current downturn in the economic environment, which has led many working professionals to return to school to seek additional training. NAU plans to achieve continued growth in a manner that reinforces its reputation for providing academically rigorous, career-oriented educational programs that advance the careers of its students.

Since opening its first campus, NAU has operated under the following core values:

•	offering high quality instructional programs and services;
•	providing a caring and supportive learning environment; and
•	offering technical and professional career programs.

These core values have remained the foundation of the university as it expanded from a single campus offering specialized business training to students residing in the surrounding region to a system of 16 locations and a distance learning operation offering technical and professional career programs to undergraduate and graduate students across the United States and around the world. Decisions and activities of NAU continue to be guided by its core values, which form the basis for its mission and purpose. Understanding and support of the university’s mission are promoted through participation of students, faculty, staff, administrators and the board of governors in governance and administrative structures of the university. Policies and procedures adopted and implemented within these structures assure that NAU adheres to its core values and operates with integrity as it fulfills its mission.

NAU’s commitment to these core values is evidenced in the daily interactions between students, faculty, staff and administrators. The last two biennial comprehensive institutional student surveys conducted in 2005 and 2007 found that the four items receiving the highest student satisfaction rating cumulatively across the university system were:

•	the caring and supportive attitude by faculty toward students;
•	the caring and supportive attitude by staff toward students;
•	the quality of instruction in the major coursework; and
•	the caring and supportive attitude by administration toward students.

In addition to NAU, Dlorah also operates a real estate division known as Fairway Hills Developments (“FWH”), which rents apartment units and develops and sells real estate in the Fairway Hills Planned Residential Development (“FWH PRD”) area of Rapid City, South Dakota. FWH conducts its business through FWH I, II and III, Vista Park, Fairway Hills Park and Recreational Association, the Fairway Hills Party House, the Vista Park Homeowners’ Association and the Park West Homeowners’ Association.

Fairway Hills I and II

FWH I and FWH II are apartment buildings which consist of rental apartments. FWH I consists of thirty-two (32) apartment units and FWH II consists of twenty (20) apartment units, of which approximately 92 percent are currently leased.

Fairway Hills III

FWH III consists of forty-eight (48) apartment units and is owned by a separate partnership which is fifty (50) percent owned by Dlorah and fifty (50) percent owned by members of the Buckingham family (the five children of Mr. Harold Buckingham, the founder of Dlorah). In 2008, FWH III was renamed “Park West Condominiums” and is being converted to, and sold as, condominiums. While the conversion of the FWH III building is not complete, as of June 2009, four (4) of the available units in FWH III have been sold. Prices for Park West Condominium units start at $145,000.

Vista Park

In 2008, FWH began construction on a condominium development called Vista Park Condominiums in the FWH PRD. To date, Dlorah has completed its construction of a twenty-four (24) unit luxury condominium complex, which is known as Vista Park Phase I, and has sold three (3) of the available units. Prices for Vista Park Condominium units start at $149,000. FWH has plans to build three (3) additional condominium complexes (Phases II, III and IV) in the Vista Park area of the FWH PRD. Construction of these additional phases will only begin following the sale of a substantial number of the currently available condominiums in Vista Park Phase I. In total, and upon completion of all four (4) phases of development, the Vista Park condominium complexes would house ninety-six (96) condominium units.

Homeowners’ Associations

Also in connection with the development of Vista Park and the conversion of FWH III (Park West) Dlorah has created two new homeowners’ associations, the Vista Park Homeowner’s Association and the Park West Homeowner’s Association. Each of these associations are non-profit corporations; however, as a result of a controlling ownership interest (due to the number of condominiums not yet sold), Dlorah currently consolidates these entities for financial reporting purposes.

The Fairway Hills Park and Recreational Association (“FWH PR”) is operated as a homeowner’s association covering all of the FWH PRD. Although this entity is a non-profit corporation, as a result of

Dlorah’s controlling ownership interest (due to ownership of unsold condominium properties), FWH PR is consolidated for financial reporting purposes. The Fairway Hills Party House is a separate division of FWH and Dlorah has leased the Party House to FWH PR on a 99 year lease at a rate of $12.00 per month for each residential unit.

National American University

In addition to the FWH properties, Dlorah owns the facilities that comprise the physical campus near downtown Rapid City, South Dakota. NAU leases the remainder of its campuses and education centers and the distance learning and central administration offices, south of downtown Rapid City, South Dakota.

Industry and Outlook

NAU believes the market for post-secondary education is substantial, growing and highly fragmented. The U.S. Bureau of Labor Statistics has reported that as of 2008, approximately 61 million working adults in the United States did not have more than a high school education and approximately 33 million people had some college experience but no degree. NAU believes the demand for post-secondary education will continue to increase during the next several years as a result of demographic, economic and social trends, including:

•	an increase in demand by employers for professional and skilled workers;
•	the significant and measurable income premium attributable to post-secondary education; and
•	budgetary constraints at traditional colleges and universities.

The adult education market is a significant and growing component of the post-secondary education market. NAU believes the market for post-secondary adult education should continue to increase as working adults seek additional education to update and improve their skills. In addition, NAU believes many working adults will seek regionally accredited degree programs that provide flexibility to accommodate the schedules and time commitments associated with their professional, family and personal obligations. NAU also believes continued expansion into international post-secondary education markets will supplement the university’s growth.

According to a 2008 survey by the Sloan Consortium, a trade group focused on online education, the number of students taking at least one online course during fall 2007 increased 12 percent over the prior year and fall 2007 online enrollments increased at a rate of 12.9 percent, compared to a 1.2 percent growth rate in total higher education student population.

Competition

The for-profit, post-secondary education industry is highly competitive and highly fragmented. As of June 2009, there were more than 4,000 U.S. colleges and universities serving traditional and adult students. Of these, there were several hundred not-for profit universities, public companies and smaller private companies that operate in the post-secondary education market in which NAU operates.

NAU competes with both for-profit and not-for-profit, career-oriented schools, as well as public and private two-year junior and community colleges. Competition is generally based on location, program offerings, modality, the quality of instruction, placement rates, selectivity of admissions, recruiting and tuition rates. NAU seeks to compete against community colleges by offering more frequent start dates, more flexible hours, better instructional resources, more hands on training, shorter program length and greater assistance with job placement. NAU also seeks to compete against other career schools by focusing on offering high demand, career-oriented programs, providing individual attention to students, hiring experienced executive management teams with strong operating histories, and focusing on flexible degrees for working adults. NAU believes it is able to compete effectively in its local markets because of the diversity of its program offerings, quality of instruction, the strength of its brands, its reputation and its success in placing students with employers.

NAU also competes with other institutions that are eligible to receive Title IV program funding. This includes four-year, not-for-profit public and private colleges and universities, community colleges and all for-profit institutions, whether they offer programs that are four years, two years or less. NAU’s competition differs in each market depending on the curriculum offered. For example, a school offering automotive, allied health and skilled trades programs will have a different group of competitors than a school offering allied health, business/IT and skilled trades. Also, because schools can add new programs in a relatively short period of time, typically within six to twelve months, new competitors can emerge quickly.

Certain institutions have competitive advantages over NAU. Not-for-profit and public institutions receive substantial government subsidies, and have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit schools. Accordingly, non-profit institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of NAU’s for-profit competitors have a more extended or dense network of schools and campuses, which enables them to recruit students more efficiently from a wider geographic area. In addition, some of the competitors, including both traditional colleges and universities and other for-profit schools, have substantially greater name recognition and financial and other resources than NAU has, which may enable them to compete more effectively for potential students. NAU also expects to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs.

Competitive Strengths

NAU believes it has strengths which differentiate it from its competitors. These include:

Commitment to high demand, career-oriented programs.  NAU is committed to offering quality, academically rigorous educational programs that today’s industries are demanding. NAU’s programs are designed to help its students achieve their career objectives in a competitive market. NAU’s programs are taught by qualified faculty, who often have practical experience in their respective fields, offering students their “real-world experience” perspective. NAU requires its online faculty to undergo training in the delivery of online programs before teaching their initial course and to participate as subject matter experts in the development of its online curricula. NAU continually reviews and assesses its programs and faculty to ensure its programs are current and up-to-date. NAU understands its programs need to continually evolve to meet the constantly changing demands of today’s industries.

Focus on individual attention to students.  NAU believes in providing individual attention to its students for the best possible educational experience. NAU provides extensive student support services, including administrative, library, career and technology support, to help maximize the success of its students. NAU provides personal guidance to all of its students from the admissions and financing stages, academic advising assistance throughout the students’ enrollment periods, and finally career placement services. NAU also assists its students in preparing resumes, preparing for job interviews and locating post-graduation employment.

Focus on flexible degrees for working adults.  NAU has designed its program offerings and its online delivery platform with flexible scheduling to meet the needs of today’s working adults. NAU offers on-site day, evening and weekend classes, as well as online degree programs. For even greater scheduling flexibility, NAU offers a blended model of learning that incorporates on-campus classes with online classes. NAU believes working adults are attracted to the convenience and flexibility of NAU’s programs because they can study and interact with faculty and classmates during times and places that suit their needs. NAU also believes working adults represent an attractive student population because they are better able to finance their education, more readily recognize the benefits of a postsecondary degree, and have higher persistence and completion rates than traditional college-aged students.

Experienced executive management team with strong operating history.  NAU’s executive management team possesses extensive experience in the management and operation of postsecondary education institutions. NAU’s president, Dr. Jerry Gallentine, has worked in the education industry for over 44 years. Throughout his career, Dr. Gallentine has taught various courses as a professor and also served as a president of various higher learning institutions before guiding the growth and development of NAU since 1993. Dr. Ronald Shape, NAU’s chief executive officer and interim chief fiscal officer, began his career in higher education in 1991 with NAU. He began teaching courses in accounting, auditing and finance in 1995. Dr. Shape subsequently became NAU’s chief fiscal officer in 2002, and has served in his current role since April, 2009. Dr. Samuel Kerr is NAU’s provost and general counsel. Dr. Kerr began his career in the education industry in 1983 as a high school English/Journalism instructor. He also taught education courses for a local college.

After graduating from law school, he started his legal practice in 1992, serving in the capacities of special assistant attorney general for South Dakota State University, special assistant attorney general for South Dakota Department of Transportation, and outside legal counsel for NAU.

Business Development and Expansion

Since the opening of its Sioux Falls, South Dakota campus in 1974, NAU has made it a central part of its growth strategy to develop branch campuses and educational centers in vibrant and growing communities with expanding workforce development needs. Over the past three decades, NAU has continued the gradual expansion of educational sites as macroeconomic conditions and internal capacities supported such expansion. Since 1998, NAU has continued the gradual expansion of education sites in the west and midwest regions of the United States. In fall 2006, NAU opened two new education centers offering blended online and on-campus degree programs in Wichita, Kansas and Watertown, South Dakota. Although smaller than NAU’s traditional campus locations, these education centers, in collaboration with the distance learning campus, offer complete programs and services to the students. NAU believes its significant experience and success in expanding and supporting new education sites has positioned NAU well for continued growth and expansion.

In addition to the expansion of education sites, NAU’s planned expansion of academic program offerings has also contributed to its growth. In response to workforce and student demand, NAU has expanded its undergraduate healthcare-related programming, as well as its graduate programs in business and management.

Furthermore, NAU has developed a robust distance learning campus and student support system. The distance learning campus serves students throughout the United States and other parts of the world, as well as providing additional course offerings, expanded, blended, degree-program options and support services for campus-based students throughout the university system.

Recognizing the impact of globalization on higher education now and into the future, NAU has worked diligently to reach out to international learners. Throughout the late 1990s, NAU was very active in international collaborations with foreign colleges and universities. Such collaborations have brought students from other countries to the university’s education sites in the United States to complete their studies. Many academically capable and motivated students from developing countries desire to study in the United States but are not able to do so due to a myriad of factors, such as lack of adequate financial resources to fund study abroad, family and work obligations in their home countries and immigration restrictions. NAU works with foreign colleges and universities to develop in-country solutions that meet the needs of these students. The Best of Both Worlds — IDPTM strategic initiative was the result of this collaborative work. Over 1,400 international students have graduated from the Best of Both Worlds — IDPTM programs over the past seven years. NAU currently has affiliations with international institutions in Chile, Bolivia and Greece. Additional international partnerships are being developed in the Czech Republic, Serbia, Brazil and China. These affiliations represent a core component of NAU’s strategy to offer educational programs to students abroad. NAU’s international academic affiliation agreements govern the terms of credit transfer, as well as a broad range of coordinated services undertaken by the parties. The Higher Learning Commission’s international program best practices guidelines and best practices for electronically delivered degree programs have been incorporated into all affiliation agreements so that critical services to students are defined in each agreement.

NAU continues to position itself to offer a variety of degree programs in multiple locations and delivery formats, both domestically and internationally. On all levels, NAU considers changes in student demographics, demand for degree programs and employment outlook in its business development decision-making processes. Long-range planning, feasibility studies, market research and a variety of other research projects involving changing job markets are among the methods NAU uses as part of its planning processes. In that regard, NAU continues to position itself as a successful, for-profit higher education institution by addressing societal and economic trends in the current markets and engaging in appropriate analysis and planning for the markets NAU seeks to develop.

Going forward, NAU intends to pursue the following growth strategies:

Increase enrollment in existing programs.  NAU seeks to increase enrollment in its core programs by identifying, enrolling and retaining students seeking careers in the disciplines offered. NAU believes, due to the depth of its core programs, that its existing programs provide ample opportunity for growth.

Expand online program and degree offerings.  NAU develops and offers new programs it believes have attractive demand characteristics. NAU launched three new online programs in 2008, including a criminal justice program, and two new online programs in the first six months of 2009, including a healthcare coding program. NAU’s new program offerings typically build on existing programs and incorporate additional specialized courses, which offers students the opportunity to pursue programs that address their specific educational objectives while allowing NAU to expand its program offerings with only modest incremental investment. NAU also seeks to add new programs in additional targeted disciplines, such as its recently launched programs in criminal justice and healthcare coding.

Further enhance brand recognition.  NAU continues to enhance its brand recognition by pursuing online and offline marketing campaigns, establishing strategic branding relationships with recognized industry leaders, and developing complementary resources in its core disciplines that increase overall awareness of its offerings. In its marketing efforts, NAU emphasizes the academic rigor and career orientation of its programs. NAU seeks to promote its brand by establishing relationships with industry leaders who have recognizable identities with potential students and further validate the quality and relevance of its program offerings.

Expand relationships with private sector and government employers.  NAU seeks additional relationships with health care systems, businesses, higher education institutions and other employers through which it can market its offerings to their employees. As evidence of its success in these initiatives to date, in 2008, NAU taught courses at a number of businesses covering programs being pursued by their employees. NAU also established a national account with CuNet, a company consisting of professionals with significant sales and marketing experience, that seeks to develop strategic relationships on a regional, national, and international basis. These relationships provide leads for the university’s programs, build recognition among employers in its core disciplines, and enable NAU to identify new programs and degrees that are in demand from students and employers.

Leverage infrastructure and drive earnings growth.  NAU has made significant investments in its people, processes and technology infrastructure. NAU believes these investments have prepared it to deliver its academic programs to a much larger student population with only modest incremental investment. NAU’s current infrastructure is capable of supporting a significantly larger number of admissions representatives, and it intends to expand this group in order to continue to drive enrollment growth. NAU continues to expand its learning management system to better serve the demands of its growing student population and has also expanded its student and technology support capabilities to support a larger student base. NAU has also invested in administrative and management personnel and systems to prepare for its anticipated growth. NAU intends to leverage its historical investments as it increases enrollment, which NAU believes will allow it to increase its operating margins over time.

Programs and Areas of Study

NAU offers the Master of Business Administration, Master of Management, Bachelor of Science, Associate of Applied Science, and Associate of Science degrees, with a variety of program options leading to each of these degrees. Many of the degree programs offer the opportunity to focus on one or more emphasis areas. NAU also offers diploma programs, consisting of a series of courses focused on a particular area of study, for students who seek to enhance their skills and knowledge in the areas of healthcare coding, Microsoft system administrator, Microsoft system engineer, network and server engineer, practical nursing, therapeutic massage and veterinary assisting.

NAU has adopted a performance-based curriculum development philosophy consistent with its historical focus on professional and technical career programs. A standardized process for curriculum development facilitates the performance-based model built on learning cycles, active learning principles and constructivist learning theories.

In addition to the creation of a performance-based curricula, NAU began a parallel initiative to align this curricula with the creation of original instructional materials in lieu of textbooks. NAU determined that original content would better aid students by providing more concise, relevant and current information delivered in a manner consistent with the technology orientation of its student population. The scope of the initiative to develop curricula and original instructional support material spurred NAU to create a new department to oversee the creation of this material.

The curriculum group employs instructional designers and also contracts with subject matter experts, authors, reviewers and editors to create curricula and related instructional materials from faculty-approved syllabi. Curricula and instructional materials, when appropriate, are developed by NAU’s faculty and program coordinators. After implementation of the instructional materials, students and faculty provide feedback through surveys, and adjustments are made as needed. Students are charged an instructional materials fee, in lieu of the more expensive fee for standard textbooks from publishers. NAU has invested significant human and financial resources in the implementation of this curricula development initiative with the primary objective of providing performance-based instructional materials to support faculty and students in the achievement of prescribed learning outcomes. NAU is committed to this ongoing and dynamic process, continued implementation of performance-based curricula and instruction across the university system.

Under the overall leadership of senior academic affairs personnel and the academic deans, as of May 31, 2009, NAU offered the following academic degree programs:

Graduate Studies	Master of Business Administration Master of Management
Bachelor’s Degrees	Accounting
Applied Management
Athletic Training*
Business Administration:
• Emphasis Accounting*
• Emphasis Financial Management
• Emphasis Human Resource Management
• Emphasis Information Systems
• Emphasis International Business
• Emphasis Management
• Emphasis Marketing
• Emphasis Pre-Law*
• Emphasis Tourism Management
• Emphasis Hospitality Management
Criminal Justice
Health Care Management
Information Technology with Emphasis Internet Systems Development
Information Technology with Emphasis Management Information Systems
Information Technology with Emphasis Network Administration/Microsoft*
Information Technology with Emphasis Network Management/Microsoft
Applied Information Technology
Bachelor of Science in Nursing*
Online Registered Nurse to Bachelor of Science in Nursing
Organizational Leadership*
Paralegal Studies*
Associate Degrees	Accounting
Applied Information Technology
Applied Management
Business Administration
Criminal Justice
General Education Studies

Health Information Technology
Information Technology
Medical Administrative Assistant*
Medical Assisting*
Medical Staff Services Management
Nursing*
Associate of Science Nursing Mobility Program*
Paralegal Studies*
Pharmacy Technician*
Therapeutic Massage*
Veterinary Technology*
Diplomas	Healthcare Coding
Practical Nursing*
Therapeutic Massage*
Veterinary Assisting*

*	Indicates programs offered on-campus only.

As an extension of its mission and historical foundations of offering business and business-related programming, NAU began offering its first campus-based Master of Business Administration (“MBA”) program at the Rapid City campus in 2000. NAU expanded the MBA program through distance delivery upon Higher Learning Commission approval in 2001. In 2004, NAU received Higher Learning Commission approval to offer the MBA program through its Best of Both Worlds-IDPTM program format in Malaysia, United Arab Emirates, India and Chile. In 2006, NAU received Higher Learning Commission approval to begin offering the Master of Management (“M.M.”) degree to students abroad. This growth is expected to continue through measured expansion of graduate programming. The Higher Learning Commission has recently approved NAU to offer a Master of Science in Nursing degree program beginning in January 2010. Following the consummation of the Transaction, NAU anticipates seeking Higher Learning Commission approval to broaden its master’s degree programs and to begin a Doctor of Management degree program.

NAU has made a concerted effort to expand its programming in healthcare-related fields. The development of an undergraduate health care management program and an M.M. with emphasis in health care administration were developed to meet the health care industry’s need for health care professionals with strong business and management skills. NAU developed an Associate of Science in Nursing degree at its Zona Rosa, Kansas, Denver, Colorado and Overland Park, Kansas, campuses to respond to the growing nationwide shortage of qualified nurses. NAU plans to offer additional Bachelor of Science in Nursing degrees at the Bloomington, Minnesota, Austin Texas, and Albuquerque New Mexico, campuses over the next several years. An online registered nurse to Bachelor of Science in Nursing program is offered through the distance learning campus. Additional allied health programs at the associate degree level are offered throughout the university system based on local demand and workforce needs. With the expansion of undergraduate enrollment in healthcare-related programs and the emerging demand observed from NAU’s alumni and other constituencies, NAU plans to expand its healthcare-related graduate programming. The burgeoning national need for master’s qualified nursing administrators and nursing faculty, along with NAU’s successful experience in the development and delivery of nursing programs at the associate and bachelor’s degree levels, has led NAU to focus its resources on the development of a Master of Science in Nursing degree that is currently pending Higher Learning Commission approval.

NAU has been actively involved in offering courses via the Internet since 1996. NAU was one of the first regionally accredited universities to be approved by the Higher Learning Commission to offer full degree programs under a Web-based methodology. Over the past thirteen years, NAU has invested heavily in the creation and evolution of a sophisticated and reliable delivery system that employs technological applications. NAU has successfully served students from across North and South America, Asia, Europe and Africa. Students residing in each of the 50 states and the District of Columbia have also received Web-based instruction through the university’s distance learning program. The distance learning campus has grown as an organizational structure, providing a scope of service consistent with the university’s other campuses. Careful consideration was afforded to preserving the student-centered philosophy of the university while capitalizing on the technological advancements in distance delivery. The organization of the virtual campus continues to evolve in response to increasing enrollment and the expanding sphere of quality services available to students.

It is NAU’s vision and goal to be recognized as a model for distance education in all areas including development, program delivery, evaluation and student support services. Therefore, in addition to exceeding the guidelines for distance education as set forth by the Higher Learning Commission in its Best Practices to electronically offered degree and certificate programs, NAU adheres to established institutional program guidelines to further ensure that accreditation and regulatory standards are satisfied and that its underlying quality goals are incorporated and maintained throughout the program.

Affiliation Partnerships

Associate to Bachelor’s Degree Completion Program.

Also called the 2 + 2 degree completion program, NAU has developed strategic partnerships with various higher education institutions throughout the United States. This program allows students with an associate’s degree to seamlessly transfer into bachelor’s degree programs offered at NAU.

This unique partnership allows students to leap into the next phase of their educational goals. With NAU’s online delivery format, students are able to set their class schedule so daily activities will be uninterrupted while students complete their bachelor’s degree program.

Best of Both Worlds — Instructional Delivery PlatformTM

NAU’s Best of Both Worlds — Instructional Delivery PlatformTM provides students residing outside of the Unites States with an option to combine the curricula of a qualified home country institution with that offered by NAU.

Under this blended instructional option, the host university facilitators work very closely with NAU’s online faculty and staff providing students with additional resources. Through this unique partnership, students are able to remain in their home country and attend a local college or university while studying to earn an American degree from an accredited university.

NAU also works closely with local businesses and corporations in the areas where campuses are located and offers a variety of courses and schedule formats to assist busy professionals. For certain programs, NAU offers customized courses and schedules, and on-site classes. For example, for its nursing programs, NAU offers clinical courses on-site at hospitals and other healthcare centers with which NAU has relationships, and allows these students to complete their clinical work on-site.

Partnerships

NAU collaborates with a number of local and national entities on shared educational goals. Examples of these collaborations include military memoranda of understanding, governmental partnerships and educational alliances. With respect to military agreements, memoranda of understanding exist between the university and Ellsworth Air Force Base and Kirtland Air Force Base whereby NAU can teach classes at these two military facilities which are open to military members, civilian and contract employees and military family members. These arrangements also include NAU’s affiliation with the Serviceman’s Opportunity College in responding to the special needs of adult continuing education for people in the armed forces. NAU has also collaborated with a number of governmental partnerships, including several Colorado region law enforcement organizations.

In addition, NAU also assists a number of U.S. higher education institutions in the development and delivery of online courses and programming, and currently provides ongoing support services for students from these institutions. Over 140 associate faculty members and 60 full-time employees support expanding online student participation in distance learning programs and work with international and domestic affiliates.

Campuses

NAU’s main campus is located near the center of Rapid City, South Dakota. The Rapid City campus facilities currently consist of seven buildings, which include 31 classrooms, one lecture hall/theater, four student computer labs and an approximately 22,000 volume physical library. The Rapid City campus has a dormitory with food services that can hold up to 275 students.

Campus Locations as of May 31, 2009:

Colorado Locations:	5125 North Academy Boulevard Colorado Springs, Colorado 80918
1325 South Colorado Boulevard, Suite 100 Denver, Colorado 80222
Kansas Locations:	10310 Mastin Street Overland Park, Kansas 66212
7309 East 21st Street, Suite G-40 Wichita, Kansas 67206
Minnesota Locations:	7801 Metro Parkway, Suite 200 Bloomington, Minnesota 55425
6120 Earle Brown Drive, Suite 100 Brooklyn Center, Minnesota 55430
1550 West Highway 36 Roseville, Minnesota 55113
Missouri Locations:	3620 Arrowhead Avenue Independence, Missouri 64057
7490 Northwest 87th Street Kansas City, Missouri 64153
New Mexico Locations:	4775 Indian School Road, Northeast, Suite 200 Albuquerque, New Mexico 87110
1601 Rio Rancho Boulevard Southeast, Suite 200 Rio Rancho, New Mexico 87124
South Dakota Locations:	1000 Ellsworth Street, Suite 2400B Ellsworth Air Force Base, South Dakota 57706
321 Kansas City Street Rapid City, South Dakota 57701
2801 South Kiwanis Avenue, Suite 100 Sioux Falls, South Dakota 57105
925 29th Street Southeast Watertown, South Dakota 57201
Texas Location:	13801 North Mo-Pac Expressway, Suite 300 Austin, Texas 78727

NAU believes its on-campus programs not only offer students, faculty and staff an opportunity to participate in a traditional college experience, but also provide the online students, faculty and staff with a sense of connection to the university. Additionally, the on-campus faculty play an important role in integrating online faculty into the academic programs and ensuring the overall consistency and quality of the student learning experience. NAU believes the mix of a growing online program, anchored by on-campus programs with a nearly 68-year history and heritage, differentiates the university from most other for-profit postsecondary education providers.

Faculty

NAU’s faculty includes full-time faculty who teach under a nine-month teaching contract, as well as adjunct campus based and online faculty who teach on a course-by-course basis for a specified fee. As of May 2009, the university employed approximately 82 full-time and 349 part-time faculty members. Approximately 67 percent of NAU’s current faculty members hold at least a master’s degree in their respective field and approximately 24 percent of NAU’s faculty members hold a doctoral degree. NAU’s faculty members bring a wealth of technical and professional knowledge to their classrooms.

NAU has been making retention and recruitment of quality associate faculty a priority. Approximately 20 percent of the associate faculty have been with the university over six years. To promote continuity within this vital teaching core, NAU has undertaken a number of initiatives to recruit and retain associate faculty. First, while NAU has made strides in the improvement of associate faculty pay over the last four years, it recognizes that additional improvements must be made in order to attract and retain a solid faculty core. Second, a pilot program is currently underway within distance learning to address the university’s goal of establishing a competitive associate faculty compensation plan that is also tied to performance metrics. With the growth of the university’s online learning platform came the development of expectations for online learning pedagogy. Resonating from contemporary research on the best practices of online learning, an associate faculty evaluation model was developed and geared specifically to the unique demands, expectations and requirements of online faculty. This pilot associate online faculty compensation plan was designed to integrate multiple aspects of appraisal to create a comprehensive analysis of faculty and staff performance.

Faculty and staff are encouraged to actively participate in a variety of academic and non-academic organizations. Faculty members participate in a wide variety of professional associations and activities at the local, state and regional level. NAU encourages its faculty members to stay current on changes and trends within higher education, as well as their respective industries. Participation in professional organizations by faculty and staff brings fresh and current information relevant to the university’s mission and programming to students and the workplace.

The faculty hiring process optimizes the selection of appropriate candidates for on-campus and online positions. Campus academic deans initiate the recruitment process for full-time faculty. The faculty position description, which includes education, experience requirements and faculty duties, details the knowledge and skills required in successful candidates. Part-time faculty are recruited through advertising available positions and comparing education and experience to the associate faculty position description and NAU’s own faculty qualifications guidelines. NAU’s published standards for faculty appointments are based on state regulations and regional and specialized accrediting standards, such as those published by state boards of nursing, the Higher Learning Commission, the International Assembly of Collegiate Business Education and the American Bar Association. NAU recruits qualified faculty through postings on its web site, as well as placement of advertisements in local media and publications. NAU reviews official transcripts to validate academic qualifications and faculty vitae to verify academic preparation consistent with the university’s qualification guidelines, as well as engagement in relevant professional activities.

As a multi-campus institution, NAU recognizes that most efforts to train, evaluate and recognize faculty must originate at the individual campus level. The campus academic deans are responsible for local orientation and in-service programs for faculty, schedules for faculty appraisal, promotions and merit increase recommendations, as well as efforts (formal and informal) to retain faculty. The system academics office and the campus academic deans establish and uphold the university’s policies and practices for faculty appraisal. Ongoing and meaningful feedback on individual performance holds importance for the professional growth of the faculty and for the continued advancement of the university.

NAU’s human resources department also identifies employee training initiatives in an online format. The department recognizes the benefits of current technology recently acquired by the university for employee development initiatives. The addition of this software will allow the human resources department to explore and incorporate this new tool in many system-wide training opportunities for employees. The human resources department will continue to focus on employee training and development initiatives throughout 2009.

Student Services/Learner Services

Encouraging students to complete their degree programs is critical to the success of NAU. NAU invests great effort on developing and providing resources that simplify the student enrollment process, and acclimate students to its programs and online environment and support the student educational experience. Many of the university’s support services, including academic, administrative and library services, are accessible online, allowing users to access these services at a time and in a manner convenient for them.

The student support services NAU provides include:

Academic services.  NAU provides students with a variety of services designed to support their academic studies. NAU offers new student orientation, academic advising, technical support, research services, writing services and other tutoring to the university’s online and on-campus students.

Administrative services.  NAU provides students with the ability to access a variety of administrative services both telephonically and via the Internet. For example, students can review class schedules, apply for financial aid, pay tuition and access their unofficial transcripts online. The university’s financial service representatives provide personalized online and telephonic support to the students.

Library services.  NAU provides a mix of online and on-campus resources, services and instruction to support the educational and research endeavors of all students, faculty and staff, including physical and online libraries and online library resources available 24/7 through the student portal to help faculty and students with research, teaching and library resource instruction.

Career services.  For those students seeking to change careers or explore new career opportunities, NAU offers career services support, including resume review and evaluation, career planning workshops and access to career services information for advice and support.

Technology support services.  NAU provides online technical support approximately twelve hours per day during the week and various hours of support on weekends to help students remedy technology-related issues. Online tutorials and “Frequently Asked Questions” for students who are new to online coursework are also provided.

In addition to the university faculty, as of May 31, 2009, NAU employed 465 staff and administrative personnel in university services, academic advising and support, enrollment services, university administration, financial aid, information technology, human resources, corporate accounting, finance and other administrative functions. None of NAU’s employees is a party to any collective bargaining or similar agreement with the university.

Marketing, Recruitment and Retention

Marketing.  NAU engages in a range of marketing activities designed to position the university as a provider of academically rigorous, career-oriented educational programs, by building strong brand recognition, differentiating the university from other educational providers, raising awareness among prospective students, generating enrollment inquiries and stimulating student and alumni referrals. NAU’s online target market includes working adults focused on program quality, convenience and career advancement goals. NAU’s on-campus target market includes traditional college students, working adults seeking a high quality education in a traditional college setting, and working adults seeking to take classes on-site at their employer’s facility. In marketing the university’s programs to prospective students, NAU emphasizes the value of the educational experience and the academic rigor and career orientation of the programs.

NAU’s dedicated marketing and enrollment personnel team lead the university’s efforts to attract new students. Marketing efforts include updating and enhancing the university’s web site on a regular basis, implementing regular updates and changes to improve the web site, sending enrollment postcard mailings and creating marketing materials to support the new programs. Regional enrollment management employees, working in collaboration with key personnel from central administration, help to oversee the admissions training and monitoring for all of the campuses. This includes training for new employees, as well as ongoing training for current employees as needed. Monitoring is done centrally, regionally and at the campus level. Areas that are overseen include enrollment goal tracking, call activity, lead flow and conversion and student acquisition cost.

To generate student leads, NAU’s marketing and enrollment personnel employ an integrated marketing approach that utilizes a variety of sources to identify prospective students. These lead generation sources include:

•	Internet and affiliate advertising, which generates the majority of the leads and which includes purchasing leads from aggregators and engaging in targeted, direct email advertising campaigns and coordinated campaigns with various affiliates;

•	search engine optimization techniques, through which NAU seeks to obtain high placement in search engine results in response to key topic and word searches and drive traffic to the university’s Website;
•	booths at school, health and other career fairs;
•	radio and television advertising campaigns, which encourage potential students to contact the university;
•	seminar and event marketing, in which the marketing and enrollment personnel host group events at various venues, including community colleges, corporations and hospitals;
•	referrals from existing students, alumni and employees;
•	a national accounts program that seeks to develop relationships with employers in the university’s core disciplines, including healthcare providers, school districts, emergency services providers and large corporations, that may be interested in providing dedicated and customized online and on-site educational opportunities to their employees, and to encourage senior executives to participate in executive training programs; and
•	print and direct mail advertising campaigns, and other public relations and communications efforts, including student and alumni events.

Recruitment.  Once a prospective student has indicated an interest in enrolling in one of the programs, the university’s lead management system identifies and directs an admissions representative to initiate immediate communication. The admissions representative serves as the primary, direct contact for the prospective student and the representative’s goal is to help that individual gain sufficient knowledge and understanding of the university’s programs so he or she can assess whether there is a good match between the university’s offerings and the prospective student’s goals. NAU’s admissions representatives typically have prior education industry or sales experience. Each representative undergoes a standardized three-week training program that involves both classroom and supervised fieldwork which provides the employee with training in financial aid, regulatory requirements, general sales skills, student information system and the university’s academic programs, history and heritage and mission. As of May 2009, NAU employed over 85 admissions representatives at existing locations, which NAU expects to be sufficient to handle the university’s growth plans through 2009.

Retention.  NAU utilizes a system retention team whose purpose is to support students in advancing from matriculation through attainment of educational goals. The retention team members monitor risk factors, such as the failure to buy books for a registered course, lack of attendance or failure to participate in online orientation exercises, which signal that a student may be at-risk for dropping out. Upon identifying an at-risk student, the university can proactively interact with the student to resolve any issues and encourage the student to continue with his or her program of study.

Admissions

Prospective students are required to complete an application to enroll in NAU’s programs. Upon the prospective student’s submission of an application, the admissions representative, together with student services personnel, works with the applicant to gain acceptance, arrange financial aid by financial services representatives, if needed and register for courses and prepare for matriculation.

Applicants to the university’s graduate programs must generally have an undergraduate degree from an accredited institution of higher learning in the United States or from an international institution of higher learning recognized by the ministry of education or other appropriate government agency, and

•	a minimum grade point average of 2.75 achieved for all undergraduate work; or
•	a minimum grade point average of 2.9 achieved for the last one-half of the credits earned toward a bachelor’s degree; or
•	a minimum grade point average of 3.0 in two or more graduate level courses taken at a regionally-accredited institution of higher learning or recognized foreign equivalent.

Undergraduate applicants generally must have graduated from a recognized high school (or the Department of Education accepted equivalent) or submit an official transcript from an accredited U.S. higher education institution indicating completion of a post-secondary education program of at least two years in length that is acceptable for full credit toward a bachelor’s degree, with a minimum cumulative grade point average of 2.0.

Enrollment

NAU has experienced consistent enrollment growth since 1998, growing at an average annual rate of approximately 9.39 percent based on the number of students enrolled. At May 31, 2009, NAU had 6,479 students enrolled in its courses, of which 1,355, or 21 percent, were enrolled in the online campus, and 5,124 or 79 percent, were enrolled on-campus. Of the online students, which were geographically distributed throughout the United States as well as worldwide, the average age was 33 years. The on-campus students were predominantly comprised of students from the central United States, and the average age was 35 years.

The following is a summary of NAU’s student enrollment at May 31, 2009 and May 31, 2008 by degree type and by instructional delivery method:

	May 31, 2009		May 31, 2008
	# of Students	% of Total	# of Students	% of Total
Master’s	255	3.94	173	3.49%
Bachelor’s	6,224	96.06	4,787	96.51%
Total	6,479	100.00	4,960	100.00%

	May 31, 2009		May 31, 2008
	# of Students	% of Total	# of Students	% of Total
Online	1,355	20.91	1,150	23.19%
On-Campus	5,124	79.09	3,810	76.81%
Total	6,479	100.00	4,960	100.0%

Tuition and Fees

NAU’s tuition rates vary by campus. Total tuition varies based upon the number of credit hours for each program, the degree level of the program, geographic location and the discipline of the course.

The minimum number of credit hours required for a master’s degree and overall cost for such a degree varies by program. The MBA degree may be earned under a non-thesis or a thesis plan. Under the non-thesis option, the student must satisfy 31.5 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses and 13.5 hours of electives. Under the thesis option plan, the student must satisfy 31.5 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses, 4.5 hours of electives and 9 hours of thesis.

The M.M. degree provided by National American University consists of three requirements: foundation courses, graduate core courses and elective courses.

The M.M. degree may be earned under a non-thesis or a thesis plan. Under the non-thesis option, the student must satisfy 9 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses and 13.5 hours of electives. Under the thesis option plan, the student must satisfy 9 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses, 4.5 hours of electives and 9 hours of thesis.

NAU has a refund policy for tuition and fees based upon semester start dates. If a student drops or withdraws from a course during the first week of classes, 100 percent of the charges for tuition and fees are refunded, while beyond the first week but during the first 60 percent of scheduled classes the percentage of tuition charges refunded is based on a daily proration based on a percent of the term completed. If the last day of attendance is beyond 60 percent of the scheduled classes, tuition and fees are not refunded. Fees charged include an application fee of $25 and specialty and program fees ranging from $45 to $100, depending on the program. A $75 administrative fee is assessed against each prorated refund. The return of Title IV funds and the tuition reduction is calculated based on the last day of attendance. Refunds minus a $75 administrative fee are made within 45 days of when the withdrawal date is determined. A prorated amount of Title IV funds must be returned to the financial aid programs for students not completing 60 percent of the period of enrollment if the student was a financial aid recipient.

Sources of Student Financing — Regulatory Environment

Students attending NAU typically finance their education through a combination of family contributions, individual resources, private loans and federal financial aid programs. NAU’s domestic campuses participate in the federal programs of student financial aid typically referred to as the Title IV Programs, which are administered by the Department of Education.

The federal government provides a substantial part of its support for post-secondary education through the Title IV programs, in the form of grants and loans to students who can use those funds at any institution that has been certified as eligible by the Department of Education. Student financial aid funds are generally made available to students at prescribed intervals throughout their predetermined expected length of study. Student financial aid under the Title IV programs is primarily awarded on the basis of a student’s financial need, which is generally defined as the difference between the cost of attending the institution and the amount the student and the student’s family can reasonably contribute to that cost. All students receiving Title IV program funds must maintain satisfactory academic progress toward completion of their program of study. In addition, each school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students.

NAU students receive loans and grants to fund their education under the following Title IV programs: (1) the Federal Family Education Loan (“FFEL”) and Federal Direct Loan programs and (2) the Federal Pell Grant, or Pell, program. During the fiscal years ended May 31, 2009 and May 31, 2008 respectively, NAU derived approximately 71.6 percent and 67.7 percent of its revenues respectively (calculated on a cash basis in accordance with Department of Education standards) from tuition financed under the Title IV programs.

FFEL/Federal Direct Loan Programs.  Under the FFEL Program, banks and other lending institutions make loans to students. The FFEL Program includes the Federal Stafford Loan Program, the Federal PLUS Program (which provides loans to graduate and professional studies students as well as parents of dependent undergraduate students) and the Federal Consolidation Loan Program. If a student defaults on an FFEL loan, payment to the lender is guaranteed by a federally recognized guaranty agency, which is then reimbursed by the Department of Education. Students who demonstrate financial need may qualify for a subsidized Stafford loan. With a subsidized Stafford loan, the federal government pays the interest on the loan while the student is in school and during grace periods and any approved periods of deferment, until the student’s obligation to repay the loan begins. Unsubsidized Stafford loans are not based on financial need and are available to students who do not qualify for a subsidized Stafford loan or, in some cases, in addition to a subsidized Stafford loan. Under the Federal Direct Loan Program, the Department of Education rather than a private lender makes the loans to students. The types of loans, the maximum annual loan amounts and other terms of the loans made under the Federal Direct Loan Program are similar to those for loans made under the FFEL Program.

Effective July 1, 2008, under the Federal Stafford Loan Program, an independent undergraduate student can borrow up to $9,500 for the first academic year, $10,500 for the second academic year and $12,500 for each of the third and fourth academic years. A dependent undergraduate student can borrow up to $5,500 for the first academic year, $6,500 for the second academic year, and $7,500 for the third and fourth academic years. Students classified as dependent students whose parents were denied a parent loan for undergraduate students, can obtain up to an additional $6,000 for each of the first and second academic years and an additional $7,000 for each of the third and fourth academic years. Students enrolled in graduate programs can borrow up to $20,500 per academic year.

Pell.  Under the Pell Program, the Department of Education makes grants to undergraduate students who demonstrate financial need. Effective July 1, 2009, annual awards range from $609 to $5,350 per year. Under the August 2008 reauthorization of the Higher Education Act of 1965, as amended, students may receive Pell Grant funds up to 200 percent of their scheduled annual award per financial aid award year for attendance on a year-round basis, which means that the amount a student can receive in a given year will be more than the traditionally defined maximum annual amount.

NAU’s students also receive funding under other Title IV programs, including the Federal Perkins Loan Program, the Federal Supplemental Educational Opportunity Grant Program, the Federal Work-Study Program, the National Science and Mathematics Access to Retain Talent Grant Program and the Academic Competitiveness Grant Program.

Other financial aid programs.  In addition to the Title IV programs listed above, eligible students may participate in several other financial aid programs or receive support from other governmental sources. These include veterans educational benefits administered by the U.S. Department of Veterans Affairs and state financial aid programs.

Private loans.  Some of the students also use private loan programs to help finance their education. Students can apply to a number of different lenders for private loans at current market interest rates. Private loans are intended to fund a portion of students’ cost of education not covered by the Title IV programs and other financial aid.

Other sources.  NAU derived the remainder of its net revenue from tuition that is self-funded or attributable to employer tuition reimbursements.

The National American University Foundation, a separate not-for-profit company, provides scholarships for student achievement at the university. Foundation funds are generated through a combination of alumni and employee donations, as well as through the collection of NAU accounts receivable previously charged to bad debt. Through the use of foundation funds, each university campus can grant Foundation Academic Excellence Awards and Foundation Alumni Academic Excellence Awards annually. Scholarship recipients are selected on the basis of financial need, academic achievement, participation in institutional activities or community involvement/service. Since 2007, more than $208,000 in academic scholarships has been awarded to university students through the foundation.

Accreditation and Program Approvals

NAU believes the quality of its academic programs is evidenced by the university and program specific accreditations and approvals it has obtained. NAU obtained its initial accreditation from the Higher Learning Commission for the bachelor’s degree in 1985. NAU has continued to grow and expand, leading it to seek accrediting commission approval for new geographic sites and new graduate degree programs in addition to the expansion of program delivery in international locations in cooperation with in-country institutions of higher learning.

In addition to institution-wide accreditation, there are numerous specialized accrediting commissions that accredit specific programs or schools within their jurisdiction, many of which are in healthcare and professional fields. Accreditation of specific programs by one of these specialized accrediting commissions signifies that those programs have met the additional standards of those agencies. In addition to being accredited by the Higher Learning Commission, NAU also has the following specialized accreditations:

•	The Commission on Accreditation of Athletic Training Education (formerly the Commission on Accreditation of Allied Health Education Programs, Joint Review Committee on Education Programs in Athletic Training) accredits NAU’s athletic training education program (on probation, with status report due December 1, 2009).
•	The Commission on Accreditation of Allied Health Education Programs, on the recommendation of the Curriculum Review Board of the American Association of Medical Assistants Endowment, accredits NAU’s medical assisting programs offered in Colorado Springs, Colorado, Denver, Colorado, Overland Park, Kansas, Bloomington, Minnesota, Roseville, Minnesota Albuquerque, New Mexico, and Sioux Falls, South Dakota.
•	The Committee on Veterinary Technician Education and Activities of the American Veterinary Medical Association accredits NAU’s veterinary technology program.
•	The International Assembly for Collegiate Business Education accredits NAU’s Master of Business

Administration, Master of Management, Bachelor of Science in Applied Management, Bachelor of Science in Applied Management with an emphasis in Equine Management, Bachelor of Science in Accounting, Bachelor of Science in Business Administration, Bachelor of Science in Business Administration with an emphasis in Accounting, Financial Management, Hospitality Management, Human Resource Management, Information Systems, International Business, Management, Marketing, Pre-Law and Tourism Management, Associate of Applied Science in Applied Management, Associate of Applied Science in Business Administration and Associate of Applied Science in Accounting degree programs.
•	The National League for Nursing Accrediting Commission accredits NAU’s Associate of Science in Nursing program for NAU’s location in Kansas City, Missouri, and has awarded candidate status for NAU’s Associate of Science in Nursing program for spring 2008 through fall 2009 for NAU’s locations in Denver, Colorado, and Overland Park, Kansas, and has awarded candidate status for NAU’s online Registered Nurse to Bachelor of Science in Nursing program for fall 2008 through spring 2010 for NAU’s location in Rapid City, South Dakota.
•	The Standing Committee on Paralegals of the American Bar Association approves NAU’s paralegal studies program offered in Rapid City, South Dakota.

NAU is approved for veteran’s training and for administering various educational programs sponsored by state and federal agencies, such as the Bureau of Indian Affairs, Social Security Administration and various state rehabilitation services.

NAU believes its regional accreditation with the Higher Learning Commission and its specialized accreditations and approvals for core programs not only reflect the quality of, and standards NAU sets for its programs, but also enhances the marketability and improves the attractiveness of its graduates.

Intellectual Property

NAU publishes intellectual property policies in the faculty handbook and the employee handbook that outline the ownership of creative works and inventions produced by employees within the scope of their employment at the university, compliance with copyright law, the use of the university’s copyrighted materials and related conflicts of interest. When the university hires content experts to develop curriculum, the contract language confirms that all materials created under the scope of the agreement become the university’s exclusive intellectual property. By signing the contract, the curriculum developer also agrees to comply with all laws or regulations related to copyright and the use of copyrighted materials and not to engage in activities that would constitute copyright infringement. Curriculum designers also receive a copy of the university-developed Copyright Fundamentals for NAU Online Course Developers for review prior to project initiation.

NAU relies on a combination of copyrights, trademarks, service marks, trade secrets, domain names and agreements with third parties to protect its proprietary rights. Through its extensive development of electronic instructional materials, on-campus and on-line courseware and related processes, NAU continues to accumulate copyrighted material and knowledge that has provided the basis for improving quality of instruction, programs and services to its students. These assets continued to be leveraged by providing these products and services to multiple external constituents as well. NAU’s strategic plan calls for continued and extensive investment in maintaining and expanding these assets.

NAU relies on trademark and service mark protections in the United States and other countries for its name and distinctive logos, along with various other trademarks and service marks related to its specific offerings. NAU owns or has filed the following trademark applications and registrations.

Mark	Country	Application Number	Registration Number
NATIONAL AMERICAN UNIVERSITY	Bolivia	108235	108235
NATIONAL AMERICAN UNIVERSITY	Canada	916679
THE ONLINE INSTITUTE FOR EXCELLENCE AND SUCCESS	Canada	1105540	609544

Mark	Country	Application Number	Registration Number
TOIES	Canada	1105539	597503
NATIONAL AMERICAN UNIVERSITY	Chile	718156	771228
NATIONAL AMERICAN UNIVERSITY	European Community	08230294
NAU	European Community	08230336
NATIONAL AMERICAN UNIVERSITY	India	1353648	1353648
BEST OF BOTH WORLDS – IDP	US	75/774,888	2,454,023
NATIONAL AMERICAN UNIVERSITY	US	75/249,751	2,220,866
NAU	US	75/249,753	2,202,126
ONE DAY, ONE NIGHT, SATURDAY’S ALL RIGHT, ONLINE’S JUST FINE, NIGHTTIME, ANYTIME, GET YOUR DEGREE, SET YOURSELF FREE, NATIONAL AMERICAN UNIVERSITY.	US	76/595,599	3,047,681
SUCCESSFUL COLLEGES	US	78,745,253	3,239,049
THE INSTITUTE OF EXCELLENCE AND SUCCESS	US	78/745,249
THE ONLINE INSTITUTE FOR EXCELLENCE AND SUCCESS	US	76/190,984	2,622,131
TOIES	US	76/190,985	2,622,132

NAU also owns domain name rights to “national.edu,” as well as to the following domain names.

•	NAUONLINE.EDU
•	DISTANCENAU.COM
•	DISTANCENAU.INFO
•	DISTANCENAU.NET
•	DISTANCENAU.ORG
•	DISTANCENAU.US
•	ITJUSTFITS.COM
•	NATIONALAMERICANONLINE.COM
•	NATIONALAMERICANONLINE.INFO
•	NATIONALAMERICANONLINE.NET
•	NATIONALAMERICANONLINE.ORG
•	NATIONALAMERICANONLINE.US
•	NATIONALAMERICANUNIVERSITY.INFO
•	NATIONALAMERICANUNIVERSITY.MOBI
•	NATIONALAMERICANUNIVERSITY.US
•	NATIONALAMERICANUNIVERSITYONLINE.INFO
•	NATIONALAMERICANUNIVERSITYONLINE.NET
•	NATIONALAMERICANUNIVERSITYONLINE.ORG
•	NATIONALAMERICANUNIVERSITYONLINE.US
•	NAUDISTANCE.COM

•	NAUDISTANCE.INFO
•	NAUDISTANCE.NET
•	NAUDISTANCE.ORG
•	NAUDISTANCE.US
•	NAUONLINE.INFO
•	NAUONLINE.MOBI
•	NAUONLINE.NET
•	NAUONLINE.ORG
•	NAUONLINE.US
•	NAUPROGRAM.COM
•	NAUPROGRAM.INFO
•	ONEDAYONENIGHT.COM
•	ONEDAYONENIGHT.INFO
•	ONEDAYONENIGHT.NET
•	ONEDAYONENIGHT.ORG
•	WDT2NAU.COM

Environmental

NAU’s facilities and operations are subject to a variety of environmental laws and regulations governing, among other things, the use, storage and disposal of solid and hazardous substances and waste, and the clean-up of contamination at its facilities or off-site locations to which it sends or has sent waste for disposal. NAU is also required to obtain permits for air emissions, and to meet operational and maintenance requirements. In the event NAU does not maintain compliance with any of these laws and regulations, or is responsible for a spill or release of hazardous materials, it could incur significant costs for clean-up, damages, and fines or penalties.

Business Expansion and Development

NAU engages in an extensive planning and evaluation process to determine the manner in which it will expand programs and services to its students. NAU evaluates these developmental programs and initiatives with a long-term focus. Long-range planning has included and may, in the future, include a calculated expansion of additional campuses and education centers, developing new forms of educational delivery systems and academic programs into current and new geographical regions in response to NAU’s management’s analyses of market and related trends. New sites are only opened after extended analysis of regional markets and demand.

NAU’s strategic plan includes a process whereby market evaluation is performed through outsourcing to outside experts as well as extensive internal analysis. These market findings are subsequently evaluated and incorporated into the system strategic plan as part of the phased expansion of degree offerings and campus and education center locations. Further, NAU incorporates an international perspective into its planning processes. Other types of growth initiatives include developing internal programs to increase institutional effectiveness, expanding institutional assessment initiatives, developing processes to better serve online students and developing and maintaining a viable curriculum. During the past two fiscal years, NAU spent approximately $8,045,000 on business expansion and development activities, including to support expansion of its distance learning operations, development of new education sites and expansion of academic program offerings.

Approach to Academic Quality

Some of the key elements on which NAU focuses to promote a high level of academic quality include:

Academically rigorous, career-oriented curricula.  NAU creates academically rigorous curricula designed to enable all students to gain the foundational knowledge, professional competencies and demonstrable skills required to be successful in their chosen fields. NAU’s performance-based curriculum is designed and delivered by faculty committed to delivering a high quality, rigorous education. NAU designs its curricula to address specific career-oriented objectives it believes working adult students are seeking.

Qualified faculty.  NAU demonstrates its commitment to high-quality education by hiring and contracting qualified faculty with relevant practical experience. A substantial percentage of its current faculty members hold graduate degrees. Many of its faculty members are able to integrate relevant, practical experiences from their professional careers into the courses they teach. NAU invests in the professional development of its faculty members by providing training in campus and online teaching techniques, hosting events and discussion forums that foster sharing of best practices and continually assessing teaching effectiveness through administrative reviews and student evaluations.

Standardized course design.  NAU employs a standardized curriculum development process to ensure consistent active learning experiences in its courses. NAU thereafter continuously reviews its programs in an effort to ensure they remain consistent, up-to-date and effective in producing the desired student learning outcomes. NAU also regularly reviews student survey data to identify opportunities for course modifications and upgrades.

Effective learner services.  NAU establishes teams comprised of academic and administrative personnel who act as the primary support for its students, beginning at the application stage and continuing through graduation. In recent years, it has also concentrated on improving the technology used to support student learning, including enhancing its online learning platform and further improving learner services. As a result, many of its support services, including academic, administrative, library and career services, are accessible online, generally allowing users to access these services at a time and in a manner convenient to them.

Continual academic oversight.  The academic oversight and assessment functions for all of its programs are conducted through the provost’s office and other academic offices, who continuously evaluate the academic content, delivery method, faculty performance and desired student learning outcomes for each of its programs. NAU continuously assesses outcomes data to determine whether its students graduate with the knowledge, competencies and skills necessary to succeed in the workplace. The provost also initiates and manages periodic examinations of its curricula to evaluate and verify program quality and workplace applicability. Based on these processes and student feedback, NAU determines whether to modify or discontinue programs that do not meet its standards or market needs, or to create new programs. The provost also oversees regular reviews of the university’s programs conducted by accrediting commissions.

Technology Systems

NAU remains focused on leveraging the use of technology to increase the effectiveness of its operations and ensuring that both students and employees are trained to use appropriate and relevant technologies and equipment. This commitment translates not only into institutional expenditures that represent an important budgeting factor, but also appropriate orientation and training in the use of this technology. In 2005, NAU migrated from an aging frame-relay WAN to an all-IP MPLS network with a standard LAN configuration. NAU believes that this establishes a secure, reliable, scalable technology system that provides a high quality online educational environment and also gives the university the capability to substantially grow its online programs and enrollment.

In 2000, NAU implemented a student management system called CampusVueTM, a secure, windows-based application having multiple functions, including the support of daily operations and the collection of historical data. The data housed within CampusVueTM is shared across all campuses.

Using Microsoft SharePoint® software as an operational framework, NAU created a secure intranet called MyNAU in 2006. NAU believes MyNAU has improved organizational effectiveness by providing comprehensive content management with search capabilities that facilitates information sharing across the university’s system. Moreover, the implementation of MyNAU also provided employees shared access to information needed for the university to run efficiently.

In July 2003, NAU purchased and implemented the Microsoft Dynamics GP® (formerly Great Plains) accounting software. Microsoft Dynamics GP® is a business/accounting software program that has allowed the university to manage all of its accounting and human resources functions. The program also collects and maintains historical data regarding the finances of the university and enables users to access historical data. The software provides a broad range of flexible, customizable analytics, reporting and budgeting options to meet the university’s needs, from advanced analysis to the simplest reporting requests.

As part of a comprehensive IT upgrade, NAU purchased a software package in 2000 to assist in the management and support of the students’, facultys’ and staff’s interaction with technology. HelpSTARTM addresses functions including problem management and workflow, knowledge management, asset management, data analysis and reporting. HelpSTARTM’s logging, routing, scheduling and event-monitoring features ensure that technology issues are effectively tracked from creation to resolution.

WebCTTM is an Internet-based learning management system that allows the university to offer distance learning classes to students entirely over the Internet. The features of this product include content organization and display, synchronous and asynchronous chat, private messaging, quizzing and assignment submission and student tracking and grading. The system is used to present online courses to both international and domestic students.

As a supplement to the WebCTTM learning management system, NAU purchased secondary applications to support synchronous communications. These systems are used primarily to allow faculty, staff and students to communicate in real-time as a required or optional component of an asynchronous WebCTTM course. These applications are also used to communicate with international affiliate institutions. The systems provide users with voice-over-IP and video capabilities for live discussions and lectures on course topics. Additionally, the software allows users to share presentations, Web sites and other media as a part of live discussions. These live sessions are recorded and may be played back at any time for learners who were not able to participate in the live session or for those who desire to review the materials at a later time.

NAU has developed and deployed a Web-based system called TEAMS to meet the growing needs of online course delivery. TEAMS closely integrates with the WebCTTM learning management system to deliver midpoint and end-of-course surveys to students, allows for automated loading of students into WebCTTM courses, provides automated storage and delivery of research papers, and aggregates critique results and faculty and staff participation information. The system is designed to utilize the storage capability of a relational database to provide historical and real time information.

Recognizing the need to manage content used in the WebCTTM learning management system, NAU developed an internal system to input, organize, manage and display course materials. This system is known as a learning object repository. This software provides a word processor-style, Web-based, content entry and editing interface that allows content experts to directly create and edit course content. Additionally, it organizes text, images, documents and multimedia resources in a relational database, allowing the university to more easily identify and re-task existing content for new projects and courses. Finally, the system is integrated with the learning management system and is used to display and deliver content seamlessly through WebCTTM to students.

Legal Proceedings

From time to time, NAU is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of its business. NAU is not at this time a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on its business, financial condition, or results of operation.

Compliance with Applicable Laws

NAU strives to comply with applicable local, state and federal laws and regulations under the oversight of its general counsel and the efforts of administrative staff who implement compliance policies and procedures, including the following activities:

Institutional Compliance Program.  NAU’s comprehensive institutional compliance program integrates and coordinates all significant requirements with which the university must comply by law, regulation or other binding rule or agreement. Under the program, NAU has:

•	Established and communicated institutional principles designed to deter wrongdoing and to promote honest and ethical conduct;
•	Developed communication policies and procedures;
•	Designated a university compliance officer;
•	Created a university compliance committee made up of representatives of major internal departments and headed by the institutional compliance officer;
•	Implemented a program to monitor compliance and, when gaps or violations occur, to develop responses to correct deficiencies in a timely manner; and
•	Ensured the appropriate university department/governing body has identified appropriate disciplinary sanctions and has applied those sanctions when infractions occur.

Audits.  Audits are periodically conducted to assure compliance with applicable laws, including the following:

•	Federal Title IV student financial assistance program compliance attestation examinations are conducted annually to determine compliance and to identify any needed correction of any deficiencies.
•	An audit of 401(k) retirement plans is conducted annually to assure compliance with applicable laws and to assure the university is fulfilling its fiduciary duties.
•	Annual financial audit to ensure compliance with generally accepted accounting principles (GAAP).

Compensation of Dlorah Management

Overview

As a private company, Dlorah has provided what it believes is a competitive total compensation package to its management team through a combination of base salary and cash incentive bonuses, as further discussed below. Dlorah has placed an emphasis on pay for performance-based cash incentive compensation, which is designed to reward its management team based on the achievement of goals. This “Compensation of Dlorah Management” section describes, among other items, the material elements of compensation for the following individuals, collectively referred to as the “named officers”:

•	Dr. Jerry L. Gallentine, President
•	Dr. Ronald L. Shape, Chief Executive Officer; Interim Chief Fiscal Officer
•	Robert Buckingham, Chairman of the Board
•	Dr. Samuel D. Kerr, Provost and General Counsel
•	Michelle Holland, Regional President for the East and Southeast Regions

Objectives of Dlorah’s Compensation Programs

Dlorah’s compensation programs for its named officers are designed to achieve the following objectives:

•	attract and retain talented and experienced individuals;
•	motivate and reward officers whose knowledge, skills and performance are critical to Dlorah’s success;
•	provide a competitive compensation package with weight given to pay for performance and in which a portion of total compensation is determined by company results;

•	foster a shared commitment among its officers by coordinating their company goals; and
•	motivate its officers to manage its business to meet Dlorah’s objectives and reward them for meeting these objectives.

Base Salaries

Compensation for named officers in fiscal year 2009 was determined by arrangements in effect between Dlorah and such named officers prior to the Transaction, as determined by the employment agreements for Dr. Gallentine and Mr. Buckingham and, in the case of Dr. Shape, Dr. Kerr and Ms. Holland, by the board of directors of Dlorah based on an analysis of compensation paid for similar positions. For a more complete description of current employment agreements see “Description of Employment Agreements” below. The amount of base salary paid to each named officer for the year ended May 31, 2009 is reported in Column (c) of the “Summary Compensation Table” below.

Cash Incentive Bonuses

Named officers are eligible to receive cash incentive bonuses paid throughout the year primarily based upon their performance as measured against pre-determined goals. The cash incentive bonuses for fiscal 2009 for Dr. Gallentine and Mr. Buckingham are determined pursuant to their respective employment agreements as described further below. Dr. Shape’s cash bonus for fiscal 2009 was a percentage of gross profit based on annual profit margin percentage, quarterly collections and credit hour growth. Dr. Kerr’s cash bonus for fiscal 2009 was a percentage of his annual salary based on university-wide credit hour growth and the accomplishment of various operational objectives. A portion of Ms. Holland’s cash bonus for fiscal year 2009 was a percentage of her annual salary and based on achievement in her region of certain operational objectives, budgeted pre-tax profitability goals, collection goals and credit hour growth goals. An additional portion of Ms. Holland’s cash bonus was equal to a percentage of the result of actual annual net income for her region minus the budgeted net income.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal year 2009 by Dlorah’s president, Dlorah’s chief executive officer/interim chief fiscal officer and Dlorah’s three other most highly compensated officers who were serving as officers as of May 31, 2009. As described later in this proxy statement under “Management Following the Transaction,” all of these named officers will continue as officers of Camden following the closing.

Name and Principal Position	Year	Salary	Bonus(1)	All Other Compensation		Total
Dr. Jerry L. Gallentine, President	2009	$243,623	$348,227	$0	(2)	$591,850
Dr. Ronald L. Shape, Chief Executive Officer/Interim Chief Financial Officer	2009	231,250	140,781	0	(2)	372,031
Robert Buckingham, Chairman of the Board	2009	165,328	709,076	42,000	(2)(3)	916,404
Dr. Samuel D. Kerr, Provost and General Counsel	2009	182,367	28,243	0		210,610
Michelle Holland, Regional President for the East and Southeast Regions	2009	157,859	149,690	0		307,549

(1)	Bonuses earned and accrued for fiscal year 2009. Such bonuses are payable in fiscal year 2010.
(2)	Each of Dr. Gallentine, Dr. Shape and Mr. Buckingham has use of a golf membership owned by Dlorah. All dues and expense of the membership are paid directly by these individuals.
(3)	Consists of Dlorah directors' fees paid to Mr. Buckingham.

Description of Employment Agreements

Dlorah currently has employment agreements with Mr. Buckingham and Dr. Gallentine. None of the other named officers of Dlorah currently has an employment agreement.

Mr. Buckingham

Dlorah currently has an Employment Agreement with Mr. Buckingham, with a term through December 31, 2011. Under the agreement, Mr. Buckingham is entitled to annual base compensation of $165,328 for fiscal year 2009, which is subject to an annual cost of living adjustment. In addition, the agreement provides for the payment to Mr. Buckingham of incentive compensation equal to 10 percent of the net income of Dlorah for the fiscal year, as adjusted to remove certain expenses such as state and federal income taxes, dividends, director fees, damages from litigation and extraordinary items. The agreement provides for the continued payment of 12 months compensation in the event Mr. Buckingham terminates the agreement, dies or becomes disabled, and for the payment of 24 months compensation in the event Dlorah terminates Mr. Buckingham’s employment.

In connection with the Transaction and as a condition to closing, the Company and Dlorah have been negotiating an amendment to Mr. Buckingham’s employment agreement. The specific terms of the amendment are still being negotiated.

Dr. Gallentine

Dlorah currently has an Employment Agreement with Dr. Gallentine, which continues until either party provides 24 months advance notice of termination. Under the agreement, Dr. Gallentine is entitled to annual base compensation of $243,623 for fiscal year 2009, which is subject to an annual cost of living adjustment. In addition, the agreement provides for the payment to Dr. Gallentine of annual incentive compensation equal to a percentage of adjusted gross profit based on achieving certain net profit for the fiscal year. The agreement provides for the continued payment of 12 months compensation in the event Dr. Gallentine dies or becomes disabled, and for the payment of 24 months compensation in the event Dlorah terminates Dr. Gallentine’s employment other than for cause.

In connection with the Transaction and as a condition to closing, the Company and Dlorah have been negotiating an amendment to Dr. Gallentine’s employment agreement. The specific terms of the amendment are still being negotiated.

Compensation of Dlorah Directors

Dlorah has three directors, Mr. Buckingham, Mary Ellen Buckingham and Linda Cooper, and each were paid directors’ fees of $42,000 for fiscal year 2009.

DLORAH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Dlorah’s financial condition and results of operations should be read in conjunction with Dlorah’s financial statements and related notes that appear elsewhere in this proxy statement. In addition to historical financial information, the following discussion contains forward-looking statements that reflect Dlorah’s plans, estimates and beliefs. Dlorah’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Dlorah Inc. has two operating segments. The largest operating segment and the one which generates approximately 97% of the gross revenue is National American University. The other is a real estate segment.

National American University (“NAU”) is a regionally accredited, private, for-profit, multi-campus higher-learning institution offering diploma, associate, bachelor’s and master’s degree programs in core academic disciplines of accounting, applied management, business administration, health care, and information technology, among others. Courses are offered through physical campuses as well as via the Internet. Operations include 16 locations in seven states located in the Central United States, with the distance learning operations and central administration offices located in Rapid City, South Dakota.

The university supports nearly 3,500 students at its physical campus locations, offers online courseware to more than 3,000 students worldwide, and offers courseware through partner services to approximately 4,500 additional students. In total, the university serves approximately 11,000 students per academic term with nearly 6,500 students being supported throughout its campus locations, with more than 55 percent of those students enrolled in at least one online course.

The real estate segment operates apartment facilities, condominiums, and other real estate holdings in Rapid City, South Dakota. The operations of the real estate division are less significant to the overall operations of Dlorah. As such, the following discussions are focused mainly on the operations of the university.

Key Financial Results Metrics

Revenue.  Approximately 91% of Dlorah’s revenue is generated from NAU’S academic income, which consists of tuition and fees assessed at the start of each term. Tuition revenue is recognized on a daily basis over the length of the term. The remainder of Dlorah’s revenue comes from NAU’s auxiliary revenue and the real estate segment’s rental income and condominium sales. Tuition revenue is reported net of adjustments for refunds and scholarships. Upon withdrawal, students are refunded tuition based on the uncompleted portion of the term. Auxiliary revenue from other sources such as from the university’s food service, bookstore, dormitory and motel operations, are recognized when earned.

Factors affecting net revenue include: (i) the number of students who are enrolled and who remain enrolled in courses throughout the term; (ii) the number of credit hours per student; (iii) the student’s degree and program mix; (iv) changes in tuition rates; (v) the number of affiliates that NAU is working with as well as the number of students at the affiliate; and (vi) the amount of scholarships for which students qualify.

Unearned tuition is recorded for academic services to be provided in future periods. Similarly, a tuition receivable is recorded for the portion of the tuition which has not been paid. Tuition receivable at the end of any calendar quarter largely represents student tuition due for the prior academic quarter. Based upon past experience and judgment, an allowance for doubtful accounts has been established to recognize those receivables which are anticipated not to be paid. Any uncollected account more than six months past due on students who have left NAU is charged against the allowance. Bad debt expense as a percentage of revenues for years ended May 31, 2009, 2008, and 2007 was 2.6%, 2.7% and 2.6% respectively.

Enrollments for a particular reporting period are defined as the number of students registered in a course on the last day of the reporting period. Enrollments are a function of the number of continuing students registered and the number of new enrollments registered during the specified period. Enrollment numbers are offset by inactive students, graduations and withdrawals occurring during the period. Inactive students for a particular period are students who are not registered in a class and, therefore, are not generating net revenue for that period.

The principal factors affecting NAU’s enrollments and net revenue are the number and breadth of the programs being offered; the effectiveness of marketing, recruiting and retention efforts; the quality of the academic programs and student services; the convenience and flexibility of the online delivery platform; the availability and amount of federal and other funding sources for student financial assistance; and general economic conditions.

The following chart is a summary of student enrollment credit hours at May 31, 2009, 2008 and 2007 by degree type and by instructional delivery method:

	May 31, 2009 (Spring ’09 Qtr)		May 31, 2008 (Spring ’08 Qtr)		May 31, 2007 (Spring ’07 Qtr)
	Credit Hours	%	Credit Hours	%	Credit Hours	%
Graduate	1,750.5	3.1%	1,210.5	2.7%	1,120.5	2.5%
Undergraduate	57,344.5	96.9%	44,335.0	97.3%	44,328.5	97.5%
Total	59,095.0	100.0%	45,545.5	100.0%	45,449.0	100.0%
Online	25,471.5	40.6%	17,696.5	38.9%	16,641.0	36.6%
On-campus	33,623.5	59.4%	27,849.0	61.1%	28,808.0	63.4%
Total	59,095.0	100.0%	45,545.5	100.0%	45,449.0	100.0%

NAU experienced almost 30 percent growth in enrollment during fiscal year 2009. This was a significant increase over the Company's recent historic growth experience, which has shown an annual average rate of growth of approximately 9.39 percent since 1998. This unique growth can be attributed to three factors: (i) investment in the expansion and development of physical locations, (ii) investment in the expansion of current academic programs and development of new academic programs, and (iii) the effects of the economy. Since 2005, NAU has invested approximately $20 million into the expansion and development of physical locations and academic programming. With respect to the economy, NAU believes it has realized a significant increase in enrollments due to the desires of its target market to utilize education as a means of job attainment, job advancement, or job security during the economic downturn.

NAU plans to continue to expand, consistent with applicable regulatory requirements, by opening additional physical locations and by continuing to expand and develop its academic programming. With these efforts, NAU anticipates its historic enrollment trends will continue, even though it is not likely to replicate its fiscal year 2009 growth rate. The degree to which these enrollment trends will continue is directly correlated with the number of additional physical locations which are opened, the number of programs which are developed, and the number of programs expanded to other locations. If NAU is not able to open new physical locations or develop or expand academic programming, whether as a result of regulatory limitations or other factors, then its growth rate will likely level off. Also, to the extent the economic environment has stimulated enrollment growth, NAU's ability to maintain or increase that portion of its growth will depend on how economic factors are perceived by NAU's target market in relation to the advantages of pursuing higher education.

Expenses.  Expenses consist of cost of educational services, selling, general and administrative, auxiliary expenses, the cost of condominium sales, the gain on legal settlement, and the loss on disposition of property and equipment. Cost of educational services expenses contains expenditures attributable to the educational activity of the university. This expense category includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and/or support material, and related academic costs. Selling, general and administrative expenses include the salaries of the learner services positions (and other expenses related to support of students), salaries and benefits of admissions staff, marketing expenditures, salaries of other support and leadership services (including finance, human resources, compliance and other corporate functions), as well as depreciation, rent for campus facilities, bad debt expenses, and other related costs associated with student support functions. Auxiliary expenses include expenses for the cost of goods sold, including costs associated with books, clothing, food, and textbook shrinkage. The cost of the condominium sales is the expense related to the condominiums that sold during the reporting period. On occasion Dlorah protects its interest(s) in certain operations through legal proceedings. Consequently, depending on the outcome of those proceedings, the institution may record a gain on legal settlement as shown on the income statement. The loss on disposition of property and equipment expense records the cost of discontinued assets that are no longer in use by Dlorah.

Factors affecting comparability

Set forth below are selected factors believed to have had, or which can be expected to have, a significant effect on the comparability of NAU’s recent or future results of operations:

Introduction of new programs and specializations.  Additional degree programs and specializations are planned for development over the next several years. When introducing new programs and specializations, NAU invests in curriculum development, support infrastructure and marketing. Revenues associated with these development(s) are dependent upon enrollments, which are initially lower during the periods of introduction. During this period of introduction and development, the rate of growth in revenues and operating income has been, and may be, adversely affected, in part, due to these factors. Historically, as the new programs and specializations develop, increases in enrollment are anticipated, cost-effective delivery of instructional and support services are gained, and more efficient marketing and promotional processes are realized.

Public company expenses.  Upon consummation of the merger with Camden, Dlorah will become a public company, and may be listed for trading on the Nasdaq Global Market or the Nasdaq Capital Market. As a result, Dlorah will need to comply with laws, regulations and requirements that are not applicable to a private company, including certain provisions of the Sarbanes-Oxley Act of 2002, related SEC regulations, and listing requirements (such as those of Nasdaq).

Compliance with the requirements of being a public company will require an increase in general and administrative expenses to pay employees, legal counsel and accountants to assist in, among other things, external reporting, developing and monitoring a more comprehensive compliance oversight, enhancing board of governance functionality, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and preparing and distributing periodic public reports in compliance with obligations under the federal securities laws. In addition, it is anticipated that there will be additional costs with the auditing firm due to quarterly reviews and additional auditing work required in a public arena. It is also anticipated that being a public company will make it more expensive to obtain director and officer liability insurance. It is estimated that the additional costs of being a public company will be between $1.0 million and $2.0 million annually.

Critical Accounting Policies and Estimates

The discussion of the company’s financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, management evaluates its estimates and judgments, including those discussed below. These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of Dlorah’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to the financial statements.

Dlorah believes the following critical accounting policies involve more significant judgments and estimates than that used in the preparation of its financial statements:

Revenue recognition.  Tuition revenue represented approximately 90.9%, 89.4% and 89.6% for the years ended May 31, 2009, 2008, and 2007, respectively. Tuition is recognized on a daily basis over the length of the respective term. Academic income also includes certain fees and charges assessed at the start of each term. Deferred revenue and student deposits in any period represent the excess of tuition, fees, and other student payments received as compared to amounts recognized as revenue on the statement of operations and are reflected as current liabilities on the balance sheet.

Allowance for doubtful accounts.  An allowance for doubtful accounts is maintained for estimated losses resulting from the inability, failure or refusal of the students to make required payments. The adequacy of the allowance for doubtful accounts is determined based on an analysis of aging of the accounts receivable and with regard to historical bad debt experience. Accounts receivable balances are generally written off when deemed uncollectible at the time the account is returned by an outside collection agency. However, accounts that are 180 days old are fully reserved and management continues collection efforts until it is determined that the possibility of collection is unlikely. Bad debt expense is recorded as a selling, general and administrative expense. As of May 31, 2009, 2008 and 2007, the allowance for doubtful accounts was approximately $115,000, $35,000 and $30,000, respectively. During the years ended May 31, 2009, 2008, and 2007, bad debt expense was $1,638,000, $1,357,000 and $1,136,000, respectively. The bad debt expense was 2.6%, 2.7%, and 2.6% of total revenue for the years ended May 31, 2009, 2008, and 2007.

Regulation of Federal Student Financial Aid Programs

For the fiscal years ended May 31, 2009, 2008, and 2007, NAU derived cash receipts equal to approximately 71.6%, 67.7% and 62.9%, respectively, of the net revenue from tuition provided by federal student financial aid programs authorized by Title IV of the Higher Education Act.

During the years ended May 31, 2009, 2008, and 2007, student loan programs, including the Title IV programs, have come under increased scrutiny by the Department of Education, Congress, state attorneys general and other parties. The added scrutiny includes lending practices related to such programs and potential conflicts of interest between educational institutions and their lenders. As a result, Congress has passed new laws, the Department of Education has enacted stricter regulations, and several states have adopted codes of conduct or enacted state laws that further regulate the conduct of lenders, schools, and school personnel. The effect of such actions may result in increased costs of managing the Title IV programs and other student loan programs, although such impact is unable to be calculated or determined at this time.

In addition, the recent disruptions in the credit markets and adverse market conditions for consumer loans in general have affected the student lending marketplace. These disruptions have caused some lenders to cease providing Title IV loans to students and caused others to reduce the benefits and increase the fees for the Title IV loans they provide. Some of the lenders NAU regularly engages with have announced decisions to stop participating in the Title IV loan market. However, we believe, to date there have been no material disruptions in the availability of Title IV loans to the university’s students. The university is approved by the Department of Education to participate in the Federal Direct Loan Program, under which the Department of Education rather than a private lender makes the loans to students, and we are prepared for our students to begin receiving loans under that program if it is determined that such lending is necessary to continue providing students access to Title IV loans. The conditions in the market, including the effect of recent legislation aimed at broadening access to Title IV loans, are continuing to evolve and the ultimate impact of such market conditions on NAU’s business, if any, cannot be determined or predicted at this time.

Results of Operations — Dlorah

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	20.5	22.0	23.0
Selling, General, and Administrative	67.4	74.6	77.8
Auxiliary Expense	2.5	3.1	4.1
Cost of Condo Sales	0.9	0.2	0
Gain on legal settlement	0	0	(0.8)
Loss on disposition of prop and equip	0	0	1.1
Total operating expenses	91.4	99.9	105.2
Operating income (loss)	8.6	0.1	(5.2)
Interest expense	(1.3)	(2.1)	(1.7)
Interest income	0.4	0.6	0.6
Other Income	0.1	0.2	0.2
Income (loss) before income taxes and minority interest	7.8	(1.2)	(6.1)
Income tax (expense) benefit	(2.9)	0.5	1.9
Minority Interest	(0)	(0.1)	(0)
Net income (loss)	5.0	(0.8)	(4.3)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  Dlorah’s net revenue for the year ended May 31, 2009 was $62,584,000, an increase of $13,127,000 or 26.5%, as compared to net revenue of $49,457,000 for the year ended May 31, 2008. The increase was primarily due to a 30% enrollment increase over the prior year. Dlorah’s fiscal year 2009 revenue consisted of $60,910,000 from Dlorah’s NAU segment and $1,674,000 from Dlorah’s other segment.

The academic revenue for the year ended May 31, 2009 was $56,874,000, an increase of $12,656,000 or 28.6%, as compared to academic revenue of $44,218,000 for the year ended May 31, 2008. The increase was primarily due to the enrollment increase over the prior year. The auxiliary revenue was $4,036,000, a decrease of $26,000 or 0.6%, as compared to auxiliary revenue of $4,062,000 for the year ended May 31, 2008. This decrease was primarily due to fewer sales in the foodservice area as the university continued to transition the Rapid City, South Dakota campus to a non-traditional campus. The costs associated with the auxiliary revenue were $1,595,000 for the year ended May 31, 2009, an increase of $72,000 or 4.7%, as compared to auxiliary costs of $1,523,000 for the year ended May 31, 2008.

The rental income – apartments for the year ended May 31, 2009 was $890,000, an increase of $108,000 or 13.8%, as compared to rental income – apartments of $782,000 for the year ended May 31, 2008. This was due to lower vacancies in 2009. The condominium sales for the year ended May 31, 2009 were $784,000, an increase of $389,000 or 98.5%, as compared to $395,000 for the year ended May 31, 2008. This was due to the additional sale of condos in 2009. The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008. Again, as with the sales, the costs increased due to the increase in the condominium sales.

Cost of educational services.  The educational services expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 20.5%, as compared to 22.0% for the year ended May 31, 2008. This decrease was a result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios. NAU has the capacity to gain additional efficiencies by further utilizing its online delivery platform. However, in doing so NAU must also continue to realize modest enrollment growth thereby producing a critical mass sufficient enough to support the course scheduling efficiencies. In this context, it should also be noted that NAU ensures that students will receive the courses they need to graduate, regardless of the student-to-instructor ratio. Likewise, NAU also realizes there are maximum student to instructor ratios which are driven by academic discipline and course content. NAU seeks to balance these efforts within the context of gaining additional efficiencies, so it is unclear whether additional efficiencies can be obtained. The educational services expenses for the year ended May 31, 2009 were $12,816,000, an increase of $1,945,000, or 17.9% as compared to educational expenses of $10,871,000 for the year ended May 31, 2008. This increase was primarily due to increases in instructional compensation and related expenses. These increases are attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 7.2% for the year ended May 31, 2009 to 67.4%, as compared to 74.6% for the year ended May 31, 2008. This decrease was primarily the result of the university’s ability to leverage fixed costs across an increasing revenue base. The selling, general, and administrative expenses for the year ended May 31, 2009 were $42,208,000, an increase of $5,307,000, or 14.4%, as compared to selling, general, and administrative expenses of $36,901,000 for the year ended May 31, 2008. The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense. For the year ended May 31, 2009, the total business expansion and development expenditures were $3,287,749. Included in this total is $1,598,696 for continued expansion of the Austin, Texas campus and $1,684,000 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota.

For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730. Included in this total is $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center inWatertown, South Dakota.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2009 were $1,595,000, for an increase of $72,000, or 4.7%, as compared to the year ended May 31, 2008.

Interest expense.  Interest expense for the year ended May 31, 2009 was $834,000, a decrease of $189,000, or 18.5%, as compared to the year ended May 31, 2008. This decrease was consistent with the university’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the year ended May 31, 2009 was $242,000, a decrease of $40,000, or 14.2%, as compared to the year ended May 31, 2008. This decrease was reflective of Dlorah’s plan to focus on capital preservation given the current economic environment. In addition, the ability of Dlorah to maximize interest income has been reduced by the availability of higher yielding investment instruments.

Income tax expense.  Income tax expense for the year ended May 31, 2009 was $1,797,000, an increase of $2,028,000 from a tax benefit of $231,000 for the year ended May 31, 2008. This increase was attributable to the company increasing profits and recording an income in 2009 versus a loss in 2008.

Net income.  The net income for the year ended May 31, 2009 was $3,121,000, an increase of $3,541,000, or 843.1%, as compared to a net loss of $420,000 for the year ended May 31, 2008.

As stated earlier, revenue was up over $13,127,000 compared to the same time period last year. This increase was largely due to the increase in academic revenue and was consistent with the increased enrollments. Expenses were 99.9% of net revenue for 2008 and were 91.4% for 2009. Selling, general, and administrative expenses were down a total of 7.2%, of which business expansion and development was down

4.4% from 9.6% in 2008 to 5.3% in 2009. The university was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

In 2009, the university continued to invest in expansion and development by further supporting the development of the nursing programs in Overland Park, Kansas, and Denver, Colorado, as well as continuing to develop the Austin, Texas campus. In 2008, the university was expanding the nursing programs, developing the Austin, Texas campus, continuing to develop the education centers in Wichita, Kansas and Watertown, South Dakota and developing the curriculum group. Furthermore, the university continued to utilize performance based curriculum and also continued to create electronic support materials for select courses.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $49,457,000, an increase of $5,008,000, or 11.3%, as compared to $44,449,000 for the year ended May 31, 2007. This increase was supported by the continued expansion and development efforts to pursue new markets, increased student retention, growth of existing markets and expansion of the distance learning operations. Of this increase, revenue from distance learning operations increased 11.9%, the Missouri region (consisting of the Independence, Overland Park, Wichita, and Zona Rosa campuses) increased revenues by 16.4%, the Minnesota region (consisting of Bloomington, Brooklyn Center, and Roseville) increased 25.9%, the Rapid City, South Dakota campus increased 5.4%, and the Ellsworth AFB campus increased 21%. Dlorah’s fiscal year 2008 revenue consisted of $48,280,000 from Dlorah’s NAU segment and $1,177,000 from Dlorah’s other segment.

The academic revenue for the year ended May 31, 2008 was $44,218,000, an increase of $4,377,000 or 11.0%, as compared to academic revenue of $39,841,000 for the year ended May 31, 2007. The increase was primarily due to the enrollment increase over the prior year. The auxiliary revenue was $4,062,000, an increase of $360,000 or 9.7%, as compared to auxiliary revenue of $3,702,000 for the year ended May 31, 2007. This increase was primarily due to sales of the electronic instructional materials that students were required to purchase from the university as they were not available elsewhere. The costs associated with the auxiliary revenue were $1,523,000 for the year ended May 31, 2008, a decrease of $308,000 or 16.8%, as compared to auxiliary costs of $1,831,000 for the year ended May 31, 2007. These costs were primarily associated with textbooks and the decrease was due to the fact that students were acquiring their textbooks elsewhere.

The rental income – apartments for the year ended May 31, 2008 was $782,000, a decrease of $124,000 or 13.7%, as compared to rental income – apartments of $906,000 for the year ended May 31, 2007. This was due to higher vacancies in 2008. The condominium sales for the year ended May 31, 2008 were $395,000, an increase of $395,000 or 100%, as compared to $0 for the year ended May 31, 2007. This was due to the additional sale of condos in 2008. The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000 or 100%, as compared to $0 for the year ended May 31, 2007. Again, as with the sales, the costs increased due to the increase in the condominium sales.

Cost of educational services.  Educational services expense as a percentage of net revenue decreased by 1.0% for the year ended May 31, 2008 to 22.0%, as compared to 23.0% for the year ended May 31, 2007. As referenced earlier, this decrease was the result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios. The educational services expenses for the year ended May 31, 2008 were $10,871,000, an increase of $669,000, or 6.6% as compared to $10,202,000 for the year ended May 31, 2007. This increase was primarily due to increases in instructional compensation and related expenses. These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 3.2% for the year ended May 31, 2008 to 74.6%, as compared to 77.8% for the year ended May 31, 2007. This decrease was primarily due to the Dlorah’s ability to leverage fixed costs across an increasing revenue base. The selling, general, and administrative expenses for the year ended May 31, 2008 were $36,901,000, an increase of $2,319,000, or 6.7%, as compared to $34,582,000 for the year ended May 31, 2007. The increase was reflective of the additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads which in turn would increase enrollment potential.

In addition, the university tracks the “gross” expenditures associated with new campus development and new program development as business expansion and development. For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730. Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

For fiscal year ended May 31, 2007, the business expansion and development expenditures were $4,979,452. Included in this total was $1,800,000 for continued expansion of the Distance Learning operations, $178,054 for the development of the Austin, Texas campus, $1,113,169 for the expansion for the nursing programs in Overland Park, Kansas, and Denver, Colorado, $762,909 for the development of an education center in Wichita, Kansas, $452,634 for the development of an education center in Watertown, South Dakota, and $414,373 for expanded curriculum development.

Auxiliary. Auxiliary expenses for the year ended May 31, 2008 were $1,523,000, a decrease of $308,000, or 16.8%, as compared to the year ended May 31, 2007. This decrease was primarily the result of a decrease in cost of books resulting in lower book sales from 2007 to 2008.

Interest expense.  Interest expense for the year ended May 31, 2008 was $1,023,000, an increase of $267,000, or 35.3%, as compared to $756,000 for the year ended May 31, 2007. This increase was reflective of the company’s plan to finance a portion of its capital through additional loan agreements. Consistent with the plan, four new loans were obtained, one of which was for $1,000,000 for the build out of the Austin, Texas campus. The four new loans were used to finance the purchases of capital assets to support the business expansion and development of new campuses, new programs, and program expansion.

Interest income.  Interest income for the year ended May 31, 2008 was $282,000, an increase of $4,000, or 1.4%, as compared to $278,000 for the year ended May 31, 2007. This change was consistent with Dlorah’s plan to increase its level of reserves to maintain approximately 10% of its gross revenue in reserves.

Income tax benefit.  Income tax benefit for the year ended May 31, 2008 was $231,000, a decrease of $600,000 from a tax benefit of $831,000 for the year ended May 31, 2007. This decrease was primarily attributable to the loss realized by Dlorah which was significantly less than the previous year.

Net loss.  The net loss for the year ended May 31, 2008 was $420,000, a decrease of $1,473,000, or 78%, as compared to a net loss of $1,893,000 for the year ended May 31, 2007.

As outlined earlier, revenue increased over $5,008,000 compared to the prior year. This increase was largely due to the increased enrollments. Expenses were 105.2% of net revenue in 2007 and 99.9% in 2008. Selling, general, and administrative expenses were down a total of 3.2%, of which business expansion and development expense was down 1.6% from 11.2% in 2007 to 9.6% in 2008. Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Results of Operations — NAU Segment

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	20.5	22.0	23.0
Selling, General, and Administrative	64.2	69.8	72.5
Auxiliary Expense	2.5	3.1	4.1
Cost of Condo Sales	0	0	0
Gain on legal settlement	0	0	0
Loss on disposition of prop and equip	0	0	1.1
Total operating expenses	87.2	94.9	99.9
Operating income (loss)	10.1	2.7	(2.0)
Interest expense	(0.5)	(1.4)	(1.1)
Interest income	0.4	0.6	0.6
Other Income	0	0	0
Income (loss) before income taxes and minority interest	10.1	1.9	(2.4)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  The net revenue for the year ended May 31, 2009 was $60,910,000, an increase of $12,630,000 or 26.2%, as compared to net revenue of $48,280,000 for the year ended May 31, 2008. The increase was primarily due to a 30% enrollment increase over the prior year.

The academic revenue for the year ended May 31, 2009 was $56,874,000, an increase of $12,656,000 or 28.6%, as compared to academic revenue of $44,218,000 for the year ended May 31, 2008. The increase was primarily due to the enrollment increase over the prior year. The auxiliary revenue was $4,036,000, a decrease of $26,000 or 0.6%, as compared to auxiliary revenue of $4,062,000 for the year ended May 31, 2008. This decrease was primarily due to fewer sales in the foodservice area as the university continued to transition the Rapid City, South Dakota campus to a non-traditional campus. The costs associated with the auxiliary revenue were $1,595,000 for the year ended May 31, 2009, an increase of $72,000 or 4.7%, as compared to auxiliary costs of $1,523,000 for the year ended May 31, 2008.

Cost of educational services  The educational services expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 20.5%, as compared to 22.0% for the year ended May 31, 2008. This decrease was a result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios. The educational services expenses for the year ended May 31, 2009 were $12,816,000, an increase of $1,945,000, or 17.9% as compared to educational expenses of $10,871,000 for the year ended May 31, 2008. This increase was primarily due to increases in instructional compensation and related expenses. These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 5.6% for the year ended May 31, 2009 to 64.2%, as compared to 69.8% for the year ended May 31, 2008. This decrease was primarily the result of Dlorah’s ability to leverage fixed costs across an increasing revenue base. The selling, general, and administrative expenses for the year ended May 31, 2009 were $40,163,000, an increase of $5,623,000, or 16.3%, as compared to selling, general, and administrative expenses of $34,540,000 for the year ended May 31, 2008. The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense. For the year ended May 31, 2009, the total business expansion and development expenditures were $3,287,749. Included in this total was $1,598,696 for continued expansion of the Austin, Texas campus and $1,684,000 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota.

For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730. Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2009 were $1,595,000, for an increase of $72,000, or 4.7%, as compared to the year ended May 31, 2008.

Interest expense.  Interest expense for the year ended May 31, 2009 was $313,000, a decrease of $365,000, or 53.8%, as compared to the year ended May 31, 2008. This decrease was consistent with Dlorah’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the year ended May 31, 2009 was $242,000, a decrease of $40,000, or 14.2%, as compared to the year ended May 31, 2008. This decrease was reflective of Dlorah’s plan to focus on capital preservation given the current economic environment. In addition, Dlorah’s ability to maximize interest income has been reduced by the availability of higher yielding investment instruments.

As stated earlier, revenue was up over $12,656,000 compared to the same time period last year. This increase was largely due to the increase in academic revenue and was consistent with the increased enrollments. Expenses were 94.9% of net revenue for 2008 and were 87.2% for 2009. Selling, general, and administrative expenses were down a total of 5.6%, of which business expansion and development was down 4.4% from 9.6% in 2008 to 5.3% in 2009. Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

In 2009, Dlorah continued to invest in expansion and development by further supporting the development of the nursing programs in Overland Park, Kansas, and Denver, Colorado, as well as continuing to develop the Austin, Texas campus. In 2008, Dlorah expanded the nursing programs, developed the Austin, Texas campus, continued to develop the education centers in Wichita, Kansas and Watertown, South Dakota and developed the curriculum group. Furthermore, Dlorah continued to utilize performance based curriculum and also continued to create electronic support materials for select courses.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $48,280,000, an increase of $4,737,000, or 10.9%, as compared to $43,543,000 for the year ended May 31, 2007. This increase was supported by the continued expansion and development efforts to pursue new markets, increase student retention, grow existing markets and expand the distance learning operations. Of this increase, revenue from distance learning operations increased 11.9%, the Missouri region (consisting of the Independence, Overland Park, Wichita, and Zona Rosa campuses) increased revenues by 16.4%, the Minnesota region (consisting of the Bloomington, Brooklyn Center, and Roseville campuses) increased 25.9%, the Rapid City, South Dakota campus increased 5.4%, and the Ellsworth AFB campus increased 21%.

The academic revenue for the year ended May 31, 2008 was $44,218,000, an increase of $4,377,000 or 11.0%, as compared to academic revenue of $39,841,000 for the year ended May 31, 2007. The increase was primarily due to the enrollment increase over the prior year. The auxiliary revenue was $4,062,000, an increase of $360,000 or 9.7%, as compared to auxiliary revenue of $3,702,000 for the year ended May 31, 2007. This increase was primarily due to sales of the electronic instructional materials that students were required to purchase from the university as they were not available elsewhere. The costs associated with the auxiliary revenue were $1,523,000 for the year ended May 31, 2008, a decrease of $308,000 or 16.8%, as compared to auxiliary costs of $1,831,000 for the year ended May 31, 2007. These costs were associated with textbooks and the fact that students were acquiring their textbooks elsewhere.

Cost of educational services.  Educational services expense as a percentage of net revenue decreased by 1.0% for the year ended May 31, 2008 to 22.0%, as compared to 23.0% for the year ended May 31, 2007. As referenced earlier, this decrease was the result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios. The educational services expenses for the year ended May 31, 2008 were $10,871,000, an increase of $669,000, or 6.6% as compared to $10,202,000 for the year ended May 31, 2007. This increase was primarily due to increases in instructional compensation and related expenses. These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 2.7% for the year ended May 31, 2008 to 69.8%, as compared to 72.5% for the year ended May 31, 2007. This decrease was primarily due to Dlorah’s ability to leverage fixed costs across an increasing revenue base. The selling, general, and administrative expenses for the year ended May 31, 2008 were $34,540,000, an increase of $2,302,000, or 7.1%, as compared to $32,238,000 for the year ended May 31, 2007. The increase was reflective of the additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads which in turn would increase enrollment potential.

In addition, the Dlorah tracks the “gross” expenditures associated with new campus development and new program development as business expansion and development. For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730. Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion of the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

For fiscal year ended May 31, 2007, the business expansion and development expenditures were $4,979,452. Included in this total was $1,800,000 for continued expansion of the Distance Learning operations, $178,054 for the development of the Austin, Texas campus, $1,113,169 for the expansion of the nursing programs in Overland Park, Kansas, and Denver, Colorado, $762,909 for the development of an education center in Wichita, Kansas, $452,634 for the development of an education center in Watertown, South Dakota, and $414,373 for expanded curriculum development.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2008 were $1,523,000, a decrease of $308,000, or 16.8%, as compared to the year ended May 31, 2007. This decrease was primarily the result of a decrease in cost of books resulting in lower book sales from 2007 to 2008.

Interest expense.  Interest expense for the year ended May 31, 2008 was $678,000, an increase of $192,000 , or 39.5%, as compared to $486,000 for the year ended May 31, 2007. This increase was reflective of Dlorah’s plan to finance a portion of its capital through additional loan agreements. Consistent with the plan, four new loans were obtained, one of which was for $1,000,000 for the build out of the Austin, Texas campus. The four new loans were used to finance the purchases of capital assets to support the business expansion and development of new campuses, new programs, and program expansion.

Interest income.  Interest income for the year ended May 31, 2008 was $282,000, an increase of $4,000, or 1.4%, as compared to $278,000 for the year ended May 31, 2007. This change was consistent with Dlorah’s plan to increase its level of reserves to maintain approximately 10% of its gross revenue in reserves.

As outlined earlier, revenue increased over $4,377,000 compared to the prior year. This increase was largely due to the increased enrollments. Expenses were 99.9% of net revenue in 2007 and 94.9% in 2008. Selling, general, and administrative expenses were down a total of 2.7%, of which business expansion and development expense was down 1.6% from 11.2% in 2007 to 9.6% in 2008. Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Results of Operations — Other Segment

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	0	0	0
Selling, General, and Administrative	3.3	4.8	5.3
Auxiliary Expense	0	0	0
Cost of Condo Sales	0.9	0.2	0
Gain on legal settlement	0	0	0
Loss on disposition of prop and equip	0	0	0
Total operating expenses	4.2	5.0	5.3
Operating income (loss)	(1.5)	(2.6)	(3.2)
Interest expense	(0.8)	(0.7)	(0.6)
Interest income	0	0	0
Other Income	0.1	0.2	0
Income (loss) before income taxes and minority interest	(2.2)	(3.2)	(3.8)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  The net revenue for the year ended May 31, 2009 was $1,674,000, an increase of $497,000 or 42.2%, as compared to net revenue of $1,177,000 for the year ended May 31, 2008. The increase was primarily due to the sale of additional condominiums.

The rental income – apartments for the year ended May 31, 2009 was $890,000, an increase of $108,000 or 13.8%, as compared to rental income – apartments of $782,000 for the year ended May 31, 2008. This was due to lower vacancies in 2009 and the sale of additional condominiums. The condominium sales for the year ended May 31, 2009 were $784,000, an increase of $389,000 or 98.5%, as compared to $395,000 for the year ended May 31, 2008. This was due to the additional sale of condos in 2009. The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008. Again, as with the sales, the costs increased due to the increase in the condominium sales.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 3.3%, as compared to 4.8% for the year ended May 31, 2008. This decrease was primarily the result of lower expenses for 2008. The selling, general, and administrative expenses for the year ended May 31, 2009 were $2,045,000, a decrease of $316,000, or 13.4%, as compared to selling, general, and administrative expenses of $2,361,000 for the year ended May 31, 2008.

Cost of condominium sales.  The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008. The costs increased due to the increase in the condominium sales.

Interest expense.  Interest expense for the year ended May 31, 2009 was $521,000, an increase of $176,000, or 51.0%, as compared to the year ended May 31, 2008. This increase was a result of the operating line of credit used for the condominium project and the interest expense related to it.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $1,177,000, an increase of $271,000, or 29.9%, as compared to $906,000 for the year ended May 31, 2007. Again, this increase was due to the sales of condominiums in 2008.

The rental income – apartments for the year ended May 31, 2008 was $782,000, a decrease of $124,000 or 13.7%, as compared to rental income – apartments of $906,000 for the year ended May 31, 2007. This was due to lower vacancies in 2007. The condominium sales for the year ended May 31, 2008 were $395,000, an increase of $395,000 or 100.0%, as compared to $0 for the year ended May 31, 2007. This was due to the additional sale of condos in 2008. The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000, as compared to $0 for the year ended May 31, 2007. Again, as with the sales, the costs increased due to the increase in condominium sales.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 0.5% for the year ended May 31, 2008 to 4.8%, as compared to 5.3% for the year ended May 31, 2007. This decrease was primarily the result of lower expenses for 2008. The selling, general, and administrative expenses for the year ended May 31, 2008 were $2,361,000, an increase of $17,000, or 0.7%, as compared to $2,344,000 for the year ended May 31, 2007.

Cost of condominium sales.  The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000, as compared to $0 for the year ended May 31, 2007. The costs increased due to the increase in the condominium sales.

Interest expense.  Interest expense for the year ended May 31, 2008 was $345,000, an increase of $75,000, or 27.8%, as compared to $270,000 for the year ended May 31, 2007. This increase was a result of the operating line of credit used for the condominium project and the interest expense related to it.

Liquidity and Capital Resources

Liquidity.  At May 31, 2009, 2008, and 2007, cash, cash equivalents and marketable securities were $7,925,000, $5,240,000 and $4,137,000, respectively. The majority of the excess cash is invested in long-term, government-backed bonds and certificate of deposits. Of the amounts listed above the marketable securities for May 31, 2009, 2008, and 2007 were $4,417,000, $3,132,000 and $3,979,000, respectively and are restricted. The restriction requires the investment account to not be utilized until the note payable with Wells Fargo Bank matures. Restrictions on investment balances have not affected the Company’s ability to fund daily operations.

The university maintains two lines of credit to support ongoing operations. From time to time, these lines of credit are accessed to support timing differences between inflows and outflows of cash.

Dlorah retains a $2,000,000 revolving line of credit with Great Western Bank. Advances under the line bear interest at a variable rate and are secured by substantially all assets of the university and the personal guarantee of Robert Buckingham, Dlorah’s President and Chairman of the Board. Advances of $0, $1,985,000 and $0 had been made on this credit line at May 31, 2009, 2008, and 2007, respectively.

Dlorah also retains a $2,000,000 revolving line of credit with Wells Fargo. Advances under the line bear interest at a variable rate and are secured by checking, savings and investment accounts held by the bank. Advances of $0, $600,000, and $650,000 had been made against this line at May 31, 2009, 2008, and 2007, respectively.

During 2008, construction started on a new condominium building in the real estate division. The project is being funded by a construction line of credit totaling $3,816,000. Borrowings at May 31, 2009 and 2008 totaled $3,305,409 and $3,414,000, respectively. The note is secured by real estate and the personal guarantee of Robert Buckingham, and bears interest at a variable rate. The basis and rational for the decision to construct the condominium is listed below:

The land that comprises the real estate division was originally purchased (by Harold Buckingham, the original founder of Dlorah) in the late 1950’s with the start of the original development in the 1970’s, when the single family housing and the first apartment complex was constructed. In 1984, additional development of the real estate division resulted in the Fairway Hills Townhomes, and the Fairway Hills

Condominiums being constructed. Eventually the remaining multi-family land was sold and developed into the Carmel Point townhomes leaving two parcels of land remaining from the original purchase.

One of the two remaining parcels of land consists of commercial land which is available for purchase, lease or a combination thereof. Currently the land is appraised at $10.00 a square foot or $1.6 million dollars. Several projects have been rejected to insure compatibility with the existing neighborhood. The remaining parcel of land is being used to construct four condominium units called Vista Park with 24 units each or a total of 96 units. Phase one is fully constructed with 24 units.

To facilitate the continued sale of the condominiums Dlorah believes that two things need to occur: continued low interest rates and in improvement in consumer confidence. New and innovative methods to market the property are continuously reviewed without compromising prices. Dlorah believes the real estate market in Rapid City, SD continues to be better positioned than most other markets in the United States.

Based on current operations and anticipated growth, the cash flows from operations and other sources of liquidity, are anticipated to provide adequate funds for ongoing operations and planned capital expenditures at least for the next 12 months. Also, Dlorah is positioned to further supplement its liquidity position with debt, if needed.

Operating Activities.  Net cash provided by operating activities for the year ended May 31, 2009, 2008, and 2007 were $9,223,000, $2,708,000 and $343,000, respectively. These fluctuations were driven primarily by the changes in net income.

A significant operating component which impacted the net income was expenditures related to expansion initiatives. Business expansion and development expenses for the year ended May 31, 2009, 2008 and 2007 were $3,287,749, $4,757,730, and $4,979,452 respectively. As noted by the trend, the university has managed these expenditures to allow the initiatives to mature and balance that against funding additional initiatives.

Investing Activities.  Net cash used in investing activities was $2,412,000, $6,172,000, and $3,285,000 for the years ended May 31, 2009, 2008, and 2007, respectively. Cash used in investing activities is related to the purchase of property, equipment and leasehold improvements. A majority of the historical capital expenditures are related to business expansion and development and the need to purchase furniture and equipment to support new campuses and new programming. Likewise, NAU continues to invest in computer equipment and office furniture and fixtures that are needed to support increasing employee and student headcounts.

In addition, Dlorah has condominiums up for sale which were constructed in 2008 as described earlier in this document. This construction was funded by a line of credit with Great Western Bank and is the primary reason for the fluctuation of $2,887,000 from 2007 to 2008 and the $3,760,000 fluctuation from 2008 to 2009. This fluctuation is due to the draw on the line in 2008 that didn’t exist in 2007 and was not utilized in 2009.

Financing Activities.  Net cash provided by (used in) financing activities was ($5,411,000), $5,414,000, and $2,661,000 for the years ended May 31, 2009, 2008, and 2007, respectively. The activities in this category consist of the use and repayments of lines of credit and long-term debt. The university uses lines of credit to bridge the timing difference between cash inflows and cash outflows during the course of the year. As mentioned earlier, the primary reason for the fluctuation of $2,753,000 in financing activities from 2007 to 2008 was the construction of the condominium unit in 2008 financed by the line of credit that was not utilized in 2009. The primary reason for the fluctuation of $10,825,000 in financing activities from 2008 to 2009 was the borrowings and repayments on long-term debt and the lines of credit as well as the construction project of the condominiums. The borrowings of long-term debt in 2009 were $0 compared to $3,151,000 in 2008. The repayments on the lines of credit in 2009 were $5,796,000 compared to $1,514,000 in 2008. The borrowings on the line of credit for the construction project were $452,000 in 2009 compared to $3,879,000 in 2008.

Contractual Obligations

The following table sets forth, as of May 31, 2009, the aggregate amounts of the significant contractual obligations and commitments with definitive payment terms due in each of the periods presented (in thousands):

		Payments Due by Period
	Total	Less than 1 Year	Years 2 – 3	Years 4 – 5	More than 5 Years
Long term debt obligations(1)	$8,654	$2,147	$2,583	$3,119	$805
Capital lease obligations(1)	0	0	0	0	0
Operating lease obligations(1)	24,711	2,916	4,594	3,950	13,251
Purchase obligations	0	0	0	0	0
Other Long term Liabilities reflected on Balance Sheet under GAAP	0	0	0	0	0
Total contractual obligations	$33,365	$5,063	$7,177	$7,069	$14,056

(1)	See Note 5 and 7 to the financial statements, which are included elsewhere in this proxy, for a discussion of long-term debt maturities and future minimum lease payments.

Off-Balance Sheet Arrangements

Other than operating leases, Dlorah does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation

Dlorah believes inflation has had a minimal impact on results of operations for the years ended May 31, 2009, 2008, or 2007. Consistent with Dlorah’s operating plan, a yearly salary increase in December (supported by evaluations and recommendations from supervisors) is considered to help alleviate the inflationary effects on staff. Dlorah also increases tuition (usually once a year) to deal with inflation and help offset the inflationary impacts without creating a hardship for students. There can be no assurance that future inflation will not have an adverse impact on operating results and financial condition.

Recent Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 established a framework for measuring fair value. It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. The Company adopted FASB Statement No. 157 as of June 1, 2008. It did not have a material impact on the consolidated financials statements. In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-2, Effective Date of FASB Statement No. 157. FSP FAS No. 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The implementation of FASB Statement No. 157 for financial assets and financial liabilities did not have a material impact on Dlorah’s consolidated financial statements. The additional disclosures required by FASB Statement No. 157 are included in Note 15 fair value measurements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. FASB Statement No. 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under FASB Statement No. 159, a company may elect to use fair value to measure various assets and liabilities, including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. Dlorah adopted FASB Statement No. 159 as of June 1, 2008; however, has elected not to use the fair value option. As a result, there is no impact on the consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. FASB Statement No. 160 requires that a noncontrolling interest in a consolidated entity be reported in equity, but separate from the parent company’s equity, in the financial statements. It also requires disclosure, on the face of the consolidated statements of operations, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest. FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008. A noncontrolling interest exists in the Partnership. When adopted for the year beginning June 1, 2009, this standard will require Dlorah to record the noncontrolling interest within stockholders’ equity, and separately present net income attributable to the minority interest and net income attributable to the majority interest within the consolidated statements of operations.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations. FASB Statement No. 141(R) significantly changed the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under FASB Statement No. 141(R) changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. FASB Statement No. 141(R) if effective for fiscal years beginning after December 15, 2008. The Company has not yet adopted FASB Statement 141(R), but will change the accounting treatment for business combinations on a prospective basis.

On December 11, 2008, the FASB issued FSP FAS no. 140-4 and FIN No. 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. FSP FAS No. 140-4 and FIN No. 46(R)-8 requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special-purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE. FSP FAS No. 140-4 and FIN No. 46(R)-8 became effective for the first interim or annual reporting period that ends after December 15, 2008. The implementation of FSP FAS No. 140-4 and FIN No. 46(R)-8 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued FASB Statement No. 165, Subsequent Events. FASB Statement No. 165 established general standards of accounting for disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued. FASB Statement No. 165 is effective for financial periods ending after June 20, 2009. Dlorah has not yet adopted FASB Statement No. 165, but does not anticipate it will have a material effect on Dlorah’s consolidated results of operations, financial condition or required financial statement disclosures.

In June 2009, the FASB issued FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). FASB Statement No. 167 is intended to improve financial reporting by enterprises involved with VIEs. The statement nullifies FSP FAS No. 140-4 and FIN No. 46(R)-8. FASB Statement No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting period thereafter. This will be effective for the Dlorah’s fiscal year beginning June 1, 2010. Dlorah is still evaluating the impact of this statement on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which provide additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 does not amend existing guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for fiscal years and interim periods ended after June 15, 2009, and will be effective for Dlorah in the first quarter of the fiscal year beginning June 1, 2009. Dlorah is currently evaluating the impact that FSP FAS 115-2 and FAS 124-2 will have on its financial statements but does not anticipate it will have a material effect on consolidated results of operations, financial condition or required financial statement disclosures.

Quantitative and Qualitative Disclosure About Risk

Market risk.  Dlorah has no derivative financial instruments or derivative commodity instruments. Cash in excess of current operating requirements is invested in short term certificates of deposit and money market instruments.

Interest rate risk.  Interest rate risk is managed by investing excess funds in cash equivalents and marketable securities bearing variable interest rates tied to various market indices. As such, future investment income may fall short of expectations due to changes in interest rates or losses in principal may occur if securities are forced to be sold which have declined in market value due to changes in interest rates. At May 31, 2009, a 10% increase or decrease in interest rates would not have a material impact on future earnings, fair values or cash flows. All notes payable and capital lease obligations are fixed rate instruments and are not subject to fluctuations in interest rates.

MANAGEMENT FOLLOWING THE ACQUISITION

Our directors and executive officers following the Transaction will be as follows:

Name	Age	Position
Robert D. Buckingham	73	Chairman of the Board of Directors
David Warnock	51	Member of the Board of Directors
Dr. Jerry L. Gallentine	69	President and Member of the Board of Directors
Dr. Ronald L. Shape	42	Chief Executive Officer, interim Chief Financial Officer
Dr. Samuel D. Kerr	49	Provost, Secretary and General Counsel
Michael Buckingham	51	President, Real Estate Division
Dr. R. John Reynolds	73	Member of the Board of Directors
Dr. Thomas D. Saban	57	Member of the Board of Directors

Robert D. Buckingham has served as president of Dlorah since 1986 and chairman of the board of directors of Dlorah as well as chairman of the board of governors of NAU since 1991. Mr. Buckingham currently serves as chairman of the board of Fairway Hills, III, a division of Dlorah. He is a member of the board of directors, and is treasurer, of Rapid City Defense Housing Corporation, which owns and leases the Dakota Ridge housing to Air Force personnel. Mr. Buckingham is an active member of the Rapid City Chamber of Commerce and is involved in the Military Affairs Committee. From 1960 to 1981 he worked in various executive and management positions in transportation and real estate development organizations. Mr. Buckingham has a B.S. in Business Management from the University of Colorado. Mr. Buckingham is the father of Michael Buckingham, who is expected to become the President of Dlorah’s real estate division upon consummation of the Transaction.

David L. Warnock is a partner with Camden Partners and co-founded the firm in 1995. He has over 24 years of investment experience and focuses on investments in the education and business and financial services sectors. He serves on the boards of directors of New Horizons Worldwide, Inc., one of the largest global IT training companies, Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools, CIBT Education Group, Inc., a post-secondary institution in China, and Questar Assessment, Inc., formerly Touchstone Applied Science Associates which provides testing and assessment services for standardized testing, all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the Chairman of Nobel from September 2003 through February 2004. Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 through 2006 and Children’s Comprehensive Services, Inc. from 1993 to 2000. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II.

Mr. Warnock is also involved with numerous non-profit organizations. He is the Chairman of the Center For Urban Families, as well as former Chairman of the Board for Calvert Education Services, the nation’s largest non-sectarian home-schooling organization. He also serves on the board of the University of Wisconsin Applied Security Analysis Program and is a trustee on the board of the Baltimore Museum of Art. Mr. Warnock earned a B.A. degree from the University of Delaware and a M.S. (in Finance) from the University of Wisconsin. Mr. Warnock is also a Chartered Financial Analyst Charterholder.

Dr. Jerry L. Gallentine has been university president of NAU since 1993 and was the chief executive officer of NAU from 1993 until April 2009. Dr. Gallentine currently serves on the board of directors of Salem International University. Dr. Gallentine has over forty years of experience in the education industry. He served as president of Western New Mexico University from 1990 to 1993 and was president of Peru State College in Nebraska from 1982 to 1990. From 1979 to 1982, Dr. Gallentine was president at Labette Community College in Parsons, Kansas. He was an assistant professor of biology at Midland Lutheran College in Fremont, Nebraska from 1965 through 1968. Dr. Gallentine has served in many educational and cultural leadership roles, including past president of the Board of Directors of the Nebraska Educational Television Council for Higher Education, twice past chairman of the Council of Presidents of the Nebraska State College

System, member of the Board of Directors of the Nebraska Humanities Council and founding member of the Nebraska Foundation for the Humanities. Dr. Gallentine has a B.S. from Fort Hays (Kansas) State University, and a M.Ed., M.S. and Ph.D. from the University of Toledo.

Dr. Ronald L. Shape has served as the chief executive officer since April 2009 and was chief operating officer of National American University from 2006 until 2009. Dr. Shape has been chief fiscal officer of National American University since 2002 and has served as the interim chief fiscal officer since April 2009. In 2001, Dr. Shape was selected as the assistant to the university president and CEO of National American University and served as regional president for the Minnesota region with National American University in 2000. Dr. Shape worked in a number of different positions at National American University from 1991 to 2000, including system controller, assistant director of financial aid and student account specialist. Dr. Shape served as executive vice president of NAU from 1998 to 2000. Dr. Shape currently serves as vice president of finance on the board of directors of Fountain Springs Community Church and serves on the board of directors of the Quall Road District in Black Hawk, S. Dak. Dr. Shape has a B.A. from Dakota Wesleyan University and a MBA and Ed. D. from the University of South Dakota.

Dr. Samuel D. Kerr has been the provost/general counsel of National American University since 2008 and has served as an adjunct faculty member since 2002. Dr. Kerr was the system vice president for administration and general counsel of National American University from 2004 to 2008 and served as vice president for human resources and general counsel from 2001 to 2004. Dr. Kerr served as managing partner of Banks, Johnson, Colbath & Kerr, Prof. L.L.C. from 1995 to 2001, where he acted as outside legal counsel to National American University from 1999 to 2001. Dr. Kerr was an associate attorney at Wallahan & Eicher from 1995 to 2001 and an English/Journalism teacher at several high schools in South Dakota from 1985 to 1989. Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, a M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and a Ed. D. from the University of South Dakota.

Michael Buckingham has been the corporate vice president of Dlorah since 1992 and the president of the Fairway Hills, III division since 1988. He oversees the maintenance of over sixteen campuses in the National American University system, as well as properties being developed by Fairway Hills, III division. Mr. Buckingham served as an elected official on the Rapid City School Board from June 1998 through December 2002 when he resigned after being elected to the South Dakota House of Representatives where he served until January 2009. He continues to be active in local politics and advises National American University on issues that may impact the university by local and state legislative bodies. Mr. Buckingham obtained a B.S. from the University of South Dakota in 1981 and an MBA from National American University in 2009. Mr. Buckingham is the son of Robert D. Buckingham.

Dr. Thomas D. Saban has been the vice president of administration and finance and chief financial officer of Rocky Vista University, College of Osteopathic Medicine since November 2008. Dr. Saban has over 23 years of experience in the education industry. He served as the vice president for finance and administration/chief financial officer at Texas A&M University from September 2007 to November 2008, associate vice president for planning, budgets and research at St. Petersburg College in Florida from October 2002 to September 2007 and as the vice president for administration and finance/chief financial officer at Worcester State College in Massachusetts from September 1996 to October 2002. Dr. Saban has held a number of educational and other leadership roles from 1982 to 1996, including controller, director of finance and system coordinator/project leader. Dr. Saban has a B.S. from the University of Wyoming, an MBA from the University of Miami and a Ph.D. from Barry University.

Dr. R. John Reynolds was the Chancellor/President of Salem International University from June 2005 to November 2006 and has been the president of Reynolds and Associates since June 2000. He has over 41 years of experience in the education industry. He has served in a number of leadership positions including interim president of Millikin University in Illinois from September 2002 to August 2003, president of Tri-State University in Indiana from March 1993 to June 2000, president of Huron University in South Dakota from July 1984 to March 1993 and president of National College, South Dakota from 1982 to 1984 (a predecessor to National American University). Dr. Reynolds has also served in many other educational roles, including acting dean, associate dean, professor, adjunct professor, associate academic dean and vice president and education director. Dr. Reynolds has a B. Ed. from the University of Wisconsin, an M.A. from Northern Michigan and a Ph. D. from Southern Illinois University.

Executive Officer and Director Compensation

Expected Compensation Policies

Camden and Dlorah have not yet developed a comprehensive executive officer and director compensation program and philosophy with respect to the executive officers and directors who will manage the Company and Dlorah after consummation of the Transaction. Camden and Dlorah expect that such a program and philosophy will be developed after the completion of the Transaction, but will be substantially as described below.

Executive Compensation

The Company will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of the Company within the education industry, and that will adequately reward its executives for their roles in creating value for the Company’s stockholders. The Company intends to be competitive in its executive compensation with other similarly situated companies in its industry following completion of the Transaction. The compensation decisions regarding the Company’s executives will be based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

We anticipate that our executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under the Incentive Plan. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

Compensation Arrangements for Directors

Upon consummation of the Transaction, non-employee directors of the Company will receive varying levels of compensation for their services as directors based on their eligibility as members of the Company’s audit and compensation committees. We anticipate determining directors compensation in accordance with industry practice and standards.

Compensation Committee Information

Following the Transaction, we intend to establish a compensation committee, referred to herein as the Committee, that, among other duties set forth in its charter, will be to review and approve compensation paid to the Company’s and Dlorah’s executive officers and directors and to administer the Incentive Plan. The Committee will be composed of at least two members of the Board, a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. Members of the Committee will serve at the pleasure of our Board.

We also expect the Committee will be charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

In addition to the guidance that will be provided by the Committee, the Company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Employment Agreements

Mr. Buckingham and Dr. Gallentine currently have employment agreements with Dlorah. In connection with the Transaction and as a condition to closing, the Company and Dlorah will be negotiating amendments to the employment agreements with Mr. Buckingham, as Chairman of the Board, and Dr. Gallentine, as President. The Company also expects to enter into an employment agreement with Dr. Shape at closing.

BENEFICIAL OWNERSHIP OF CAMDEN SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of September 23, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;
•	each of our officers and directors; and
•	all our officers and directors as a group.

Unless otherwise indicated, we believe all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Camden Learning, LLC(3)	2,174,021	26.55%
David L. Warnock, President, Chief Executive Officer and Chairman(3)	2,174,021	26.55%
Donald W. Hughes, Chief Financial Officer and Secretary(3)	2,174,021	26.55%
Therese Kreig Crane, Ed.D, Director	34,722	.424%
Ronald Tomalis, Director	34,722	.424%
William Jews, Director	34,722	.424%
Polar Securities Inc.(4)	651,565	8%
Arrowgrass Capital Partners (US) LP(5)	763,350	9.3%
Loeb entities(6)	798,663	9.75%
QVT Financial LP(7)	588,253	7.18%
Silver Capital Management, LLC(8)	413,426	5.95%
HBK Investments L.P.(9)	619,887	7.57%
Bulldog Investors, Phillip Goldstein and Andrew Dakos(10)	612,850	7.48%
Hartz Capital, Inc.	520,000	6.35%
All directors and executive officers as a group (5 individuals)	2,278,187	27.82%

(1)	Unless otherwise indicated, the business address of each of the individuals is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202 and our telephone number is (410) 878-6800.
(2)	The percentage ownership for all executive officers and directors does not include the shares of common stock underlying the insider warrants sold in the private placement. Such private warrants are not currently exercisable and will be exchanged for restricted stock is connection with the consummation of the Transaction.
(3)	Camden Learning, LLC is the sponsor, as described herein. The sole owners and members of our sponsor are Camden Partners Strategic Fund III, L.P. (96.01% ownership of the sponsor) and Camden Partners Strategic Fund III-A, L.P. (3.99% ownership of the sponsor). The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, our President, Chief Executive Officer and Chairman, Donald W. Hughes, our Chief Financial Officer and Secretary, Richard M. Johnston and Richard M. Berkeley are the four managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of the securities held by the sponsor. Each of Mr. Warnock and Mr. Hughes disclaims beneficial ownership of all shares owned by Camden Learning, LLC.
(4)	Polar Securities Inc. serves as an investment manager of North Pole Capital Master Fund and both entities have shared voting and dispositive power over the securities. The principal address of the holders is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada, both of which disclaim beneficial ownership of such shares.

(5)	Arrowgrass Capital Partners (US) LP is the general partner of Arrowgrass Capital Services (US) Inc., and has shared voting and dispositive powers. The principal address of the holders is 245 Park Avenue, New York, New York 10167.
(6)	All entities referenced herein are located at 61 Broadway, New York, New York 10006. Loeb Arbitrage Management LLC (“LAM”) is the investment manager of Loeb Arbitrage Fund (“LAF”) and Loeb Marathon Fund LP (“LMF”). LAM’s President and Chief Executive Officer is Gideon J. King. Loeb Offshore Management, LLC (“LOM”) is the investment adviser of Loeb Offshore Fund, Ltd. (“LOF”) and Loeb Marathon Offshore Fund, Ltd. (“LMOF”). Gideon J. King and Thomas L. Kempner are Directors of LOF and LMOF and Managers of LOM. LAM and LOM jointly do business as Loeb Capital Management (“LCM”). Loeb Holding Corporation (“LHC”) is the sole stockholder of LAM and LOM. Thomas L. Kempner is the President, Chief Executive Officer, director and majority stockholder of LHC.
(7)	QVT Financial LP (“QVT Financial”) LP, located at 1177 Avenue of the Americas, 9th Floor, New York, NY 10036 has shared voting and dispositive power over QVT Fund LP (the “Fund”), which beneficially owns 488,061 shares of Common Stock; Quintessence Fund L.P. (“Quintessence”), which beneficially owns 54,839 shares of Common Stock; and a separate discretionary account managed for a third party (the “Separate Account”), which holds 45,353 shares of Common Stock. The Fund, Quintessence and the Separate Account own Warrants which are not exercisable until the later of the Issuer’s completion of a business combination and November 29, 2008, and will expire on November 29, 2011 or earlier upon redemption. As of the date of this filing, there has been no report of the completion of a business combination. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of Common Stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 542,900 shares of Common Stock. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.
(8)	Mr. Bruce Silver is the managing member of Silver Capital Management, LLC (“Silver Capital”) located at 767 Third Avenue, 32nd Floor, New York, New York 10017. Silver Capital is the investment manager of Silver Capital Fund, LLC, (the “Domestic Fund”) and Silver Capital Fund (Offshore) Ltd., (the “Offshore Fund”). The Domestic Fund beneficially owns 293,591 shares of Common Stock. The Offshore Fund beneficially owns 119,925 shares of Common Stock. Each of Mr. Silver and Silver Capital beneficially owns 413,426 shares of Common Stock.
(9)	HBK Investments L.P., located at 21201 Cedar Springs Road, Suite 700, Dallas, TX 75201, has delegated discretion to vote and dispose of the securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, HBK Virginia LLC, and/or HBK Europe Management LLP, (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P.
(10)	Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors, located at 60 Heritage Drive Pleasantville, NY 10570.

If holders of more than 20% of the shares sold in the IPO vote against a proposed business combination and seek to exercise their redemption rights and such business combination is consummated, our founding stockholders have agreed to forfeit, on a pro rata basis, and return to us for cancellation, a number of the initial 1,562,500 shares of our Common Stock purchased, up to a maximum of 112,997 shares, so that the existing stockholders will collectively own no more than 23.81% (without regard to any purchase of units in the IPO, any open market purchases or private purchases of Common Stock or units by the sponsor directly from us, as set forth elsewhere herein) of our outstanding Common Stock immediately prior to the consummation of such business combination after giving effect to the redemption.

Subject to the possible forfeiture of shares described above, all of the Common Stock outstanding prior to the IPO were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier of:

•	one year following consummation of a business combination; or
•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders including, without limitation, the right to vote their shares of Common Stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of Common Stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to Common Stock owned by them prior to the IPO or purchased in the private placement.

The private warrants will be cancelled and exchanged for 250,000 shares of restricted common stock having terms similar to the Restricted Common Stock.

Our sponsor has purchased 503,187 shares of Common Stock in the open market at an average price of $7.90 per share, for an aggregate of $4,000,000. Such purchases were made in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Our sponsor has agreed to vote all such shares of Common Stock purchased in the open market in favor of the Transaction, representing a maximum aggregate of 8% of the shares entitled to vote on any proposed business combination. Unless the Transaction is approved by our stockholders, our sponsor has agreed not to sell such shares, provided it will be entitled to participate in any liquidating distributions with respect to the shares purchased in the open market. Our sponsor, whose sole owners are the Camden III Funds, agreed to such purchases because the managing members of the general partner of the Camden III Funds, including David L. Warnock, our Chairman, President and Chief Executive Officer and Donald W. Hughes, our Chief Financial Officer and Secretary, want the Camden III Funds to have a substantial cash investment in us, including any target business we may acquire. All of our directors will be deemed to be our “parents” and “promoters” as these terms are defined under the federal securities laws.

Interest of Camden Stockholders in the Transaction

The present Camden stockholders (including the Camden Founders) will beneficially own approximately 30% of the shares of Common Stock after the Transaction.

All shares of Common Stock owned by the Camden Founders prior to the IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, pursuant to an escrow agreement described under the section entitled “Certain Relationships and Related Person Transactions — Camden Related Person Transactions.”

BENEFICIAL OWNERSHIP OF MANAGEMENT AND DIRECTORS
FOLLOWING CONSUMMATION OF THE TRANSACTION

The following table sets forth information known to us as of the date hereof regarding the beneficial ownership of our Common Stock by each of our named officers and directors and all our named officers and directors as a group immediately following consummation of the Transaction. This table does not include any person who, as of the date hereof, is currently, or may following consummation of the Transaction be, the beneficial owner of more than 5% of our outstanding shares of Common Stock.

Unless otherwise indicated, we believe all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class(5)
David L. Warnock(2)(3), Director	2,424,021		8.89%
Robert D. Buckingham, Chairman of the Board of Directors	19,105,000	(4)	70%
H. & E. Buckingham Limited Partnership	14,781,500		54.10%
Robert D. Buckingham Living Trust	4,323,500		15.84%
Dr. Jerry L. Gallentine, President and Director	0		0%
Dr. Ronald L. Shape, Chief Executive Officer, interim Chief Fiscal Officer	0		0%
Dr. Samuel D. Kerr, Provost, Secretary, General Counsel	0		0%
Michelle Holland, Regional President for the East and Southeast Regions	0		0%
Dr. Thomas D. Saban, Director	0		0%
Dr. R. John Reynolds, Director	0		0%
All directors and executive officers as a group (8 individuals)	21,529,021		78.89%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o NAU Holdings, Inc., 5301 South Highway 16, Suite 200, Rapid City, SD 57701 and our telephone number is (605) 721-5200.
(2)	Includes 250,000 shares of common stock received in exchange for 2,800,000 insider warrants upon consummation of the Transaction.
(3)	Camden Learning, LLC is the sponsor, as described herein. The sole owners and members of our sponsor are Camden Partners Strategic Fund III, L.P. (96.01% ownership of the sponsor) and Camden Partners Strategic Fund III-A, L.P. (3.99% ownership of the sponsor). The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, our President, Chief Executive Officer and Chairman, Donald W. Hughes, our Chief Financial Officer and Secretary, Richard M. Johnston and Richard M. Berkeley are the four managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of our securities held by the sponsor. Each of Mr. Warnock and Mr. Hughes disclaims beneficial ownership of all shares owned by Camden Learning, LLC.
(4)	Consists of shares owned by the H.& E. Buckingham Limited Partnership and the Robert D. Buckingham Living Trust. Mr. Buckingham is the general partner of the H.& E. Buckingham Limited Partnership and in this capacity has sole power to direct the vote and disposition of our securities held by the H.& E. Buckingham Limited Partnership. Accordingly, Mr. Buckingham is deemed to be the beneficial owner of all securities owned by the H.& E. Buckingham Limited Partnership. As the trustee for the Robert D. Buckingham Living Trust, Mr. Buckingham is deemed to have sole voting and dispositive power of our securities held by the trust and is deemed to be the beneficial owner of all securities owned by the Robert D. Buckingham Living Trust.
(5)	Assumes 27,292,857 shares of Common Stock are issued and outstanding following consummation of the Transaction, including full conversion of all Class A Stock and assumes a conversion ratio of 157.3 and the exercise of all issued and outstanding warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

Camden’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board of Directors. Related party transactions with respect to companies such as Camden are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed years, (2) Camden or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Camden Related Person Transactions

In April 2007, we issued 1,125,500 shares of Common Stock as set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Us
Camden Learning, LLC	1,000,000	Sponsor. Donald W. Hughes and David L. Warnock are among the four managing members of the managing member of Camden Learning, LLC.
Jack L. Brozman	25,000	Director
Therese Kreig Crane, Ed.D	25,000	Director
Ronald Tomalis	25,000	Director
William Jews	25,000	Director
Harry T. Wilkins	25,000	Director

On July 3, 2007, Mr. Wilkins resigned as a director and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that our current share ownership is as reflected in the section entitled “Beneficial Ownership of Camden Securities.”

On August 27, 2007, Mr. Brozman resigned as a director and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that our current share ownership is as reflected in the section entitled “Beneficial Ownership of Camden Securities.”

Effective November 20, 2007, our Board of Directors authorized a forward stock split in the form of a stock dividend of 0.3888888 shares of Common Stock for each outstanding share of Common Stock, effectively lowering the purchase price to approximately $0.016 per share.

The holders of the majority of these shares will be entitled to require us, on up to two occasions, to register these shares pursuant to an agreement signed prior to the IPO. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before one year from the consummation of a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Camden Learning purchased 2,800,000 warrants from us at a purchase price of $1.00 per warrant in a private placement pursuant to Regulation D of the Securities Act. As part of the Transaction, these warrants are to be exchanged for 250,000 shares of Common Stock, bearing the same restrictions as the Restricted Common Stock being issued as part of the Transaction Consideration.

In order to protect the amounts held in the trust account, our sponsor has agreed to indemnify us for claims of any vendors, service providers, prospective target businesses or creditors that have not executed a valid and binding waiver of any right or claim to the amounts in trust account. As further assurance our sponsor will have the necessary funds required to meet these indemnification obligations, (i) the Camden III Funds have agreed, under our sponsor’s limited liability company agreement, to make capital contributions to our sponsor as and when required in order for the sponsor to fulfill its indemnification obligations and (ii) our sponsor has agreed to take all such action reasonably necessary to request its members make such capital contributions. Additionally, in the event either of the Camden III Funds undertakes a liquidating distribution while the indemnification obligations of the sponsor are outstanding, they have agreed, in our sponsor’s limited liability company agreement, to use reasonable efforts to set aside from such distribution, adequate reserves to cover the reasonably anticipated liabilities which may be incurred by our sponsor. We and the representative of the underwriters are named as express third party beneficiaries in and with respect to the provisions of our sponsor’s limited liability company agreement which require the Camden III Funds to make such capital contributions and establish such reserves. Although we have a fiduciary obligation to pursue the sponsor to enforce its indemnification obligations, and intend to pursue such actions as and when we deem appropriate, there can be no assurance it or the Camden III Funds will be able to satisfy those obligations, if required to do so.

During 2007, our sponsor loaned us a total of $200,000, which was used to pay a portion of the expenses of the IPO, such as SEC registration fees, FINRA registration fees, blue sky fees and certain legal and accounting fees and expenses. This loan was repaid, with interest, on December 5, 2007.

We maintain executive offices at 500 East Pratt Street, Suite 1200, Baltimore, MD 21202 and our telephone number is (410) 878-6800. The cost for this space is included in the $7,500 per month fee Camden Partners Holdings, LLC charges us for general and administrative services, including but not limited to receptionist, secretarial and general office services, pursuant to a letter agreement between us and Camden Partners Holdings, LLC. This agreement commenced on November 29, 2007 and shall continue until the earliest to occur of: (i) consummation of a business combination, (ii) November 29, 2009 if no business combination has been consummated and (iii) the date on which we cease our corporate existence in accordance with our amended and restated certificate of incorporation. We believe, based on fees for similar services in the greater Baltimore, Maryland metropolitan area, that the fee charged by Camden Partners Holdings, LLC is at least as favorable as we could have obtained from an unaffiliated person.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our founding stockholders, officers or directors or our sponsor, or to any of their respective affiliates for services rendered to us prior to or with respect to the Transaction.

None of our officers, directors or sponsor will receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceed the working capital allowance from in the trust account unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Director Independence

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of Common Stock and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position such individual is not “independent.”

Dlorah Related Person Transactions

Two of Mr. Buckingham’s children are employed by Dlorah. Michael Buckingham is the President of Dlorah’s real estate division and is also a Vice President of Dlorah. Debbie Buckingham is a bookkeeper for Dlorah’s Fairway Hills, III real estate division. Both Michael and Debbie Buckingham are expected to remain employed with Dlorah following the closing of the Transaction.

Pursuant to those certain Exclusive Listing Agreements, dated January 14, 2009, among Dlorah, Coldwell Banker and Lewis-Kirkeby-Hall Real Estate Inc., Bo Hauer, a nephew of Mr. Buckingham, has a listing agreement with Dlorah to market and sell the Vista Park condominiums being developed by Dlorah. He will be paid 5% of each property sold through him.

Dlorah is a 50% partner in Fairway Hills Section III (the “Partnership”) with Mr. Buckingham and his four siblings or their estates (Donald Buckingham, Nancy Hauer, Susan Lein, and Linda Copper), each of whom has a 10% interest in the Partnership. Dlorah has made several capital contributions to the Partnership, in various forms, and the individual partners (other than Susan Lein) have not made any capital contributions to the Partnership, the result of which is that Dlorah has a substantial positive balance in its capital account, and each of the individual partners has a negative balance in his or her capital account. The negative capital account balances of Mr. Buckingham, Donald Buckingham’s Estate, Susan Lein, and Linda Copper are expected to be brought back up to $0 at or prior to the closing of the Transaction. It is expected that the negative capital account balance of Nancy Hauer will be brought to $0 as the Partnership sells its available condominiums and the individual partners are allocated their 10% share of the profits on such sales to which they are entitled.

Mr. Buckingham has personally guaranteed substantially all of Dlorah’s indebtedness. In connection with the Transaction, Mr. Buckingham intends to obtain releases from these guarantees.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of the date of this proxy statement, 8,188,800 shares of Common Stock are issued and outstanding, held by six record holders. No shares of Preferred Stock are currently outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our Board of Directors is divided into two classes, each of which will serve for a term of two years, with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock, with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Class A Stock

Immediately prior to the consummation of the Transaction, the Board of Directors will create a class of Class A Common Stock out of the Common Stock already authorized. The Class A Stock authorization will create 100,000 Class A Common Stock, per value $0.0001 per share. The Class A Stock will have the same rights, preferences and privileges as our current shares of Common Stock. Holders of our Common Stock and Class A Stock will vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders. The holders of Class A Stock shall be entitled to receive an annual cumulative preferred dividend, paid quarterly, of $0.44 per share of Common Stock into which such Class A Stock are convertible. The Class A Stock will automatically convert into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock on the second anniversary of the closing of the Transaction. Notwithstanding the number of shares of Class A Stock set forth above, if on the date of the closing of the Transaction, the Transaction Consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on a fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the Transaction Consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of the date of the closing of the Transaction. However, if on the date of the closing of the Transaction, the Transaction Consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding closing of the Merger Agreement is less than $7.00 per share, then the number of shares of Common Stock into which a share of Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. In the event a dividend is paid on the Class A Stock, there shall also be a dividend paid to the holders of Common Stock equal to one-fourth of the amount of the dividend paid to the Class A Stock.

Warrants

We currently have warrants outstanding to purchase 9,426,300 shares of Common Stock (comprised of 6,626,300 warrants and 2,800,000 private warrants owned by our sponsor). In the event warrantholders approve the Warrant Redemption Proposal and stockholders approve the Merger Proposal, each Warrant will represent only the right to receive the Redemption Consideration ($0.50 per Warrant) upon the submission of such Warrant for redemption. The 2,800,000 private warrants owned by our sponsor will be exchanged for 250,000 shares of restricted Common Stock.

Units

We currently have 6,626,300 units issued and outstanding. Each unit consists of one share of Common Stock and one Warrant, each as described above. The securities comprising the units may be traded separately, at the option of the unit holder. Following the consummation of the Transaction, the Units will no longer trade and will automatically separate into their components, one share of Common Stock and one Warrant representing the right to receive the Redemption Consideration, per Unit.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and units, and the warrants agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Camden Learning Corporation

Our Units, Common Stock and Warrants are quoted on the OTC Bulletin Board under the symbols “CAELU,” “CAEL” and “CAELW”, respectively. Our Units commenced public trading on December 5, 2007 and our Common Stock and Warrants commenced public trading on December 21, 2007.

The table below sets forth, for the calendar quarter indicated, the high and low bid prices of our units, Common Stock and warrants as reported on the OTC Bulleting Board. The following table sets forth the high and low sales information for our units for the period from December 5, 2007 through August 31, 2009 and our Common Stock and warrants for the period from December 21, 2007 through August 31, 2009.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
August 31, 2009	8.00	7.51	7.85	7.70	.22	.05
May 31, 2009	7.60	7.60	7.60	7.60	.03	.03
February 28, 2009	7.60	7.60	7.60	7.60	.03	.03
November 30, 2008	7.25	7.25	7.25	7.25	.04	.04
August 31, 2008	7.70	7.70	7.70	7.70	.27	.27
May 31, 2008	7.85	7.85	7.60	7.60	.60	.60
February 29, 2008	8.00	8.00	8.00	8.00	.93	.93

Camden Dividend Policy

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition after an initial business combination is completed.

Dlorah

Historical market price information regarding Dlorah’s common stock is not provided because there is no public market for Dlorah’s common stock or other securities.

Dlorah Dividend Policy

Dlorah has traditionally paid annual dividends of $2.00 per share of its common stock to its shareholders. Dlorah paid approximately $57,000 in dividends to its shareholders in each of fiscal years 2006 through 2009.

Holders of Dlorah Common Stock

There are currently two holders of Dlorah’s common stock.

Dividends Upon Completion of the Transaction

The holders of Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s board of directors. If a dividend is paid on the Class A Stock, there shall also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

APPRAISAL RIGHTS

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of Camden in connection with the proposals. Any stockholder of Camden holding shares of Common Stock originally issued in Camden’s IPO who votes against the Merger Proposal may, at the same time, demand that Camden redeem his shares for a pro rata portion of the trust account. If the holders of 30%, or 1,987,890, or more of the IPO Shares vote against the Merger Proposal and demand redemption of their shares into a pro rata portion of the trust account, Camden will not be able to consummate the Transaction. The only rights for those stockholders voting against the Transaction who wish to receive cash for their shares is to simultaneously demand payment for their shares from the trust account.

STOCKHOLDER PROPOSALS

Stockholders wishing to submit proposals for consideration by our Board of Directors at our next Annual Meeting of Stockholders should submit them in writing to the attention of our corporate Secretary a reasonable time before the Company begins to print and mail its proxy materials, so that we may consider such proposals for inclusion in its proxy statement and form of proxy for that meeting. We do not now have any definitive plans regarding the possible date of our next Annual Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Camden files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Camden with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Camden at the SEC Web site containing reports, proxy statement and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Transaction, you should contact via phone or in writing:

Donald W. Hughes
Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
Telephone: (410) 878-6800

CAMDEN LEARNING CORPORATION

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of May 31, 2009 and May 31, 2008	F-3
Statement of Operations for the years ended May 31, 2009 and May 31, 2008 and for the cumulative period from April 10, 2007 (inception) through May 31, 2009	F-4
Statement of Stockholders’ Equity for the cumulative period from April 10, 2007 (inception) to May 31, 2009	F-5
Statements of Cash Flows for the years ended May 31, 2009 and May 31, 2008 and for the cumulative period from April 10, 2007 (inception) to May 31, 2009	F-6
Notes to Financial Statements	F-7

DLORAH, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Camden Learning Corporation

We have audited the accompanying balance sheets of Camden Learning Corporation (a corporation in the development stage) as of May 31, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the cumulative period from April 10, 2007 (inception) to May 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Camden Learning Corporation as of May 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended and for the cumulative period from April 10, 2007 (inception) to May 31, 2009 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Camden Learning Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation on November 29, 2009 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, NY

August 20, 2009

CAMDEN LEARNING CORPORATION
(A Corporation in the Development Stage)

BALANCE SHEETS

	May 31, 2009	May 31, 2008
ASSETS
Current assets:
Cash	$96,482	$170,835
Prepaid expenses	72,936	145,668
Refundable income tax	150,486	—
Total current assets	319,904	316,503
Restricted funds held in trust	52,761,303	53,232,971
Deferred tax asset	378,536	117,233
Total assets	$53,459,743	$53,666,707
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$290,590	$92,226
Income tax payable	—	52,590
Deferred interest	62,149	—
Total current liabilities	352,739	144,816
Deferred underwriting compensation	1,590,312	1,590,312
Total liabilities	1,943,051	1,735,128
Commitments
Common stock, subject to possible redemption 1,987,889 shares	15,744,081	15,744,081
Stockholders’ equity
Preferred Stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common Stock, $.0001 par value, 20,000,000 shares authorized; 8,188,800 shares issued and outstanding (less 1,987,889 shares subject to possible redemption)	620	620
Additional paid-in capital	35,889,005	35,889,005
Deficit earnings accumulated during the development stage	(117,014)	297,873
Total stockholders’ equity	35,772,611	36,187,498
Total liabilities and stockholders’ equity	$53,459,743	$53,666,707

See notes to financial statements.

CAMDEN LEARNING CORPORATION
(A Corporation in the Development Stage)

STATEMENTS OF OPERATIONS
For the Years Ended May 31, 2009 and May 31, 2008 and for the Cumulative Period From
April 10, 2007 (Inception) Through May 31, 2009

	Year Ended May 31, 2009	Year Ended May 31, 2008	For the Period from April 10, 2007 (Inception) Through May 31, 2009
Operating expenses:
Operating and formation expenses	$906,812	$330,336	$1,238,278
Loss from operations	(906,812)	(330,336)	(1,238,278)
Other income:
Interest income, net	377,546	826,833	1,202,242
(Loss)/income before provision for taxes	(529,266)	496,497	(36,036)
Income tax benefit/(expense)	114,379	(195,357)	(80,978)
Net (loss)/income	$(414,887)	$301,140	$(117,014)
Net (loss)/income per share
Basic and Diluted	$(0.05)	$0.06
Weighted average shares outstanding
Basic and Diluted	8,188,800	4,788,837

See notes to financial statements.

CAMDEN LEARNING CORPORATION
(A Corporation in the Development Stage)

STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Cumulative Period from April 10, 2007 (Inception) to May 31, 2009

	Common Stock		Additional Paid-In Capital	Retained Earnings/ (Deficit) Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Common shares issued to initial stockholders on April 10, 2007 at approximately $.02 per share	1,562,500	$156	$24,844	$—	$25,000
Discount on note payable to affiliate	—	—	17,569	—	17,569
Net loss	—	—	—	(3,267)	(3,267)
Balance at May 31, 2007	1,562,500	$156	$42,413	$(3,267)	$39,302
Sale of 2,800,000 private placement warrants on November 29, 2007 at $1.00 per warrant	—	—	2,800,000	—	2,800,000
Sale of 6,626,300 units, net of underwriters’ discount and offering expenses of $508,635 (including 1,987,889 shares subject to possible redemption) and sale of underwriter’s purchase option	6,626,300	663	48,790,474	—	48,791,137
Net proceeds subject to possible redemption of 1,987,889 shares	—	(199)	(15,743,882)	—	(15,744,081)
Net income	—	—	—	301,140	301,140
Balance at May 31, 2008	8,188,800	$620	$35,889,005	$297,873	$36,187,498
Net loss	—	—	—	(414,887)	(414,887)
Balance at May 31, 2009	8,188,800	$620	$35,889,005	$(117,014)	$35,772,611

See notes to financial statements.

CAMDEN LEARNING CORPORATION
(A Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS
For the Years Ended May 31, 2009 and May 31, 2008

	Year Ended May 31, 2009	Year Ended May 31, 2008	April 10, 2007 (Inception) Through May 31, 2009
Cash flows from operating activities:
Net income/(loss)	$(414,887)	$301,140	$(117,014)
Adjustments to reconcile net income/(loss) to net cash provided by (used in) operating activities
Accretion of interest on note payable	—	16,249	17,569
Deferred income taxes	(261,303)	(117,233)	(378,536)
Changes in assets and liabilities
Decrease/(Increase) in prepaid expenses	72,732	(145,668)	(72,936)
Increase in refundable income tax	(150,486)	—	(150,486)
Increase in accounts payable and accrued expenses	198,364	128,726	290,590
Increase/(decrease) in income tax payable	(52,590)	52,590	—
Decrease in interest payable	—	(817)	—
Increase in deferred interest	62,149	—	62,149
Net cash (used in)/provided by operating activities	(546,021)	234,987	(348,664)
Cash flows from investing activities:
Proceeds from sale of units placed in trust	—	(49,589,984)	(49,589,984)
Proceeds from sale of warrants placed in trust	—	(2,800,000)	(2,800,000)
Interest income earned on funds held in trust	(438,332)	(842,987)	(1,281,319)
Withdrawals for payments of income tax expense	610,000	—	610,000
Withdrawals for working capital	300,000	—	300,000
Net cash provided by (used in) investing activities	471,668	(53,232,971)	(52,761,303)
Cash flows from financing activities:
Proceeds from sale of stock to initial stockholders	—	—	25,000
Proceeds from note payable to affiliate	—	—	200,000
Advance from affiliates	—	—	37,500
Repayment to affiliates	—	(37,500)	(37,500)
Gross proceeds from initial public offering	—	53,010,500	53,010,500
Proceeds from issuance of warrants	—	2,800,000	2,800,000
Payment of offering costs	—	(2,589,122)	(2,629,051)
Repayment of note payable to affiliate	—	(200,000)	(200,000)
Net cash provided by financing activities	—	52,983,878	53,206,449
Net (decrease)/increase in cash	(74,353)	(14,106)	96,482
Cash at beginning of period	170,835	184,941	—
Cash at end of period	$96,482	$170,835	$96,482
Supplemental Disclosures:
Non-cash financing activities:
Deferred underwriting compensation	$—	$1,590,312	$1,590,312
Cash flow information
Cash paid during the period for income taxes	$350,000	$260,000	$610,000
Cash paid for interest	$—	$5,987	$5,987

See notes to financial statements.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations

Camden Learning Corporation (the “Company”) is a blank check company incorporated in the state of Delaware on April 10, 2007 for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the education industry. In April 2007, the Company issued 1,562,500 shares of common stock to the Initial Stockholders for an aggregate amount of $25,000. The Company is 20.4% owned by Camden Learning, LLC, whose members are Camden Partners Strategic Fund III, LP and Camden Partners Strategic Fund III-A, LP.

At May 31, 2009, the Company had not commenced any operations. All activity through May 31, 2009 relates to the Company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses described below and in Note 3. Effective with the execution of the Merger Agreement, described in Note 12, the Board of Directors of Camden unanimously voted to change Camden’s fiscal year end from December 31 to May 31.

The financial statements give retroactive effect to a common stock split in the form of a stock dividend of 0.3888888 shares of common stock for each outstanding share of common stock declared and paid as of November 20, 2007.

The registration statement for the Offering was declared effective November 29, 2007. The Company consummated the Offering on December 5, 2007 and received proceeds of $45,991,365, net of underwriting discounts and commissions of $3,500,000 (including $1,500,000 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). In addition, on December 19, 2007 the underwriters for the Offering exercised a portion of their over-allotment option, generating proceeds of $2,799,672, net of underwriting discounts and commissions of $210,728 (including $90,312 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be applied toward effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses in the education industry. As used herein, a “Business Combination” shall mean the merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses in the education industry having, collectively, a fair market value of at least 80.0% of the amount in the Company’s trust account, less the deferred underwriting discount and commissions and taxes payable at the time of such transaction.

The trust account is maintained by Continental Stock Transfer & Trust Company, as Trustee. On September 25, 2008, the Company determined, in light of the current market uncertainties, to authorize the transfer of funds being held in a trust account from the Morgan Stanley Institutional Liquidity Fund —  Government Portfolio to the Morgan Stanley Institutional Liquidity Fund — Treasury Portfolio. The portfolio invests in U.S. treasuries and short duration repurchase agreements collateralized by the U.S. treasuries.

Upon the closing of the Offering, the Over-Allotment Option Exercise by the underwriters and the private placement of warrants (see Note 4), $52,389,984 was placed in a trust account invested until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the dissolution of the Company. The proceeds in the trust account include the deferred underwriting discount of $1,590,312 that will be released to the underwriters if the initial Business Combination is completed (subject to a $0.24 per share reduction for public stockholders who exercise their redemption rights). Interest (after taxes) earned on assets held in the trust account will remain in the trust. However, up to $600,000 of the interest earned on the trust account, and amounts required for payment of taxes on interest earned, may be released to the Company to cover a portion of the Company’s operating expenses and expenses incurred in connection with the Company’s dissolution and liquidation, if a Business Combination is not consummated. Through May 31, 2009, $610,000 has been withdrawn from the trust account for payment of income taxes and $300,000 has been withdrawn for payment of operating expenses.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations  – (continued)

The Company will seek stockholders’ approval before it will effect the initial Business Combination. In connection with the stockholder vote required to approve the initial Business Combination, the Company’s holders of common stock prior to the Offering including all of the Company’s officers and directors, have agreed to vote the shares of common stock owned by them prior to the Offering in accordance with the majority of the shares of common stock voted by the Public Stockholders. ”Public Stockholders” is defined as the holders of common stock sold as part of the units in the Offering or in the aftermarket. The Company will proceed with the initial Business Combination only if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of such Business Combination and Public Stockholders owning less than 30% of the shares sold in the Offering exercise their right to convert their shares into a pro rata share of the aggregate amount then on deposit in the trust account. If a majority of the shares of common stock voted by the Public Stockholders are not voted in favor of a proposed initial Business Combination but 24 months has not yet passed since the date of the prospectus, the Company may combine with another Target Business meeting the fair market value criterion described above.

Public Stockholders voting against a Business Combination will be entitled to redeem their stock for a pro rata share of the total amount on deposit in the trust account including the $0.24 per share deferred underwriter’s compensation, and including any interest earned net of income taxes on their portion of the trust account, net of up to $600,000 of the interest earned on the trust account which may be released to the Company to cover a portion of the Company’s operating expenses. Public Stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any Warrants they may hold.

If holders of more than 20% of the shares sold in the Offering vote against a proposed Business Combination and seek to exercise their redemption rights and the Business Combination is consummated, the Company’s initial stockholders have agreed to forfeit, on a pro rata basis, a number of the initial 1,562,500 shares of the Company’s common stock purchased, up to a maximum of 112,997 shares, so that the initial stockholders will collectively own no more than 23.81% (without regard to any purchase of units in the Offering, any open market purchases or private purchases of units directly from the Company) of the Company’s outstanding common stock immediately prior to the consummation of the Business Combination.

The Company’s amended and restated certificate of incorporation filed with the State of Delaware includes a requirement that the initial Business Combination be presented to Public Stockholders for approval; a prohibition against completing a Business Combination if 30% or more of the Company’s Public Stockholders exercise their redemption rights in lieu of approving a Business Combination; a provision giving Public Stockholders who vote against a Business Combination the right to redeem their shares for a pro rata portion of the trust account in lieu of participating in a proposed Business Combination; and a requirement that if the Company does not consummate a Business Combination within 24 months from the date of the prospectus for the Offering, the Company will dissolve and liquidate, including liquidation of the trust account for the benefit of the Public Stockholders. Consequently, the amended and restated certificate of incorporation includes a limitation on the Company’s corporate existence of November 29, 2009, if the Company does not consummate a Business Combination. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that may result from the outcome of this uncertainity.

The Company will dissolve and promptly distribute only to its Public Stockholders the amount in the trust account, less any income taxes payable on interest income, plus any remaining net assets if the Company does not affect a Business Combination within 24 months after consummation of the Offering.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations  – (continued)

In the event of dissolution, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the units sold in the Offering discussed in Note 3).

The Company’s initial stockholders placed the shares they owned before the Offering into an escrow account, and with limited exceptions, these shares will not be transferable and will not be released from escrow until one year after consummation of a Business Combination. If the Company is forced to dissolve or liquidate, these shares will be cancelled. Additionally, the insider warrants (see Note 4) have been placed into the escrow account, and subject to limited exceptions, will not be transferable and will not be released from escrow until the 90th day following the completion of a Business Combination.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares outstanding during each period. Diluted net income per common share reflects the additional dilution for all potentially dilutive securities such as outstanding warrants and the underwriter’s option described in Note 3. The effect of the warrants outstanding as of May 31, 2009 and 2008 for the purchase of 6,626,000 shares issued in connection with the Offering and for the purchase of 2,800,000 shares issued in a private placement have not been considered in the computation of diluted net income (loss) per common share since the ability of the holders to exercise the warrants is contingent upon the consummation of a Business Combination. The effect of the 625,000 units included in the underwriters’ option (See Note 3) has not been considered in the calculation of diluted earnings (loss) per common share since the average market price of a unit through May 31, 2009 and 2008 was less than the exercise price per unit.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions that we complete on or after January 1, 2009.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The adoption of EITF 07-5 did not have a significant impact on the Company’s financial statements.

No other recently issued accounting pronouncements that became effective during the year ended May 31, 2009 or that will become effective in a subsequent period has had or is expected to have a material impact on our financial statements.

Note 3 — Initial Public Offering

On December 5, 2007, the Company sold to the public 6,250,000 units (“Units”) at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.50 commencing the later of the completion of a Business Combination with a Target Business or one year from the date of the prospectus for the Offering and expiring four years from the date of the prospectus, unless earlier redeemed. The warrants will be redeemable at the Company’s option, at a price of $0.01 per warrant upon 30 days’ written notice after the warrants become exercisable, only in the event that the last price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

In accordance with the Warrant Agreement related to the warrants (the “Warrant Agreement”), the Company is only required to use its best efforts to effect the registration of the shares of common stock underlying the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise.

Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of a warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised.

On December 19, 2007 the Company sold an additional 376,300 Units pursuant to the Over-Allotment Option Exercise.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 3 — Initial Public Offering  – (continued)

The Company sold to the underwriters, for $100, an option to purchase up to a total of 625,000 units exercisable on a cashless basis at $9.60 per unit commencing one year from the date of the prospectus and expiring five years from the date of the prospectus. The units issuable upon exercise of this option are identical to those that were sold in the Offering, except that the warrants in these units have an exercise price of $6.71. The sale of the option was accounted for as a cost attributable to the Offering. Accordingly, there was no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $2,430,000, using an expected life of five years, volatility of 59.4%, and a risk-free interest rate of 3.08%. However, because the units do not have a trading history, the volatility assumption is based on information currently available to the Company. The Company believes the volatility estimate calculated is a reasonable benchmark to use in estimating the expected volatility of the units. The volatility calculation is based on the most recent trading day average volatility of publicly traded companies providing educational services with market capitalizations less than $500 million. Although an expected life of five years was used in the calculation, if the Company does not consummate a Business Combination within the prescribed time period and automatically dissolves and subsequently liquidates the trust account, the option will become worthless.

Note 4 — Note Payable to Affiliate and Related Party Transactions

The Company issued a $200,000 unsecured promissory note to Camden Learning, LLC, an affiliate, on April 26, 2007. The note was interest bearing at an annual rate of 4.9% and both principal and interest were payable on the earlier of April 26, 2008 or the consummation of the Offering of the Company. The note was fully repaid on December 5, 2007 and no further amounts are due.

On April 26, 2007 the note was recorded as a liability in the amount of $182,431, net of a discount in the amount of $17,569, which has been credited to additional paid-in capital, based on an imputed interest rate of 15% per annum. The $17,569 discount was accreted by charges to interest expense over the term of the note using the interest method. The amount of interest expense recorded through December 5, 2007 totaled $23,556, including amounts accrued at 4.9% per annum. In its computations of the discount on the note, the Company considered that the loan was unsecured, the Company had no operations and the Company would be able to repay the loan only in the event of a successful public offering, as to which there could be no assurance. In making its computation, the Company also considered the related party nature of the note, the below-market stated interest rate, the equity-like risks associated with the note and the higher interest rates commonly associated with bridge financings.

The Company has agreed to pay up to $7,500 a month in total for certain general and administrative services, including but not limited to receptionist, secretarial and general office services, to Camden Partners Holdings, LLC. Services commenced on November 29, 2007 and will terminate upon the earlier of (i) the completion of the Company’s Business Combination or (ii) the Company’s dissolution.

The Company is allocated a percentage of the part-time accounting staff’s salaries from Camden Partners Holdings. The allocation percentage is based upon the amount of the staff’s time spent on the Company.

On November 29, 2007, Camden Learning, LLC purchased warrants to acquire 2,800,000 shares of Common Stock from the Company at a price of $1.00 per warrant for a total of $2,800,000 in a private placement prior to the completion of the Offering. The terms of these warrants are identical to the terms of the warrants issued in the Offering, except that these insider warrants will not be subject to redemption and may be exercised on a cashless basis, in each case if held by the initial holder thereof or its permitted assigns, and may not be sold, assigned or transferred prior to the 90th day following consummation of a Business Combination. The holder of these insider warrants will not have any right to any liquidation distributions with

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 4 — Note Payable to Affiliate and Related Party Transactions  – (continued)

respect to shares underlying these warrants if the Company fails to consummate a Business Combination, in which event these warrants will expire worthless.

Camden Learning, LLC has agreed to indemnify the Company for claims of creditors that have not executed a valid and binding waiver of their rights to seek payments of amounts due to them out of the trust account.

The Company’s principal stockholder has entered into an agreement with the underwriter pursuant to which it will place limit orders to purchase up to an additional $4,000,000 of the Company’s common stock in the open market commencing the later of (i) ten business days after the Company files its current report on Form 8-K announcing its execution of a definitive agreement for a Business Combination and (ii) 60 calendar days after the end of the restricted period in connection with the Offering, as defined under the Securities Exchange Act of 1934, and ending on the business day preceding the record date of the stockholders’ meeting at which a Business Combination is to be approved. In the event the Company’s principal stockholder does not purchase $4,000,000 of the Company’s common stock in the open market, the stockholder has agreed to purchase from the Company in a private placement a number of units identical to the units to be sold in the Offering at a purchase price of $8.00 per unit until it has spent, together with the aforementioned open market purchases, an aggregate of $4,000,000 for purchase of the Company’s common stock.

Note 5 — Restricted Funds Held in Trust

	For the Year Ended May 31, 2009	For the Year Ended May 31, 2008	April 10, 2007 (Inception) Through May 31, 2009
Investments held in trust – beginning of period	$53,232,971	$—	$—
Contribution to trust (which includes the deferred underwriting discount and commission of $1,590,312)	—	52,389,984	52,389,984
Interest income received	438,332	842,987	1,281,319
Withdrawals for working capital	(300,000)	—	(300,000)
Withdrawals to pay taxes	(610,000)	—	(610,000)
Total investments held in trust	$52,761,303	$53,232,971	$52,761,303

At May 31, 2009, $300,000 remains available for working capital purposes from the restricted funds held in the Trust Account.

Note 6 — Common Stock Subject to Possible Redemption

The Company will not proceed with a Business Combination if Public Stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their redemption rights. Accordingly, the Company may effect a Business Combination only if stockholders owning one share less than 30% of the shares sold in this Offering exercise their redemption rights. If this occurred, the Company would be required to redeem for cash up to one share less than 30% of the 6,626,300 shares of common stock sold in the Offering, or 1,987,889 shares of common stock, at a per-share redemption price of $7.92 (plus their pro-rata portion of the interest earned on the trust account, net of (i) taxes payable on interest earned and (ii) up to $600,000 of interest income released to the Company to fund its working capital), which includes $0.24 per share of deferred underwriting discount and commissions which the underwriters have agreed to forfeit to pay redeeming stockholders. Through May 31, 2009, total interest earned of $1.28 million less taxes of $474,088 and working capital of $600,000 is approximately $207,231. The dissenting stockholder’s pro-rata share of this amount is reflected on the balance sheet as deferred interest.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 7 — Commitments

The Company entered into an engagement agreement with a consultant on June 23, 2008. The consultant will provide financial advisory services to the Company in connection with a potential Business Combination with certain predetermined entities. The Company is obligated to pay the consultant 1.5% of the Transaction Value (as defined in the engagement agreement), provided, however, the aggregate Transaction Fee shall not be less than $1,000,000 in the event a Business Combination is completed with any of the predetermined entities. The Company also agreed to reimburse the consultant for its reasonable business expenses in connection with services rendered. The agreement is on a month-to-month basis. Upon termination, no party shall have any liability to the other except that the consultant shall be entitled to its transaction fee if, within twelve (12) months from the date of termination of the agreement, the Company consummates a Business Combination with one of the predetermined entities. Dlorah, Inc. was not one of the predetermined entities.

Note 8 — Common Stock

The Company has 10,676,300 shares reserved for issuance for the exercise of the underwriter’s purchase option units and the private placement warrants, as well as the warrants sold in the initial public offering.

Note 9 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note 10 — Income Taxes

The Company’s 2009 and 2008 benefit and provision for income taxes consist of:

	Year Ended May 31, 2009	Year Ended May 31, 2008
Federal	$119,743	$254,136
State	27,181	58,454
Deferred	(261,303)	(117,233)
	$(114,379)	$195,357

Significant components of the Company’s deferred tax asset are as follows:

	May 31, 2009	May 31, 2008
Expenses deferred for income tax purposes	$433,472	$117,233
Less: Valuation Allowance	(54,936)	—
Total	$378,536	$117,233

The difference between the actual income tax expense and that computed by applying the U.S. federal income tax rate to pretax income from operations is summarized below:

	Year Ended May 31, 2009	Year Ended May 31, 2008
Computed expected tax expense	34%	27%
Permanent differences	0%	7%
Change in valuation allowance	-5%	0%
State income tax net of federal benefit	5%	5%
Effective tax rate	34%	39%

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 10 — Income Taxes  – (continued)

The Company is considered to be in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer substantially all of its operating expenses for tax purposes until the Company begins business operations. The Company has recorded a valuation allowance against a portion of its state and local deferred tax asset because it believes that based on current operations at May 31, 2009, it will not be able to fully utilize this asset.

Note 11 — Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:	Quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	May 31, 2009
	Total	Level 1	Level 2	Level 3
Funds Held in Trust	$52,761,303	$52,761,303	$—	$—
Total assets	$52,761,303	$52,761,303	$—	$—

The Company’s restricted funds held in trust include are invested in an institutional liquidity fund invested in U.S. treasuries and repurchase agreements collateralized by U.S. treasuries that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and therefore are classified as level 1 within the fair value hierarchy.

Note 12 — Subsequent Events

On August 7, 2009, Camden, Dlorah, Inc., a privately owned South Dakota corporation (“Dlorah”), and Dlorah Subsidiary, Inc., a newly formed Delaware Corporation and wholly-owned subsidiary of Camden (“Merger Sub”), entered into an Agreement and Plan of Reorganization, which agreement was amended and restated in its entirety on August 11, 2009 (as amended, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Dlorah stockholders have agreed to contribute all of the outstanding capital stock of Dlorah to Camden in exchange for shares of a newly created class of stock, warrants and restricted shares of currently authorized common stock of Camden. At the closing, Merger Sub will merge with and into Dlorah with Dlorah surviving as a wholly-owned subsidiary of Camden (the “Transaction”). In connection with the Transaction, Camden intends to apply to have its common stock and warrants listed on either the Nasdaq Capital Market or the Nasdaq Global Market, as the parties may mutually determine.

Camden Learning Corporation
(A Corporation in the Development Stage)

Notes to Financial Statements

Note 12 — Subsequent Events  – (continued)

Camden’s board of directors has unanimously approved the Merger Agreement and recommends its stockholders vote to approve the Merger Agreement, and each other proposal to be set forth in the definitive proxy statement, at the special meeting of Camden’s stockholders to be held pursuant to the terms of Camden’s certificate of incorporation.

Dlorah, Inc., through its education divisions known as National American University (“NAU”), operates a private, for-profit university with 16 campuses in seven states, as well as extensive online course offerings. NAU offers undergraduate and graduate career-oriented technical and professional degree programs for traditional, working adult and international learners at physical campuses and online. NAU offers core academic programs in accounting, applied management, business administration, health care and information technology. NAU also offers graduate degree programs that include a Master of Business Administration and a Master of Management degree. Dlorah, through its real estate division, develops leases and sells luxury condominiums, apartments and townhouses in Rapid City, South Dakota.

If approved, the Transaction is expected to be consummated promptly following the receipt of approval from Camden stockholders and the satisfaction or waiver of the other conditions described herein and in the Merger Agreement.

Deloitte & Touche LLP 50 South Sixth Street Suite 2800 Minneapolis, MN 55402-1538 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Dlorah, Inc.
Rapid City, South Dakota

We have audited the accompanying consolidated balance sheets of Dlorah, Inc. (the “Company”) as of May 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended May 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota
July 29, 2009

Member of Deloitte Touche Tohmatsu

DLORAH, INC.

CONSOLIDATED BALANCE SHEETS
As of May 31, 2009 and 2008
(In Thousands, Except Share Amounts)

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,508	$2,108
Investments (Note 1)	4,417	3,132
Student receivables – net of allowance of $115 and $35 at May 31, 2009 and 2008, respectively	1,207	1,229
Institutional receivables	173	120
Student notes receivable – current portion – net of allowance (Note 4)	30	24
Bookstore inventory	604	549
Deferred income taxes (Note 8)	1,090	839
Income tax receivable	—	801
Prepaid assets	410	597
Total current assets	11,439	9,399
Property and Equipment:
Land	718	720
Land improvements	374	359
Buildings and building improvements	16,147	16,252
Furniture, vehicles, and equipment	14,564	14,192
Total gross property and equipment	31,803	31,523
Less accumulated depreciation	(19,651)	(18,296)
Total net property and equipment	12,152	13,227
Other Assets:
Student notes receivable – net of current portion and allowance (Note 4)	105	133
Land held for future development	312	312
Condominium inventory	3,802
Development property (Note 13)		3,879
Course development – net of accumulated amortization of $804 and $428 at May 31, 2009 and 2008, respectively	767	923
Other	288	289
	5,274	5,536
Total	$28,865	$28,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Long-term debt – current portion (Note 5)	$2,147	$2,252
Lines of credit (Note 6)	3,305	5,999
Accounts payable	3,564	3,593
Student accounts payable	314	314
Deferred income	367	264
Income tax payable	551	—
Accrued payroll and vacation	2,816	1,847
Accrued bonuses	821	357
Other accrued liabilities	1,263	987
Total current liabilities	15,148	15,613
Long-term Debt – Net of current portion (Note 5)	6,507	9,062
Deferred Income Taxes (Note 8)	1,503	1,016
Other Long-term Liabilities	815	711
Minority Interest Owners’ Deficit (Note 1)	(984)	(971)
Commitments and Contingencies (Note 10)
Stockholders’ Equity:
Common stock, $10 par value – authorized, 100,000 shares; issued, 50,000 shares; and outstanding, 28,572 shares at May 31, 2009 and 2008, respectively	281	281
Additional paid-in capital	104	104
Retained earnings	7,251	4,187
Accumulated other comprehensive income	109	28
	7,745	4,600
Less treasury stock at cost 21,428 shares at May 31, 2009 and 2008, respectively	(1,869)	(1,869)
	5,876	2,731
Total	$28,865	$28,162

See notes to consolidated financial statements.

DLORAH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended May 31, 2009, 2008, and 2007
(In Thousands)

	2009	2008	2007
Revenue:
Academic revenue	$56,874	$44,218	$39,841
Auxiliary revenue	4,036	4,062	3,702
Rental income – apartments	890	782	906
Condominium sales (Note 13)	784	395	—
Total revenue	62,584	49,457	44,449
Operating Expenses:
Cost of educational services	12,816	10,871	10,202
Selling, general, and administrative	42,208	36,901	34,582
Auxiliary expense	1,595	1,523	1,831
Cost of condominium sales (Note 13)	558	122	—
Gain on legal settlement (Note 10)	—	—	(340)
Loss on disposition of property and equipment	3	5	495
Total operating expenses	57,180	49,422	46,770
Income (Loss) from Operations	5,404	35	(2,321)
Other Income (Expense):
Interest income	242	282	278
Interest expense (Note 5)	(834)	(1,023)	(756)
Other income – net	93	92	80
Total other expense	(499)	(649)	(398)
Income (Loss) Before Minority Interest and Income Taxes	4,905	(614)	(2,719)
Income Tax (Provision) Benefit (Note 8)	(1,797)	231	831
Income (Loss) Before Minority Interest	3,108	(383)	(1,888)
Minority Interest	13	(37)	(5)
Net Income (Loss)	$3,121	$(420)	$(1,893)

See notes to consolidated financial statements.

DLORAH, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended May 31, 2009, 2008, AND 2007
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount
Balance – May 31, 2006	28,580	$281	$104	$6,614	$(130)	$(1,669)	$5,200
Purchase of treasury stock	(8)	—	—	—	—	(200)	(200)
Dividends paid	—	—	—	(57)	—	—	(57)
Comprehensive loss:
Net loss	—	—	—	(1,893)	—	—	(1,893)
Unrealized gain on investments	—	—	—	—	41	—	41
Total comprehensive loss							(1,852)
Balance – May 31, 2007	28,572	281	104	4,664	(89)	(1,869)	3,091
Dividends paid	—	—	—	(57)	—	—	(57)
Comprehensive loss:
Net loss	—	—	—	(420)	—	—	(420)
Unrealized gain on investments	—	—	—	—	117	—	117
Total comprehensive loss							(303)
Balance – May 31, 2008	28,572	281	104	4,187	28	(1,869)	2,731
Dividends paid	—	—	—	(57)	—	—	(57)
Comprehensive income:
Net income	—	—	—	3,121	—	—	3,121
Unrealized gain on investments	—	—	—	—	81	—	81
Total comprehensive income							3,202
Balance – May 31, 2009	28,572	$281	$104	$7,251	$109	$(1,869)	$5,876

See notes to consolidated financial statements.

DLORAH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended May 31, 2009, 2008, AND 2007
(In Thousands)

	2009	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$3,121	$(420)	$(1,893)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	2,165	2,114	1,687
(Gain) loss on disposition of property and equipment	(110)	(268)	495
Gain on sale of investments	—	(1)	(9)
Provision for uncollectable tuition	1,638	1,357	1,136
Course development write-off	—	1	47
Minority interest	(13)	37	5
Deferred income taxes	192	(342)	(296)
Changes in assets and liabilities:
Accounts and other receivables	(1,670)	(1,547)	(886)
Bookstore inventory	(54)	(164)	98
Prepaid assets	187	(164)	26
Condominium inventory	529	—	—
Accounts payable	(29)	1,509	604
Deferred income	103	71	(42)
Other long-term liabilities	103	129	119
Income tax payable (receivable)	1,352	(39)	(559)
Accrued and other liabilities	1,709	435	(189)
Net cash flows provided by operating activities	9,223	2,708	343
Cash Flows from Investing Activities:
Purchases of investments	(2,100)	(549)	(533)
Proceeds from sale of investments	941	1,579	379
Purchases of property and equipment	(815)	(3,511)	(2,478)
Proceeds from sale of property and equipment	211	396	2
Payments (issuances) of student notes	22	(19)	(13)
Purchase of land held for future development	—	—	(118)
Course development	(220)	(188)	(637)
Construction of development property financed with line of credit borrowings	(452)	(3,879)	—
Other	1	(1)	113
Net cash flows used in investing activities	(2,412)	(6,172)	(3,285)
Cash Flows from Financing Activities:
Borrowings on lines of credit	2,650	2,985	8,350
Repayments on lines of credit	(5,796)	(1,514)	(7,700)
(Decrease) increase in outstanding checks in excess of book balance	—	(1,040)	1,040
Borrowings of long-term debt	—	3,151	2,396
Repayments of long-term debt	(2,660)	(1,990)	(1,168)
Purchase of treasury stock	—	—	(200)
Construction of development property financed with line of credit borrowings	452	3,879	—
Dividends paid	(57)	(57)	(57)
Net cash flows (used in) provided by financing activities	(5,411)	5,414	2,661
Net Increase (Decrease) in Cash and Cash Equivalents	$1,400	$1,950	$(281)
Cash and Cash Equivalents – Beginning of year	2,108	158	439
Cash and Cash Equivalents – End of year	$3,508	$2,108	$158
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest – net of $38, $76, and $0 capitalized during the years ended May 31, 2009, 2008, and 2007, respectively	$848	$1,008	$745
Cash paid during the year for income taxes	$254	$150	$24

See notes to consolidated financial statements.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Dlorah, Inc. (the “Company”) operates National American University (the “University”). The University operates at 17 campuses within the states of South Dakota, Colorado, Kansas, Missouri, Minnesota, New Mexico, and Texas, including its headquarters in Rapid City, South Dakota, and offers distant learning curriculum via online classes. A substantial portion of the University’s academic income is dependent upon federal student financial aid programs, company tuition assistance, distance learning programs, and contracts to provide instruction and course materials to other educational institutions. To maintain eligibility for financial aid programs, the University must comply with Department of Education (DOE) requirements, which include, among other items, the maintenance of certain financial ratios (see Note 3). Approximately 90% of the Company’s total revenues for the years ended May 31, 2009, 2008, and 2007, were derived from the University’s academic income.

In addition, the Company operates luxury apartment units and develops real estate in the Rapid City, South Dakota area.

Principles of Consolidation — The Company consolidates the accounts of all wholly owned divisions, including the University, the Fairway Hills Park and Recreational Association, the Park West Owners’ Association, the Vista Park Owners’ Association, and the Company’s interest in Fairway Hills Section III Partnership (the “Partnership”). The Partnership is 50% owned by the Company and 50% owned by individual family members, most of whom are also either direct or indirect shareholders of the Company. All material intercompany transactions and balances have been eliminated in consolidation.

The Partnership is deemed to be a variable interest entity (VIE) under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810-10, Consolidation. An enterprise is required to consolidate a VIE if that enterprise is the primary beneficiary. An enterprise is considered the primary beneficiary if it has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

The Company has determined that the Partnership qualifies as a VIE and that the Company is the primary beneficiary of the Partnership. Accordingly, the Company consolidated assets, liabilities, and net income of the Partnership within its consolidated balance sheets and statements of operations. As of May 31, 2009 and 2008, the consolidated balance sheets included Partnership assets of $1,230 and $1,370, respectively, and Partnership liabilities of $1,022 and $1,138, respectively. The consolidated statements of operations included Partnership net (loss) income of $(26), $75, and $11 for the years ended May 31 2009, 2008, and 2007, respectively.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. On an ongoing basis, the Company evaluates the estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, income taxes, benefit plans, and certain accruals. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include allowances for uncollectable accounts against student accounts receivable and student notes receivable totaling $176 and $96, at May 31, 2009 and 2008, respectively. Management estimates the allowance for uncollectible accounts based on an analysis of collection history and individual account detail; however, it is reasonably possible the accounts written-off in the future could vary significantly from this estimate.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash is held in bank accounts that periodically exceed insured limits; however, no losses have occurred, and the Company feels the risk of loss is not significant.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Investments — The Company’s investments consist of long-term, government-backed bonds and certificates of deposit. The bonds are classified as “available-for-sale.” Available-for-sale securities represent securities carried at fair value in the accompanying consolidated balance sheets. Unrealized gains and losses on these securities are excluded from earnings and are reported net of taxes as a separate component of stockholders’ equity. For purposes of calculating gross realized gains and losses on sales of investments, the amortized cost of each investment sold is used. The net realized gains and losses on sales of investments totaled $0 for the fiscal year ended May 31, 2009, approximately $2 and $1 for the fiscal year ended May 31, 2008, and approximately $9 and $0 for the fiscal year ended May 31, 2007. The net realized gain or loss is included in other income — net in the accompanying consolidated statements of operations.

The Company’s investments were comprised at May 31, 2009 and 2008, respectively, of the following (in thousands):

	2009			2008
	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses
U.S. Treasury debt securities	$2,373	$143	$—	$2,253	$34	$—
Certificates of deposit	1,934	17	—	180	—	—
Other debt securities	110	10	—	699	9	—
Total	$4,417	$170	$—	$3,132	$43	$—

As of May 31, 2009, the Company’s investment maturity dates are as follows (in thousands):

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses < 1 Year		Gross Unrealized Holding Losses < 1 Year		Fair Value
Less than one year	$1,927	$7	$		$		$1,934
One to five years	2,320	163		—		—	2,483
Total	$4,247	$170		$—		$—	$4,417

Declines in the fair value of individual securities classified as available-for-sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value, with the resulting write-downs included in current earnings as realized losses. Unrealized losses that may occur are generally due to changes in interest rates and, as such, are considered by the Company to be temporary. Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investments in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As discussed in Note 5, the Company’s note payable to Wells Fargo Bank is secured by the Company’s investment account, requiring the funds not be utilized until the note payable matures. Restrictions on investment balances have not affected the Company’s ability to fund daily operations.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Student Accounts Receivable — Student accounts receivable are recorded at estimated net realizable value and are revised periodically based on estimated future collections. Interest and service charges are applied to all past due student accounts receivable; however, collections are first applied to principal balances until such time that the entire principal balance has been received. Student accounts are charged off only when reasonable collection means are exhausted. The University has determined that most accounts with an outstanding balance of 180 days after the start of the term are uncollectable. Bad debt expense is included in cost of educational services on the consolidated statements of operations.

Institutional Accounts Receivable — Institutional accounts receivable are amounts due from other educational institutions to which the University provides instruction and course materials and are stated at net realizable value.

Bookstore Inventory — Inventories consist mainly of textbooks and supplies. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Renewals and improvements are capitalized, while repairs and maintenance are expensed when incurred. Upon the retirement, sale or disposition of assets, costs, and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in operating income. For financial statement purposes, depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Buildings and building improvements	19 – 40
Land improvements	10 – 20
Furniture, vehicles, and equipment	5 – 15

For tax purposes, depreciation is computed using the straight-line and accelerated methods.

Capitalized Course Development Costs — The University internally develops curriculum and electronic instructional materials for certain courses. The curriculum is primarily developed by employees and contractors. The curriculum is integral to the learning system. Customers do not acquire the curriculum or future rights to it.

The Company capitalizes course development costs. Costs that qualify for capitalization are external direct costs, payroll, and payroll-related costs. Costs related to general and administrative functions are not capitalizable and are expensed as incurred. Capitalization ends at such time that the course and/or material is available for general use by faculty and students. After becoming available for general use, the costs are amortized on a course-by-course basis over a period of three to five years. After the amortization period commences, the cost of maintenance and support is expensed as incurred. If it is determined that the curriculum will not be used, the capitalized curriculum costs are written off and expensed in the period of this determination.

Land Held for Future Development — Land held for future development is stated at cost. The Company evaluates all land held for future development to determine whether the Company expects to proceed with the development of the land as originally contemplated. The Company then further determines whether costs that have been capitalized are recoverable or should be written off. The write-off would be charged to cost of sales in the period that the need for the write-off is determined. The Company had no write-offs in 2009, 2008, or 2007.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows, or internal and external appraisals, as applicable. Assets to be held for sale are carried at the lower of carrying value or fair value, less cost to sell.

Perkins Deposits — The Perkins Deposits represent the University’s cumulative statutory matching funds deposited to the Perkins Student Loan Trust Fund. Perkins Deposits are included in other assets on the accompanying consolidated balance sheets.

Condominium Inventory — Condominium inventory is stated at cost (including capitalized interest), net of impairment. Condominium construction costs are accumulated on a specific identification basis. Under the specific identification basis, cost of revenues includes all applicable land acquisition, land development and specific construction costs (including direct and indirect costs) of each condominium paid to third parties. Land acquisition, land development and condominium construction costs do not include employee related benefit costs. The specific construction and allocated land costs of each condominium, including models, are included in direct construction. Allocated land acquisition and development costs are estimated based on the total costs expected in a project. Direct construction also includes amounts paid through the closing date of the condominium for construction materials and contractor costs. Condominium inventory is recorded as a long term asset due to the normal operating cycle being greater than one year.

Unamortized Loan Costs — The Company has capitalized costs incurred to refinance certain portions of its debt. These costs are being amortized over the terms of the refinanced loans based on the effective interest rate method.

Deferred Income Taxes — Deferred income taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Minority Interest — The minority interest presented on the consolidated statements of operations represents the individual owners’ share of the Partnership’s income or loss. The consolidated balance sheet amount “Minority Interest Owners’ Deficit” represents the owners’ share of the Partnership obligations in excess of Partnership assets. The Company has determined the minority owners to have a legal obligation to fund such deficits and believes it is fully collectable at May 31, 2009.

Financial Instruments — As of May 31, 2009 and 2008, the Company’s financial instruments consisted of cash equivalents, investments, accounts receivable, accounts payable, and long-term liabilities. The fair value of fixed-rate liabilities is estimated based on current rates offered to the Company for instruments with similar ratings and maturities. The difference between the carrying value of these financial instruments and their fair value was not material as of May 31, 2009 and 2008.

Academic Revenue Recognition — Academic revenue represents tuition revenue. Tuition revenue is recorded ratably over the length of respective courses. Academic revenue also includes certain fees and charges assessed at the start of each term. The portion of tuition and registration fees payments received but not earned is recorded as student accounts payable and reflected as a current liability on the

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

accompanying consolidated balance sheets, as such amount represents revenue that the Company expects to earn within the next year. Academic revenue is reported net of adjustments for refunds and scholarships. If a student withdraws prior to the completion of the academic term, students are refunded the portion of tuition and registration fees already paid, that pursuant to the Company’s refund policy and applicable federal and state law and accrediting agency standards, the Company is not entitled to. Refunds and scholarships are recorded during the respective terms.

Auxiliary Revenue — Auxiliary revenue represents revenues from the University’s food service, bookstore, and dormitory operations. Revenue is recognized as items are sold and services are performed.

Rental Income — Rental income is primarily obtained from tenants of three apartment complexes under short-term operating leases. Tenants are required to pay rent on a monthly basis. Rent not paid by the end of the month is considered past due, while rent paid in advance is included in deferred income on the accompanying consolidated balance sheets. If a tenant becomes 60 days past due, eviction procedures are started.

Rental Expense — The University accounts for rent expense under its long-term operating leases using the straight-line method. Certain of the University’s operating leases contain rent escalator provisions. Accordingly, a $663 and $569, deferred rent liability at May 31, 2009 and 2008, respectively, is recorded in other long-term liabilities on the accompanying consolidated balance sheets.

Advertising — The University follows the policy of expensing the cost of advertising as incurred. Advertising costs of $6,151, $5,339, and $6,239 for 2009, 2008, and 2007, respectively, are included in selling, general, and administrative expenses on the accompanying consolidated statements of operations.

Business Expansion and Development — On an ongoing basis, the University commits resources to the development of new branch campuses and new programs, as well as the expansion of existing programs into new markets. During the year ended May 31, 2009, the University continued to develop an additional campus in the state of Texas and continued to develop and expand the nursing and distance learning programs. Business expansion and development costs include salaries, marketing and advertising, and other third-party expenses incurred to support such development and expansion. The amounts are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and totaled $3,241, $4,758, and $4,980 in 2009, 2008, and 2007, respectively.

Professional Fees — In 2009 management signed a letter of intent related to a potential merger that resulted in incremental costs of $447 that are recorded in the 2009 financial statements as selling, general, and administrative expenses.

2.  NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (codified in FASB ASC Topic 820, Fair Value Measurements and Disclosures). FASB Statement No. 157 establishes a framework for measuring fair value. It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. The Company adopted FASB Statement No. 157 as of June 1, 2008. It did not have a material impact on the consolidated financial statements. In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-2, Effective Date of FASB Statement No. 157 (codified in FASB ASC Topic 820). FSP FAS No. 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The implementation of FASB Statement No. 157 for financial assets and financial liabilities did not have a

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

2.  NEW ACCOUNTING PRONOUNCEMENTS  – (continued)

material impact on the Company’s consolidated financial statements. The additional disclosures required by FASB Statement No. 157 are included in Note 15 fair value measurements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (codified in FASB ASC Topic 825, Financial Instruments). FASB Statement No. 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under FASB Statement No. 159, a company may elect to use fair value to measure various assets and liabilities, including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. The Company adopted FASB Statement No. 159 as of June 1, 2008; however, has elected not to use the fair value option. As a result, there is no impact on the consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (codified in FASB ASC Topic 810). FASB Statement No. 160 requires that a noncontrolling interest in a consolidated entity be reported in equity, but separate from the parent company’s equity, in the financial statements. It also requires disclosure, on the face of the consolidated statements of operations, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest. FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008. A noncontrolling interest exists in the Partnership. When adopted for the year beginning June 1, 2009, this standard will require the Company to record the noncontrolling interest within stockholders’ equity, and separately present net income attributable to the minority interest and net income attributable to the majority interest within the consolidated statements of operations.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations (codified in FASB ASC Topic 805, Business Combinations). FASB Statement No. 141(R) significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under FASB Statement No. 141(R) changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. FASB Statement No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company has not yet adopted FASB Statement No. 141(R), but it will change the accounting treatment for business combinations on a prospective basis.

On December 11, 2008, the FASB issued FSP FAS No. 140-4 and FIN No. 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (both codified in FASB ASC Topic 860, Transfers and Servicing). FSP FAS No. 140-4 and FIN No. 46(R)-8 requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special-purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE. FSP FAS No. 140-4 and FIN No. 46(R)-8 became effective for the first interim or annual reporting period that ends after December 15, 2008. The implementation of FSP FAS No. 140-4 and FIN No. 46(R)-8 did not have a material impact on the Company’s consolidated financial statements.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

2.  NEW ACCOUNTING PRONOUNCEMENTS  – (continued)

In June 2009, the FASB issued FASB Statement No. 165, Subsequent Events (codified in FASB ASC Topic 855, Subsequent Events). FASB Statement No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued. FASB Statement No. 165 is effective for financial periods ending after June 30, 2009. The Company has not yet adopted FASB Statement No. 165, but does not anticipate it will have a material effect on the Company’s consolidated results of operations, financial condition, or required financial statement disclosures.

In June 2009, the FASB issued FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R) (codified in FASB ASC Topic 810). FASB Statement No. 167 is intended to improve financial reporting by enterprises involved with VIEs. This statement nullifies FSP FAS No. 140-4 and FIN No. 46(R)-8. FASB Statement No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. This will be effective for the Company’s fiscal year beginning June 1, 2010. The Company is still evaluating the impact of this statement on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (both codified in FASB ASC Topic 320, Investments), provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities. FSP FAS 115-2 and FAS 124-2 does not amend existing guidance related to other-than-temporary impairments of equity securities. FSP FAS 115-2 and FAS 124-2 is effective for fiscal years and interim periods ended after June 15, 2009, and will be effective for the Company in the first quarter of the fiscal year beginning June 1, 2009. The Company is currently evaluating the impact that FSP FAS 115-2 and FAS 124-2 will have on its financial statements but does not anticipate it will have a material effect on consolidated results of operations, financial condition, or required financial statement disclosures.

3.  DEPARTMENT OF EDUCATION REQUIREMENTS

The University extends unsecured credit to a portion of the students who are enrolled throughout the campuses for tuition and other educational costs. A substantial portion of credit extended to students is repaid through the students’ participation in various federal financial aid programs authorized by Title IV Higher Education Act of 1965, as amended (HEA). The University is required under 34 CFR 600.5(d) to maintain at least 10% of its revenues from non-Title IV HEA program funds. The University believes they are in compliance with this requirement for the years ended May 31, 2009, 2008, and 2007, as shown in the underlying calculation:

	2009		2008		2007
Title IV HEA funds received	$39,877,405		$30,016,817		$26,144,193
Academic revenue (cash basis)	55,733,845	=71.55%	44,371,114	=67.65%	41,565,323	=62.90%

To participate in Title IV Programs, a school must be authorized to offer its programs of instruction by relevant state education agencies, be accredited by an accrediting commission recognized by the DOE, and be certified as an eligible institution by the DOE. For this reason, the schools are subject to extensive regulatory requirements imposed by all of these entities. After the schools receive the required certifications by the appropriate entities, the schools must demonstrate their compliance with the DOE regulations of the Title IV Programs on an ongoing basis. Included in these regulations is the requirement that the Company must satisfy specific standards of financial responsibility. The DOE evaluates

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

3.  DEPARTMENT OF EDUCATION REQUIREMENTS  – (continued)

institutions for compliance with these standards each year, based upon the institution’s annual audited financial statements, as well as following a change in ownership of the institution. Under regulations which took effect July 1, 1998, the DOE calculates the institution’s composite score for financial responsibility based on its (i) equity ratio, which measures the institution’s capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution’s ability to operate at a profit. This composite score can range from -1 to +3.

An institution that does not meet the DOE’s minimum composite score requirements of 1.5 may establish its financial responsibility by posting a letter of credit or complying with additional monitoring procedures as defined by the DOE. Based on the consolidated financial statements for the 2009, 2008, and 2007 fiscal years, the University’s calculations result in a composite score of 1.6, 0.5, and 0.2, respectively. Although the University currently meets the minimum composite score requirement as most recently required by the DOE, for previous years not in compliance the University has obtained an irrevocable letter of credit in the amount of $3,845,480 to guarantee performance under the federal financial aid programs. The letter of credit has not been utilized, and the requirement will be reevaluated by the DOE along with its next annual review.

4.  STUDENT NOTES RECEIVABLE

At May 31, 2009 and 2008, student notes receivable consisted of the following:

	2009	2008
Unsecured student notes receivable, under various monthly payment terms, interest at an average of 9% per annum	$196	$218
Less allowance for uncollectable accounts	61	61
	135	157
Less current portion	30	24
Noncurrent portion	$105	$133

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

5.  LONG-TERM DEBT

At May 31, 2009 and 2008, long-term debt consisted of the following:

Notes Payable	2009	2008
Note payable to Great Western Bank; net of loan costs of $0 and $1 at May 31, 2009 and 2008, respectively; matures February 2014; requires monthly payments of $42, including principal and interest; accrues interest at 6.45% at May 31, 2009; secured by real estate and personally guaranteed by a Company shareholder	$3,582	$3,868
Note payable to Wells Fargo Bank; matures June 1, 2011; requires monthly payments of $30; accrues interest at 6%; secured by cash, savings, and investment accounts held at Wells Fargo Bank.	714	1,000
Note payable to VFS Financing, Inc.; matures April 2014; requires an initial monthly payment of $19 and monthly payments of $15 thereafter, including principal and interest; accrues interest at a fixed rate of 6.89% per annum; secured by airplane.	751	885
Note payable to Great Western Bank; matures March 26, 2012; requires monthly payments of $19, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder.	611	809
Note payable to Great Western Bank; matures November 28, 2012; requires monthly payments of $13, including principal and interest; accrues interest at a variable rate (b) (4% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	499	631
Note payable to Great Western Bank; matures August 17, 2011; requires monthly payments of $15, including principal and interest; accrues interest at a variable rate (b) (5% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	364	521
Note payable to Great Western Bank; matures on May 18, 2011; requires monthly payments of $13, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	264	397
Note payable to Great Western Bank; matures on May 18, 2010; requires monthly payments of $16, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	175	352
Note payable to Great Western Bank; matures on August 27, 2009; requires monthly payments of $18, including principal and interest; accrues interest at a variable rate (b) (3.50% at May 31, 2009); secured by certain University real estate and personally guaranteed by a Company shareholder	77	281

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

5.  LONG-TERM DEBT  – (continued)

Notes Payable	2009	2008
Note payable to Great Western Bank; matures on December 8, 2010; requires monthly payments of $10, including principal and interest; accrues interest at a variable rate (b) (4% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	$177	$278
Note payable to Great Western Bank; matures on December 22, 2009; requires monthly payments of $14, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	99	254
Note payable to Great Western Bank; matures on September 25, 2010; requires monthly payments of $9, including principal and interest; accrues interest at a variable rate (b) (5% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	137	239
Note payable to Great Western Bank; matures on September 27, 2009; requires monthly payments of $7, including principal and interest; accrues interest at a variable rate (b) (5.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	33	114
Note payable to Great Western Bank; matures on June 2, 2010; requires monthly payments of $2, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	24	46
Notes paid in full in 2008	—	410
Total notes payable	7,507	10,085
Due to stockholders and related parties:
Unsecured notes payable with accrued interest (5.27% at May 31, 2009). (a)	805	812
Note payable for the purchase of treasury stock; payable in monthly installments of $9, including principal and interest at 6% until paid in full, secured by stock. (a)	342	417
Total due to stockholders and related parties	1,147	1,229
Total long-term debt	8,654	11,314
Less current portion	2,147	2,252
Long-term portion	$6,507	$9,062

(a)	Interest expense on these related-party notes was approximately $64 and $69 for the years ended May 31, 2009 and 2008, respectively. No formal maturity schedule exists for the unsecured notes payable, and, therefore, they are included with the long-term portion of debt.
(b)	Variable rates are based on prime rate plus an adjustment, which is specific to each note payable agreement.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

5.  LONG-TERM DEBT  – (continued)

Future maturities of long-term debt for the five years ending May 31 are as follows:

2010	$2,147
2011	1,644
2012	939
2013	591
2014	2,528
Thereafter	805
$8,654

The Company was in compliance with all debt covenants at May 31, 2009 and 2008.

6.  LINES OF CREDIT

The University maintains a $2,000 revolving line of credit with Great Western Bank that matures in October 2009. Advances under the line bear interest at a variable rate based on prime (5% at May 31, 2009) and are secured by substantially all assets of the University and the personal guarantee of a Company shareholder. Advances of $0 and $1,985 had been made on this line of credit at May 31, 2009 and 2008, respectively.

The University also has available an additional $1,900 line of credit with Wells Fargo Bank that matures in January 2010. Advances under the line bear interest at a variable rate based on prime (6% at May 31, 2009) and are secured by checking, savings, and investment accounts held by Wells Fargo Bank. At May 31, 2009 and 2008, advances totaling $0 and $600, respectively, had been made on the line of credit.

During 2009, the Company completed construction of a new building (see Note 13). The project is funded by a construction line of credit totaling $3,816 with Great Western Bank. Borrowings at May 31, 2009 and 2008, totaled $3,305 and $3,414, respectively. The note is secured by Company real estate and the personal guarantee of a Company shareholder, matures in October 2009, and bears interest at a variable rate based on prime (5% at May 31, 2009).

7.  LEASES

The University leases building facilities for branch operations and equipment for classroom operations under operating leases with various terms and conditions. Total rent expense for the years ended May 31, 2009, 2008, and 2007, was $3,506, $3,542, and $3,317, respectively.

Future minimum lease payments on noncancelable operating leases for the five years ending May 31 are as follows:

2010	$2,916
2011	2,412
2012	2,182
2013	1,992
2014	1,958
Thereafter	13,251

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

8.  INCOME TAXES

Components of the provision for income taxes for the years ended May 31, 2009, 2008, and 2007, were as follows:

	2009	2008	2007
Current tax expense (benefit):
Federal	$1,562	$108	$(532)
State	43	3	(3)
	1,605	111	(535)
Deferred tax expense (benefit):
Federal	162	(320)	(253)
State	30	(22)	(43)
	192	(342)	(296)
Total tax expense (benefit)	$1,797	$(231)	$(831)

The effective tax rate varies from the statutory federal income tax rate for the following reasons:

	2009	2008	2007
Statutory	34.0%	34.0%	34.0%
State income taxes – net of federal benefit	1.5	3.0	1.9
Permanent differences and other	1.1	0.6	(5.3)
Effective income tax rate	36.6%	37.6%	30.6%

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred assets (liabilities) as of May 31 were as follows:

	2009	2008
Deferred income tax assets:
Account receivable allowances	$63	$33
Bad debt write-offs	411	312
Charitable contributions	135	304
Accrued salaries	619	197
Net operating loss carryforwards	—	561
Deferred rent	239	136
Total deferred income tax assets	1,467	1,543
Deferred income tax liabilities:
Fixed assets and course development	(1,680)	(1,490)
Prepaid expenses	(139)	(214)
Other	(61)	(16)
Total deferred income tax liabilities	(1,880)	(1,720)
Net deferred income tax liabilities	$(413)	$(177)

At May 31, 2009, the Company had utilized all federal and state net operating loss carryforwards.

Effective for its fiscal year ended May 31, 2009, the Company has complied with FIN No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (codified in FASB ASC Topic 740, Income Taxes), which requires that income tax positions must be more likely than

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

8.  INCOME TAXES  – (continued)

not to be sustained based solely on their technical merits in order to be recognized. The Company has recorded no liability for uncertain tax positions. The Company has elected to record interest and penalties from unrecognized tax benefits in the tax provision.

The Company files income tax returns in the U.S. federal jurisdiction and various states. Because of closure of an Internal Revenue Service examination, the Company is no longer subject to U.S. federal income tax examinations for years before 2007 and, generally, is no longer subject to state and local income tax examinations by tax authorities for years before 2003.

9.  EMPLOYEE COMPENSATION PLANS

Employee Benefit Plan Payable — The Company sponsors a 401(k) plan for its University employees, which provides for a discretionary match, net of forfeitures, of up to 5%. The University uses certain consistently applied operating ratios to determine contributions. The University’s contributions were $364, $207, and $0 for the years ended May 31, 2009, 2008, and 2007, respectively.

Compensation Plans — The Company has entered into an employment agreement with its President through December 2011. The agreement requires, among other things, an annual incentive payment of 10% of the Company’s annual income as defined in the agreement, which is paid out annually. For the years ended May 31, 2009, 2008, and 2007, the Company has recorded $709, $193, and $160, respectively, as an expense in selling, general, and administrative expenses and the related liability, which is included in accrued expenses and other in the accompanying consolidated financial statements. Furthermore, the agreement provides for a deferred compensation payment payable upon retirement or death equal to one year’s salary. The liability totals $153 and $142 at May 31, 2009 and 2008, respectively, and is included in other long-term liabilities in the in the accompanying consolidated financial statements.

10.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various claims, proceedings, or lawsuits relating to the conduct of its business. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims, or proceedings may be disposed of unfavorably to the Company, management believes, based on facts presently known, that the outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s financial position or future results of operations.

During the year-ended May 31, 2007, the University settled a lawsuit involving a previously leased facility. The University recorded a gain of approximately $340 as a result of this settlement, which is included on the accompanying consolidated statement of operations.

The Company is subject to extensive regulation by federal and state governmental agencies and accrediting bodies. On an ongoing basis, the Company evaluates the results of internal compliance monitoring activities and those of applicable regulatory agencies and, when appropriate, record liabilities to provide for the estimated costs of any necessary remediation. Currently, there are no outstanding actions but the Company cannot predict the outcome of future program reviews and any unfavorable outcomes could have a material adverse effect on the results of operations, cash flows, and financial position.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

11.  SELF-INSURED HEALTH INSURANCE

The Company maintains a self-insured health insurance plan for employees. Under this plan, the Company pays a monthly fee to their administrator, as well as claims submitted by their participants. As there generally is a lag between the time a claim is incurred by a participant and the time the claim is submitted, the Company has recorded a liability for outstanding claims of approximately $422 and $227 at May 31, 2009 and 2008, respectively. Such liability is reported with accrued liabilities in the accompanying consolidated financial statements. At May 31, 2009, the Company’s maximum aggregate risk was approximately $1,075. The maximum specific risk per participant is $50 per year, although total risk for all participants will not exceed the noted maximum aggregate risk for the year.

12.  RELATED-PARTY TRANSACTIONS

The Company is required under 34 CFR 668.23(d) to disclose all related-party transactions (as defined within the regulation) regardless of materiality to the financial statements. As described in Note 5, certain notes payable are personally guaranteed by a shareholder of the Company and notes payable are due to shareholders and related parties at May 31, 2009 and 2008. In addition, rent totaling $1,000 per month is paid to related parties for home office space under month-to-month leases. All other related-party transactions are intercompany amounts that are eliminated in consolidation.

13.  CONDOMINIUM PROJECT

During 2008, the Company broke ground on a new building that was planned to house 24 condominiums to be sold to the general public (Vista Park). The Vista Park project was funded by a construction line of credit (see Note 6). Construction was completed in 2009, and the building is being actively marketed for sale. During 2009, three units were sold for approximately $641.

In addition, one of the three current apartment buildings is being converted to condominiums and offered for individual sale (Park West). The apartments are being rented on a short-term basis until sale occurs, and any renovations are funded by the purchaser. Three condominiums were sold during 2008, and one was sold during 2009.

Sales and cost of sales for both the Vista Park and Park West condominiums totaled $784 and $558 for 2009 and $395 and $122 for 2008, respectively, resulting in net sales of $226 and $273, respectively.

14.  SEGMENT REPORTING

Segment information is presented in accordance with management’s approach to the internal organization used for making operating decisions and assessing performance. Operating segments are defined as business areas or lines of an enterprise about which financial information is available and evaluated on a regular basis by the chief operating decision-makers, or decision-making groups, in deciding how to allocate capital and other resources to such lines of business.

As of May 31, 2009 and 2008, the Company operates in two operating and reportable segments: National American University (NAU) and other (see Note 1). These operating segments are divisions of the Company for which separate financial information is available and evaluated regularly by the chief operating decision-makers in deciding how to allocate resources and in assessing performance.

General administrative costs of Dlorah, Inc. are allocated to specific divisions of the Company.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

14.  SEGMENT REPORTING  – (continued)

The majority of the Company’s revenue is from the NAU division, which provides undergraduate and graduate education programs. NAU derives its revenue primarily from student tuition. The other division operates multiple apartment and condominium complexes and derives its revenues primarily from condominium sales and rental income (in thousands):

As of and for the Year Ended May 31, 2009	NAU	Other	Dlorah, Inc.
Revenue:
Academic revenue	$56,874	$—	$56,874
Auxiliary revenue	4,036	—	4,036
Rental income – apartments	—	890	890
Condominium sales	—	784	784
Total revenue	60,910	1,674	62,584
Operating expenses:
Educational services and facilities	12,816	—	12,816
Selling, general, and administrative	40,163	2,045	42,208
Auxiliary expense	1,595	—	1,595
Cost of condominium sales	—	558	558
Loss on disposition of property and equipment	3	—	3
Total operating expenses	54,577	2,603	57,180
Income (loss) from operations	6,333	(929)	5,404
Other income (expense):
Interest income	242	—	242
Interest expense	(313)	(521)	(834)
Other income – net	—	93	93
Total other expense	(71)	(428)	(499)
Income (loss) before minority interest	$6,262	$(1,357)	$4,905
Total assets	$20,620	$8,245	$28,865
Expenditures for long-lived assets and course development	$1,000	$487	$1,487
Depreciation and amortization	$1,830	$335	$2,165

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

14.  SEGMENT REPORTING  – (continued)

As of and for the Year Ended May 31, 2008	NAU	Other	Dlorah, Inc.
Revenue:
Academic revenue	$44,218	$—	$44,218
Auxiliary revenue	4,062	—	4,062
Rental income – apartments	—	782	782
Condominium sales	—	395	395
Total revenue	48,280	1,177	49,457
Operating expenses:
Educational services and facilities	10,871	—	10,871
Selling, general, and administrative	34,540	2,361	36,901
Auxiliary expense	1,523	—	1,523
Cost of condominium sales	—	122	122
Loss on disposition of property and equipment	5	—	5
Total operating expenses	46,939	2,483	49,422
Income (loss) from operations	1,341	(1,306)	35
Other income (expense):
Interest income	282	—	282
Interest expense	(678)	(345)	(1,023)
Other income – net	1	91	92
Total other expense	(395)	(254)	(649)
Income (loss) before minority interest	$946	$(1,560)	$(614)
Total assets	$19,737	$8,425	$28,162
Expenditures for long-lived assets and course development	$3,449	$4,046	$7,495
Depreciation and amortization	$1,783	$331	$2,114

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

14.  SEGMENT REPORTING  – (continued)

As of and for the Year Ended May 31, 2007	NAU	Other	Dlorah, Inc.
Revenue:
Academic revenue	$39,841	$—	$39,841
Auxiliary revenue	3,702	—	3,702
Rental income – apartments	—	906	906
Total revenue	43,543	906	44,449
Operating expenses:
Educational services and facilities	10,202	—	10,202
Selling, general, and administrative	32,238	2,344	34,582
Auxiliary expense	1,831	—	1,831
Gain on legal settlement	(340)	—	(340)
Loss on disposition of property and equipment	495	—	495
Total operating expenses	44,426	2,344	46,770
Loss from operations	(883)	(1,438)	(2,321)
Other income (expense):
Interest income	278	—	278
Interest expense (Note 5)	(486)	(270)	(756)
Other income – net	9	71	80
Total other expense	(199)	(199)	(398)
Loss before minority interest	$(1,082)	$(1,637)	$(2,719)
Total assets	$15,650	$4,787	$20,437
Expenditures for long-lived assets and course development	$2,509	$606	$3,115
Depreciation and amortization	$1,425	$262	$1,687

15.  FAIR VALUE MEASUREMENTS

As discussed in Note 2, the Company adopted FASB Statement No. 157, subject to the deferral provisions of FSP FAS No. 157-2 as of January 1, 2008. This standard defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurements. FASB Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Following is a description of each category in the fair value hierarchy and the financial assets and liabilities of the Company that are included in each category at May 31, 2009:

Level 1 — Quoted prices in active markets for identical assets or liabilities. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted market prices.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The type of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using observable inputs.

DLORAH, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
(Dollar Amounts in Thousands)

15.  FAIR VALUE MEASUREMENTS  – (continued)

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The type of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation. The Company does not have any Level 3 assets or liabilities.

In accordance with the fair value hierarchy, the following table shows the fair value as of May 31, 2009, of those financial assets that are measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine their fair market value.

	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value
Investments	$4,417	$231	$—	$4,648
Total assets at fair value	$4,417	$231	$—	$4,648

16.  SUBSEQUENT EVENTS

The Company sold one unit in the Park West condominium project in July 2009 for approximately $164.

* * * * * *

ANNEX I

AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CAMDEN LEARNING CORPORATION,

DLORAH SUBSIDIARY, INC.

AND

DLORAH, INC.

Dated as of August 11, 2009

i

Exhibit A — Stockholders of Dlorah and Merger Consideration Allocation
Exhibit B — Form of Warrant
Exhibit C — Statement of Designations of Class A Common Stock
Exhibit D — Form of Lock-Up Agreement
Exhibit E — Form of Registration Rights Agreement

Index of Defined Terms

Page
Accrediting Body	9
Acquisition Proposal	39
Action	15
Affiliate	57
Agreement	1
Aircraft	26
Antitrust Laws	9
Benefit Plans	18
Board	1
Board of Governors	6
Burdensome Condition	44
Business Day	57
Camden Warrant	27
CERCLA	25
Certificate	5
Certificate of Incorporation	27
Certificate of Merger	2
Certifications	29
Claim Notice	45
Class A Dividend	3
Class A Stock	2
Closing	1
Closing Date	1
Code	5
Common Stock	2
Company	1
Company Affiliate Transaction	26
Company Disclosure Schedule	7
Company Financials	11
Company Indemnified Party	45
Company Intellectual Property	17
Company Material Contract	16
Company Permits	15
Company Real Property	20
Company School	9
Company Stockholder	2
Company Stockholder Lock Up Agreement	6
Company Stockholders	2
Compliance Date	9
Confidentiality Agreement	39
Consent	9
Damages	45
DE Secretary of State	2
DGCL	1
Director	1
Dissenting Equity Interests	5
DOE	9

Page
DOL	18
Dr. Gallentine	5
Dr. Kerr	6
Dr. Shape	6
Educational Agency	10
Educational Approval	10
Educational Law	10
Effective Time	2
Encumbrances	10
Enforceability Exceptions	8
Environmental Laws	25
Equity Interests	1
ERISA	18
ERISA Affiliate	18
Exchange Fund	4
Expenses	8
Fairway Hills III	6
GAAP	7
Governmental Authority	9
Hazardous Substance	25
HEA	10
Improvements	23
Incentive Option Plan	47
Indebtedness	8
Indemnitee	45
Indemnitor	45
Intellectual Property	18
IRS	18
Knowledge	57
Landlord Leases	20
Law	10
Laws	10
Leased Real Property	20
Leases	20
Licensed Intellectual Property	17
Material Adverse Effect	7
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Organizational Documents	27
Mr. Buckingham	5
Mr. Warnock	5
Off-the-Shelf Software Agreements	17
Option Securities	27
Order	15
Owned Real Property	20
Parent	1
Parent Affiliate Transaction	34

v

Page
Parent Disclosure Schedule	27
Parent Financials	30
Parent Indemnified Party	45
Parent Material Contracts	33
Parent Organizational Documents	27
Parent Permits	31
Parent SEC Reports	29
Parties	1
Party	1
Paying Agent	4
Permitted Encumbrances	20
Person	57
Post-Closing Education Consents	43
Pre-Closing Education Consents	43
Prospectus	55
Proxy Matters	48
Proxy Statement	8
RCRA	25
Redemption Consideration	48
Representatives	40
Required Company Vote	8
Required Parent Vote	28
Required Warrantholder Vote	48
Requisite Regulatory Approvals	50
Restricted Stock Consideration	2
Sarbanes-Oxley Act	29
SD Secretary of State	2
SDBCA	1
SEC	11
Securities Act	11
State Licensing Agency	10
Stock Consideration	2
Stockholder Matters	47
Stockholder Meeting	47
Student Financial Assistance	10
Subsidiary	57
Substantial Control	12
Surviving Company	1
Takeover Law	40
Tax	20
Tax Returns	19
Taxes	20
Tenant Leases	20
Title IV Programs	10
Trading Day	2
Trading Market	2
Trust Account	35
Trust Agreement	35

Page
Trust Fund	35
Trustee	35
Units	27
Warrant Redemption	48
Warrant Agreement	48
Warrant Consideration	2
Warrantholder Meeting	48
Warrantholder Proposal	48
Warrants	27

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

This Amended and Restated Agreement and Plan of Reorganization (this “Agreement”) is made and entered into as of August 11, 2009 by and among Dlorah, Inc., a South Dakota corporation (the “Company”), Camden Learning Corporation, a Delaware corporation (“Parent”), and Dlorah Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and amends and restates in its entirety that certain Agreement and Plan of Reorganization dated as of August 7, 2009 by and among the Company, Parent and Merger Sub. Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

A.  Parent, the Company, and Merger Sub intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding equity interests of the Company (the “Equity Interests”) will automatically be exchanged into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as amended, and the South Dakota Business Corporation Act (the “SDBCA”).

B.  The Board of Directors of the Company (each a “Director” and collectively, the “Board”) and the Boards of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and the Merger and each of them have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of the Company, Parent and Merger Sub.

C.  The Board has resolved to recommend that its stockholders adopt this Agreement, and the Board of Directors of Parent has resolved to recommend that its stockholders adopt this Agreement, to the extent such approval is required.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1  The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the SDBCA, at the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving company in the Merger (the “Surviving Company”), shall continue its corporate existence under the laws of the State of South Dakota as a wholly-owned subsidiary of Parent.

1.2  The Closing; Effective Time; Effect.

(a)  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the “Closing”) shall take place by the exchange of original or facsimile or electronic copies of the respective Closing documents at 10:00 a.m. New York City time no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1

(b)  Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of Delaware (the “DE Secretary of State”) and the Secretary of State of South Dakota (the “SD Secretary of State”), a certificate of merger in accordance with the DGCL and the SDBCA (referred to herein as the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and the SDBCA and shall make all other filings or recordings required under the DGCL and the SDBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto, in accordance with the DGCL and the SDBCA and as specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)  From and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3  Exchange of Securities.

(a)  At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any securities of the Company, all of the Equity Interests issued and outstanding immediately prior to the Effective Time (other than Dissenting Equity Interests) shall automatically be converted into the right to receive an aggregate of: (i) 100,000 shares of a class of stock to be created immediately prior to the Closing, such series to be known as Class A Common Stock, par value $0.0001 per share, of the Parent (the “Class A Stock” or the “Stock Consideration”), which such shares shall be convertible into 15,730,000 shares of the common stock, par value $0.0001 per share, of Parent (the “Common Stock”), as such number may be adjusted pursuant to this Section 1.3, and (ii) 2,800,000 newly issued common stock purchase warrants (the “Warrant Consideration”) to purchase up to 2,800,000 shares of Common Stock at a purchase price of $5.50 per share, and (iii) 575,000 shares of restricted Common Stock (the “Restricted Stock Consideration”), which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive Trading Day period; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied by then (the Stock Consideration, the Warrant Consideration and the Restricted Stock Consideration are referred to collectively herein as the “Merger Consideration”). Notwithstanding the foregoing, and subject to potential further adjustment as described below in Sections 1.3(b), 1.3(e) and 1.8, (x) if the Merger Consideration, following consummation of the Merger, would be less than an aggregate of seventy percent (70%) of the issued and outstanding capital stock of Parent, on an as-converted and fully diluted basis (taking into account the cancellation of the 2,800,000 common stock warrants owned by Camden Learning, LLC, the issuance of 250,000 shares of restricted Common Stock to Camden Learning, LLC, and the Warrant Redemption (as defined herein)), then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the Merger Consideration equals seventy percent (70%) of the issued and outstanding capital stock of Parent, on an as-converted and fully diluted basis, or (y) if the Merger Consideration, following consummation of the Merger, equals or exceeds an aggregate of seventy percent (70%) of the issued and outstanding capital stock of Parent, on an as-converted and fully diluted basis (taking into account the cancellation of the 2,800,000 common stock warrants owned by Camden Learning, LLC, the issuance of 250,000 shares of restricted Common Stock to Camden Learning, LLC, and the Warrant Redemption), then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. The Merger Consideration shall be distributed to the stockholders of the Company (individually, a “Company Stockholder” and collectively, the “Company Stockholders”) in accordance with the allocation set forth on Exhibit A attached hereto. The warrants which comprise the Warrant Consideration shall be in the form attached hereto as Exhibit B.

(b)  If the average of the closing sales price of the Common Stock on the Trading Market during the 10 Trading Day period ending immediately preceding Closing is less than $7.00 per share, then the number of shares of Common Stock into which the Class A Stock is convertible shall be increased such that the aggregate value of the Stock Consideration and Warrant Consideration would have the same

2

aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share. Such adjustment shall be in addition to and after taking into account any other adjustments to the Merger Consideration pursuant to Sections 1.3(a) and 1.8. As used herein, “Trading Day” means a day on which the principal Trading Market is open for trading. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

By way of example, assume the average of the closing sales price of the Common Stock for the 10 Trading Day period ending immediately before Closing is $6.50 per share, and further assume there were no adjustments to the Merger Consideration pursuant to Sections 1.3(a) or 1.8. If the average of the closing sales price of the Common Stock had been $7.00 per share, then the Company would have received Stock Consideration with a presumptive value of $110,110,000 (15,730,000 shares multiplied by $7.00), and the Warrant Consideration would have had a presumptive value of $4,200,000 ($7.00, less the exercise price of $5.50, multiplied by 2,800,000 warrants), for a total value of $114,310,000. But, because the average of the closing sales price of the Common Stock was $6.50 per share, the Company would have received Stock Consideration with a presumptive value of only $102,245,000 (15,730,000 shares multiplied by $6.50) and Warrant Consideration with a presumptive value of only $2,800,000 ($6.50, less the exercise price of $5.50, multiplied by 2,800,000 warrants), for a total value of $105,045,000. The Parent would make up this shortfall of $9,265,000 ($114,310,000 less $105,045,000), by increasing the number of shares of Common Stock into which the Class A Stock would be convertible by 1,425,385 additional shares ($9,265,000 divided by the average trading price of $6.50, rounded to the nearest whole number). Thus, the total number of shares of Common Stock into which the 100,000 shares of Class A Stock would be convertible would equal 17,155,385 shares.

(c)  Each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be exchanged into common stock of the Surviving Company, and all such Surviving Company common stock shall constitute the only outstanding common stock and common stock equivalents of the Surviving Company following the Effective Time. From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent common stock of the Surviving Company into which such shares of common stock of Merger Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(d)  All Equity Interests (except the Dissenting Equity Interests) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be automatically cancelled and shall cease to exist, and each Company Stockholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(e)  It is expressly understood and agreed by the Parties that the Merger Consideration shall be reduced on a pro rata basis with respect to those Equity Interests that constitute Dissenting Equity Interests. By way of example, in the event there are Dissenting Equity Interests equal to 3% of all Equity Interests, the Merger Consideration shall be reduced by 3%.

(f)  Upon issuance, the Class A Stock shall have the same rights, privileges and preferences as, and shall in all respects be pari passu with, the Common Stock, except that the Class A Stock (i) will be entitled to receive an annual cumulative preferred dividend, paid quarterly, of $0.44 per share of Common Stock into which such Class A Stock converts, on an as-converted basis (the “Class A Dividend”), (ii) will be convertible into 15,730,000 shares of Common Stock, as may be adjusted pursuant to this Section 1.3, (iii) will vote on an as-converted basis, and (iv) will have such other rights and preferences as further described in the Statement of Designations attached hereto as Exhibit C. The Common Stock will be entitled to receive an annual dividend of $0.11 per share, payable as and when the Class A Dividend is paid. All dividend payments on the Common Stock shall be subject to corporate governance practices and procedures and to review and modification at any time and from time to time by the Board of Directors of the Surviving Company.

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1.4  Tender and Payment.

(a)  Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent and the Company shall execute a Paying Agent Agreement designating Continental Stock Transfer & Trust Company as the paying agent for the Merger Consideration (the “Paying Agent”). No later than the Effective Time, Parent shall deliver to the Paying Agent certificates representing the Stock Consideration, the Warrant Consideration and the Restricted Stock Consideration, to be held for the benefit of the Company Stockholders, other than holders of Dissenting Equity Interests (the “Exchange Fund”). The Exchange Fund shall be held by the Paying Agent pursuant to the Paying Agent Agreement. Pursuant to the Paying Agent Agreement, the Paying Agent shall distribute the Exchange Fund to the Company Stockholders pursuant to the allocation set forth on Exhibit A.

(b)  Distribution Procedures.  Promptly after the Effective Time, Parent and the Surviving Company shall cause the Paying Agent to mail to each Company Stockholder of record, as of the Effective Time, a letter of transmittal in such form attached to the Paying Agent Agreement which shall set forth instructions for distributing the Merger Consideration out of the Exchange Fund in respect of the Equity Interests pursuant to Section 1.3(a) hereof. Upon delivery to the Paying Agent of the letter of transmittal (which such letter shall contain (i) customary representations and warranties, including, but not limited to, such Company Stockholders’ right, title and interest in their Equity Interest, their acceptance of the terms and conditions of the proposed transaction, and acknowledgement by such Company Stockholder that any and all rights, preferences, privileges and obligations owed by the Company to the Company Stockholder, shall cease and be of no further force or effect, and (ii) the lock-up provisions contained in Exhibit D), properly completed and duly executed by such Company Stockholder in accordance with the instructions thereto, the Company Stockholder Lock Up Agreement (as defined in Section 1.7) and such other documents as may be reasonably required pursuant to such instructions, such Company Stockholder shall be entitled to receive in exchange therefor his, her or its allocable share of the Merger Consideration, to be mailed promptly following the Paying Agent’s receipt of such letter of transmittal. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Equity Interest is registered, it shall be a condition of payment that the letter of transmittal be in proper form for such transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Equity Interest, or such Person shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not applicable. Until receipt from a Company Stockholder of a duly executed letter of transmittal as contemplated by this Section 1.4(b), such Company Stockholder’s Equity Interest shall be deemed at all times after the Effective Time to represent only the right to receive its allocable share of the Merger Consideration as contemplated by Section 1.3(a) hereof, without interest thereon. The Paying Agent shall accept such letters of transmittal upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effectuate an orderly exchange thereof in accordance with normal exchange practices.

(c)  Fractional Shares.  No certificates or scrip representing fractional shares of Common Stock or book-entry credit of the same shall be issued upon the surrender of the Equity Interests for exchange. Each Company Stockholder who receives any portion of the Merger Consideration payable in Common Stock (whether free trading or restricted) who would otherwise have been entitled to receive a fraction of a share of Common Stock shall have such fractional share rounded up to the nearest whole number.

(d)  Transfer Books; No Further Ownership Rights in the Equity Interest.  At the Effective Time, the transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Equity Interests on the records of the Company. From and after the Effective Time, the Equity Interests outstanding immediately prior to the Effective Time shall be cancelled and they shall cease to have any rights, except as otherwise provided for herein or by applicable Law.

(e)  Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund that remains undistributed to the Company Stockholders following the one year anniversary of the Effective Time shall be delivered to the Surviving Company upon demand, and any Company Stockholders who have not theretofore complied with this Section 1.4(e) shall thereafter be entitled to look only to the Surviving

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Company (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration, payable without any interest thereon.

(f)  Withholding Taxes.  Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a Company Stockholder pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that such amounts are so withheld by Parent or the Surviving Company, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent, as the case may be.

1.5  Dissenting Company Stockholders.  Notwithstanding any provision of this Agreement to the contrary, to the extent Company Stockholders are entitled to appraisal rights under Part 13 of the SDBCA, Equity Interests issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the Merger and to be paid fair value in accordance with the SDBCA and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters’ rights under the SDBCA (the “Dissenting Equity Interests”), shall not be exchanged into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the SDBCA. Notwithstanding the immediately preceding sentence, if any Company Stockholder who demands appraisal rights with respect to his, her or its Equity Interests under the SDBCA effectively withdraws or loses (through failure to perfect or otherwise) his, her or its appraisal rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Company Stockholder’s Equity Interest shall thereupon be deemed to have been exchanged as of the Effective Time into the right to receive its pro rata portion of the Merger Consideration as provided in Section 1.3(a) hereof, without interest thereon, and such Equity Interests shall no longer be Dissenting Equity Interests. At the Effective Time, any holder of Dissenting Equity Interests shall cease to have any rights with respect thereto, except the rights provided under the SDBCA and as provided in this Section 1.5. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Equity Interest, withdrawals of such notices, and any other instruments served pursuant to the SDBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Equity Interests under the SDBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Equity Interest or offer to settle or settle any such demands.

1.6  Certificate of Incorporation and Governing Documents.  At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the Certificate of Incorporation (the “Certificate”) of the Company and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company.

1.7  Directors and Officers; Lock Up.

(a)  At the Effective Time, the board of directors of: (i) the Surviving Company shall be Mr. Robert Buckingham (“Mr. Buckingham”), Dr. Jerry Gallentine (“Dr. Gallentine”) and Mr. David L. Warnock (“Mr. Warnock”), and (ii) Parent shall consist of six (6) members, four of whom are to be selected by the Company (two of whom will be Mr. Buckingham and Dr. Gallentine) and two of whom are to be selected by Parent (one of whom will be Mr. Warnock). The remaining three board members of Parent shall be “independent directors” as that term is used in the NASDAQ Stock Market Rules, all of whom shall be qualified to serve on Parent’s audit committee following the Closing. Mr. Buckingham shall initially serve as the Chairman of the Board of Parent and the Surviving Company, until his resignation or removal. Additionally, there shall be named an Executive Committee of the Board of Directors of Parent comprised of Mr. Buckingham (who shall be Chairman), Mr. Warnock and Dr. Gallentine, with such rights and powers as shall be set forth in an Executive Committee Charter of the Parent, such charter to be in a form and substance to be agreed upon by the Parties and to be in effect immediately upon consummation of the Merger and which shall include policies and procedures regarding the implementation, review and modification of Parent’s internal controls and procedures with respect to SEC

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(as defined herein) compliance. If the requirements of any Trading Market on which Parent seeks to have the shares of Common Stock listed immediately following consummation of the Merger require a majority of independent directors, the Board of Directors of Parent shall consist of seven (7) members, with the Company selecting the additional member. Each of the Parties shall take all necessary action to effectuate the provisions of this Section 1.7.

(b)  At the Effective Time, the Board of Directors of Parent shall create a separate operating body of the Surviving Corporation, such body to be named the “Board of Governors.” The Board of Governors will have responsibility for the operation of the Company School (as defined herein), including the academic function and mission of the Company School, and will have such other rights and powers as are designated to it by the Board of Directors of Parent in a Board of Governors Charter in form and substance to be agreed upon by the Parties and to be in effect immediately upon consummation of the Merger. The Board of Directors of Parent will appoint the following individuals to the Board of Governors as of the Effective Time: Mr. Buckingham, Dr. Gallentine, Linda Copper, Richard Halbert, Susan Livingston, Dr. Richard Mosier and Edward Yelick.

(c)  At the Effective Time, the Board of Directors of Parent shall appoint and designate as officers of Parent: (i) Dr. Gallentine as President, (ii) Dr. Ronald Shape (“Dr. Shape”) as Chief Executive Officer and interim Chief Financial Officer, and (iii) Dr. Samuel Kerr (“Dr. Kerr”) as Provost, Secretary and General Counsel. With respect to the Surviving Company, Dr. Gallentine shall be named as President, Dr. Shape shall be named as Chief Executive Officer and interim Chief Financial Officer, and Dr. Kerr shall be named as Secretary and General Counsel. Michael Buckingham shall be named as President of the Surviving Company’s real estate division. The Company shall exercise its rights as a partner of Fairway Hills Section III (“Fairway Hills III”) to vote to appoint Mr. Buckingham as Chairman, and Michael Buckingham as President, of Fairway Hills III. Following Closing, the Parent will commence a search for a new Chief Financial Officer to replace Dr. Shape in his role as interim Chief Financial Officer of the Parent and the Surviving Company.

(d)  If, after the Effective Time, a vacancy shall exist on the Board of Directors or in any officer position of Parent, such vacancy may thereafter be filled in the manner provided by the Parent Organizational Documents (as defined herein) or the Law.

(e)  Each Company Stockholder shall enter into a “lock-up” agreement substantially in the form set forth in Exhibit D (a “Company Stockholder Lock Up Agreement”) pursuant to which such Company Stockholder shall agree, for a period of 180 days from the Effective Time, that such Company Stockholder shall neither, on his, her or its own behalf or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, issue, grant any option on, sell or otherwise dispose of any portion of the Merger Consideration issued to such Company Stockholder.

1.8  Certain Adjustments to Parent Capitalization.

If, between the date of this Agreement and the Effective Time, the outstanding Common Stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the Merger Consideration shall be appropriately adjusted to provide to the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

1.9  Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL and the SDBCA.

1.10  Additional Actions.

If, at any time after the Effective Time, the Surviving Company or the Parent, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or Parent its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company

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or otherwise carry out this Agreement, the officers and directors of the Surviving Company or Parent, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.11  Tax-Free Reorganization.

The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a tax-free transaction for federal income tax purposes. The Parties agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company disclosure schedules, which set forth certain disclosures concerning the Company and its divisions and businesses (the “Company Disclosure Schedule”). Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1  Due Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent accurate and complete copies of the Company’s certificate of incorporation, bylaws and other organizational documents, each as currently in effect. The Company is not in violation of any provision of its certificate of incorporation, stockholder agreements (if any), bylaws, or other organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from: (i) political instability, acts of terrorism or war, changes in national, international or world affairs, or other calamity or crisis, including without limitation as a result of changes in the international or domestic markets, so long as such Party is not disproportionately affected thereby, (ii) any change affecting the United States economy generally or the economy of any region in which such Party conducts business that is material to the business of such Party, so long as such Party is not disproportionately affected thereby, (iii) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (iv) any change in United States generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof or (v) the execution and performance of or compliance with this Agreement.

2.2  Capitalization.

(a)  The authorized capital stock of the Company consists of 100,000 shares of common stock, par value $10.00 per share. As of the date hereof, 28,504.6655 shares of Company common stock were issued and outstanding. Except for the Equity Interests held by the Company Stockholders as set forth on Exhibit A, no Equity Interests are issued and outstanding. All of the outstanding Equity Interests are duly

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authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.

(b)  There are no: (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Equity Interests or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Equity Interests of, or other equity interest in, the Company, or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interest or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests.

(d)  No Indebtedness of the Company contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Encumbrance, other than Permitted Encumbrances, on its properties or assets. As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than Expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by the Company, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an Encumbrance on any property and (H) all guarantee obligations. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the proxy statement required to be filed by Parent in connection with the transactions contemplated hereby (the “Proxy Statement”), the solicitation of the Required Parent Vote and all other matters related to the consummation of the Merger.

(e)  Since June 1, 2005, the Company has not declared or paid any distribution or dividend in respect of the Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests, and the Board has not authorized any of the foregoing.

2.3  No Subsidiaries.  The Company does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than (i) publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity, and (ii) the partnership interests in Fairway Hills III owned by the Company. Schedule 2.3 of the Company Disclosure Schedule sets forth an accurate and complete list of all divisions, d/b/a’s, trade names and other names under which the Company conducts business.

2.4  Authorization; Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The affirmative vote of the Company Stockholders holding at least a majority of the shares entitled to vote at a meeting at which a quorum is present (the “Required Company Vote”) is necessary to approve and adopt

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this Agreement and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the Board, and (ii) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Company Vote. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5   Governmental Approvals.

(a)  No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, excluding any Educational Agency, a “Governmental Authority”), or with any Educational Agency, on the part of the Company or the Company School is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the DE Secretary of State and the SD Secretary of State in accordance with, respectively, the DGCL and the SDBCA, (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iii) compliance with any applicable federal or state securities or Blue Sky laws, (iv) any such Consents required by any Educational Agency, as identified in Section 2.5(a) of the Company Disclosure Schedule, (v) pursuant to any other Laws designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), if applicable, and (vi) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect. There exists no fact or circumstance attributable to the Company or the Company School or any of their affiliates which would reasonably be expected to impact on the Company or the Company School’s ability to obtain any Consents required by any Educational Agency in connection with this Agreement or the transactions contemplated hereby, including any such Consents which must be obtained following the Effective Time.

(b)  As used herein:

(1)  “Accrediting Body” means (i) any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions or their educational programs, and whose accreditation is necessary for the Company School’s participation in and receipt of funds under the Title IV Programs; (ii) the National League for Nursing Accrediting Commission; and (iii) the Commission on Accreditation of Allied Health Education Programs.

(2)  “Company School” means the postsecondary institution owned and operated as a division of the Company, comprised of its main campus and its additional locations or branches, and assigned Identification Number 004057 by the Office of Postsecondary Education of DOE.

(3)  “Compliance Date” means July 1, 2006.

(4)  “DOE” means the U.S. Department of Education.

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(5) “Educational Agency” means the DOE, and any State Licensing Agency or any Accrediting Body.

(6)  “Educational Approval” means any license, permit, consent, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency in connection with the operations of post-secondary institutions or the participation of such institutions in any Student Financial Assistance Program, but excluding such approvals issued with respect to individual recruiters or other individual employees of such institutions.

(7)  “HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C. §1001 et seq., and any amendments or successor statutes thereto, and its implementing regulations.

(8)  “State Licensing Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, exemption or other authorization necessary for a post-secondary institution to provide post-secondary education at a physical location in that state, including the Colorado Commission on Higher Education, the Kansas Board of Regents, the Minnesota Office of Higher Education, the Missouri Coordinating Board for Higher Education, the New Mexico Higher Education Department, the South Dakota Board of Regents and the Texas Higher Education Coordinating Board.

(9)  “Student Financial Assistance” means the Title IV Programs and any other program authorized by the HEA and administered by the DOE.

(10)  “Title IV Programs” means the programs of student financial assistance authorized by Title IV of the HEA.

2.6  No Violations.  The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not: (i) conflict with or violate any provision of the Certificate, bylaws or other organizational documents of the Company, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract to which the Company is a party or by which the Company’s assets are bound, except where such violation, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law, Educational Law or equity, or any conditional sale contract, title retention contract or other contract (the “Encumbrances”), other than Permitted Encumbrances, upon any of the properties, rights or assets of the Company that would reasonably be expected to have a Material Adverse Effect, or (iv) subject to obtaining the Consents from Governmental Authorities and Educational Agencies referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate any foreign, federal, state or local Order (as defined in Section 2.12), statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (but not including any Educational Agency) (each, a “Law” and collectively, the “Laws”) or any foreign, federal or state statute, law, rule, regulation, ordinance, writ, injunction, directive, judgment, decree, principle of common law or any standard or requirement enacted, promulgated, issued, enforced or entered by any Educational Agency (each, an “Educational Law” and collectively, the “Educational Laws”) to which the Company or the Company School or any of the Company’s or the Company School’s assets or properties is subject, except where such conflict, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

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2.7  Company Financial Statements.

(a)  As used herein, the term “Company Financials” means the Company’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of the Company’s balance sheets, statements of operations and statements of cash flow, as of May 31, 2007, May 31, 2008 and May 31, 2009 (as soon as available) and the unaudited interim financial statements of the Company for the nine month period ended February 28, 2009. The Company has made or will make available to Parent true, correct and complete copies of the Company Financials and will deliver to Parent audited financial statements for the fiscal year ended May 31, 2009 as soon as available for inclusion in the Proxy Statement. In addition, the Company has made available to Parent true, correct and complete copies of the Company financial statements in the form filed with the DOE for the Company’s fiscal year ended May 31, 2008. The Company Financials: (i) in all material respects accurately reflect or will reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) to the Company’s knowledge, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the Proxy Statement, comply or will comply in all material respects with the Securities Act of 1933, as amended (the “Securities Act”), Regulation S-X and the published general rules and regulations of the Securities Exchange Commission (“SEC”).

(b)  The Company has disclosed in writing to Parent, the Company’s outside auditors and the Board any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal controls over financial reporting that has occurred since January 1, 2004 and to which the Company has knowledge.

(c)  The Company has not, and to the Company’s knowledge, no auditor or accountant of the Company or any manager, director, officer, employee or consultant of the Company has, received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company has reported evidence of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or Educational Agency with jurisdiction, oversight or regulatory control over the conduct of the business of the Company) or securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of the Company.

2.8  Absence of Certain Changes.

(a)  Except as consented to in writing by Parent (and excluding the Merger), since May 31, 2008, the Company has conducted its businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.1 hereof if such action were to occur or be taken after the date of this Agreement, except for such action that would not have or reasonably be expected to have a Material Adverse Effect.

(b)  Since May 31, 2008, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect. The Company does not have any off-balance sheet arrangements.

2.9  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since May 31, 2008 or that would not reasonably be expected to have a Material Adverse Effect.

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2.10  Compliance with Laws.

(a)  The Company is in compliance with all Laws applicable to it and the conduct of its businesses as currently conducted and as proposed to be conducted following consummation of the Merger, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of, nor since June 1, 2004 has it received any notice of any conflict with, or default or violation of any applicable Law by which the Company, or any property or asset of the Company, is bound or affected, except for any such conflicts, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Since the Compliance Date, the Company School has been in compliance in all material respects with all applicable Educational Laws. Notwithstanding the generality of the foregoing: (i) the Company School is and, since the Compliance Date, has been, duly qualified as, and in compliance with the DOE definition of, a “proprietary institution of higher education”, including the provisions of 34 C.F.R. §600.7, (ii) the Company, the Company School and, to the knowledge of the Company, its and the Company School’s agents, have marketed, sold and provided educational products and services in compliance in all material respects with all Laws and Educational Laws applicable to the business of the Company, and in the jurisdictions in which the products and services were provided, and (iii) all contracts, agreements, arrangements and transactions in effect between the Company and any affiliate are in compliance in all material respects with the requirements of all applicable Laws and Educational Laws.

(b)  For the fiscal years ending on May 31, 2006, 2007 and 2008, the Company School derived no more than ninety percent (90%) of its revenues from the Title IV Programs, as determined on a cash basis in accordance with 34 C.F.R. §600.5. For the fiscal year ending on May 31, 2009, the Company School derived no more than ninety percent (90%) of its revenues from the Title IV Programs, as determined based on a good faith interpretation of 34 C.F.R. §600.5 as modified by the Higher Education Opportunity Act of 2008 (Public Law 110-315).

(c)  Neither the Company nor the Company School nor any other Person or entity that exercises substantial control over the Company or the Company School or over any affiliate of the Company or the Company School (as the term “substantial control” is defined in 34 C.F.R. §668.174(c)(3)) (“Substantial Control”), or member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (i) exercises or exercised Substantial Control over another institution that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a violation of a Title IV Program or other HEA program requirement. At no time has the Company or the Company School, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of the Company or the Company School, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. Neither the Company nor the Company School, nor any person or entity with a legal or beneficial interest in the Company or the Company School or with a right to share in the profits derived from the operation of the Company or the Company School, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of Title IV Program funds or has been judicially determined to have committed fraud involving Title IV Program funds. To the knowledge of the Company, neither the Company nor the Company School currently employs or contracts with any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, who or which has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of L aw or Educational Law involving federal, state, or local government funds. To the knowledge of the Company, neither the Company nor the Company School has contracted with any institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.

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(d)  There is no pending or, to the knowledge of the Company, threatened, proceeding or investigation to which the Company or the Company School is subject before any Governmental Authority or Educational Agency regarding whether the Company or the Company School has violated in any material respect applicable Laws or Educational Laws. Neither the Company nor the Company School has received written notice since the Compliance Date of any material violation of, or noncompliance with, any Law or Educational Law applicable to the Company or the Company School, or directing the Company to take remedial action with respect to such applicable Law or Educational Law or otherwise, and no material deficiencies of the Company or the Company School have been asserted in writing by any Governmental Authority or Educational Agency with respect to possible violations of any applicable Laws or Educational Laws. Since the Compliance Date, the Company has timely filed or made all material reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority or Educational Agency, and all such reports, statements, documents, registrations, notices, filings and submissions are in material compliance (and materially complied at the relevant time) with applicable Law or Educational Law and no material deficiencies have been asserted by any Governmental Authority or Educational Agency with respect to any such reports, statements, documents, registrations, notices, filings or submissions required to be filed with any Governmental Authority or Educational Agency.

(e)  The Company and the Company School, since the Compliance Date, have held and maintained in all material respects all Educational Approvals required under applicable Educational Laws to conduct the business and operations of the Company and the Company School in the manner and to the extent that they are now being conducted and have been conducted since the Compliance Date. The Company School is and, since the Compliance Date, has been eligible and certified by the DOE to participate in the Title IV Programs and is party to, and in material compliance with, a valid and effective Program Participation Agreement with the DOE that is in full force and effect. Since the Compliance Date, the Company and the Company School have been and are in material compliance with the terms of their Educational Approvals.

(f)  Section 2.10(f) of the Company Disclosure Schedule includes a correct and complete list of the full address of the main campus of the Company School and any additional location at which the Company School offers 50% or more of an educational program.

(g)  There is no investigation or proceeding pending or, to the knowledge of the Company, threatened that could reasonably be expected to result in the loss of any Educational Approval. Each Educational Approval presently required by any Educational Agency with respect to the Company or the Company School is in full force and effect, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of such Educational Approval is pending or, to the knowledge of the Company, threatened, nor since the Compliance Date, has either the Company or the Company School received written notice from an Educational Agency of its intent to initiate any such action. The Company School is not on show cause, probation, monitoring or warning status with any Educational Agency, and, since the Compliance Date, the Company School has not been subject to any such action by any Educational Agency. Neither the Company nor the Company School has received any written notice that any of the Educational Approvals will not be renewed.

(h)  Neither the Company nor the Company School is subject to any growth restrictions or growth limits of any kind, including any restrictions or limits related to student enrollment, new educational programs, modifications of existing educational programs, new locations or utilization of Title IV Program funds, except for any restrictions and limitations inherent to provisional certification to participate in the Title IV Programs.

(i)  Since the Compliance Date, the Company School has complied in all material respects with the regulations at 34 C.F.R. §668.14(b)(22) concerning the provision of commissions, bonuses and other incentive payments to persons engaged in student recruiting or admissions activities or in making decisions regarding the awarding of Title IV Program funds.

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(j)  For each fiscal year ending after the Compliance Date, the Company School complied with the applicable factors of financial responsibility set forth in 34 C.F.R. §668.15 and 34 C.F.R. §§668.171-175, including with respect to the posting of a letter of credit pursuant to the alternative standards of financial responsibility set forth in 34 C.F.R. §668.175. Section 2.10(j) of the Company Disclosure Schedule includes a correct and complete list of any letters of credit posted in favor of the DOE since the Compliance Date.

(k)  The Company School has at no time since the Compliance Date been subject to the reimbursement or heightened cash monitoring level II payment method as described at 34 C.F.R. §668.162 or any predecessor regulation, and neither the Company nor the Company School has received written notice since the Compliance Date from the DOE of its intent to place the Company School on such reimbursement or heightened cash monitoring level II payment method.

(l)  The Company School is in compliance in all material respects with (i) the requirements governing preferred lender relationships, private educational loans, and codes of conduct as set forth in 20 U.S.C. §1094; and (ii) applicable provisions of 34 C.F.R. §668.212 regarding prohibited inducements in the Federal Family Education Loan Program. Since July 1, 2007, neither the Company nor the Company School nor any employee, agent or official thereof has accepted any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing private or Title IV Program loan applications to any lender. Since the Compliance Date, neither the Company nor the Company School has received any written notice of any investigation by any Educational Agency or other Governmental Authority regarding the Company School’s student lending practices.

(m)  The Company and the Company School have made available to Parent and Merger Sub true and complete copies of correspondence and documents currently in its possession received from, or sent by or on behalf of the Company School to DOE, any Educational Agency or any programmatic accrediting agency listed on Section 2.10(m) of the Company Disclosure Schedule that were (i) sent or received since the Compliance Date or relate to any issue which remains pending as of the date of this Agreement and (ii) relate to (A) any written notice that any Educational Approval or programmatic accreditation is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in revocation of such Educational Approval or programmatic accreditation; (B) any written notice that the Company School has violated or is violating any legal requirement, regulation, or rule related to the Title IV Programs, or DOE or any other applicable Educational Agency, or any legal requirement, regulation, or rule related to maintaining and retaining in full force and effect any Educational Approval or programmatic accreditation; (C) any audits, program reviews, investigations or site visits conducted by DOE or any other Educational Agency, any other Governmental Entity, any programmatic accrediting agency listed on Section 2.10(m) of the Company Disclosure Schedule, or any independent auditor reviewing compliance with the statutory, regulatory or other requirements of the Title IV Programs by the Company School; (D) any written notice of an intent to limit, defer, show cause, suspend, terminate, revoke, cancel, not renew or condition (including any action placing the Company School or location thereof on probation) the accreditation of the Company School; or (E) the placement or removal of the Company School on or from the reimbursement or heightened cash monitoring level II method of payment under the Title IV Programs.

2.11  Regulatory Agreements; Permits.

(a)  There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company is a party, on the one hand, and any Governmental Authority or Educational Agency is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority or Educational Agency specifically with respect to the Company or the Company School, or (iii) resolutions or policies or procedures adopted by the Company or the Company School at the request of a Governmental Authority or Educational Agency, that (A) limit in any material respect the ability of the Company to conduct its education business as currently being conducted, (B) in any manner impose any

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requirements on the Company in respect of the provision of educational products and services that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws or Educational Laws, (C) require the Company or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company or (D) in any manner relate to the ability of the Company to pay dividends or otherwise materially restrict the conduct of business of the Company or the Company School in any respect.

(b)  The Company holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals (excluding any Educational Approvals which are addressed in Section 2.10) necessary to lawfully conduct its business as presently conducted and as contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any of the Company Permits to be in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have a Material Adverse Effect. Section 2.11(b) of the Company Disclosure Schedule sets forth each Company Permit required to be held by the Company in all jurisdictions in which it conducts business. The Company is not in violation in any material respect of the terms of any Company Permit.

(c)  Each of the officers and employees of the Company and the Company School are in compliance with all applicable federal, state and foreign laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to be in compliance or such liability or disability would not reasonably be expected to have a Material Adverse Effect.

(d)  No investigation, review or examination by any Governmental Authority or Educational Agency with respect to the Company is pending or, to the knowledge of the Company, threatened, nor does the Company have knowledge of any Governmental Authority’s or Educational Agency’s intention to conduct any such investigation or review, other than any review of the Company or the Company School by any Educational Agency that occurs in the normal course of business and on a routine basis with respect to all institutions regulated by such Educational Agency.

(e)  The Company and, to the knowledge of the Company, its solicitors, third party administrators, managers and agents, have marketed, sold and issued educational products and services in compliance with all applicable Laws governing sales processes and practices, except in each case as would not reasonably be expected to have a Material Adverse Effect.

2.12  Litigation.  There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have a Material Adverse Effect. The Company is in material compliance with all Orders. There is no material Action which the Company has pending against other parties.

2.13  Restrictions on Business Activities.  There is no agreement or Order binding upon the Company which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company as its business is currently conducted, any acquisition of property by the Company, the conduct of business by the Company as currently conducted, or

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restricting in any respect the ability of the Company from engaging in business as currently conducted or from competing with other parties, except where such agreement or Order would not reasonably be expected to have a Material Adverse Effect.

2.14  Material Contracts.

(a)  Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which the Company is a party or by which the Company is bound as of the date hereof (each, a “Company Material Contract”) that:

(i)  is described in the Company Financials for the year ended May 31, 2008;

(ii)  would be required to be disclosed if the Company were a reporting company under the Securities Exchange Act of 1934, as amended;

(iii)  contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Company or any of its affiliates): (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company upon notice of 60 days or less;

(iv)  involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company, taken as a whole;

(v)  involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(vi)  relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of (1) $250,000 with respect to any non-real estate related Indebtedness or (2) $100,000 with respect to any real estate related Indebtedness;

(vii)  was entered into by the Company and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, other than the acquisition or disposition of assets in the ordinary course of business;

(viii)  by its terms calls for aggregate payments by the Company under such contract of more than (1) $250,000 with respect to any non-real estate related payments or (2) $100,000 with respect to any real estate related payments;

(ix)  with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which the Company has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(x)  involves any managers, directors, executive officers or key employees of the Company that cannot be cancelled by the Company within 60 days’ notice without liability, penalty or premium;

(xi)  obligates the Company to provide indemnification or a guarantee in excess of (1) $250,000 with respect to any non-real estate related obligation or (2) $100,000 with respect to any real estate related obligation;

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(xii)  obligates the Company to make any capital commitment or capital expenditure (including pursuant to any joint venture);

(xiii)  relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xiv)  provides for any confidentiality or standstill arrangements.

(b)  With respect to each Company Material Contract: (i) each Company Material Contract is legal, valid, binding and enforceable in all material respects against the Company and the Company School and, to the Company’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the terms, validity or enforceability of such Company Material Contract against the Surviving Company and, to the Company’s knowledge, the other party thereto; (iii) the Company is not in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by the Company, or permit termination or acceleration by the other party, under any Company Material Contract; and (iv) to the Company’s knowledge, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract.

(c)  The Company has no written student enrollment agreements.

2.15  Intellectual Property.

(a)  Section 2.15(a) of the Company Disclosure Schedule contains a list of: (A) all material Intellectual Property that is owned by the Company (the “Company Intellectual Property”) and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by the Company in the conduct of its business (“Licensed Intellectual Property”). Except where the failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to have a Material Adverse Effect, the Company has: (i) all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has not received any notice alleging it has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person, and to the knowledge of the Company there is no valid basis for any such allegation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s rights to any Company Intellectual Property or Licensed Intellectual Property. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party. The Company is not engaged in any unauthorized use, infringement or misappropriation of any Intellectual Property owned by any third party that would reasonably be expected to have a Material Adverse Effect. All of the rights within the Company Intellectual Property are valid, enforceable and subsisting (except as such enforcement may be limited by the Enforceability Exceptions). There is no Action pending or, to the Company’s knowledge, threatened which challenges the rights of the Company in respect of any Company Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by the Company of its business as currently conducted. The Company is not in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

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(b)  For purposes of this Agreement, “Intellectual Property” means: (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; and (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information.

2.16  Employee Benefit Plans.

(a)  Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”): (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to managers, officers, directors or employees other than advances for expense reimbursements incurred in the ordinary course of business and any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any liabilities or obligations (together, the “Benefit Plans”).

(b)  Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c)  To the knowledge of the Company, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect (i) each Company Benefit Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and (ii) the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans. All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates, including any legally permitted extensions. No Action is pending, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority (other than as would not reasonably be expected to have a Material Adverse Effect). To the knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to

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Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2007.

(d)  Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee or director of the Company, or (iii) increase the amount of compensation due any such employee, director or consultant.

(e)  Any amounts payable under any of the Company Benefit Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability will be deductible for federal income Tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f)  No Company Benefit Plan maintained by the Company provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managers, directors or consultants of the Company after retirement or other termination of service (other than: (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee, manager, director or consultant (or beneficiary thereof)).

(g)  Neither the Company nor any ERISA Affiliate has any liability with respect to any: (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h)  Neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Benefit Plans or the imposition of penalties or excise taxes with respect to the Company Benefit Plans by the IRS or the DOL.

(i)  All employees, managers, directors, and consultants are appropriately classified as such under applicable Law in all material respects, and the Company is not in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

2.17  Taxes and Returns.

(a)  The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Company Financials have been established in accordance with GAAP. Section 2.17 of the Company Disclosure Schedule sets forth each jurisdiction where the Company files or is required to file a Tax Return, except where the failure to file would not reasonably be expected to have a Material Adverse Effect. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims, assessments or audits against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount).

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There are no material Encumbrances with respect to any Taxes upon any of the Company’s assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)  The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code: (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)  The Company is not nor: (i) has it been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d)  Except as would not reasonably be expected to have a Material Adverse Effect, during the past 5 years the Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e)  The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(f)  The Company has not taken any action that would reasonably be expected to give rise to: (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(g)  Since May 31, 2008, the Company has not: (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(h)  For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18  Finders and Investment Bankers.  Except for Stifel Nicolaus, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19  Title to Properties; Assets.

(a)  Section 2.19(a)-1 of the Company Disclosure Schedule contains a correct and complete list of all real property owned by the Company or any partnership or joint venture in which the Company or any division of the Company directly or indirectly has an interest (“Owned Real Property”). Section 2.19(a)-2 of the Company Disclosure Schedule contains a correct and complete list of all real property leased or subleased by the Company as tenant or subtenant (“Leased Real Property”) (the Owned Real Property and the Leased Real Property are herein sometimes collectively called the

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“Company Real Property”). The list set forth in Section 2.19(a)-1 of the Company Disclosure Schedule contains, with respect to each parcel of the Owned Real Property, a description of all existing leases, licenses or other occupancy contracts to which the Company is a party or by which the Company is bound, including all amendments, modifications, extensions, renewals and supplements thereto (collectively, the “Landlord Leases”), the terms of which have been complied with by the Company in all material respects. The list set forth in Section 2.19(a)-2 of the Company Disclosure Schedule contains, with respect to each parcel of the Leased Real Property, a description of all existing leases, subleases, licenses or other occupancy contracts to which the Company is a party or by which the Company is bound, including all amendments, modifications, extensions, assignments, subleases, renewals and supplements thereto (collectively, the “Tenant Leases”) (the Landlord Leases and the Tenant Leases are herein sometimes collectively called the “Leases”), the terms of which have been complied with by the Company in all material respects. The Company Real Property set forth in Section 2.19(a) of the Company Disclosure Schedule comprises all of the real property currently used in the operations of the business of the Company. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has good, valid and marketable title to all of the Owned Real Property and its related personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term “Permitted Encumbrances” means: (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings or for which adequate reserves have been set aside; (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) any covenants, conditions, restrictions, reservations, rights, liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the Company’s title insurance policies and/or title insurance commitments or reports which have been made available to Parent; (iv) the terms and conditions of the Tenant Leases; (v) building and land use regulations and restrictions, (vi) existing easements and encroachments; (vii) building code violations not caused by the Company; and (viii) mortgages or other liens reflected in the Company’s Financials.

(b)  A correct and complete copy of each Tenant Lease has been furnished to Parent prior to the date hereof. The Company has a valid, binding and enforceable leasehold interest under each of the Tenant Leases and each of the Tenant Leases is in full force and effect (except as such enforcement may by limited by the Enforceability Exceptions) and grants the Company the exclusive right to use and occupy the premises leased thereby. The Company and, to the knowledge of the Company, any other party to any Tenant Lease is not in breach of or in default under, in any material respect, any of the Tenant Leases. The Company enjoys peaceful and undisturbed possession under all Tenant Leases, has not received notice of any material default, delinquency or breach on the part of the Company under a Tenant Lease, and there are no existing material defaults (with or without notice or lapse of time or both) by the Company or, to the knowledge of the Company, any other party thereto. No Consent under any Tenant Lease is required in connection with the transactions contemplated hereby.

(c)  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor, to the knowledge of the Company, any other party to any Landlord Lease, is in breach of or in default under any of the Landlord Leases.

(d)  Schedule 2.19(d) is a true, correct and complete list of all material service, maintenance, supply, management and other agreements relating to the operation or ownership of the Owned Real Property, together with all modifications and amendments thereof and supplements relating thereto in effect as of the date hereof. True and complete copies of (i) all Tenant Leases, together with all modifications, extensions, amendments and assignments thereof, if any, affecting or relating to the Owned Real Property, (ii) all liens (including, without limitation, all mortgages or other monetary encumbrances), occupancy agreements, possessory rights, options and rights of first refusal (other than Permitted Encumbrances) relating to or affecting any parcel of Owned Real Property, (iv) all material licenses, permits, variances, approvals, special exemptions and permanent certificates of occupancy (including any and all environmental permits and all beer, wine and/or liquor licenses), if any, needed in connection with the ownership, development, construction, use, occupancy and maintenance of any parcel of Company Real Property by the Company have heretofore been furnished to Parent.

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(e)  There is no action, suit, litigation, hearing or administrative proceeding pending or, to the Company’s knowledge, threatened against the Company or any partnership in which the Company owns an interest, with respect to all or any portion of the Company Real Property, in each case which is not or would not be fully covered by insurance, except as would not reasonably be expected to have a Material Adverse Effect.

(f)  There are no condemnation or eminent domain proceedings pending, or to the Company’s knowledge, threatened against any Owned Real Property and, to the Company’s knowledge, there are no condemnation or eminent domain proceedings pending or threatened against any Leased Real Property.

(g)  Except for the purchase agreements relating to the sale of condominium units, the Company has not granted any Person a purchase option, right of first refusal, right of first offer or other right to purchase any Owned Real Property.

(h)  The Company has not sent to any holder of any mortgage or other interest (secured or unsecured) in any Company Real Property, nor has the Company received from any such holder, a notice of default under any financing, loan or other document or security agreement with respect to any Company Real Property.

(i)  There are no finder’s fees, brokerage commissions or tenant improvement allowances outstanding with respect to any Company Real Property except for brokerage commissions, if any, payable with respect to sales of condominium units.

(j)  There are no tax certiorari or tax appeal proceedings outstanding with respect to any Owned Real Property as of the date hereof.

(k)  The Company has not assigned its interest as lessor or lessee under any Lease, other than collateral assignments in connection with any existing financing of any Company Real Property.

(l)  The Company has insurable (to the Company’s knowledge at regular rates) and marketable title to all Owned Real Property subject to Permitted Encumbrances. The Company has received no notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Company Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Company Real Property, which repair or work has not been completed.

(m)  The Company has no knowledge of any proceeding pending for the adjustment of the assessed valuation of all or any portion of any Company Real Property or abatement with respect to all or any portion of the real estate taxes payable on any Company Real Property.

(n)  To the knowledge of the Company, the use and operation of the Company Real Property in the conduct of the business of the Company does not violate any instrument of record or agreement affecting such Owned Real Property, except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Valid policies of title insurance have been issued insuring all fee simple title to the Owned Real Property, except where the failure of such policies to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, such policies are in full force and effect. No material claim has been made against any such policy.

(o)  The Company has no knowledge (a) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Real Property has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same, except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect, (b) of any written notice of any violation of the Company Real Property of any federal, state or municipal law, ordinance, order, regulation or requirement issued by any Governmental Authority which would have a Material Adverse Effect, (c) of

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any structural defects relating to any Company Real Property which would have a Material Adverse Effect, (d) of any Company Real Property whose building systems are not in working order to such an extent that it would have a Material Adverse Effect, or (e) of any physical damage to any Company Real Property which would have a Material Adverse Effect for which there is no insurance in effect covering the cost of the restoration. No approvals from any Government Authority is required, as a result of the transactions contemplated by this Agreement, to be issued after the date hereof in order to permit the Company, following the Closing, to continue to own or operate the Company Real Property in the same manner as heretofore operated which, if not issued, would have a Material Adverse Effect.

(p)  For the purposes of this Agreement, “Improvements” shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on any Owned Real Property, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements. With respect to those Improvements being constructed on any Owned Real Property, to the knowledge of the Company:

(i) the budget for the construction of the Improvements fairly and accurately reflects the Company’s good faith estimate of the costs and expenses shown thereon reasonably necessary to develop and construct the Improvements substantially in accordance with the plans and specifications therefor, and the Company has adhered to said budget in all material respects and has permitted no material deviations from said budget or the plans and specifications for the Improvements that are not reflected in the budget;

(ii) the plans and specifications for the Improvements have been approved by all applicable Governmental Authorities having jurisdiction over the Owned Real Property, the development and construction of the Improvements and the use and occupancy thereof for its intended purposes, and/or any providers of utility services to the Owned Real Property;

(iii) all utility services necessary for the development and construction of the Improvements and the use and occupancy thereof for its intended purposes are available through public or private easements or rights-of-way at the boundaries of the Owned Real Property, including, without limitation, sanitary sewer, electricity, gas, water, telephone, and storm water drainage;

(iv) all roads necessary for ingress and egress to the Owned Real Property, and for the full utilization of the Owned Real Property for its intended purposes, have either been completed pursuant to public or private easements, or the necessary rights-of-way therefor have been dedicated to public use and accepted by the appropriate Governmental Authority;

(v) all building permits, curb cuts, sewer and water taps, and other material permits, licenses, approvals, authorizations and consents required for the development and construction of the Improvements have been obtained;

(vi) the plans and specifications for the Improvements, the development and construction of the Improvements pursuant thereto, and the use and occupancy of the Improvements for their respective intended purposes comply with all applicable zoning ordinances, building regulations, restrictive covenants and governmental laws, rules, regulations and ordinances, and comply and will comply with all applicable requirements, standards and regulations of appropriate supervising boards of fire underwriters and similar agencies, authorities or boards;

(vii) the Company:

(A) has diligently pursued the development, construction and installation of the Improvements; and

(B) has performed or will perform such duties as may be necessary to complete the development, construction and installation of the Improvements substantially in accordance with the plans and specifications (as the same may be modified by the Company in the good faith exercise of its business judgment), and without Encumbrances (other than Permitted

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Encumbrances), claims or assessments, actual or contingent, asserted against any Owned Real Property for any material, labor or other items furnished in connection therewith;

(viii) the Company has complied and will comply in all material respects with all laws, ordinances, rules, regulations, judgments, orders, injunctions, writs and decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any of them, applicable to the construction of the Improvements, and has paid when due all taxes and assessments upon the Improvements or Owned Real Property and all claims for labor or materials, rents and other obligations that, if unpaid, will or might become a material Encumbrance against the Improvements or any Company Real Property;

(ix) the Company has maintained, in commercially reasonable amounts, and in commercially reasonable form and substance:

(A) builder’s risk insurance insuring the Improvements against fire, theft, extended coverage, vandalism, and such other hazards as the Company reasonably deems appropriate and will maintain such insurance in full force and effect at all times until the completion of construction of the Improvements; and

(B) such other insurance, in such amounts and for such terms, as the Company has from time to time, in the exercise of its reasonable business judgment, deemed appropriate insuring against such casualties or losses which at the time were commonly insured against in the case of premises similarly situated; and

(x) the Improvements have been constructed substantially in accordance with the plans and specifications therefor as the same may be modified by the Company in the reasonable exercise of its business judgment, and in a good and workmanlike manner.

2.20  Employee Matters.

(a)  During the past 5 years, there has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of the Company pending or, to the Company’s knowledge, threatened against the Company. The Company is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of the Company and no such agreement is currently being negotiated.

(b)  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company: (i) is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) has not, during the past 5 years, received written notice, or to the knowledge of the Company any other form of notice, that there is any unfair labor practice charge or complaint against the Company pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as would not result in any material liability to the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of the Company, threatened against the Company or any division or affiliate of the Company or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or

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alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21  Environmental Matters.

(a)  The Company is not the subject of any federal, state, local or foreign Order, judgment or written claim under any Environmental Law, and the Company has not received any written notice or claim, or entered into any negotiations or agreements with any Person under any Environmental Law, that has or would reasonably be expected to have a Material Adverse Effect.

(b)  To the knowledge of the Company, the Company is in compliance with all applicable Environmental Laws, except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(c)  To the knowledge of the Company, the Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under all applicable Environmental Laws.

(d)  The Company holds and is in compliance with all permits, licenses or approvals required to conduct its business and operations under all applicable Environmental Laws, except where the failure to hold and be in compliance with such permit, license or approval would not reasonably be expected to have a Material Adverse Effect.

(e)  Neither the Company nor any of its properties are subject to any pending Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to: (a) the protection, pollution, regulation, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, discharge, emission or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance which is or contains: (a) any “hazardous substance” as defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (b) any “hazardous waste” defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (d) gasoline, diesel fuel, or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (f) polychlorinated biphenyls; (g) radon gas; (i) any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5; and (j) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Laws and which: (1) requires reporting, investigation or remediation under Environmental Laws; (2) causes or threatens to cause a nuisance on or under any land, or on or in any improvements, owned or leased by the Company or any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on or under such land, or on or in such improvements or adjacent property; or (3) which, if it emanated or migrated from such land or on or in the improvements, could constitute a trespass that poses a risk to human health.

The representation and warranties made in this Section 2.21 are the exclusive representations and warranties of the Company relating to Environmental Laws, Hazardous Substances and Company Permits relating to Environmental Laws or Hazardous Substances, and no other provision of this Agreement shall be deemed to constitute, directly or indirectly, a representation or warranty with respect to such matters.

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2.22  Transactions with Affiliates.  Section 2.22 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any: (i) present or former employee, manager, officer or director of the Company, or any family member of any of the foregoing or (ii) record or beneficial owner of more than 5% of the Company’s outstanding capital stock as of the date hereof (each, a “Company Affiliate Transaction”).

2.23  Insurance.  The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size in the industry and locales in which the Company operates. Section 2.23 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by the Company, under which the Company is or was a named insured at any time within the last five (5) years. With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in any material respect, in breach of or default under, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and the Company knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

2.24  Books and Records.  All of the books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its accountants (including all means of access thereto and therefrom).

2.25  Bankruptcy.  The Company has not: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

2.26  The Aircraft.  With respect to all aircraft owned by the Company or any division thereof (collectively, the “Aircraft”):

(a)  all Aircraft have been operated in material compliance with all Laws applicable thereto; and

(b)  at the Closing Date, the Company will have all consents and approvals of, and will have provided proper notice to, all governmental authorities and agencies required in connection with the transactions contemplated hereby.

2.27  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) in the Proxy Statement, in either case, will, at the date the Proxy Statement is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting and Warrantholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by the Parent which is contained in the Proxy Statement or other filing made in connection with the transactions contemplated by this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedule”). Except as disclosed in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1  Due Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore made available to Company accurate and complete copies of Parent’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and bylaws (the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect. Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

3.2  Capitalization of Parent.

(a)  The authorized capital stock of Parent consists of 20,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the Closing, the authorized capital stock of Parent will consist of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock, and 1,000,000 shares of “blank check”, undesignated preferred stock. As of the date hereof, (i) 8,188,800 shares of Common Stock, (ii) 9,426,300 warrants (the “Warrants”), (iii) 6,626,300 units (the “Units ”) and (iv) no shares of preferred stock were issued and outstanding. As of the date hereof, options to purchase 376,300 shares of Common Stock and 376,300 warrants (convertible into 376,300 shares of Common Stock), in the aggregate, were issued and outstanding (collectively, the “Option Securities”). Except as set forth above, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Organizational Documents or any contract to which Parent is a party. To the knowledge of Parent, none of the outstanding securities of the Parent has been issued in violation of any foreign, federal or state securities Laws.

(b)  None of the Warrants issued and outstanding, other than the 2,800,000 common stock purchase warrant issued to Camden Learning, LLC as part of a private placement immediately after the Parent’s IPO (the “Camden Warrant”), has a cashless exercise feature, and each of the Warrants, other than the Camden Warrant, has an exercise price of $5.50. Upon exercise of any of the Warrants, other than the Camden Warrant, the cash paid for the exercise price will be paid directly to the Parent. By way of example, if 1,815,950 Warrants are exercised after the Closing, the Parent will receive aggregate proceeds from such exercise in the amount of $9,987,725.00.

(c)  Except for the Warrants and Option Securities, and other than the conversion rights set forth in the Prospectus, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued Common Stock or obligating Parent or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or Common Stock or securities convertible into or exchangeable for such shares, or obligating the Parent or Merger Sub to grant, extend

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or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Common Stock. Other than the conversion rights set forth in the Prospectus, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Common Stock of Parent or Merger Sub.

(d)  There are no stockholders or members agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the voting of any equity interest or the capital stock or equity interests of Parent or any Merger Sub.

(e)  No Indebtedness of the Parent or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Parent or Merger Sub or (iii) the ability of Parent or Merger Sub to grant any Encumbrance on its properties or assets.

(f)  Since the date of Parent’s formation, other than a stock dividend of 0.3888888 which was effective as of November 20, 2007, neither Parent nor Merger Sub has declared or paid any distribution or dividend in respect of the Common Stock.

3.3  Merger Sub.

(a)  All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Encumbrances.

(b)  Except for 100% of the common stock of Merger Sub, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)  Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder. Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

3.4  Authorization; Binding Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Required Parent Vote (as defined herein). The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding Common Stock of Parent (the “Required Parent Vote”) is necessary to approve and adopt this Agreement, all Proxy Matters (except the Warrantholder Proposal (as defined herein)) and to consummate the transactions contemplated hereby and thereby (including the Merger) and the Required Warrantholder Vote (as defined herein) is required to approve the Warrantholder Proposal, provided, however, that stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under the Certificate of Incorporation to convert their shares of Common Stock into a cash payment from the Trust Fund. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.5  Governmental Approvals.

(a)  No Consent of or with any Governmental Authority or Educational Agency on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the DE Secretary of State and the SD Secretary of State in accordance with, respectively, the DGCL and the SDBCA, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to Antitrust Laws, (iv) the filing of the Proxy

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Statement with, and the acceptance thereof by, the SEC, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

(b)  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby, and the consummation of the Merger, do not and will not require any material registration with, Consent or approval of, or notice to or other action to, with or by, any Governmental Authority or Educational Agency.

3.6  No Violations.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, and compliance by Parent and Merger Sub with any of the provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Parent Material Contract to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities and Educational Agencies referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have a Material Adverse Effect.

3.7  SEC Filings and Parent Financial Statements.

(a)  Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent with the SEC since April 10, 2007 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Section 3.7 of the Parent Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR for at least two (2) days prior to the date of this Agreement, Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-QSB for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-QSB in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) all Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”) and (vi) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, or (x) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”). The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the

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Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)  The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-B, as applicable, and the omission of notes to the extent permitted by Regulation S-X or Regulation S-B, as applicable. No financial statements other than those of Parent and Merger Sub are required by GAAP to be included in the consolidated financial statements of Parent. Section 3.7 of the Parent Disclosure Schedule contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since the date of such entity’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent. Neither Parent nor Merger Sub has any off-balance sheet arrangements. The Parent Financials, to the extent required for inclusion in the Proxy Statement, comply in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c)  Neither Parent nor Merger Sub, or any manager, director, officer or employee of Parent or Merger Sub has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, Directors, employees or agents to the Board or any committee thereof or to any Director or executive officer of Parent.

(d)  Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8  Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Parent Financials, neither the Parent nor Merger Sub has incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2007 in the ordinary course of business.

3.9  Compliance with Laws.  Parent and Merger Sub are each in compliance with all Laws applicable to them and the conduct of their respective businesses as currently conducted and as proposed to be conducted following consummation of the Merger. Neither the Parent nor Merger Sub is in conflict with, or in default or violation of, nor since April 10, 2007 have either of them received any notice of any conflict with, or default or violation of, (A) any applicable Law by which Parent or Merger Sub or any their respective property or assets is bound or affected, or (B) any Parent Material Contract to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub or any property, asset or right of the Parent or Merger Sub is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Parent or Merger Sub. Notwithstanding the generality of the foregoing, (x) since April 10, 2007, the Parent and Merger Sub have given or made all required notices, submissions, reports or other filings under applicable Laws and (y) all contracts, agreements, arrangements and transactions in effect between the Parent, Merger Sub and any affiliate are in compliance in all material respects with the

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requirements of all applicable Laws. There is no pending or, to the knowledge of Parent, threatened proceeding or investigation to which Parent or Merger Sub is subject before any Governmental Authority or Educational Agency regarding whether Parent or Merger Sub has violated in any material respect any applicable Laws. Neither Parent nor Merger Sub has received notice since April 10, 2007 of any material violation of, or noncompliance with, any Law applicable to Parent or Merger Sub or directing Parent or Merger Sub to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of Parent or Merger Sub have been asserted by any Governmental Authority or Educational Agency with respect to possible violations of any applicable Laws. Since April 10, 2007, Parent and Merger Sub have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any regulatory or Governmental Authority or Educational Agency, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority or Educational Agency with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to Parent or Merger Sub with any Governmental Authority or Educational Agency that have not been remedied.

3.10  Regulatory Agreements; Permits; Qualifications.

(a)  There are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Parent or Merger Sub is a party, on the one hand, and any Governmental Authority or Educational Agency is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority or Educational Agency specifically with respect to the Parent or Merger Sub or any property or asset owned by such party, or (3) resolutions or policies or procedures adopted by the Parent or Merger Sub at the request of a Governmental Authority or Educational Agency, that (A) limit in any material respect the ability of the Parent or Merger Sub to conduct its business as currently being conducted or (B) in any manner relate to the ability of Parent or Merger Sub to pay dividends or otherwise materially restrict the conduct of business of the Parent or Merger Sub in any respect.

(b)  Parent and Merger Sub hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Parent Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure of any Parent Permits to have been in full force and effect, or the suspension or cancellation of any of the Parent Permits, would not reasonably be expected to have a Material Adverse Effect. Section 3.10(b) of the Parent Disclosure Schedule sets forth each Parent Permit. The Parent and Merger Sub are not in violation in any material respect of the terms of any Parent Permit.

(c)  No investigation, review or market conduct examination by any Governmental Authority or Educational Agency with respect to the Parent or Merger Sub, or any affiliate thereof, is pending or, to the knowledge of Parent, threatened, nor does the Parent have knowledge of any Governmental Authority’s or Educational Agency’s intention to conduct any such investigation or review.

(d)  Neither the Parent nor the Merger Sub, nor any other Person or entity that exercises Substantial Control over the Parent or the Merger Sub, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21 (f)), alone or together, (i) exercises or exercised Substantial Control over another institution that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a violation of a Title IV Program requirement. At no time has the Parent or Merger Sub, nor any affiliate thereof with the power to direct or cause the direction of the management or policies of the Parent or Merger Sub, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. Neither the Parent nor the Merger Sub, nor any person or entity with a legal or beneficial interest in the Parent or the Merger Sub or with a right to share in the profits derived from the operation of the Parent or Merger Sub, nor any chief executive officer thereof, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of

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Title IV Program funds or has been judicially determined to have committed fraud involving Title IV Program funds. To the knowledge of Parent, neither the Parent nor the Merger Sub currently employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs who or which has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds. To the knowledge of Parent, neither the Parent nor the Merger Sub has contracted with any institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state, or local government funds.

3.11  Absence of Certain Changes.

(a)  Except as set forth in the Parent Disclosure Schedule or as consented to in writing by Company (and excluding the Merger), since their respective dates of incorporation, Parent and Merger Sub have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.6 if such action were to occur or be taken after the date of this Agreement.

(b)  Since their respective dates of incorporation, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect.

3.12  Taxes and Returns.

(a)  Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it or Merger Sub (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Section 3.12 of the Parent Disclosure Schedule sets forth each jurisdiction where the Parent and Merger Sub files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Parent or Merger Sub in respect of any Tax, and neither the Parent nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against the Parent or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no material Encumbrances with respect to any Taxes upon any of the Parent’s or Merger Sub’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Neither the Parent nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)  Neither the Parent nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)  Neither the Parent nor Merger Sub is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of

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Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Parent is or was the common parent corporation.

(d)  Except as would not reasonably be expected to have a Material Adverse Effect, neither Parent nor Merger Sub has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority.

(e)  The Parent is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(f)  Neither the Parent nor Merger Sub participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g)  Neither the Parent nor Merger Sub has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h)  Since December 31, 2008, neither the Parent nor Merger Sub have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

3.13  Restrictions on Business Activities.  There is no agreement or Order binding upon the Parent or Merger Sub which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Parent or Merger Sub as their businesses are currently conducted, any acquisition of property by the Parent or Merger Sub, the conduct of business by the Parent or Merger Sub as currently conducted, or restricting in any material respect the ability of the Parent or Merger Sub from engaging in business as currently conducted or from competing with other parties.

3.14  Employee Benefit Plans.  Parent does not maintain, and has no liability under, any Benefit Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.15  Employee Matters.  Neither Parent nor Merger Sub has ever had any current or former employees.

3.16  Material Contracts.

(a)  Except as set forth in the Parent SEC Reports filed prior to the date hereof or in the Prospectus, or on Schedule 3.16 hereto, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $50,000, or (ii) may not be cancelled by Parent on less than 60 days’ prior notice (the “Parent Material Contracts”). All Parent Material Contracts have been made available to the Company, and are set forth in Section 3.16(a) of the Parent Disclosure Schedule other than those that are exhibits to the Parent SEC Reports.

(b)  With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent or the Merger Sub and, to the Parent’s knowledge, the other party thereto, and in full force and effect (except as such enforcement may be

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limited by the Enforceability Exceptions); (iii) neither Parent nor Merger Sub is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by Parent or Merger Sub, or permit termination or acceleration by the other party, under the Parent Material Contract; and (iv) to the Parent’s knowledge, no other party to the Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent or Merger Sub, under any Parent Material Contract.

3.17  Litigation.  There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such). There is no material Action that Parent or Merger Sub has pending against other parties.

3.18  Transactions with Affiliates.  Section 3.18 of the Parent Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Parent or Merger Sub, on the one hand, and, on the other hand, any (i) director, officer, employee or affiliate of either Parent or Merger Sub, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than 5% of the Parent’s outstanding Common Stock as of the date hereof (each, a “Parent Affiliate Transaction”).

3.19  Investment Company Act.  Parent is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.20  Books and Records.  All of the books and records of the Parent and Merger Sub are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records. The records, systems, controls, data and information of Parent and Merger Sub are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Parent or its accountants (including all means of access thereto and therefrom).

3.21  Finders and Investment Bankers.  Except for Morgan Joseph & Co. Inc. and Signal Hill Capital Group LLC, the fees of which will be borne by Parent and paid from funds available to it in the Trust Fund, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.22  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) any Current Report on Form 8-K or any other report, form, registration, or other filing made with any Governmental Authority with respect to the transactions contemplated hereby or (b) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders and warrantholders or at the time of the Stockholder Meeting or Warrantholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based solely on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Proxy Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material

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fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.23  Disclaimer.  Parent and Merger Sub each acknowledge and agree that, other than to the extent set forth in, or otherwise relied on for use in, the Proxy Statement, neither the Company nor any other person is making any representations or warranties in connection with, or will have or be subject to any claim, liability, or indemnification obligation (under Section 5.3 hereof or otherwise) to Parent, Merger Sub or any other person resulting from, any projections, forecasts, or any other information made available to Parent or Merger Sub in certain data rooms or in management presentations (formal or informal) or in any other manner prior to the execution of this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II hereof.

3.24  Trust Fund.

(a)  Parent has, and since December 5, 2007, Parent has had, at least $49,589,984 in a trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”), invested in U.S. government securities in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of November 29, 2007, between Parent and Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee and disbursement from the Trust Account by the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account and, after deducting any funds paid to stockholders of Parent holding shares of Common Stock sold in Parent’s initial public offering who shall have voted against the Merger and demanded that Parent convert their shares of Common Stock into cash pursuant to the Certificate of Incorporation and payment of, or reservation of payment for: (1) any taxes then due and owing, (2) any deferred underwriting compensation to Morgan Joseph & Co. Inc., (3) any fees and expenses payable to the Parent’s attorneys, accountants and other advisors and (4) the Redemption Consideration (as defined herein), such Trust Fund will be free of any Encumbrances whatsoever, and will be available for use in the businesses of Parent and the Company.

(b)  As of the Effective Time, those obligations of Parent to dissolve or liquidate within a specified time period as contained in the Certificate of Incorporation will terminate, and effective as of the Effective Time, Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Common Stock into cash pursuant to the Certificate of Incorporation.

3.25  Intellectual Property.  Parent and Merger Sub do not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.26  Real Property.  Other than as set forth in public filings of Parent made with the SEC, Parent and Merger Sub do not own or lease any real property, and have no commitments or obligations to purchase or lease real property either prior to or after the Effective Time.

3.27  Environmental Matters.  Except for such matters that are not reasonably expected to have a Material Adverse Effect, Parent and Merger Sub: (i) have, to the knowledge of Parent, complied with all applicable Environmental Laws; (ii) have not received any notice, demand, letter, claim or request for information alleging that Parent or Merger Sub may be in violation of or liable under any Environmental Law; and (iii) are not subject to any Order or other arrangement with any Governmental Authority or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

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3.28  Insurance.  Set forth on Schedule 3.28 is a complete list of all liability insurance coverage maintained by Parent and Merger Sub which coverage is in full force and effect.

3.29  Bankruptcy.  Neither Parent nor Merger Sub has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.

3.30  Over-the-Counter Bulletin Board Quotation.  The Common Stock, Units and the Warrants are quoted on the Over-the-Counter Bulletin Board. There is no Action pending, or to the Parent’s knowledge, threatened against Parent by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock or the Warrants.

3.31  Registration of the Common Stock and the Warrants.  The Common Stock, Units and the Warrants are registered pursuant to Section 15(d) of the Exchange Act, and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock, Units and the Warrants under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such registration requirements.

3.32  Application of Takeover Protections.  Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent Organizational Documents (or similar charter documents) that is or could become applicable to the Company Stockholders as a result of the Merger, including without limitation as a result of the Parent’s issuance of the Class A Stock.

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ARTICLE IV

COVENANTS

4.1  Conduct of Business of the Company.

(a)  Unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule: (i) the Company shall conduct its business, in all material respects, in the ordinary course of business consistent with past practice and (ii) the Company shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, key employees and consultants, to maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and to preserve the possession, control and condition of its assets.

(b)  Without limiting the generality of the foregoing clause (a), except as set forth on Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, other than as contemplated hereby and in the Proxy Statement, the Company will not (except as specifically contemplated by the terms of this Agreement), without the prior written consent of Parent (such consent not to be unreasonably withheld):

(i)  amend, waive or otherwise change, in any respect, its Certificate, bylaws, or other organizational documents or enter into any stockholder, partnership or other agreement;

(ii)  authorize for redemption or issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any Equity Interest, any shares of capital stock or other securities or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Equity Interests, any shares of capital stock or other securities or other equity interests, including any securities convertible into or exchangeable for Equity Interests;

(iii)  split, combine, recapitalize or reclassify any of its Equity Interests or issue any other securities in respect thereof, or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its Equity Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Interests; provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Company Financials dated May 31, 2009, in which case the Company shall notify Parent within seven (7) days of such distributions;

(iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, other than in the ordinary course of business consistent with past practice;

(v)  increase the wages, salaries or compensation of any of its current or former consultants, officers, managers, directors or employees by more than five percent (5%), or increase bonuses for the foregoing individuals for fiscal year 2009 in an aggregate amount greater than 120% of the amounts paid to such individuals in fiscal year 2008, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Company Benefit Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, manager, director or employee, in each case other than in the ordinary course of business consistent

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with past practice (but in no event to exceed $100,000) or other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan or Company Material Contract in effect on the date of this Agreement;

(vi)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(vii)  other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000), transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses, or disclose to any Person who has not entered into a confidentiality agreement any material trade secrets;

(viii)  other than in the ordinary course of business consistent with past practice, terminate or waive or assign any material right under any Company Material Contract or enter into any contract (A) involving amounts potentially exceeding $250,000, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Company will, within seven (7) days of execution of same, provide a fully executed copy thereof to Parent);

(ix)  establish any subsidiary or enter into any new line of business outside the education industry;

(x)  make aggregate capital expenditures in excess of $3,200,000;

(xi)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company in an amount and scope of coverage as are currently in effect;

(xiii)  other than as required to be in compliance with SEC rules and regulations or with GAAP, or as approved by the Company’s outside auditors, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xiv)  waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Company Financial Statements;

(xv)  close or materially reduce the Company’s activities;

(xvi)  acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)  voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

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(xix)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than in the ordinary course of business consistent with past practice (but in no event in an amount in excess of $100,000);

(xx)  enter into any agreement, understanding or arrangement with respect to the voting of the Equity Interests;

(xxi)  take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority or Educational Agency to be obtained in connection with this Agreement;

(xxii)  enter into any material contract or otherwise take any material action with respect to (A) any real estate transaction or (B) the opening or construction of any additional facilities or locations;

(xxiii)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction; or

(xxiv)  authorize or agree orally or in writing to do any of the foregoing actions.

4.2  Access and Information; Confidentiality.

(a)  Between the date of this Agreement and the Effective Time, each Party shall give, and shall direct its accountants and legal counsel to give, the other Party and its Representatives, at reasonable times and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to such Party and its subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to the other Party prior to the date hereof) and instruct such Party’s Representatives to cooperate with the requesting Party in its investigation (including by reading available independent public accountant’s work papers) and to provide a copy of each material report, schedule and other document filed or received pursuant to the requirements of applicable securities Laws; provided that the requesting Party shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Party providing such information.

(b)  All information obtained by the Company, on the one hand, and Parent or Merger Sub, on the other hand, pursuant to this Agreement shall be kept confidential in accordance with and subject to the Mutual Non-Disclosure Agreement, dated as of April 13, 2009, between Parent and the Company (the “Confidentiality Agreement”).

4.3  No Solicitation.

(a)  For purposes of this Agreement, “Acquisition Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group, at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company, Parent or Merger Sub on the one hand and any third party on the other hand or acquisition or purchase of assets of or by the Company, Parent or Merger Sub representing 50% or more of such Person’s assets or business. Without limiting the foregoing, the term Acquisition Proposal includes any inquiry, proposal or offer by Parent, Merger Sub, or the Company or any indication of interest in making an offer or proposal by Parent, Merger Sub, or the Company to any third-party at any time relating to a merger, reorganization, recapitalization, consolidation, asset sale, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions with Parent, Merger Sub, the Company or any of their respective affiliates.

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(b)  In order to induce the Company and the Parent to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, from the date hereof until November 30, 2009, neither the Company nor the Parent or Merger Sub shall (unless otherwise required by applicable Law), directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, manager, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person (collectively, the “Representatives”) to: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding the Company, the Parent, Merger Sub or the Merger to any Person or group (other than a Party to this Agreement or their Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person or group with respect to, or which could be expected to lead to, an Acquisition Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company or Parent, the approval of this Agreement or the Merger or the recommendation by the Board of Directors of the Company or Parent that its respective shareholders adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (vi) discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality agreement to which the Company or Parent or Merger Sub is a party (except as may be permitted pursuant to the Confidentiality Agreement). Without limiting the foregoing, each Party agrees it shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 4.3 if done by such Party. Each Party shall promptly inform its Representatives of the obligations undertaken in this Section 4.3.

(c)  Each Party shall notify the other Party hereto promptly (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of: (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party hereto promptly informed of the status of any such inquiries, proposals, offers or requests for information. From and after the date of this Agreement, each Party shall immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Acquisition Proposal and shall direct, and use its commercially reasonable efforts to cause, its Representatives to cease and terminate any such solicitations, discussions or negotiations.

4.4  Takeover Laws.  Notwithstanding any other provision in this Agreement, if any “fair price”, “business combination”, “moratorium”, “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board, or the Parent and the members of its Board of Directors, as applicable, will grant such approvals and take such actions as are necessary so the transactions contemplated by this Agreement may be consummated promptly on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

4.5  Stockholder Litigation.  Parent shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, any stockholder litigation against Parent, its managers, directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

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4.6  Conduct of Business of Parent.

(a)  Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the terms of this Agreement: (i) Parent and Merger Sub shall conduct their respective business in, and shall not take any action other than in, the ordinary course of business consistent with past practice, (ii) Parent and Merger Sub shall use commercially reasonable efforts to continue to maintain, in all material respects, their respective assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use, and (iii) Parent and Merger Sub shall use commercially reasonable efforts consistent with the foregoing to conduct the business of Parent and Merger Sub in compliance with applicable Laws in all material respects, including without limitation the timely filing of all reports, forms or other documents with the SEC required to be filed with the SEC by Parent pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and to preserve intact the business organization of Parent.

(b)  Without limiting the generality of the foregoing clause (a), during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub will (except as specifically contemplated by this Agreement), without the prior written consent of the Company (such consent not to be unreasonably withheld):

(i)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell Common Stock (including upon exercise of any outstanding option, warrant or similar right to acquire such Common Stock), Class A Stock, any other shares of capital stock or other securities or equity interests, including any securities convertible into or exchangeable for Common Stock or equity interest of any class and any other equity-based awards or alter in any way its outstanding securities or make any changes in outstanding shares of capital stock or its capitalization, whether by means of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or agree to register under the Securities Act any capital stock of Parent or Merger Sub, except as contemplated in the Proxy Statement;

(ii)  declare, pay or set aside any dividend;

(iii)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person or subject any of its assets, properties or rights, or any part thereof to any Encumbrances or other limitation or restriction;

(iv)  make any change in any Parent Organizational Documents or any Merger Sub Organizational Documents;

(v)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or other ownership interests of Parent or Merger Sub, unless Parent determines, in its sole discretion, to purchase Common Stock prior to the date of the Stockholder Meeting;

(vi)  except in the ordinary course of business consistent with past practice, acquire, lease or sublease any material tangible assets, raw material or properties (including real property);

(vii)  enter into any Benefit Plan or any employment, severance, or change of control agreement;

(viii)  make capital expenditures in excess of $50,000, or commit to make capital expenditures for any period following the Effective Time;

(ix)  make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any

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amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(x)  other than in the ordinary course of business consistent with past practice or as contemplated hereunder, or for legal, accounting, fairness opinion and other fees to be incurred in connection with the transactions contemplated hereunder, terminate or waive or assign any material right under any Parent Material Contract or enter into any contract (A) involving amounts potentially exceeding $25,000, (B) that would be a Parent Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less (in the event any such contract is entered into, Parent will, within seven (7) days of execution of same provide a fully executed copy thereof to Company);

(xi)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xii)  establish any subsidiary (other than as contemplated hereby) or enter into any new line of business;

(xiii)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Parent and Merger Sub in an amount and scope of coverage as are currently in effect;

(xiv)  revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Parent’s outside auditors;

(xv)  waive, release, assign, settle or compromise any Action (including any third-party Action relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or Merger Sub) not in excess of $50,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, unless such amount has been reserved in the Parent financial statements included in the Parent SEC Reports;

(xvi)  acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)  voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xix)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)  take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority or Educational Agency to be obtained in connection with this Agreement;

(xxi)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction;

(xxii)  enter into any agreement, understanding or arrangement with respect to the voting of the Class A Stock or the capital equity of the Merger Sub; or

(xxiii)  authorize or agree to do any of the foregoing actions.

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4.7  Market Standoff Agreement.  Prior to the Closing, none of the Company or any officer, director, stockholder or affiliate of the Company shall sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent without the prior written consent of Parent.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1  Notification of Certain Matters.  Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger or as a result of the transactions contemplated hereby) or any non-compliance with any Law or Educational Law; (iii) receipt of any notice or other communication from any Governmental Authority or Educational Agency in connection with the transactions contemplated by this Agreement (including the Merger or as a result of the transactions contemplated hereby); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2  Commercially Reasonable Efforts.

(a)  Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and the Proxy Statement (including the receipt of all Requisite Regulatory Approvals, and the satisfaction, but not the waiver, of the Closing conditions set forth in Article VI), and to comply promptly with all requirements of Governmental Authorities and Educational Agencies applicable to the transactions contemplated by this Agreement.

(b)  Parent, Merger Sub and the Company will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith: (i) to submit any necessary filings, amendments or revisions to any required Governmental Authority in connection with the transactions contemplated hereby, and (ii) promptly to submit and make other applications, notices and submissions (or amendments to any of the foregoing previously submitted) with any Educational Agencies which must be filed in order for the Company and the Company School to obtain (A) all approvals and permits which must be obtained from such Educational Agencies prior to the Closing, as required, in order for the Company and the Company School to: (1) operate as they are currently operated and currently intended by the Company to be operated following the Closing, and (2) participate in the Student Financial Assistance Programs under the ownership of the Surviving Company (collectively, the “Pre-Closing Education Consents”, identified as such in Schedule 5.2(A) of the Company Disclosure Schedule), and (B) all approvals and permits which must be obtained from such Educational Agencies after the Closing in order for the Company and the Company School to (1) operate as they are currently operated and currently intended by the Company to be operated following the Closing and (2) participate in the Student Financial Assistance Programs under the ownership of the Surviving Company (collectively, the “Post-Closing Education Consents”, identified as such in Schedule 5.2(B) of the Company Disclosure Schedule); provided, however, that the Company shall not

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file any application, notice or other submission to any Educational Agency without providing Parent a reasonable opportunity to review and comment on such application, notice or other submission and without obtaining the consent of Parent (which consent shall not be unreasonably withheld or delayed); provided, further, however, that the Company shall be solely responsible for the submission of all such applications, notices and submissions, subject only to the right of Parent to review and consent to such applications, notices and submissions as provided for in this Section 5.2(b). All such filings related to the Pre-Closing Education Consents shall be made, if not already made, as promptly as practicable (but no later than 30 days after the date of this Agreement) and the Parent shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Company or any Educational Agency in connection with the Pre-Closing Education Consents and Post-Closing Education Consents.

(c)  In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and (b): (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to prepare and file with Educational Agencies, requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all commercially reasonable efforts to have such Educational Agencies approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from such Educational Agencies in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof. If any Educational Agency requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for representatives to be present for such hearing or meeting.

(d)  In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.2(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Educational Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority, Educational Agency or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or Educational Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and the Company shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e)  In the event any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority, Educational Agency or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub, the Company or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority or Educational Agency, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent or the Company, respectively, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent or Company reasonably expects to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”); including, without

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limitation, (i) any requirement that Parent, the Company, the Surviving Company or any of its or their subsidiaries (A) provide or commit to provide additional capital to the Surviving Company and the Company, (B) provide any maintenance, guarantee, keep-well or similar agreements or commitments that are more burdensome than currently required of the Company by such Governmental Authority or Educational Agency, (C) provide an irrevocable letter of credit or other surety in an amount greater than $10,000,000, as a condition of such Educational Agency issuing any Requisite Regulatory Approval, or (D) provide a guaranty or assume joint and several liability for any outstanding or future Title IV Program liabilities of the Company School; (ii) any restriction by any Educational Agency on the Company’s or the Company School’s ability to add new educational programs, to modify existing educational programs, to add new locations or branches or to increase student enrollments after the Closing; or (iii) any requirement by the Higher Learning Commission that the Company School’s accreditation status be returned to candidacy status.

(g)  Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger).

(h)  Notwithstanding anything herein to the contrary, neither Parent nor the Company shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the Merger or the consummation of the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect of either Party, (ii) Parent, Merger Sub or the Company having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate), or (iii) a Burdensome Condition.

5.3  Indemnification.

(a)  Indemnification by the Company.  From the date of this Agreement through the Closing Date, but only in the event Parent terminates this Agreement pursuant to Section 7.1, the Company shall indemnify and hold harmless each of Parent and Merger Sub, their affiliates and each of their respective successors and assigns, and their respective officers, directors, employees and agents (each, a “Parent Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”) such Parent Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any fraud committed by the willful breach of this Agreement by the Company occurring prior to termination of this Agreement.

(b)  Indemnification by Parent.  From the date of this Agreement through the Closing Date, but only in the event the Company terminates this Agreement pursuant to Section 7.1, each of Parent and Merger Sub shall indemnify and hold harmless the Company, its affiliates and each of its successors and assigns, and its officers, directors, employees and agents (each, a “Company Indemnified Party”) from and against any Damages such Company Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any fraud committed by the willful breach of this Agreement by Parent or Merger Sub occurring prior to the termination of this Agreement.

(c)  Indemnification Procedures.  A Person seeking indemnification under this Section 5.3 (the “Indemnitee”) must give timely written notice to the Person from whom indemnification is sought (the “Indemnitor”) as soon as practical after the Indemnitee becomes aware of any condition or event that gives rise to Damages for which indemnification is sought under this Section 5.3. The failure of the Indemnitee to give timely notice shall not affect the Indemnitee’s rights to indemnification hereunder except to the extent the Indemnitor demonstrates it was materially prejudiced by such failure. In the event a claim or demand is made by a party against an Indemnitee, the Indemnitee shall promptly notify the Indemnitor of such claim or demand, specifying the nature and the amount of the Damages (the “Claim Notice”). The Indemnitor shall notify the Indemnitee within twenty (20) days after receipt

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of the Claim Notice whether the Indemnitor will undertake, conduct and control, through counsel of its own choosing (subject to the consent of Indemnitee, such consent not to be unreasonably withheld or delayed, it being agreed that each of Ellenoff Grossman & Schole LLP and Gray, Plant, Mooty, Mooty & Bennett, P.A. are hereby deemed approved by each of the Parties) and at its expense, the settlement or defense thereof, and Indemnitee shall cooperate with Indemnitor in connection therewith, provided that if Indemnitor undertakes such defense: (i) Indemnitor shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of Indemnitee or settle such action without first obtaining the consent of Indemnitee, except for settlements solely covering monetary matters for which Indemnitor has acknowledged responsibility for payment; (ii) Indemnitor shall permit Indemnitee (at Indemnitee’s sole cost and expense) to participate in such settlement or defense through counsel chosen by Indemnitee; and (iii) Indemnitor shall agree promptly to reimburse Indemnitee for the full amount of any Damages resulting from such claim, except for those costs expressly assumed by the Indemnitee hereunder. The Indemnitee agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. The Indemnitor’s defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Indemnitor may have against Indemnitee or any third party. So long as Indemnitor is reasonably contesting any such claim in good faith, Indemnitee shall not pay or settle any such claim. If Indemnitor does not notify Indemnitee within twenty (20) days after receipt of Indemnitee’s Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to contest the claim in the exercise of its exclusive, reasonable discretion at the expense of the Indemnitor (provided the Indemnitor shall not be required to pay Indemnitee’s expenses for the defense, settlement or compromise of claims which are not covered by Indemnitor’s obligations under this Section 5.3 or which Indemnitor has not consented to).

(d)  Insurance Effect.  Notwithstanding the foregoing, to the extent that any Damages that are subject to indemnification pursuant to this Agreement are covered by insurance, the Indemnitee shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If the Indemnitee receives payment from the Indemnitor for indemnification under this Section 5.3 and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnitor and shall pay to the Indemnitor, as promptly as practicable after receipt, a sum equal to the amount of the proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnitor pursuant to this Agreement in respect of such Damages.

(e)  Exclusive Remedy.  The rights of any Parent Indemnified Party or Company Indemnified Party for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Section 5.3, and, except as specifically set forth in Section 9.10, such indemnification rights and the right to terminate this Agreement pursuant to Section 7.1 shall be the sole and exclusive remedies of such Parent Indemnified Party or Company Indemnified Party, as applicable, with respect to this Agreement or any matter arising under or in connection with this Agreement. To the maximum extent permitted by applicable Law, the Parent Indemnified Parties and the Company Indemnified Parties hereby waive all other rights and remedies, and release all claims against each other, with respect to this Agreement or any matter arising under or in connection with this Agreement, whether under any applicable Law, at common law or otherwise.

(f)  Limitations on Indemnification.  The Parties’ rights to indemnification hereunder are subject to the following limitations:

(i)  Any claim for indemnification hereunder may not be pursued and is hereby released by the Parties and irrevocably waived upon and after the Closing Date.

(ii)  Parent and Merger Sub may not seek indemnification from the Company Stockholders and may only seek indemnification hereunder against the Company.

(iii)  The Company may not seek indemnification against the Trust Fund and may only seek indemnification hereunder against Parent.

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(iv)  Notwithstanding anything contained herein to the contrary, the Company and its stockholders hereby irrevocably waive in perpetuity any and all claims for indemnification hereunder against all other entities controlled by Parent or its officers and directors.

5.4  Public Announcements.  Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except such release or announcement as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.5  Public Filings.  Parent shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder, including filing a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent will promptly advise the Company when any supplement or amendment to the Proxy Statement has been filed, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto, or requests by the SEC for additional information. No filing with respect to the Merger and the transactions contemplated thereby, and no amendment or supplement to such filings shall be made without the prior written approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders and warrantholders (if applicable) of the Parent.

5.6  Reservation of Stock.  Parent hereby agrees there shall be, or Parent shall cause to be, reserved for issuance and delivery such number of shares of Common Stock as shall be required for issuance and delivery of the Merger Consideration, and for conversion of the Class A Stock into Common Stock. Parent covenants it will authorize or cause to be authorized such number of shares of Class A Stock and Common Stock as shall be sufficient to issue the Merger Consideration and as will be needed for the conversion of the Class A Stock, and exercise of the Warrants, for Common Stock.

5.7  Stockholder Meeting and Warrantholder Meeting; Proxy.  As promptly as practicable following the execution of this Agreement, Parent, acting through its board of directors, shall, in accordance with applicable Law:

(a)  duly call, give notice of, convene and hold a special meeting of the stockholders of Parent (the “Stockholder Meeting”) for the purposes of considering and taking action upon: (i) an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 50,000,000 shares, (ii) an amendment to the Amended and Restated Certificate of Incorporation to change the name of Parent to “the Company” and for all such other changes as required in connection with the Merger, (iii) an amendment to the Amended and Restated Certificate of Incorporation to provide for the elimination of certain special purpose acquisition company provisions therein, to provide for the perpetual existence of the Parent and to remove any staggered or classified board provisions, (iv) approval of the Merger, including the issuance of the Merger Consideration, (v) the creation of the Class A Stock and (vi) the authorization and establishment by Parent of an incentive option plan for the grant of up to 5% of the Common Stock issued and outstanding as of the Closing

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Date (the “Incentive Option Plan”) for the directors, employees and consultants of Parent, the Company and their respective affiliates (collectively, the “Stockholder Matters”);

(b)  duly call, give notice of, convene and hold a special meeting of the warrantholders of Parent (the “Warrantholder Meeting”) for the purposes of considering certain amendments to the terms of the Warrant Agreement dated November 29, 2007, by and between Parent and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), covering all of the Warrants, which must be approved by each of Morgan Joseph & Co. and a majority in interest of the Warrants (the “Required Warrantholder Vote”), to allow for the redemption by Parent (the “Warrant Redemption”, and collectively with the Stockholder Matters, the “Proxy Matters”) of all the Warrants at a price of $0.50 per warrant (the “Redemption Consideration”), with such redemptions to take place on the Closing Date; provided, however, the Camden Warrant shall be excluded from the Warrant Redemption and cancelled in accordance with Section 6.3(l) hereof (the “Warrantholder Proposal”);

(c)  (i) use commercially reasonable efforts to solicit the approvals required by the stockholders and warrantholders of Parent and (ii) include in the Proxy Statement (A) the board of directors’ recommendation to the stockholders and warrantholders of Parent that they vote in favor of all Proxy Matters and (B) all other requests or approvals necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent may adjourn or postpone the Stockholder Meeting or Warrantholder Meeting as and to the extent required by applicable Law. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders and warrantholders as promptly as practicable after the Proxy Statement is declared effective by the SEC. The Company shall cooperate and assist Parent and its counsel in preparing the Proxy Statement and acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. The Company shall make its managers, directors, officers, employees and consultants available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the Company shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved any information provided by the Company and the Company Stockholders. If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company or inclusion in the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and warrantholders; and

(d)  promptly transmit any amendment or supplement to its stockholders or warrantholders, if at any time prior to the Stockholder Meeting or Warrantholder Meeting, respectively, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

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5.8  Directors and Officers of Parent and the Surviving Corporation.  Subject to any limitation imposed under applicable Laws, the Parties shall take all necessary actions so that the persons identified in Section 1.7(a) are elected to the positions of officers and directors of Parent and the Surviving Corporation, effective immediately after the Closing.

5.9  Hart-Scott-Rodino Filing.  If required pursuant to the Hart-Scott-Rodino Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Parent shall be responsible for all fees and expenses relating to such filing.

5.10  Use and Disbursement of Trust Fund.  Parent shall use commercially reasonable efforts to maximize the amount remaining in the Trust Fund at Closing, which amount shall be no less than $22,166,290.00, after payment in full of any taxes then due and owing, the deferred underwriting fee owed to Morgan Joseph & Co. Inc., any fees and expenses payable to the Parent’s investment bankers, attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrantholders or unit holders for repurchase, redemption or conversion of their Common Stock or Units or repurchase of their Warrants (including the Warrant Redemption), and any other of Parent’s or Merger Sub’s unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby.

5.11  Tax Treatment.  Each of the Company and Parent and Merger Sub shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code. The Company and Parent shall treat the Merger Consideration received in the Merger by holders of Equity Interests as property permitted to be received by Section 354 of the Code without the recognition of gain. Each of the Company and Parent covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 5.11. Each of the Company and Parent agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Party in writing of such fact or circumstance. Each of the Company and Parent will comply with all reporting and record-keeping obligations set forth in the Code and the Department of Treasury regulations that are consistent with the Merger qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

5.12  Listing of Common Stock on Nasdaq.  The Parties will use their reasonable best efforts to cause the Common Stock and the Warrants to be listed on either the Nasdaq Capital Market or the Nasdaq Global Market, as the Parties may mutually determine, as of the Closing Date.

5.13  Indemnification of Directors and Officers of the Company.  The Surviving Company will indemnify each individual who served as a director or officer of the Company at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, injunctions, orders, decrees, rulings, Damages, dues, penalties, fines, amounts paid in settlement, obligations, taxes, and liens, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the transactions contemplated herein.

5.14  Release of Personal Guarantees.  The Parties will use their reasonable best efforts to cause Mr. Buckingham to be released from any personal guarantees provided by him on behalf of the Company.

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ARTICLE VI

CONDITIONS

6.1  Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)  Parent Stockholder Approval.

(1)  The Required Parent Vote shall have been obtained in accordance with the DGCL, and

(2)  The stockholders of Parent holding thirty percent (30%) or more of the shares of Common Stock sold in Parent’s initial public offering shall not have voted against the Merger and exercised their conversion rights under Parent’s Certificate of Incorporation, as amended, to convert their shares of Common Stock into a cash payment from the Trust Fund.

(b)  Antitrust Laws.  If applicable, the required waiting period (and any extension thereof) under any Antitrust Laws, if any, shall have expired or been terminated.

(c)  Requisite Regulatory Approvals and Consents.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority or Educational Agency in order to consummate the transactions contemplated by this Agreement, including, without limitation all Pre-Closing Education Consents (collectively, the “Requisite Regulatory Approvals”), and all Consents from third parties required in connection with the transactions contemplated by this Agreement, shall have been obtained or made.

(d)  No Law or Order.  No Governmental Authority or Educational Agency shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(e)  Creation and Issuance of Class A Stock.  Parent shall have authorized the creation and issuance, and authorized the distribution to the Company Stockholders, of the Class A Stock, the creation of such stock to have been approved and authorized at the Stockholder Meeting.

(f)  Updating of Disclosure Schedules.  Final versions of the Parent Disclosure Schedules and Company Disclosure Schedules shall have been delivered by the appropriate Party to the other Parties hereto and such schedules shall have been certified as the final, true, correct and complete schedules of such Party.

(g)  Burdensome Condition.  None of the Requisite Regulatory Approvals or the Consents shall have included or contained, or resulted in the imposition of, any Burdensome Condition.

(h)  Litigation.  There shall be no pending Action against any Party or any of its affiliates, or any of their respective properties or assets, or any officer, director, partner, member or manager, in his or her capacity as such, of any Party or any of their affiliates, with respect to the consummation of the Merger or the transactions contemplated thereby which could reasonably be expected to have a Material Adverse Effect.

(i)  Board of Directors and Officers.  The Board of Directors and the officers of Parent and the Surviving Corporation shall be constituted as set forth in Section 1.7 hereof, effective as of the Effective Time.

(j)  Listing of Common Stock on Nasdaq.  The Common Stock and the Warrants shall be listed on either the Nasdaq Capital Market or the Nasdaq Global Market.

(k)  Incentive Plan and Restricted Stock Issuance.  Parent shall have established the Incentive Option Plan, and reserved for issuance to management of the Parent following the Closing from the Incentive Option Plan a number of shares of Common Stock equal to an aggregate of 1.5% of the Common Stock issued and outstanding as of the Closing Date.

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(l)  Fiscal Year.  Parent shall have changed its fiscal year end to May 31.

(m)  Employment Agreements.  Dr. Shape shall have entered into an employment agreement, and each of Mr. Buckingham and Dr. Gallentine shall have entered into an amendment to his current employment agreement, reasonably satisfactory to Parent and the Company and satisfactory to such individuals.

(n)  Warrantholder Proposal.  Parent shall have received the Required Warrantholder Vote to allow for the amendment of the Warrant Agreement to reflect the Warrantholder Proposal.

6.2  Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)  Agreements and Covenants.  The Company shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)  Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), (b), (e) and (f).

(d)  Secretary’s Certificate.  The Company shall have delivered to Parent a true copy of the resolutions of the Board of the Company authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of the Company or similar officer.

(e)  Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Company’s business since the date of this Agreement.

(f)  Required Company Vote.  The Required Company Vote shall have been obtained.

(g)  Legal Opinion.  Parent shall have received an opinion of the Company’s counsel, Gray, Plant, Mooty, Mooty & Bennett, P.A., in form and substance to be agreed upon by the Parties and their respective counsel, addressed to Parent, and dated as of the Closing Date.

(h)  Lock Up Agreements.  Parent shall have received the Company Stockholder Lock Up Agreements, as set forth in Section 1.7(b).

(i)  Fairness Opinion.  Parent shall have received a fairness opinion from an independent investment bank reasonably acceptable to the Company stating the Merger Consideration to be paid by Parent is fair to Parent and Merger Sub, from a financial point of view.

(j)  Company Financials.  Parent shall have received from the Company audited financial statements for the Company’s last two fiscal years, together with such other statements that would be in compliance with Regulation S-X and the General Rules and Regulations of the Securities Act, and such unaudited financial statements as otherwise required for the quarterly periods (ending August 31, 2008, November 30, 2008 and February 28, 2009) since the last audit. The Company shall also deliver to Parent its audited financial statements for its fiscal year ended May 31, 2009, prior to filing the final Proxy Statement. The auditing firm shall be Deloitte & Touche LLP, or such other nationally recognized accounting firm as is acceptable to Parent and the Company.

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(k)  Payment of Certain Obligations.  The Company shall have paid in full, not later than the Closing Date, the obligations to those Persons set forth on Section 6.2(k)-1 of the Company Disclosure Schedule, and shall have ceased, as of the Closing Date, the payments set forth on Section 6.2(k)-2 of the Company Disclosure Schedule.

(l)  Fairway Hills III.  Each of Robert Buckingham, Mary Ellen Buckingham, Susan Lein and Linda Copper shall have brought their book-basis capital in Fairway Hills III to $0.

6.3  Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)  Representations and Warranties.  Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date).

(b)  Agreements and Covenants.  Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time, including, without limitation, the resignation from the Board of Directors of Parent of those persons currently on the Board of Directors of Parent who are not named as directors following the Effective Time in the Proxy Statement.

(c)  Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a), (b) and (e).

(d)  Secretary’s Certificate.  Parent shall have delivered to the Company a true copy of the resolutions of the Board of Directors of the Parent authorizing the execution of this Agreement and the consummation of the Merger and transactions contemplated herein, certified by the Secretary of Parent or similar officer.

(e)  Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Parent’s business since the date of this Agreement.

(f)  Legal Opinion.  The Company shall have received opinions of the Parent’s and Merger Subs’ counsel, Ellenoff Grossman & Schole LLP, in form and substance to be agreed upon by the Parties and their respective counsel, addressed to the Company, and dated as of the Closing Date.

(g)  Closing Date.  The Closing Date shall be not later than November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent; provided, further, that, except with respect to November, 2009, the Parties shall use their reasonable efforts to effectuate the Closing within the first fifteen (15) calendar days of a month.

(h)  Amount in Trust.  The cash amount available from the Trust Fund for working capital of Parent following the Closing shall be not less than $22,166,290 after payment in full of the deferred underwriting fee owed to Morgan Joseph & Co. Inc., any fees and expenses payable to the Parent’s investment bankers, attorneys, accountants and other advisors, any amounts paid or payable to Parent stockholders, warrantholders or unit holders for repurchase, redemption or conversion of their Common Stock or Units or repurchase of their Warrants (including the Warrant Redemption), and any other of Parent’s or Merger Sub’s unpaid costs, fees and expenses associated with this Agreement, the Proxy Statement and the transactions contemplated hereby and thereby.

(i)  Trading Price of Common Stock.  The trading price of the Common Stock on the Trading Market shall be not less than $5.50 per share.

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(j)  Registration Rights Agreement.  Parent shall have executed a registration rights agreement, in the form attached hereto as Exhibit E, granting demand and “piggy-back” registration rights to the Company Stockholders with respect to the Common Stock received by them, or receivable by them upon conversion or exercise of the Stock Consideration and the Warrant Consideration, in the Merger.

(k)  Purchase of Common Stock.  Camden Learning, LLC shall have purchased not less than $4,000,000 of Common Stock in the open market or in privately negotiated transactions.

(l)  Cancellation of Warrants. The 2,800,000 common stock purchase warrants owned by Camden Learning, LLC shall have been cancelled and exchanged for 250,000 shares of restricted Common Stock, which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive Trading Day period; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied by then.

6.4  Frustration of Conditions.  Notwithstanding anything contained herein to the contrary, neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1  Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company Stockholders, as follows:

(a)  by mutual written consent of the Company and Parent, as duly authorized by the Board of Directors of Parent and the Board;

(b)  by written notice by either Parent or the Company if the Closing conditions set forth in Section 6.1 have not been satisfied by the Company or Parent, as the case may be (or waived by Parent or the Company as the case may be) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent or the Company due primarily to failure by Parent or Merger Sub, on one hand, or the Company, on the other hand, to fulfill any obligation under this Agreement;

(c)  by written notice by either Parent or the Company, if any Governmental Authority or Educational Agency shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)  by written notice by Parent, if (i) there has been a breach by the Company of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of the Company shall have become untrue or inaccurate, and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(e)  by written notice by the Company, if (i) there has been a breach by Parent or Merger Sub of any of its material representations, warranties, covenants or agreements contained in this Agreement, or if any material representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate,

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and (ii) the breach or inaccuracy is incapable of being cured prior to the Closing or is not cured within twenty (20) days of notice of such breach or inaccuracy;

(f)  by written notice by Parent if the Closing conditions set forth in Section 6.2, other than Sections 6.2(a) and 6.2(b) (which are addressed by Section 7.1(d)), have not been satisfied by the Company (or waived by Parent) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(f) shall not be available to Parent if Parent is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied; or

(g)  by written notice by Company if the Closing conditions set forth in Section 6.3, other than Sections 6.3(a) and 6.3(b) (which are addressed by Section 7.1(e)), have not been satisfied by Parent (or waived by the Company) by November 29, 2009; provided, however, such date shall be extended through January 31, 2010 in the event Parent is able to obtain stockholder approval to extend the corporate existence of the Parent. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 7.1(g) shall not be available to the Company if the Company is in material breach of any representation, warranty or covenant contained in this Agreement, and such breach has primarily caused such Closing conditions to not be satisfied.

7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party shall cease, except: (i) as set forth in Section 4.2(b), this Section 7.2 and in Section 7.3 and (ii) subject to Section 5.3, nothing herein shall relieve any Party from liability for any fraud committed by the willful breach of this Agreement prior to termination. Without limiting the foregoing, and except as provided in Section 5.3, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1. Section 5.3, this Section 7.2 and Section 7.3 shall survive the termination of this Agreement.

7.3  Fees and Expenses.  Except as otherwise set forth in this Agreement, including this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the Merger or any other related transaction is consummated. For purposes of clarification, Parent understands and agrees that, in addition to the other Expenses it has incurred and will incur in connection with the Merger, it will be solely responsible for all Expenses related to the preparation and filing of the Proxy Statement, holding the Stockholder Meeting and Warrantholder Meeting and obtaining the Required Stockholder Vote and Required Warrantholder Vote, respectively, the deferred underwriting fees of Morgan Joseph & Co. Inc. and any and all legal, accounting, investment banking, finders or similar fees and Expenses, all of which Parent shall pay prior to, or simultaneously with, the Closing. Upon the Closing, the Surviving Company will be responsible for any unpaid Expenses incurred by the Company in connection with the Merger, including, without limitation, any and all legal, accounting, investment banking, finders or similar fees and Expenses. Each Party shall, upon the request of the other Party, disclose the costs that such Party has incurred or anticipates to incur with respect to the Merger and the transactions contemplated herein.

7.4  Amendment.  This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may only be amended pursuant to a written agreement signed by all of the Parties hereto.

7.5  Waiver.  At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion: (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in

54

writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

TRUST FUND WAIVER

8.1  Trust Fund Waiver.  Reference is made to the final prospectus of Parent, dated November 29, 2007 (the “Prospectus”). The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and the underwriters listed in the Prospectus (with respect to such underwriters’ deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination. The Company agrees that the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and Parent and/or Merger Sub, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent or Merger Sub, which proceeding seeks, in whole or in part, monetary relief against Parent or Merger Sub, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Fund or any amounts contained therein. This Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

ARTICLE IX

MISCELLANEOUS

9.1  Survival.  None of the respective representations, warranties or covenants or the indemnity provided for herein of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Effective Time, except for any covenant that by its terms contemplates performance after the Effective Time.

9.2  Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)  if to the Company, to:

Dlorah, Inc.
5301 S. Highway 16, Suite 200
Rapid City, SD 57701
Attention: Robert Buckingham
Facsimile: (605) 721-5241

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with a copy to (but which shall not constitute notice to the Company):

Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Mark D. Williamson, Esq.
Facsimile: (612) 632-4379

(ii)  if to Parent or Merger Sub, to:

Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202
Attn: David Warnock
Facsimile: (410) 878-6868

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention: Douglas S. Ellenoff, Esq.
Facsimile: (212) 370-7889

9.3  Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent following not less than ten (10) days prior written notice to the other Parties hereto; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4  Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The Parties hereby: (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Parent, Merger Sub, and the Company agrees that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. Each of Parent, Merger Sub, and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5  Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties: (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

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9.6  Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7  Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (a) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority, an Educational Agency and any other entity, (b) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (c) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (d) the term “knowledge,” when used with respect to the Company, shall mean the actual knowledge, after reasonable inquiry of the matters presented (with reference to what is customary and prudent for the applicable individuals in connection with the discharge by the applicable individuals of their duties as officers or directors of the Company), of Mr. Buckingham, Dr. Gallentine, Dr. Shape and Dr. Kerr, and, when used with respect to Parent and Merger Sub, shall mean the knowledge, after reasonable inquiry, of the executive officers of Parent and Merger Sub, and (e) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8  Entire Agreement.  This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto and the Disclosure Schedules referred to herein, which exhibits, schedules and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and understandings among the Parties with respect to such subject matter.

9.9  Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.10  Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by the Company or the Parent or Merger Sub in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VII, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the

57

terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, whether at law or in equity.

9.11  Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a Party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.12  Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Reorganization to be signed and delivered by their respective duly authorized officers as of the date first above written.

DLORAH, INC.
By: /s/ Robert Buckingham Name: Robert Buckingham Title: Chairman
CAMDEN LEARNING CORPORATION
By: /s/ David L. Warnock Name: David L. Warnock Title: Chief Executive Officer, President and Chairman
DLORAH SUBSIDIARY, INC.
By: /s/ David L. Warnock Name: David L. Warnock Title: President

[SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND
PLAN OF REORGANIZATION]

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EXHIBIT A

EQUITY INTERESTS

Company Stockholder	Equity Interests Held by Company Stockholder	Percentage of All Equity Interests Held	Allocation of Merger Consideration
H. & E. Buckingham Limited Partnership	22,054.6655	77.37%	77.37%
Robert D. Buckingham Living Trust	6,450	22.63%	22.63%

EXHIBIT B

FORM OF WARRANT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

CAMDEN LEARNING CORPORATION

Warrant Shares: [________]	Issue Date: _______, 2009.

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [_______], his, her or its successors or assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date set forth as the issue date above (the “Initial Exercise Date”) and on or prior to the close of business on _____, 2011, the two year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Camden Learning Corporation, a Delaware corporation (the “Company”), up to _____ shares (the “Warrant Shares”)1 of common stock, par value $0.001, of the Company (“Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b), subject to adjustment as described in this Warrant.

Section 1. Definitions.

a) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated _________, 2009, among the Company, Dlorah Subsidiary, Inc. and Dlorah, Inc.

[1]	The holders of Equity Interests will notify Parent of the allocation of Warrant Shares prior to the Effective Time. At the Effective Time, Warrants for the purchase of 2,800,000 shares of Common Stock will be issued in accordance with Section 1.3(a) of the Merger Agreement.

Exhibit B-1

b) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) first, if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) second, if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) third, if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) finally, in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

c) “Trading Day” means a day on which the principal Trading Market is open for trading.

d) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Alternext, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

Section 2. Exercise.

a) Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto; and, within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. The Holder, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $5.50, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise.  This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;
(B) =	the Exercise Price of this Warrant; and
(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Exhibit B-2

d) Mechanics of Exercise.

i. Delivery of Certificates Upon Exercise.  This Warrant shall be deemed to have been exercised on the first date on which both the Notice of Exercise and payment of the Exercise Price, if any, shall have been delivered to the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid.

ii. Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

iv. Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

v. Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments and Registration Rights.

a) Stock Dividends Split Ups.  If after the date hereof, and subject to the provisions of Section 3(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

b) Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 3(f), the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

c) Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrant is adjusted, as provided in Section 3(a) and 3(b) above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock

Exhibit B-3

purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

d) Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 3(a) or (b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised his, her or its Warrant(s) immediately prior to such event. The provisions of this Section 3(d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

e) Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of a Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 3(a), 3(b), 3(c) or 3(d), then, in any such event, the Company shall give written notice to the Hlder, at the last address set forth for such Holder in the Company’s records, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

f) No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Holder.

g) Form of Warrant.  The form of this Warrant will not be changed because of any adjustment pursuant to this Section 3 unless requested by Holder. Any warrants issued in substitution of this Warrant, if any, after such adjustment may state the same Warrant Price and the same number of shares as is stated in this Warrant.

h) Registration Rights.  This Warrant and the Warrants Shares are subject to certain registrations rights pursuant to the Registration Rights Agreement to be executed in conjunction with this Warrant and the Merger Agreement (the “Registration Rights Agreement”).

Section 4. Transfer of Warrant.

a) Transferability.  Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or his, her or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this

Exhibit B-4

Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants.  This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or his, her or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), initially in the name of Holder and in the name of such other Holders of this Warrant from time to time. The Company may deem and treat the Holder as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions.  If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that transferee of this Warrant comply with the terms, limitations and restrictions hereof and of the Registration Rights Agreement.

e) Representation by the Holder.  The Holder, by the acceptance hereof, represents and warrants that he, she or it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth herein.

b) Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant

Exhibit B-5

Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law.  This Warrant shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions, proceedings or claims arising out of or relating to this Warrant shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The parties hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any actions, proceedings or claims arising out of or relating to this Warrant brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, proceeding or claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, proceeding or claim is brought in an inconvenient forum, that the venue of the action, proceeding or claim is improper, or that this Warrant or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of the parties agree that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Warrant, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 5(e) shall affect the right of any party to serve legal process in any other manner permitted by law.

f) Restrictions.  The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this

Exhibit B-6

Warrant, which results in any material damages to the Holder, the Company shall pay to such Holder any amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Merger Agreement or pursuant to any Assignment Form duly delivered to the Company by the Holder.

i) Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder.

l) Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Pages Follow)

Exhibit B-7

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CAMDEN LEARNING CORPORATION
By: Name: David Warnock Title: President

Exhibit B-8

NOTICE OF EXERCISE

TO: [_______________________

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c) of this Warrant, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: _____________________________________________________________

Signature of Authorized Signatory of Investing Entity: ______________________________________

Name of Authorized Signatory: ________________________________________________________

Title of Authorized Signatory: _________________________________________________________

Date: _____________________________________________________________________________

Exhibit B-9

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

____________________________

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit B-10

EXHIBIT C

STATEMENT OF DESIGNATIONS

OF

CAMDEN LEARNING CORPORATION

CLASS A COMMON STOCK

This Statement of Designations (this “Statement of Designations”) describes the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Class A Common Stock (the “Class A Stock”) of Camden Learning Corporation, a Delaware corporation (the “Corporation”):

1. Dividends.

(a) On the first day of each of the eight successive fiscal quarters for the Corporation that follow the first issuance of any shares of Class A Stock (the “Class A Original Issue Date”), dividends shall accrue or be paid (the “Class A Dividends”) on shares of Class A Stock at the rate of $0.11 per quarter (for a total of $0.44 per year) for each share of common stock, par value $0.0001 per share of the Corporation (the “Common Stock”), issuable to the holder of a share of Class A Stock pursuant to the Class A Conversion Ratio defined and described in Section 4 of this Statement of Designations (the “Converted Share Amount”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Stock or the Common Stock. Class A Dividends, to the extent not paid, shall accrue from day to day, whether or not declared, and shall be cumulative. At such time as the Corporation shall pay all or any portion of any Class A Dividends to the holders of the Class A Stock then outstanding, then the Corporation shall simultaneously declare and pay to the holders of Common Stock then outstanding (but not the holders of Class A Stock) a per share dividend equal to one fourth (1/4) of the per share amount of any Class A Dividends then paid (the “Common Pro Rata Portion”). Except as otherwise provided in this Statement of Designations, all accrued dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”).

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (i) the holders of the Class A Stock then outstanding shall first receive, or simultaneously receive, the Class A Dividends then accrued and not previously paid and (ii) the holders of Common Stock simultaneously receive the Common Pro Rata Portion of the amount of the Class A Dividend then paid. Any dividends paid following such payments shall be paid to the holders of Class A Stock (for each share of Common Stock issuable to the holder of a share of Class A Stock based on the Converted Share Amount) and Common Stock together on a pro rata basis.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments of Dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) the holders of shares of Class A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the Class A Dividends accrued but not paid as of the date of the completion of such liquidation, dissolution or winding up, and (b) the holders of shares of Common Stock then outstanding (but not the holders of Class A Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, the Common Pro Rata Portion of the amount of the Class A Dividend then paid. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock and Common Stock the full amount to which they shall be entitled under this Section 2.1, then the holders of shares of Class A Stock and Common Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Exhibit C-1

2.2 Payments to Holders of Class A Stock and Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all amounts required to be paid to the holders of shares of Class A Stock and Common Stock in accordance with Section 2.1 of this Statement of Designations, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of Class A Stock, on an as-converted basis, pro rata based on the number of shares held by each such holder on an as-converted basis.

2.3 Deemed Liquidation Events.

2.3.1 Definition. The sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation, shall be considered a “Deemed Liquidation Event” for purposes of this Statement of Designations.

2.3.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or other arrangement for such transaction (the “Deemed Liquidation Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow. If any portion of the consideration payable to the stockholders of the Corporation upon a Deemed Liquidation Event is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the Deemed Liquidation Agreement shall provide that (a) the portion of such consideration that is not placed in escrow or not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations after taking into account the previous payment out of the Initial Consideration as part of the same transaction.

3. Voting.

On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Stock held by such holder are convertible pursuant to the Converted Share Amount as of the record date for determining stockholders entitled to vote on such matter. Except as provided by the General Corporation Law of the State of Delaware or other applicable law, holders of Class A Stock shall vote together with the holders of Common Stock as a single class.

Exhibit C-2

4. Optional Conversion.

The holders of the Class A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Class A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into [157.3]1 shares of Common Stock (the “Class A Conversion Ratio”). The Class A Conversion Ratio shall be subject to adjustment as provided below.

[1]	The Class A Conversion Ratio will be determined in accordance with Section 1.3 of the Agreement and Plan of Merger by and among the Corporation, Dlorah, Inc., and Dlorah Subsidiary, Inc., dated August ___, 2009 (the “Merger Agreement”) and will be inserted at or immediately prior to the Effective Time (as that term is used in the Merger Agreement) and before the Corporation’s Amended and Restated Certificate of Incorporation, which will set forth these rights of the Class A Stock, becomes effective and is filed with the Secretary of State of the State of Delaware.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, following the allocation and payment of the consideration payable to the stockholders of the Corporation in accordance with Sections 2.1 and 2.2 of this Statement of Designations, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Stock.

4.2 Mechanics of Conversion.

4.2.1 Notice of Conversion. In order for a holder of Class A Stock to voluntarily convert shares of Class A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “ Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Stock represented by the surrendered certificate that were not converted into Common Stock, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.2.2 Reservation of Shares. The Corporation shall at all times when the Class A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding

Exhibit C-3

shares of Class A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Class A Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of the Class A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock pursuant to the Class A Conversion Ratio.

4.2.3 Effect of Conversion. All shares of Class A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any accrued but unpaid dividends thereon. Such accrued but unpaid dividends shall be paid by the Corporation at the time of its next dividend payment. Any shares of Class A Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

4.2.4 No Further Adjustment. Upon any such conversion, no adjustment to the Class A Conversion Ratio shall be made on the Class A Stock surrendered for conversion.

4.2.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3 Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Class A Original Issue Date shall effect a split or subdivision of the outstanding Common Stock, then the Class A Conversion Ratio in effect immediately before that subdivision shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine or effect a reverse split of the outstanding shares of Common Stock, then the Class A Conversion Ratio in effect immediately before the combination shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.4 Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in the form of additional shares of Common Stock, then and in each such event the holders of Class A Stock shall simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

Exhibit C-4

4.5 Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section 1 of this Statement of Designations do not apply to such dividend or distribution, then and in each such event the holders of Class A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.6 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3 of this Statement of Designations, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4 or 4.5 of this Statement of Designations), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Class A Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Class A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Stock.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Ratio pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Class A Conversion Ratio then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Stock.

4.8 Notice of Record Date. In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) of any proposed capital reorganization of the Corporation, reclassification of the Common Stock of the Corporation, or Deemed Liquidation Event, or (c) of any proposed voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or

Exhibit C-5

securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Stock and the Common Stock. Such notice shall be sent at least 30 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. On December 1, 2011 (the “Mandatory Conversion Time”), (a) all outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Ratio, and (b) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. At the Mandatory Conversion Time, each holder of shares of Class A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Stock converted pursuant to Section 5.1 of this Statement of Designations will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (a) issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (b) pay all accrued but unpaid Class A Dividends on all shares of Class A Stock (in which case the Corporation shall declare and pay to the holders of Common Stock (but not the holders of Class A Stock) the Common Pro Rata Portion of the amount of the Class A Dividend then paid). Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Class A Stock set forth herein may be waived on behalf of all holders of Class A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Statement of Designations to be given to a holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, and shall be deemed sent upon such mailing or electronic transmission.

Exhibit C-6

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

LOCK UP AGREEMENT

To:	Camden Learning Corporation 500 East Pratt Street, Suite 1200 Baltimore, MD 21202

Re: Proposed Business Combination Involving Camden Learning Corporation and Dlorah, Inc.

1.	Acknowledgement. The undersigned acknowledges that Camden Learning Corporation (“Camden”) and Dlorah, Inc. (“Dlorah”) are intending to complete a proposed business combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated [ ], 2009 between Camden, Dlorah and Dlorah Subsidiary, Inc., a wholly-owned subsidiary of Camden pursuant to which the shares of Dlorah stock held by the undersigned are to be converted into the right to receive, as a portion of the consideration for such shares of Dlorah stock, shares of Camden common stock, par value $0.001 per share. In consideration of the transactions contemplated by the Merger Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the undersigned), with respect to the shares of Camden common stock and warrants issued or issuable to the undersigned (or to persons or entities with respect to which the undersigned would have beneficial ownership of such shares within the rules and regulations of the Securities and Exchange Commission), whether pursuant to the Merger Agreement or otherwise, and any other security of Dlorah or Camden that is convertible into, or exercisable or exchangeable for, Camden common stock (the “Camden Shares”), the undersigned covenants and agrees with Camden as follows.
2.	Lock-Up. The undersigned represents and warrants to Camden that, for the duration of the Lock-Up Period (as defined below), the undersigned will not, directly or indirectly: (i) offer, sell, contract to sell, pledge, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Camden Shares, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Camden Shares (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any Camden Shares, whether or not such transaction is to be settled by delivery of Camden Shares, other securities, cash or other consideration, or (iii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by either of clauses (i) or (ii). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of any Camden Shares even if such Camden Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Camden Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Camden Shares. The undersigned agrees and consents to the entry of stop transfer instructions with Camden’s transfer agent and registrar against, and authorizes Camden to cause the transfer agent and registrar to decline, the transfer of relevant securities held by the undersigned except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may sell, contract to sell, dispose of, or otherwise transfer for value or otherwise, the Camden Shares by (i) gift, will or intestacy, or (ii) distribution to partners, members, shareholders or beneficiaries of the undersigned; provided however, that in the case of a transfer pursuant to (i) or (ii) above, it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Camden Shares subject to the provisions of this Lock Up Agreement.

Exhibit D-1

3.	Lock-Up Period. For the purposes hereof, the “Lock-Up Period” shall mean with respect to all of the Camden Shares, the period beginning on the date of the Effective Time (as such term is defined in the Merger Agreement) and ending on the date that is one hundred eighty (180) days following the date of the Effective Time.
4.	Termination. This agreement may be terminated by mutual written consent of the parties hereto. This agreement shall be terminated upon the earlier of (i) the termination of the Merger Agreement and (ii) one calendar day following the date that is one hundred eighty-one (181) days following the date of the Effective Time, in accordance with its terms. The undersigned further understands that this agreement is irrevocable, and that all authority herein conferred or agreed to be conferred shall survive death or incapacity of the undersigned and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.
5.	Authority. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein.
6.	Public Disclosure. The undersigned agrees not to make any public disclosure or announcement of or pertaining to this agreement, the Merger Agreement or the transactions contemplated thereby or hereby without the prior written consent of Camden except as required by law.
7.	Damages. The undersigned recognizes and acknowledges that this agreement is an integral part of the Merger Agreement and that a breach by the undersigned of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it may not have an adequate remedy at law for money damages. Therefore, the undersigned agrees that in the event of any such breach, Camden shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the undersigned agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.
8.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable therein (without regard to conflict of laws principles).
9.	Facsimile. Camden and the undersigned shall be entitled to rely on delivery of a facsimile copy hereof which shall be legally effective to create a valid and binding agreement of the undersigned and Camden in accordance with the terms hereof.
10.	Counterparts. This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
11.	Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this agreement.

Exhibit D-2

H&E BUCKINGHAM LIMITED PARTNERSHIP
By:
Signature of Witness	Name: Title:
Name of Witness (please print)
5301 S. Highway 16, Suite 200 Rapid City, SD 57701 Fax No.: (605) 721-5241 Address and fax number
Number of Camden Acquisition Corp. Common Shares subject to this Lock Up Agreement
[ ]

[SIGNATURE PAGE CONTINUED]

Exhibit D-3

ROBERT D. BUCKINGHAM LIVING TRUST
By:
Signature of Witness	Name: Title:
Name of Witness (please print)
5301 S. Highway 16, Suite 200 Rapid City, SD 57701 Fax No.: (605) 721-5241 Address and fax number
Number of Camden Acquisition Corp. Common Shares subject to this Lock Up Agreement
[ ]

The foregoing is agreed and accepted as of the  day of , 2009.

CAMDEN LEARNING CORPORATION

Per: Authorized Signatory

Exhibit D-4

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the  day of , 2009, by and among Camden Learning Corporation, a Delaware corporation (the “Company”), and each of  and  (each such purchaser, a “Purchaser” and, collectively, the “Purchasers”).

This Agreement is made pursuant to the Agreement and Plan of Merger, dated as of  , 2009, by and among the Company, Dlorah Subsidiary, Inc. and Dlorah, Inc. (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.2.4.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Indemnified Party” is defined in Section 4.1.

“Register,” “registered” and “registration” mean a registration with respect to the Registrable Securities effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) the Common Stock issuable or issued upon conversion of the Series A Stock, (b) the 2,800,000 common stock warrants representing the Warrant Consideration and the Common Stock issuable or issued upon exercise or other conversion of such warrants, (c) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other securities

Exhibit E-1

of the Company acquired by the Purchasers after the date hereof, and (d) any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares of Common Stock referenced in clauses (a), (b) and (c) above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) the Registrable Securities are saleable under Rule 144 without volume limitations or time restrictions.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the date of this Agreement, the holders of a majority-in-interest of the Registrable Securities, held by the Purchasers or the transferees of the Purchasers, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number and type of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand within ten (10) days from the receipt of the Demand Registration, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of four (4) Demand Registrations under this Section 2.1.1 in respect of Registrable Securities.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement or otherwise with respect thereto; provided, however, if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such

Exhibit E-2

holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares of Registrable Securities which such Demanding Holders have requested be included in such registration, regardless of the number of shares of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. In such event, the Company need not seek effectiveness of such Registration Statement for the benefit of other Purchasers. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration.

2.2 Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time on or after the date of this Agreement, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than thirty (30) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable

Exhibit E-3

Securities as such holders may request in writing within twenty (20) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, including the Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities or pursuant to contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 2.2 (pro rata in accordance with the number of shares of Registrable Securities held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register, if any, as to which registration has been requested pursuant to written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Shares.

Exhibit E-4

2.2.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may also elect to withdraw a Registration Statement at any time prior to the effectiveness of the Registration Statement.

2.2.4. Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2.4 if Form S-3 is not available for such offering. Registrations effected pursuant to this Section 2.2 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3 No Net Cash Settlement Value. In connection with the exercise of the warrants issued in connection with the Warrant Consideration, the Company will not be obligated to deliver securities pursuant to a Registration Statement, and there will be no contractual penalties for failure to deliver securities pursuant to a Registration Statement, if a Registration Statement is not effective at the time of exercise of such warrants. The Company may satisfy its obligation under such warrants, however, by delivering unregistered shares of Common Stock to the holder or holder of such warrants. In no event will the Company be required to net cash settle the exercise of such a warrant.

2.4 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Purchasers or other holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities that are included, or (b) allow such holder or prospective holder to initiate a demand for registration of any securities of the Company held by such holder or prospective holder.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall, as expeditiously as possible (and in any event within sixty (60) days after the date notice of a Demand Registration is given by Demanding Holders), prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Demanding Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company (in the exercise of its fiduciary

Exhibit E-5

duties to the Company and its stockholders), it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (c) render the Company unable to comply with requirements under the Securities Act or the Exchange Act, then the Company shall have the right to defer taking action with respect to such filing; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan, (ii) a registration relating to a Rule 145 transaction, (ii i) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a

Exhibit E-6

reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5. State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.1.5 or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement. Holders of Registrable Securities shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such holders shall cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to Section 2 hereof. Each holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by such holder and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

3.1.7. Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal

Exhibit E-7

opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective or whether any or all holders of Registrable Securities withdraw from any Registration Statement, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of

Exhibit E-8

any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5 Holder Obligations. No holder of Registrable Securities may participate in any underwritten offering pursuant to this Section 3 unless such holder (i) agrees to sell only such holder’s Registrable Securities on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless Purchasers and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls a Purchaser and each other holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) of Registrable Securities (each, an “Purchaser Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under state securities laws. The Company shall promptly reimburse the Purchaser Indemnified Party for any legal and any other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, employees, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other Person, if any, who controls another selling holder or such Underwriter or the Company within the meaning of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, judgments, damages or liabilities, severally and not jointly, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any

Exhibit E-9

net proceeds actually received by such selling holder in connection with the sale of the Registrable Securities by such selling holder pursuant to the Registration Statement containing such untrue statement.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the opinion of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such

Exhibit E-10

contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. REPORTS UNDER SECURITIES ACT AND EXCHANGE ACT. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission. Without limiting the foregoing, the Company shall do each of the following:

(a)  make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the effective date of the Registration Statement is filed by the Company;

(b)  use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)  furnish to any Purchaser or holder of Registrable Securities, so long as the Purchaser or such holder owns any Registrable Securities, forthwith upon request such information as may be reasonably requested and not otherwise publicly available in availing any Purchaser or such holder of any rule or regulation of the Commission that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Purchasers or holders of Registrable Securities or of any assignee of the Purchaser or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.1.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

Exhibit E-11

To the Company:	Camden Learning Corporation 500 East Pratt Street Suite1200 Baltimore, MD 21202 Attn: David L. Warnock
To the Purchasers, to:	c/o Dlorah, Inc. 5301 S. Highway 16, Suite 200 Rapid City, SD 57701 Attention: Bob Buckingham Facsimile: (605) 721-5241
with a copy to:	Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attn: Mark D. Williamson, Esq. Facsimile: (612) 632-4379

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.4 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be original signatures for all purposes of this Agreement.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Purchaser or holder of Registrable Securities without the written consent of such Purchaser or holder, unless such amendment, termination, or waiver applies to all Purchasers or holders of Registrable Securities in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6. 8 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Purchaser or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether

Exhibit E-12

for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. All actions, proceedings or claims arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware. The parties hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any actions, proceedings or claims arising out of or relating to this Agreement brought by any party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such action, proceeding or claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, proceeding or claim is brought in an inconvenient forum, that the venue of the action, proceeding or claim is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of the parties agree that a final judgment in any action or proceeding with respect to which all appeals have been taken or waived, shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 6.10 shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Purchaser in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Exhibit E-13

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CAMDEN LEARNING CORPORATION
By: Name: David L. Warnock Title: Chief Executive Officer and President
PURCHASERS:

Exhibit E-14

ANNEX II

   SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CAMDEN LEARNING CORPORATION

Camden Learning Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Camden Learning Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 10, 2007 under the name of Camden Learning Corporation.

2. The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State was November 29, 2007.

3. This Second Amended and Restated Certificate of Incorporation of the Corporation., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

4. This Second Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A, attached hereto and is incorporated herein by reference.

5. This Second Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its President on this  day of , 2009.

CAMDEN LEARNING CORPORATION
By: Name: Title:

Exhibit A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NAU HOLDINGS, INC.

FIRST: The name of the corporation is NAU Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation will be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (“ DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation has authority to issue is 51,100,000, of which 50,000,000 shares are Common Stock of the par value of $0.0001 (“Common Stock”), and of which 100,000 shares are Class A Common Stock of the par value of $0.0001 (“Class A Stock”), and of which 1,000,000 shares are Preferred Stock of the par value $0.0001 (“Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of the common stock shall exclusively possess all voting power. Except as otherwise required by the DGCL or applicable law or as otherwise provided in this Article Fourth or in any Preferred Stock Designation, the holders of shares of Common Stock and Class A Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

C. Class A Stock. The Class A Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Dividends.

1.1 Class A Dividends. On the first day of each of the eight successive fiscal quarters for the Corporation that follow the first issuance of any shares of Class A Stock (the “Class A Original Issue Date”), dividends shall accrue or be paid (the “Class A Dividends”) on shares of Class A Stock at the rate of $0.11 per quarter (for a total of $0.44 per year) for each share of Common Stock issuable to the holder of a share of Class A Stock pursuant to the Class A Conversion Ratio defined and described below (the “Converted Share Amount”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Stock or the Common Stock. Class A Dividends, to the extent not paid, shall accrue from day to day, whether or not declared, and shall be cumulative. At such time as the Corporation pays all or any portion of any Class A

Dividends to the holders of the Class A Stock then outstanding, then the Corporation must simultaneously declare and pay to the holders of Common Stock then outstanding (but not the holders of Class A Stock) a per share dividend equal to one fourth (1/4) of the per share amount of any Class A Dividends then paid (the “Common Pro Rata Portion”). Except as otherwise provided herein, all accrued dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation (the “Board of Directors”).

1.2 Other Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (a) the holders of the Class A Stock then outstanding first receive, or simultaneously receive, the Class A Dividends then accrued and not previously paid and (b) the holders of Common Stock simultaneously receive the Common Pro Rata Portion of the amount of the Class A Dividend then paid. Any dividends paid following such payments shall be paid to the holders of Class A Stock (for each share of Common Stock issuable to the holder of a share of Class A Stock based on the Converted Share Amount) and Common Stock together on a pro rata basis.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments of Dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) the holders of shares of Class A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, an amount per share equal to the Class A Dividends accrued but not paid as of the date of the completion of such liquidation, dissolution or winding up, and (b) the holders of shares of Common Stock then outstanding (but not the holders of Class A Stock) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, the Common Pro Rata Portion of the amount of the Class A Dividend then paid. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Class A Stock and Common Stock the full amount to which they shall be entitled under this Section C.2.1, then the holders of shares of Class A Stock and Common Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Class A Stock and Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all amounts required to be paid to the holders of shares of Class A Stock and Common Stock in accordance with Section C.2.1 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of Class A Stock, on an as-converted basis, pro rata based on the number of shares held by each such holder on an as-converted basis.

2.3 Deemed Liquidation Events.

2.3.1 Definition. The sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation, shall be considered a “Deemed Liquidation Event” for purposes of this Second Amended and Restated Certificate of Incorporation.

2.3.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or other arrangement for such transaction (the “Deemed Liquidation Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow. If any portion of the consideration payable to the stockholders of the Corporation upon a Deemed Liquidation Event is placed into escrow or is payable to the stockholders of the Corporation subject to contingencies, the Deemed Liquidation Agreement shall provide that (a) the portion of such consideration that is not placed in escrow or not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections C.2.1 and C. 2.2 of this Article Fourth after taking into account the previous payment out of the Initial Consideration as part of the same transaction.

3. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Class A Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Class A Stock held by such holder are convertible pursuant to the Converted Share Amount as of the record date for determining stockholders entitled to vote on such matter. Except as provided by the DGCL or other applicable law, holders of Class A Stock shall vote together with the holders of Common Stock as a single class.

4. Optional Conversion. The holders of the Class A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Class A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into [157.3](1) shares of Common Stock (the “Class A Conversion Ratio”). The Class A Conversion Ratio shall be subject to adjustment as provided below.

(1)	The Class A Conversion Ratio will be determined in accordance with Section 1.3 of the Amended and Restated Agreement and Plan of Merger by and among the Corporation, Dlorah, Inc., and Dlorah Subsidiary, Inc., dated August 11, 2009 (the “Merger Agreement”) and will be inserted at or immediately prior to the Effective Time (as that term is used in the Merger Agreement) and before this Second Amended and Restated Certificate of Incorporation becomes effective and is filed with the Secretary of State of the State of Delaware. Section 1.3 of the Merger Agreement provides that, notwithstanding the number of shares of Common Stock into which the Class A Stock is convertible as set forth above, if on the date of the closing of the Transaction, the merger consideration does not represent at least 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then the number of shares of Common Stock into which the Class A Stock is convertible shall be adjusted upward so that the merger consideration would represent 70% of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis as of such date. However, if on the date of the closing of the Transaction, the merger consideration represents 70% or more of the issued and outstanding capital stock of Camden on an as-converted and fully diluted basis, then there shall be no adjustment to the number of shares of Common Stock into which the Class A Stock is convertible. Additionally, if the average of the closing sales price of the Common Stock on the trading market during the 10 trading day period ending immediately preceding the closing of the Transaction is less than $7.00 per share, then the number of shares of Common Stock into which a Class A Stock is convertible shall be increased such that the aggregate value of the Class A Stock and the Dlorah Warrants would have the same aggregate value as if the average of the closing sales price of the Common Stock were $7.00 per share.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, following the allocation and payment of the consideration payable to the stockholders of the Corporation in accordance with Sections C.2.1 and C.2.2 of this Article Fourth, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Stock.

4.2 Mechanics of Conversion.

4.2.1 Notice of Conversion. In order for a holder of Class A Stock to voluntarily convert shares of Class A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Class A Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class A Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class A Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Class A Stock represented by the surrendered certificate that were not converted into Common Stock, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.2.2 Reservation of Shares. The Corporation shall at all times when the Class A Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Stock, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Class A Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of the Class A Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock pursuant to the Class A Conversion Ratio.

4.2.3 Effect of Conversion. All shares of Class A Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any accrued but unpaid dividends thereon at the Conversion Time. Such accrued but unpaid dividends shall be paid by the Corporation at the time of its next dividend payment. Any shares of Class A Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

4.2.4 No Further Adjustment. Upon any such conversion, no adjustment to the Class A Conversion Ratio shall be made on the Class A Stock surrendered for conversion.

4.2.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class A Stock pursuant to this Section C.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class A Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.3 Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the Class A Original Issue Date shall effect a split or subdivision of the outstanding Common Stock, then the Class A Conversion Ratio in effect immediately before that subdivision shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Class A Original Issue Date combine or effect a reverse split of the outstanding shares of Common Stock, then the Class A Conversion Ratio in effect immediately before the combination shall be adjusted (as determined in good faith by the Board of Directors) so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section C.4.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.4 Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in the form of additional shares of Common Stock, then and in each such event the holders of Class A Stock shall simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.5 Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Class A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section C.1 of this Article Fourth do not apply to such dividend or distribution, then and in each such event the holders of Class A Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Class A Stock had been converted into Common Stock on the date of such event.

4.6 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section C.2.3 of this Article Fourth, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class A Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections C.4.4 or C.4.5 of this Article Fourth), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class A Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class A Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section C.4 with respect to the rights and interests thereafter of the holders of the Class A Stock, to the end that the provisions set forth in this Section C.4 (including provisions with respect to changes in and other adjustments of the Class A Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Class A Stock.

4.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Class A Conversion Ratio pursuant to this Section C.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Class A Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class A Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Class A Conversion Ratio then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Class A Stock.

4.8 Notice of Record Date. In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Class A Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security, (b) of any proposed capital reorganization of the Corporation, reclassification of the Common Stock of the Corporation, or Deemed Liquidation Event, or (c) of any proposed voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Class A Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Class A Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Class A Stock and the Common Stock. Such notice shall be sent at least 30 days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. On December 1, 2011 (the “Mandatory Conversion Time”), (a) all outstanding shares of Class A Stock shall automatically be converted into shares of Common Stock at the then effective Class A Conversion Ratio, and (b) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. At the Mandatory Conversion Time, each holder of shares of Class A Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Class A Stock converted pursuant to Section C.5.1 of this Article Fourth will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section C.5.2. The Corporation shall, as soon as practicable after the Mandatory Conversion Time, (a) issue and deliver to such holder of Class A Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (b) pay all accrued but unpaid Class A Dividends on all shares of Class A Stock (in which case the Corporation shall declare and pay to the holders of Common Stock (but not the holders of Class A Stock) the Common Pro Rata Portion of the amount of the Class A Dividend then paid). Such converted Class A Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Class A Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class A Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Class A Stock set forth herein may be waived on behalf of all holders of Class A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Class A Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Class A Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

SEVENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ANNEX III

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This Amendment, dated as of , 2009 (the “Amendment”), is to the Warrant Agreement, dated as of November 29, 2007 (the “Warrant Agreement”), by and between Camden Learning Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering in November 2007, pursuant to which the Company issued, after giving effect to the exercise of a portion of the overallotment option, 6,626,300 units; and

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $5.50 per share (the “Public Warrants”); and

WHEREAS, in conjunction with its initial public offering, the Company privately placed 2,800,000 warrants, at $1.00 per warrant, to Camden Learning, LLC, a limited liability company partially owned and controlled by certain Company officers and directors (the “Private Warrants”), with each Private Warrant exercisable into one share of Common Stock at $5.50 per share (the Private Warrants, together with the Public Warrants, the “Warrants”); and

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Warrant Agreement; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization dated August 7, 2009, as amended in its entirety by the Amended and Restated Agreement and Plan of Reorganization dated August 11, 2009 (the “Merger Agreement”), by and among the Company, Dlorah Subsidiary, Inc. (“Merger Sub”), a newly-formed Delaware corporation and wholly-owned subsidiary of the Company and Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), pursuant to which Merger Sub will merge with and into Dlorah with Dlorah surviving as a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (collectively, the “Transaction”); and

WHEREAS, pursuant to the Merger Agreement, the Company agreed to seek the approval of the holders of its outstanding Public Warrants to amend the Warrant Agreement to require the Company to redeem all of the outstanding Public Warrants upon the consummation of the Transaction at a price of $0.50 per warrant (the “Warrant Redemption Proposal”); and

WHEREAS, a majority in interest of the outstanding Public Warrants has approved the Warrant Redemption Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1.  Warrant Agreement.

1.1  Redemption.  Section 6 is hereby amended and restated in its entirety so that it now reads in full as follows:

6.1  Redemption of Warrants.  Notwithstanding anything contained herein to the contrary, immediately prior to the consummation of the Business Combination (the “Redemption Time”), the Company will call the Public Warrants for redemption (the “Public Warrant Redemption”), in whole and not in part, at a price of FIFTY HUNDREDTHS OF ONE DOLLAR ($0.50) per outstanding Public Warrant (the “Redemption Consideration”). Notwithstanding anything contained herein to the contrary, upon the consummation of the Business Combination, all Public Warrants shall automatically be cancelled and cease to exist and the holders of certificates, which immediately prior to the Redemption Time represented such Public Warrants, shall cease to have any rights with respect to the Public Warrants other than the right to receive the Redemption Consideration. As soon as reasonably practicable following the Redemption Time, the Warrant Agent will, upon receipt of any documents as may reasonably be required by the Warrant Agent, deliver electronically through DTC to the record holders of the Public Warrants the Redemption Consideration for further distribution and credit to the account of the beneficial holders of such Public Warrants. The Company shall not be required to provide any prior notice of such Public Warrant Redemption to the holders of the Public Warrants other than as required by law.

6.2  Outstanding Public Warrants Only.  The Company understands that the Public Warrant Redemption provided for by this Section 6 applies only to outstanding Public Warrants. To the extent a person holds rights to purchase Public Warrants, such purchase rights (the “Pubic Warrant Purchase Rights”) shall not be extinguished by the Public Warrant Redemption; provided, however, once such Public Warrant Purchase Rights are exercised, (i) such person shall cease to have any rights with respect to the Public Warrants other than the right to receive the Redemption Consideration and (ii) the Company, as soon as reasonably practicable, will redeem such Public Warrants issued upon the exercise of the Public Warrant Purchase Rights for the Redemption Consideration. The Company shall not be required to provide any prior notice of the redemption governed by this Section 6.2 to the holders of the Public Warrant Purchase Rights other than as required by law.

2.  Miscellaneous.

2.1  Governing Law.  The validity, interpretation, and performance of this Amendment and of the Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3  Entire Agreement.  This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4  Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Warrant Agreement as of the date first set forth above.

CAMDEN LEARNING CORPORATION
By: Name: David Warnock Title: Chief Executive Officer
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By: Name: Title:
Acknowledged and Agreed:
MORGAN JOSEPH & CO.
By: Name: Title:

ANNEX IV

   2009 STOCK OPTION AND COMPENSATION PLAN

NAU HOLDINGS, INC.
2009 STOCK OPTION AND COMPENSATION PLAN

Section 1. Purpose of the Plan; Effect on Prior Plans. The purpose of the Plan is to aid NAU Holdings, Inc. (the “Company”) in recruiting and retaining employees, officers, Directors, and other Consultants capable of assuring the future success of the Company through the grant of Awards to such persons under the Plan. The Company expects that Awards of stock-based compensation and opportunities for stock ownership in the Company will provide incentives to Plan participants to exert their best efforts for the success of the Company’s business and thereby align the interests of Plan Participants with those of the Company’s stockholders.

Section 2. Definitions

The following capitalized terms used in the Plan have the meanings set forth in this Section 2:

(a) “Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award, Other Stock-Based Award, or Cash Award granted under the Plan.

(c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash Award” means any Award granted under Section 7(d) of the Plan that is payable in cash and denominated as a “Cash Award.”

(f) “Change in Control” means the occurrence of any of the following:

(a)	A “change in ownership,” as described in Section 1.409A-3(i)(5)(v) of the Treasury Regulations.
(b)	A “change in effective control,” as described in Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, but substituting “50 percent” for “30 percent” in the first sentence of Section 1.409A-3(i)(5)(vi)(A)(1).
(c)	A “change in ownership of a substantial portion of the assets,” as described in Section 1.409A-3(i)(5)(vii) of the Treasury Regulations, but substituting “50 percent” for “40 percent” in the first sentence thereof.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Committee” means the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements of the “qualified performance-based compensation” exception under Section 162(m) of the Code, to the extent applicable.

(i) “Company” means NAU Holdings, Inc., a Delaware corporation.

(j) “Consultant” means an individual who renders services to the Company in a non-employee capacity, including a Non-employee Director.

(k) “Director” means a member of the Board.

(l) “Dividend Equivalent” means any right granted under Section 7(e) of the Plan.

(m) “Eligible Person” means any employee, officer or Consultant of the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the principal United States Securities Exchange registered under the Exchange Act on which the Shares are listed (the “Exchange”) on the applicable date. If the Exchange is closed for trading on such date, then the last sale price used shall be the one on the date the Shares last traded on the Exchange.

(p) “Incentive Stock Option” means an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision, as set forth in part in Section 6(a)(iv).

(q) “Non-employee Director” means a Director who is not an employee of the Company or an Affiliate.

(r) “Non-Qualified Stock Option” means an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(s) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(t) “Other Stock-Based Award” means any stock-based right granted under Section 7(d) of the Plan.

(u) “Participant” means an Eligible Person who is designated by the Committee to be granted an Award under the Plan.

(v) “Performance Award” means any right granted under Section 7(b) of the Plan.

(w) “Performance Goals” means the goals established by the Committee, which shall be satisfied or met as a condition to the exercisability, vesting or receipt of all or a portion of an Award. Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures: (1) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (2) net income (before or after taxes), (3) reduction in expenses, (4) pre-tax or after-tax operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization, (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) Share price, (10) cash flow or cash flow per Share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per Share, (16) pre-tax or after-tax operating earnings per Share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (28) customer satisfaction, (29) operating efficiency, productivity ratios, or (30) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), stockholders’ equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee’s right to apply negative discretion (within the meaning of Treas. Reg. Sec. 1.162-27(d)(iii)), the amount of the Award payable as a result of such performance. To the extent applicable, the measures used in setting performance goals set under the Plan for any given performance period shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to: (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP; (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the applicable period; or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per Share basis), the Committee may, within the applicable period for a given performance period, provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee. For purposes hereof, the “applicable period,” with respect to any performance period, is the period commencing on or before the first day of the performance period and ending no later than the earlier of (x) the ninetieth (90th) day of the performance period, or (y) the date on which twenty-five percent (25%) of the performance period has been completed.

(x) “Person” means any individual, corporation, partnership, association or trust.

(y) “Plan” means the the Company 2009 Stock Option and Compensation Plan, as may be amended from time to time.

(z) “Restricted Stock” means any Share granted under Section 7(a) of the Plan.

(aa) “Restricted Stock Unit” means any unit granted under Section 7(a) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(bb) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(cc) “Section 162(m)” means Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(dd) “Shares” means shares of common stock, par value of $0.0001 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c)of the Plan.

(ee) “Stock Appreciation Right” means any right granted under Section 6(b) of the Plan.

(ff) “Stock Award” means any Share granted under Section 7(c) of the Plan.

Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not, without receiving prior approval of the Company’s stockholders, reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable to a Participant with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee or Consultant of the Company or any Affiliate.

(b) Action of the Committee. A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either: (a) acts of a majority of the members of the Committee present at any meeting at which a quorum is present; or (b) acts approved in writing by all of the members of the Committee without a meeting. The Committee may appoint a chairman or a secretary as it deems appropriate.

(c) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors or executive officers of the Company, or a committee of Directors or executive officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its power and authority with regard to: (a) the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award hereunder to such employee would be outstanding; or (b) the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

(d) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

(e) Liability and Indemnification of Plan Administrators. No member of the Board or Committee, nor any executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Board, the Committee and the executive officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s Certificate of Incorporation, Bylaws, and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 1,300,000. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares. Shares that are subject to Awards that terminate, lapse or are cancelled or forfeited shall be available again for grant under the Plan. If the purchase price of any Shares with respect to an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares delivered to the Participant, net of the Shares delivered to the Company or attested to, shall be deemed delivered for purposes of determining the number of Shares available for further Awards. Shares that are tendered by a Participant or withheld by the Company as full or partial payment to the Company of the purchase or exercise price relating to an Award or to satisfy tax withholding obligations relating to an Award shall not be available for future grants under the Plan. In addition, if Stock Appreciation Rights are settled in Shares upon exercise, the aggregate number of Shares subject to the Award rather than the number of Shares actually issued upon exercise shall be counted against the number of Shares authorized under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (a) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards; (b) the number and type of Shares (or other securities or other property) subject to outstanding Awards; and (c) the purchase or exercise price with respect to any Award.

Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors of the Company or any Affiliate prior to such acquisition or combination.

(d) Award Limitations

(i) 162(m) Limitation. No Participant may be granted an Award or Awards under the Plan for more than 50,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year, or, in the case of a Cash Award pursuant to Section 7(d) of the Plan, for more than $1,500,000 in any calendar year.

(ii) Incentive Stock Option Limitation. The aggregate number of Shares which may be issued under the Plan as Incentive Stock Options is 100,000 (subject to adjustment as provided in Section 4(c) of the Plan).

(iii) Limitation on Full Value Awards. The aggregate number of Shares which may be issued under the Plan as Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, or any other award for which the employee is entitled to receive the full value of the share upon satisfaction of the performance goal or goals, is 400,000 (subject to adjustment as provided in Section 4(c) of the Plan).

Section 5. Eligibility

Any Eligible Person may be designated to be a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services provided by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. The Committee’s selection of an Eligible Person to be a Participant with respect to an Award shall not require the Committee to select such Eligible Person to receive any other Award at any time.

An Incentive Stock Option may be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees) only, and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Options and Stock Appreciation Rights

(a) Options. The Committee may grant Options with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may permit net settlement of any Option.

(iv) Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options that are intended to qualify as Incentive Stock Options:

(A) The aggregate Fair Market Value (determined as of date the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all of the Company’s plans) shall not exceed $100,000.

(B) Any Award Agreement granting Incentive Stock Options under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order for the Award to qualify as an Incentive Stock Option.

(C) All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which the Plan is adopted by the Board or the date the Plan is approved by the stockholders of the Company.

(D) No Incentive Stock Option shall be granted to a Participant who, at the time of grant would own (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of the Company (within the meaning of Section 422 of the Code).

(b) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights subject to the terms of the Plan and such additional terms and conditions not inconsistent with the provision of the Plan as the Committee shall determine. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive in cash or Shares (as specified by the Committee) upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

Section 7. Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards, Other Stock-Based Awards and Cash Awards, Dividend Equivalents

(a) Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock and Restricted Stock Units with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or cessation of services as a Consultant, including resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(b) Performance Awards. The Committee may grant Performance Awards denominated in Shares that may be settled or payable in Shares (including, without limitation, Restricted Stock or Restricted Stock Units) or cash. Performance Awards granted to Participants who may be “covered employees” under Section 162(m) of the Code are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(c) Stock Awards. The Committee may grant Shares without restrictions thereon in its discretion. Subject to the terms of the Plan, Stock Awards may have such terms and conditions as the Committee shall determine.

(d) Other Stock-Based Awards and Cash Awards. The Committee may grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such

Awards, subject to the terms of the Plan. Shares, or other securities delivered pursuant to a purchase right granted under this Section 7(d), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. In addition the Committee may, in its discretion, grant Cash Awards to Eligible Employees according to such terms and conditions as the Committee may establish, subject to the terms of the Plan and the Award Agreement.

(e) Dividend Equivalents. The Committee may grant Dividend Equivalents under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of any cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

Section 8. General Rules Applicable to Awards

(a) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(b) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, withholding Shares otherwise issuable under the Award, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(d) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(e) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(f) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 9. Change in Control

In the event that the Company is a party to a merger, exchange or reorganization, outstanding Awards shall be subject to the terms and conditions of the agreement of merger, exchange or reorganization, which may include, without limitation, accelerating the vesting or exercise date of Awards and the cancellation of outstanding Awards in exchange for the immediate distribution of a cash payment equal to: (a) in the case of Options and Stock Appreciation Rights, the difference between the Fair Market Value on the date of the Change in Control and the exercise price multiplied by the number of Shares subject to the Option or Stock Appreciation Right, and (b) in the case of Restricted Stock, Restricted Stock Units, and Performance Stock Awards, the Fair Market Value of a Share on the date of the Change in Control multiplied by the number of Shares then subject to the Award.

Section 10. Amendment and Termination; Corrections

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Stock Market LLC, or any other securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of Shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights without prior shareholder approval;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; or

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 11. Tax Withholding

The Company may take such action as it deems appropriate to withhold or collect from a Participant the applicable federal, state, local or foreign payroll, withholding, income or other taxes that are required to be withheld or collected by the Company upon the grant, exercise, vesting or payment of an Award. The Committee may require the Company to withhold Shares having a Fair Market Value equal to the amount necessary to satisfy the Company’s minimum statutory withholding requirements upon the grant, exercise, vesting or payment of an Award from Shares that otherwise would have been delivered to a Participant. The Committee may, subject to any terms and conditions that the Committee may adopt, permit a Participant to elect to pay all or a portion of the minimum statutory withholding taxes by: (a) having the Company withhold Shares otherwise to be delivered upon the grant, exercise, vesting or payment of an Award with a Fair Market

Value equal to the amount of such taxes; (b) delivering to the Company Shares other than Shares issuable upon the grant, exercise, vesting or payment of an Award with a Fair Market Value equal to the amount of such taxes; or (c) paying cash. Any such election must be made on or before the date that the amount of tax to be withheld is determined.

Section 12. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements.

(e) No Right to Employment, Directorship, or to Provide Other Services. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor any other service provider to be retained by the Company, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment or other services at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or other services for the Company free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 13. Effective Date of the Plan

The Plan shall be subject to and be effective upon approval by the stockholders of the Company.

Section 14. Term of the Plan

The Plan shall terminate at midnight on December 1, 2019, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

ANNEX V

FAIRNESS OPINION OF SIGNAL HILL CAPITAL GROUP

August 7, 2009

Board of Directors
Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202

Ladies and Gentlemen:

The Board of Directors of Camden Learning Corporation (“Camden”) has engaged Signal Hill Capital Group LLC (“Signal Hill”) as its independent financial advisor to provide to the Board of Directors of Camden an opinion (the “Opinion”) as of the date hereof as to (i) the fairness, from a financial point of view, to Camden of the consideration to be paid by Camden in the contemplated transaction described below (the “Proposed Transaction”) and (ii) whether the Target (as defined below) has a Fair Market Value (as defined below) equal to at least 80% of the amount in the Trust Account (less the deferred underwriting discount and commissions and taxes payable) as defined below (the “80% Test”).

Signal Hill will receive a fee from Camden for its services in rendering this Opinion and Camden has agreed to reimburse certain of Signal Hill’s expenses and to indemnify Signal Hill for certain liabilities arising out of this engagement. Signal Hill will receive no other payment or compensation in connection with or upon successful completion of the Proposed Transaction. No portion of Signal Hill’s fees or expenses are refundable or contingent upon either the conclusion expressed in the Opinion or the consummation of the Proposed Transaction. This Opinion has been approved by a fairness committee of Signal Hill.

Description of the Proposed Transaction

The Proposed Transaction is the merger of Camden and Dlorah, Inc. (the “Target”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), among the Target, Camden and Dlorah Subsidiary, Inc., a wholly owned subsidiary of Camden (“Merger Sub”) which provides, among other things, for the merger of Merger Sub with and into the Target, as a result of which the Target will continue as the surviving entity in the merger and becomes a wholly owned subsidiary of Camden.

Pursuant to the Merger Agreement and as more fully set forth therein, by virtue of the Proposed Transaction, all of the equity interests of the Target shall automatically be converted into the right to receive an aggregate of: (1) 100,000 shares of a series of stock to be created immediately prior to the closing of the Proposed Transaction, par value $0.001 per share, of Camden (the “Stock Consideration”), which such shares shall be convertible into 15,730,000 shares of common stock, par value $0.0001 per share, of Camden (the “Common Stock”) or such other number as gives the Target’s shareholders not less than 70% of the Camden Common Stock, on an as-converted and fully diluted basis, following the Proposed Transaction, and (2) 2,800,000 newly issued common stock purchase warrants (the “Warrant Consideration”) to purchase up to 2,800,000 shares of Common Stock at a purchase price of $5.50 per share, and (3) 575,000 shares of restricted Common Stock (the “Restricted Stock Consideration”), which such shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period; provided, that such shares of restricted Common Stock shall be forfeited on the fifth (5th) anniversary of the date of issuance if such restriction has not been satisfied by then (the Stock Consideration, the Warrant Consideration and the Restricted Stock Consideration are referred to collectively herein as the “Merger Consideration”).

Scope of Analysis

In connection with this Opinion, Signal Hill has made such reviews, analyses and inquiries as Signal Hill has deemed necessary and appropriate under the circumstances. Signal Hill also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Signal Hill’s due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.  Discussed the operations, financial conditions, future prospects and projected operations and performance of Camden and Target, respectively, and the Proposed Transaction with the management of Target and Camden;

2.  Reviewed certain publicly available financial statements and other business and financial information of Camden and Target, respectively, and the education industry in which the Target operates;

3.  Reviewed certain internal financial statements and other financial and operating data concerning Target which Camden and Target have respectively identified as being the most current financial statements available;

4.  Reviewed certain financial forecasts as prepared by the management of Camden and Target;

5.  Reviewed a draft of the Merger Agreement and the exhibits thereto;

6.  Reviewed the historical trading price and trading volume of Camden’s publicly traded securities, and the publicly traded securities of certain other companies that Signal Hill deemed relevant;

7.  Compared the financial performance of Target with that of certain other publicly traded companies that Signal Hill deemed relevant;

8.  Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that Signal Hill deemed relevant; and

9.  Conducted such other analyses and considered such other factors as Signal Hill deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Signal Hill, with your consent:

1.  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company and Target management, and did not independently verify any such information;

2.  Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Signal Hill were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same.

3.  Assumed that the final versions of all documents reviewed by Signal Hill in draft form (including, without limitation, the Merger Agreement) conform in all material respects to the drafts reviewed.

4.  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on Camden, Target or the Proposed Transaction.

5.  Assumed without verification the accuracy and adequacy of the legal advice given by counsel to Camden and Target on all legal matters with respect to the Proposed Transaction and any interim transactions in anticipation of the Proposed Transaction (including, without limitation, repurchases, redemptions or conversions of Camden publicly traded securities or any tender offers to Camden public security holders) (“Interim Transactions”) and assumed all procedures required by law to be taken in connection with the Proposed Transaction and the Interim Transactions have been, or will be, duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the

Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and regulations. Signal Hill has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

6.  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof. Signal Hill assumed that all representations and warranties of each party to the Merger Agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party.

7.  Assumed that, prior to the closing of the Merger Agreement, all of the equity holders of Target are bound under the Merger Agreement.

8.  Did not make any independent evaluation, appraisal or physical inspection of Camden’s or the Target’s solvency or of any specific assets or liabilities (contingent or otherwise) including, without limitation, assets or liabilities of the Target’s real estate division. In particular, Camden and the Target’s management indicated that the Target will be exiting the real estate business following the Proposed Transaction and therefore the real estate division should be considered discontinued for the purposes of Signal Hill’s Opinion. In addition, Camden and Target’s management indicated that Signal Hill can assume that the real estate division has a Net Asset Value (“NAV”) of approximately $5 million.

9.  Assumed that prior to or concurrent with the closing of the Proposed Transaction, Camden will consummate a series of Interim Transactions to ensure that the 15,730,000 shares of Common Stock currently underlying the Stock Consideration are sufficient to provide the Target shareholders not less than 70% of the Camden Common Stock, on an as-converted and fully diluted basis following the Proposed Transaction, without increasing the number of shares of Common Stock into which the Stock Consideration is convertible. To the extent that the 15,730,000 shares of Common Stock currently underlying the Stock Consideration increased, this Opinion cannot and should not be relied upon.

In connection with the performance of the 80% Test and the delivery of this opinion, Signal Hill has been advised by Camden that:

1.	Pursuant to Article SIXTH of the Camden Amended and Restated Certificate of Incorporation, Signal Hill should consider, in the determination of the fair market value (the “Fair Market Value”) of the Target, a variety of financial standards generally accepted by the financial community, including, but not limited to, actual and potential sales, earnings and cash flow and book value.
2.	Signal Hill should utilize an equity value calculation for the Target when determining its Fair Market Value.
3.	The amount in the Camden Trust Account (less the deferred underwriting discount and commissions and taxes payable) is equal to $51.5 million (the “Trust Account”), and 80% of the Trust Account, as determined in accordance with the Camden Amended and Restated Certificate of Incorporation, is equal to $41.2 million.

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either Camden’s or Target’s credit worthiness or otherwise as tax advice or as accounting advice. Signal Hill has not been requested to, and did not, (a) negotiate the terms of the Proposed Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Signal Hill is not expressing any opinion as to the market price or value of Camden’s Common Stock after announcement or closing of the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Signal Hill has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Signal Hill has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Signal Hill disclaims any undertaking or obligation to update this Opinion or advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Signal Hill after the date hereof.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. In rendering this Opinion, Signal Hill is not expressing any opinion about the fairness of the amount or nature of any compensation to any of Camden’s officers, directors, or employees, or any class of such persons, relative to the compensation, if any, to be received by the public shareholders of Camden in the Proposed Transaction. This Opinion is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the terms of (including the Merger Consideration to be paid in) the Proposed Transaction are the best attainable by Camden under any circumstances. Further, Signal Hill has not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of Camden to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of Camden after not completing a business combination within the allotted time). Instead, it merely states whether the Merger Consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction (including, without limitation, and Interim Transactions) may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Signal Hill to any party. Other than this engagement, Signal Hill has not had any material relationships during the past two years, or that are mutually understood to be contemplated, in which compensation was received or is intended to be received as a result of the relationship between Signal Hill and any party to the Proposed Transaction. Without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose, except that this Opinion may be included in its entirety in filings with the Securities and Exchange Commission made by Camden in connection with the Proposed Transaction. Camden may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval of Signal Hill.

Conclusion

Based upon and subject to the foregoing, Signal Hill is of the opinion that that, as of the date hereof, (i) the consideration to be paid by Camden in connection with the Proposed Transaction is fair, from a financial point of view, to Camden and (ii) the Target has a Fair Market Value equal to at least 80% of the amount in the Trust Account (less the deferred underwriting discount and commissions and taxes payable).

Very truly yours,

SIGNAL HILL CAPITAL GROUP LLC

ANNEX VI

FORM OF PROXY CARD

CAMDEN LEARNING CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned warrantholder of Camden Learning Corporation, a Delaware corporation (“Camden”), having read the notice of special meeting of warrantholders and the definitive proxy statement, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Don Hughes with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all the Camden warrants which the undersigned may be entitled to vote at the special meeting of warrantholders of Camden to be held at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017 at 10:00 a.m. New York City time, on [] 2009, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the definitive proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

The Warrant Redemption Proposal — to consider and vote upon a proposal to amend the warrant agreement which governs the terms of Camden’s outstanding public warrants (the “Warrants”), in connection with Camden’s consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated as of August 7, 2009, as amended in its entirety by the Amended and Restated Agreement and Plan of Reorganization dated August 11, 2009, by and among Camden, Dlorah Subsidiary, Inc. a newly-formed Delaware corporation and wholly-owned subsidiary of Camden (“Merger Sub”), and Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), pursuant to which Merger Sub will merge with and into Dlorah with Dlorah surviving as a wholly-owned subsidiary of Camden (the “Transaction”), to require the redemption of all of the outstanding Warrants at a price of $0.50 per warrant upon consummation of the Transaction.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF WARRANTHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned warrantholder.

Proxy cards properly executed and returned without direction will be voted “FOR” the proposals.

Note: Please sign exactly as your name or names appear on this Proxy. When warrants are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: , 2009
INDIVIDUAL OR JOINT HOLDER:
Signature of Warrantholder
Print Name Here

Signature of Warrantholder (if held jointly)
Print Name Here
CORPORATE OR PARTNERSHIP HOLDER:
Print Company Name Here
By:
Print Name Here
Its:
Print Title Here

ANNEX VII

FORM OF PROXY CARD

CAMDEN LEARNING CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned stockholder of Camden Learning Corporation, a Delaware corporation (“Camden”), having read the notice of special meeting of stockholders and the definitive proxy statement, receipt of which are hereby acknowledged, revoking all prior proxies, hereby appoints Don Hughes with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all of the shares of Camden common stock which the undersigned may be entitled to vote at the special meeting of stockholders of Camden to be held at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, New York 10017 at 10:30 a.m. New York City time, on [] 2009, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the definitive proxy statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

1.	Proposal 1: The Merger Proposal — to approve the merger between Dlorah and Merger sub, with Dlorah surviving and becoming a wholly owned subsidiary of Camden, and the related transactions contemplated by the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Only if you voted “AGAINST” Proposal No. 1 and you hold shares of Camden common stock issued in its initial public offering, you may exercise your redemption rights and demand that redeem your shares of common stock into a pro rata portion of the Camden initial public offering trust account by marking the “Exercise Redemption Rights” box below. If you exercise your redemption rights, then you will be exchanging your shares of Camden common stock for cash and you will no longer own those shares. You will only be entitled to receive cash for those shares if the Transaction is completed and you continue to hold these shares through the effective time thereof, and you tender your stock certificate(s) in accordance with the delivery requirements discussed in the definitive proxy statement under the heading “Special Meeting of Camden Warrantholders and Stockholders — Redemption Rights.”

EXERCISE REDEMPTION RIGHTS ☐

2.	Proposal 2: The Name Change Proposal — to approve an amendment to Camden’s amended and restated certificate of incorporation to change Camden’s corporate name to “NAU Holdings, Inc.” The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting if the Merger Proposal is approved.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Proposal 3: The Increase in Authorized Proposal — to approve an amendment to Camden’s amended and restated certificate of incorporation to increased the authorized capital from 21,000,000 to 51,100,000. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting if the Merger Proposal is approved.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Proposal 4: The Class A Proposal — to approve an amendment to the Company’s amended and restated certificate of incorporation to create a new class of common stock of the Company to be designated as Class A Common Stock, par value $0.0001 per share.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal 5: The Elimination Proposal — to approve an amendment to Camden’s amended and restated certificate of incorporation to, among other things, eliminate certain special purpose acquisition company provisions therein, to provide for Camden’s perpetual existence following the Transaction and to provide for one class of directors. The effectiveness of this proposal is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting if the Merger Proposal is approved.

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	Proposal 6: The Option Plan Proposal — to adopt the 2009 Stock Option and Compensation Plan pursuant to which the Company will reserve 1,300,000 shares of Common Stock for issuance pursuant to the Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The effectiveness of Proposals 2, 3, 4, 5 and 6 is conditioned upon approval of the Merger Proposal and will only be presented at the Special Meeting if the Merger Proposal is approved.

Camden’s Board of Directors believes each of the proposals are fair to, and in the best interests of, all of our stockholders, including those who acquired shares in our initial public offering. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” Proposals 1, 2, 3, 4, 5 and 6.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5 and 6.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournments thereof. If you wish to vote in accordance with our Board of Directors’ recommendations, just sign below. You need not mark any boxes.

Dated	, 2009
Signature of Stockholder
Signature of Stockholder (if held jointly)

NOTES:

1.  Please sign your name exactly as your name appears hereon. If the shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

2.  To be valid, the enclosed form of proxy for the special meeting, together with the power of attorney or other authority, if any, under which it is signed, must be received by 11:59 p.m., New York time, on , 2009 at the offices of our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

3.  Returning the enclosed form of proxy will not prevent you from attending and voting in person at the special meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY TO
CONTINENTAL STOCK TRANSFER & TRUST COMPANY